     As filed with the Securities and Exchange Commission on July 18, 2000
                                                     Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                 ------------

                              DYNATECH CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                           3825                       04-02258582
  (State or other jurisdiction
               of                  (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)    Classification Code Number)       Identification Number)

                          3 New England Executive Park
                      Burlington, Massachusetts 01803-5087
                        (781) 272-6100  www.dynatech.com
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ------------
                            Mark V.B. Tremallo, Esq.
                   Corporate Vice President, General Counsel
                              Dynatech Corporation
                          3 New England Executive Park
                      Burlington, Massachusetts 01803-5087
                                 (781) 272-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------
                                   Copies to:

         Franci J. Blassberg, Esq.                  Vincent Pagano, Jr., Esq.
           Debevoise & Plimpton                     Simpson Thacher & Bartlett
             875 Third Avenue                          425 Lexington Avenue
         New York, New York 10022                    New York, New York 10017
              (212) 909-6000                              (212) 455-2000

                                 ------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed
       Title of Each Class of          Maximum Aggregate          Amount of
    Securities to be Registered       Offering Price(1)(2)     Registration Fee
-------------------------------------------------------------------------------
Common Stock, par value $0.01 per
 share.............................     $115,000,000.00           $30,360.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Includes shares that the underwriters may purchase to cover over-allotments, if any.

                                 ------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JULY 18, 2000

                                       Shares

                               [LOGO OF DYNATECH]

                                  Common Stock

                                   ---------

  We are selling     shares of our common stock.

  Prior to this offering, our common stock was traded over-the-counter under the symbol "DYNA." On July 17, 2000, the last sale price of our common stock as reported on the over-the-counter market was $24.1875 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the
symbol "       ."

  The underwriters have an option to purchase a maximum of         additional
shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                          Underwriting   Proceeds to
                                                Price     Discounts and   Dynatech
                                              to Public    Commissions   Corporation
                                            ------------- ------------- -------------
Per Share..................................     $             $             $
Total......................................    $             $             $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

Credit Suisse First Boston                                   Merrill Lynch & Co.



                  The date of this prospectus is       , 2000.

                                    [PHOTOS]

                                 ------------

                               TABLE OF CONTENTS

Prospectus Summary..................    1
Summary Consolidated and Pro Forma
 Financial Data of Dynatech
 Corporation........................    4
Risk Factors........................    6
Forward-Looking Statements..........   13
Use of Proceeds.....................   14
Dividend Policy.....................   15
Price Range of Common Stock.........   15
Capitalization......................   16
Unaudited Pro Forma Condensed
 Consolidated Financial Statements
 of Dynatech........................   17
Selected Historical Consolidated
 Financial Data of Dynatech.........   30
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations of Dynatech..........   31

Business............................  46
Management..........................  58
Principal Shareholders..............  65
Certain Transactions................  67
Description of Capital Stock........  69
Description of Indebtedness.........  72
Shares Eligible for Future Sale.....  74
Underwriting........................  76
Notice to Canadian Residents........  79
Legal Matters.......................  80
Experts.............................  80
Where You Can Find Additional
 Information........................  81
Index to the Consolidated Financial
 Statements......................... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   Unless otherwise noted, the information presented in this prospectus reflects the combined businesses of Dynatech and Wavetek Wandel Goltermann, Inc., or WWG, which merged with one of our subsidiaries on May 23, 2000, and gives effect to our decision to discontinue our industrial computing and communications business segment. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

                                  Our Business

   We are the world's second largest developer, manufacturer and marketer of instruments, systems, software and services to test, deploy, manage and optimize communications networks, equipment and services. We are the largest company that focuses primarily on the communications test and management business. With over 750 sales personnel and a local presence in over 80 countries, we offer a broad range of products that test and manage the operational performance of converged networks, including optical transmission systems, data services, voice services, wireless services, cable services, and video delivery. For the year ended March 31, 2000, on a pro forma basis giving effect to our merger with WWG and our other acquisitions and divestitures, we generated over $1.0 billion in net sales.

   Our products address all phases of the network lifecycle, from initial development of underlying technologies to deployment, maintenance and optimization of networks. Our products also operate across networks containing a variety of elements and address a wide array of technologies, including:

  . optical transmission, including SONET/SDH and DWDM equipment;

  . broadband access technologies, including xDSL and HFC cable;

  . data services, including IP, ATM and frame relay;

  . wireless telephony and wireless broadband access; and

  . traditional voice and time division multiplexed services.

   Over the past decade, communications networks have undergone dramatic growth and change. Contributing factors to this evolution include the proliferation of the Internet, growing demand for converged voice, data and video communications, the increasing use of wireless communications, global deregulation of telecommunications services and the availability of advanced technologies such as digital wireless telephones and fiber optics. To support this growth and to enhance their competitive position, communications service providers globally are making significant investments to upgrade their infrastructure and to offer new services to customers. Dataquest Inc., a market research firm, estimates that the overall communications equipment market in 1999 was approximately $275 billion and is expected to grow to $352 billion in 2003. To facilitate the deployment and management of this infrastructure, communications service providers are expected to continue to invest substantially in instruments, software and systems to test and manage their networks.

   Prime Data, a market research firm, estimates that the market for communications test equipment was approximately $3.2 billion in 1999 and will grow to approximately $5.2 billion in 2001. Similarly, Dataquest projects that the market for software-based telecom operations support systems will reach approximately $10.6 billion in 2003, up from approximately $5.6 billion in 1999, a compound annual growth rate of approximately 14%. Within these markets, test and management systems that address high-growth markets, such as fiber optics, are expected to experience faster rates of growth to keep pace with communications equipment deployments in those markets. For example, RHK, Inc., a market research firm, estimates that the global optical networking equipment market will grow from $14.6 billion in 2000 to $41 billion in 2003, a 41% compound annual growth rate.

   As networks become more complex and the market for telecommunications and data communications services becomes more competitive, communications service providers and equipment manufacturers increasingly seek test and management systems that facilitate the rapid deployment and support of new communications services. As a result, communications service providers and equipment manufacturers require highly integrated test and management systems capable of supporting the diverse protocols, technologies and standards deployed across their networks and able to perform tasks remotely and with less manual operation.

   Using our instruments, systems, software and services, our customers are able to:

  . reduce the time required to deploy network equipment and provision services to customers;

  . improve network performance and reliability;

  . lower costs associated with deploying and maintaining equipment and services;

  . improve their management of increasingly complex services;

  . automate or perform network management functions remotely; and

  . enhance customer satisfaction by improving network dependability and customer service.

   Capitalizing on our large and geographically broad direct sales organization, we market our products to inter-exchange carriers, or IXCs; incumbent local exchange carriers, or ILECs; competitive local exchange carriers, or CLECs; internet service providers, or ISPs; integrated communications providers, or ICPs; wireless network operators; cable service providers; international post, telephone and telegraph companies, or PTTs; and other service providers. We also market our products to communications equipment manufacturers who both build network equipment and deploy it on behalf of service providers, and to service users, including large corporate customers, governments operators and educational institutions. We augment our direct efforts with an extensive network of dealers and a highly trained technical support organization that assists customers in implementing our systems and in managing their networks more efficiently.

   Our goal is to be the global leader in helping companies test, deploy, manage and optimize communications networks, equipment and services. To achieve this goal, we intend to:

  . continue to invest in research and development to address high growth markets such as optical networking, broadband access, data over cable and wireless technologies;

  . develop customer-focused solutions that address all phases of the network lifecycle;

  . extend our global presence; and

  . pursue strategic acquisitions.

   In addition to our communications test and management business, we operate two subsidiaries, AIRSHOW and da Vinci. AIRSHOW is the leading provider of systems that deliver real-time news, information and flight data to aircraft passengers. da Vinci manufactures systems that correct or enhance the accuracy of color during the process of transferring film-based images to videotape. For the year ended March 31, 2000, our AIRSHOW and da Vinci subsidiaries generated $97.5 million in net sales, or approximately 9.6% of our total net sales on a pro forma basis giving effect to our merger with WWG and our other acquisitions and divestitures.

   We were incorporated in Massachusetts in 1959. In 1999, we reincorporated in Delaware. Our principal offices are located at 3 New England Executive Park, Burlington, Massachusetts 01803-5087. Our telephone number is (781) 272-6100, and our website is http://www.dynatech.com. No portion of our website or other websites linked to it should be considered a part of this prospectus.

                              Recent Developments

Merger with WWG and Related Financing

   On May 23, 2000, we completed our merger with WWG, a leading developer, manufacturer and marketer of communications test instruments, systems, software and services in Europe. To finance the WWG merger, we sold 12.5 million and
30.625 million newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for an aggregate purchase price of $172.5 million. We also entered into a new credit facility with a syndicate of lenders that allows us to borrow up to $860 million. On June 30, 2000, we sold 4.983 million newly-issued, registered shares of our common stock at the same price per share that was paid by the Clayton, Dubilier & Rice funds in a rights offering to our shareholders of record on April 20, 2000 (other than Clayton, Dubilier & Rice Fund V Limited Partnership). The rights offering provided these shareholders with the opportunity to reverse the diminution of their percentage equity ownership interest in Dynatech that resulted from our sale of our common stock to the Clayton, Dubilier & Rice funds.

Planned Divestitures

   In May 2000, our board of directors approved a plan to divest our industrial computing and communications business segment, which consists of our ICS Advent and Itronix Corporation subsidiaries. We expect to divest these two subsidiaries, either separately or together, no later than the end of the first quarter of our 2002 fiscal year. The businesses to be divested will be treated as discontinued operations for accounting purposes.

Acquisition

   On June 27, 2000, we entered into an agreement to acquire substantially all of the assets and specified liabilities of Superior Electronics Group, Inc., a Florida corporation doing business as Cheetah Technologies, for a purchase price of approximately $164 million. Cheetah Technologies is a leading global supplier of automated test, monitoring and management systems for cable television and telecommunications networks. We expect that, subject to regulatory approval, the transaction will be completed by the end of August 2000.

                                  ------------

                                  The Offering

 Common stock offered by us ........................        shares

 Common stock to be outstanding after the offering..        shares

 Use of proceeds.................................... Repayment of a portion of our existing debt and
                                                     general corporate
                                                     purposes. See "Use of
                                                     Proceeds".

 Proposed Nasdaq National Market symbol.............

   The number of shares of common stock to be outstanding after this offering
is based on the number of shares outstanding as of      , 2000 and excludes:

  .      shares of common stock issuable upon exercise of options outstanding
     as of     , 2000 at a weighted average exercise price of $    per share;
     and

  .      additional shares of common stock at     , 2000 that may be granted
     in the future under our stock option plans.

   Summary Consolidated and Pro Forma Financial Data of Dynatech Corporation

   The following table presents summary consolidated and pro forma financial data of Dynatech Corporation. The summary historical consolidated financial data do not include WWG or Cheetah Technologies and are derived from the historical consolidated financial statements and related notes that are included elsewhere in this prospectus. The pro forma financial data includes WWG and Cheetah Technologies and is derived from the "Unaudited Pro Forma Condensed Consolidated Financial Statements of Dynatech" that are also included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

   The column captioned "Pro Forma" set forth in this summary gives effect to the following:

  . our merger with WWG (giving effect to the divestitures of WWG's Precision Measurement and Test Tools divisions, which occurred in January 2000);

  . our sale, in connection with the WWG merger, of 43,125,000 newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership and the concurrent establishment of our new Senior Secured Credit Facility;

  . our sale of 4,983,048 newly-issued registered shares of our common stock to shareholders of record on April 20, 2000 (other than CD&R Fund V) in the rights offering completed on June 30, 2000;

  . our probable acquisition of substantially all of the assets and specified liabilities of Superior Electronics Group, Inc., a Florida corporation doing business as Cheetah Technologies (after giving effect to the sale of a building and the exclusion of specified assets and liabilities that will not be acquired);

  . the inclusion of the results of operations for the full period presented relating to our acquisitions of Sierra Design Labs and Applied Digital Access, Inc.; and

  . the exclusion of the results of operations for the full period presented relating to our divestiture of DataViews Corporation.

   The column captioned "Pro Forma As Adjusted" set forth in this summary gives effect to the following:

  .  the events described above; and

  . the receipt and application of the estimated net proceeds from the sale of shares of common stock in this offering as described under "Use of Proceeds."

   Summary Consolidated and Pro Forma Financial Data of Dynatech Corporation

                                                Year Ended March 31,
                         -------------------------------------------------------------------------
                                                                                        Pro Forma
                                                                           Pro Forma   As Adjusted
                           1996      1997      1998      1999      2000       2000        2000
                         --------  --------  --------  --------  --------  ----------  -----------
                                        (In thousands, except per share data)
Statement of Operations
 Data:
  Net sales............. $235,123  $284,070  $317,955  $329,532  $453,239  $1,017,602
  Gross profit..........  157,447   193,669   214,032   220,914   296,149     634,762
  Operating income
   (loss)...............   19,484    50,484    62,428    21,480    41,747     (13,835)
  Interest expense......   (1,723)     (679)   (1,184)  (46,178)  (51,916)   (102,548)
  Income (loss) from
   continuing operations
   before income taxes..   20,844    53,020    64,808    (5,603)   (7,883)   (111,342)
  Net income (loss) from
   continuing
   operations........... $ 12,398  $ 28,928  $ 38,287  $ (5,534) $ (6,714) $  (94,513)
  Income (loss) per
   share--basic:
    Continuing
     operations......... $   0.57  $   1.38  $   1.87  $  (0.04) $  (0.05) $    (0.51)
    Discontinued
     operations.........     0.08      0.04      0.17      0.09      0.09
  Income (loss) per
   share--diluted:
    Continuing
     operations......... $   0.55  $   1.32  $   1.80  $  (0.04) $  (0.05) $    (0.51)
    Discontinued
     operations.........     0.08      0.04      0.16      0.09      0.09
  Weighted average
   number of shares:
    Basic...............   21,925    20,987    20,493   129,596   148,312     184,646
    Diluted.............   22,347    21,997    21,272   129,596   148,312     184,646

                                                      As of March 31,
                                              ----------------------------------
                                                                      Pro Forma
                                                         Pro Forma   As Adjusted
                                                2000        2000        2000
                                              ---------  ----------  -----------
                                                       (In thousands)
Balance Sheet Data:
  Cash and cash equivalents.................. $  33,839  $   69,110
  Total assets...............................   414,838   1,341,241
  Total debt, including current portion......   579,934   1,090,631
  Total shareholders' equity (deficit).......  (296,675)    (85,841)

                                  ------------

   Unless otherwise stated, in this prospectus, "Dynatech," "we," "us," and "our" refer to Dynatech Corporation and its subsidiaries. Unless otherwise stated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares in the offering. The market share and competitive position data contained in this prospectus are approximations derived from our estimates, which we believe to be reasonable, but which have not been independently verified and, to a lesser extent, from industry sources, which we have not independently verified. We believe that such data are inherently imprecise, but are generally indicative of our relative market share and competitive position.

                                  RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in this offering. Our shares are subject to significant investment risks. Many factors, including the risks described below and other risks we have not recognized, could cause our business and results of operations to be negatively affected, which could cause the price of our shares to decline.

                         Risks Related to Our Business

Because our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future, our stock price may be volatile and may decline.

   In the past, we have experienced fluctuations in our quarterly results due to a number of factors beyond our control. In the future, we expect that our quarterly operating results may fluctuate and will be difficult to predict given the nature of our business. Many factors could cause our operating results to fluctuate from quarter to quarter in the future, including the following:

  . the size and timing of orders from our customers, in each case exacerbated by the lengthy and unpredictable buying patterns of our customers, and our ability to ship these orders on a timely basis;

  . the degree to which our customers have allocated and spent their yearly budgets, which has, in some cases, resulted in higher net sales in our third quarter;

  . the uneven pace of technology innovation, the development of products and services responding to these technology innovations by us and our competitors and customers' acceptance of these products and innovations;

  . the varied degree of price, product and technology competition, which has been affected by the rapid changes in the telecommunications industry and our customers' and competitors' responses to these changes;

  . economic downturns may cause our customers to reduce their spending on testing products and services;

  . the relative percentages of our products and services sold domestically and internationally; and

  . the mix of the products and services we sell and the varied margins associated with these products.

   A significant portion of our operating expenses is fixed and if our net sales are below our expectations in any quarter, we may not be able to reduce our spending in a timely manner. If our results of operations are below the expectations of investors or market analysts, our stock price is likely to decline.

The length and unpredictability of the order process for our products make it difficult to forecast quarterly revenues.

   Sales of our products, particularly our systems, often entail an extended decision-making process on the part of prospective customers. We may experience delays in obtaining orders following initial contact with a prospective customer and expend substantial funds and management effort pursuing these sales. Our ability to forecast the timing and amount of specific sales is therefore limited. As a result, the uneven buying patterns of our customers may cause fluctuations in our quarterly operating results, which could cause our stock price to decline.

   There are other sources of delays that contribute to a long order process, or even the loss of a potential order. These include potential customers' internal approval and contracting procedures, procurement practices, and testing and acceptance processes. As a result, the order process for larger deployment of selected products typically ranges from six to 24 months for new deployment of selected product sales, and up to six months for occasional large selected product sales. The deferral or loss of one or more significant orders could significantly affect operating results in a particular quarter, especially if there are significant sales and marketing expenses associated with the deferred or lost order.

We only recently began the process of integrating the operations of WWG with ours and may encounter unanticipated difficulties or costs during the integration process.

   The merger with WWG presents us with significant challenges. Among other things, it reflects a major commitment to diversifying our geographic presence. It may be difficult for us to integrate the operations of WWG, and the strategic and commercial benefits we expect from the merger may not be realized. It may also be difficult for us to expand our financial and management controls and reporting systems and procedures to integrate WWG. The successful integration of WWG and implementation of our operating strategy could divert substantial resources and attention from our management team. If currently unanticipated costs or difficulties arise, the merger could have a material adverse effect on our results of operations or competitive position.

The markets in which we operate are highly competitive. We may not adapt as quickly as our competitors to changes in these markets.

   The markets for our products are highly competitive. We compete directly or indirectly with Agilent Technologies, Inc., Tektronix, Inc. and Anritsu Corporation. We also compete with a number of other vendors who offer products that address discrete portions of our market, including Hekimian Laboratories, Inc., Digital Lightwave, Inc., Exfo Electro-Optical Engineering, Inc. and Sunrise Telecom Incorporated. Due to the rapid evolution of the markets in which we compete, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers, may enter our markets and further intensify competition. Increased competition could cause us to reduce the price of our products or lose market share.

   In addition, some of our current and potential competitors have greater name recognition and greater financial, selling and marketing, technical, manufacturing and other resources than we do. To continue to compete effectively, we will be required to make significant investments in research and product development, marketing and customer service and support. Our indebtedness could limit our ability to continue to make such investments or other necessary or desirable capital expenditures, to compete effectively and to respond to market conditions. We may not be able to compete effectively with our existing competitors or with new competitors, and our competitors may succeed in adapting more rapidly and effectively to changes in technology, in the market or in developing or marketing products that will be more widely accepted.

The markets we serve are characterized by rapid change and innovation. We may not be able to develop and successfully market products that account for such changes and innovations.

   The market for our products and services is characterized by rapidly changing technologies, new and evolving industry standards and protocols and product and service introductions and enhancements that may render our existing offerings obsolete or unmarketable. A shift in customer emphasis from employee-operated communications test to automated test and monitoring systems could likewise render our existing product offerings obsolete or unmarketable, or reduce the size of one or more of our addressed markets. In particular, incorporation of self-testing functions in the equipment currently addressed by our communications test instruments could render our offerings redundant and unmarketable. Failure to anticipate or to respond rapidly to advances in technology and to adapt our products appropriately could have a material adverse effect on our business, financial condition and results of operations.

   The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends and the incurrence of substantial research and development costs. We may not have sufficient free cash flow to continue to incur such costs.

Our manufacturing efforts could be interrupted due to component shortages, which could reduce our ability to build and sell our products.

   We use a number of components to build our products and systems that are only available from a limited number of, or single-source, vendors. Examples of these types of components include semiconductors that we purchase exclusively from large manufacturers and custom application-specific integrated circuits that are made for us by a single foundry. In addition, to obtain the components we require to build our products and systems, we may be required to obtain alternate sources of supply, which can be time consuming and result in higher procurement costs. We are currently receiving limited allocations of key components for several of our products. To address this issue, we are attempting to increase inventory levels of key components and seeking additional sources of supply. We cannot assure you, however, that these measures will be adequate to fulfill our manufacturing requirements. We also cannot assure you that we will be able to obtain suitable substitutes for components that become unavailable, which could potentially require us to perform costly and time consuming redesigns of our products. If we are unable to obtain sufficient quantities of these required components, or if suppliers choose to reduce the amount of parts they make available to us, we may be unable to meet customer demand for our products, which would negatively affect our business and results of operations.

Acquisitions by us of additional businesses, products or technologies could negatively affect our business.

   We have acquired businesses and technologies in the past and expect to pursue acquisitions of other companies, technologies and new and complementary product lines in the future. Any acquisition would involve risks to our business, including:

  . an inability to integrate the acquired business' operations, products and personnel;

  . an inability to retain key personnel of, or add key personnel to, the acquired businesses;

  . an inability to manufacture and sell the products of the acquired businesses;

  . a decline in demand by our customers for the acquired business' products;

  . an inability to expand our financial and management controls and reporting systems and procedures to incorporate the acquired businesses;

  . diversion of management's time and attention;

  . customer dissatisfaction or performance problems with the products or services of an acquired firm;

  . assumption of unknown liabilities, or other unanticipated events or circumstances; and

  . the need to record significant one-time charges or amortize intangible assets, which could lower our reported earnings.

   We cannot assure you that any business that we may acquire will achieve anticipated net sales and operating results, which could decrease the value of the acquisition to us. Any of these risks could materially harm our business, financial condition and results of operations.

Economic, political and other risks associated with international sales and operations could adversely affect our net sales.

   Because we sell our products worldwide, our business is subject to risks associated with doing business internationally. We expect our net sales originating outside the United States to be approximately half of our total net sales for our 2001 fiscal year. In addition, many of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

  . changes in foreign currency exchange rates;

  . changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

  . trade protection measures and import or export licensing requirements;

  . potentially negative consequences from changes in tax laws;

  . challenges in staffing and managing international operations;

  . differing protection of intellectual property in disparate jurisdictions;
    and

  . unexpected changes in regulatory requirements.

Several of our products must comply with significant governmental and industry-based regulations, certifications, standards and protocols. Such compliance is costly and time consuming, and we cannot assure you that our products will continue to meet these standards in the future.

   Several of our products must comply with significant governmental and industry-based regulations, certifications, standards and protocols, some of which evolve as new technologies are deployed. These regulations, certifications, standards and protocols include those promulgated by the U.S. Federal Communications Commission, the Underwriters Laboratories and various foreign jurisdictions. Compliance with such regulations, certifications, standards and protocols may prove costly and time-consuming for us. In addition, regulatory compliance may present barriers to entry in particular markets or reduce the profitability of our product offerings. Such regulations, certifications, standards and protocols may also adversely affect the communications industry, limit the number of potential customers for our products and services or otherwise have a material adverse effect on our business, financial condition and results of operations. Failure to comply, or delays in compliance, with such regulations, standards and protocols or delays in receipt of such certifications could delay the introduction of new products or cause our existing products to become obsolete.

Our debt agreements impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities.

   Our debt agreements impose significant restrictions on our operations, thereby limiting the discretion of management with respect to certain business matters. These agreements restrict, among other things, our ability to:

  . incur additional indebtedness, guarantee obligations and create liens;

  . pay dividends and make other distributions;

  . prepay or modify the terms of other indebtedness;

  . make certain capital expenditures, investments or acquisitions, or enter into mergers or consolidations or sales of assets; and

   .engage in certain transactions with affiliates.

   Our ability to comply with the restrictions contained in our debt agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we may not be able to comply with such restrictions in the future.

We may incur expenses to comply with environmental regulations.

   There are aspects of our business that involve substances that could pose a threat of contamination to the environment. We may in the future incur expenses resulting from environmental remediation activities, or in connection with complying with current or future environmental regulations. Environmental remediation is costly, time consuming and could result in lengthy proceedings that could distract our management. If we are required to remediate any environmental hazard, our business, results of operations and financial condition could be harmed.

                         Risks Related to Our Industry

Industry consolidation or changes in regulation could adversely affect our business.

   A substantial portion of our customers are regional telephone service operating companies, competitive access providers, wireless service providers, competitive local exchange carriers and other communications service providers and industrial engineers and other users of communications test equipment. Their industries are characterized by intense competition and consolidation. Consolidation could reduce the number of our customers, increase their buying power and create pressure on us to lower our prices. In addition, governmental regulation of the communications industry could materially adversely affect our customers and, as a result, materially limit or restrict our business. The current trend toward deregulation of the telecommunications market, which has resulted in increased competition among our customers as well as escalating demand on the part of such customers for our technologies and services, may not continue.

If service providers reduce their use of field technicians and successfully implement a self-service installation model, demand for our products could decrease.

   To ensure quality service, our major service provider customers typically send a technician who uses our product into the field to verify service for installations. However, some providers have recently announced plans to encourage their customers to install their own service and, by doing so, hope to reduce their expenses and expedite installation for their customers. To encourage self-installation, these companies offer financial incentives. If service providers successfully implement these plans or choose to send technicians into the field only after a problem has been reported, or if alternative methods of verification become available, such as remote verification service, the need for field technicians and the need for our products could decrease, which would negatively affect our business and results of operations.

Our success depends upon the quality of our key personnel. If we are unable to retain some of our personnel, or if we are unable to continue to hire highly-skilled personnel, our business may suffer.

   Our success depends in large part upon our senior management, as well as our ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel, particularly engineers with communications equipment experience. Competition for such personnel is intense, and we may not be successful in retaining our existing key personnel or attracting additional employees. Any failure to retain our personnel, including our senior management, could have a material adverse effect on our business, financial condition and results of operations. In addition, continued labor market shortages of technically-skilled personnel may lead to significant wage increases, which could adversely affect our results of operations.

Third parties may claim we are infringing their intellectual property and, as a result of such claims, we may face significant litigation or incur licensing expenses or be prevented from selling our products.

   Third parties may claim that we are infringing their intellectual property rights, and we may be found to infringe those intellectual property rights. Although we do not believe that any of our products infringe the valid intellectual property rights of third parties, we may be unaware of the intellectual property rights of others that may cover some of our technology, products and services.

   Any litigation regarding patents or other intellectual property rights could be costly and time consuming, and divert the attentions of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products.

Third parties may infringe on our intellectual property and, as a result, we may expend significant resources enforcing our rights or suffer competitively.

   Our success depends in large part on our intellectual property. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary intellectual property. If we fail to enforce successfully our intellectual property rights, our competitive position could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

   Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademarks registrations. In addition, competitors may design alternatives to our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for our competitors to capture market share.

Our products are complex, and our failure to detect errors and defects may subject us to costly repairs, product returns under warranty and product liability litigation.

   Our products are complex and may contain undetected defects or errors when first introduced or as enhancements are released. These errors may occur despite our testing and may not be discovered until after a product has been shipped and used by our customers. This risk is compounded by the fact that we offer many products, with multiple hardware and software configurations, which makes it more difficult to ensure high standards of quality control in our manufacturing process. The existence of these errors or defects could result in costly repairs and/or returns of products under warranty, diversion of development resources and, more generally, in delayed market acceptance of the product or damage to our reputation and business, any of which could have a material adverse effect on our business, financial condition and results of operations.

                         Risks Related to this Offering

Our current principal shareholders will continue to have significant influence over our business after this offering, and could delay, deter or prevent a change of control or other business combination.

   Upon completion of this offering, the Clayton, Dubilier & Rice funds, our
current controlling shareholders, will together hold approximately   %, of the
outstanding shares of our common stock. In addition, four of the eleven directors who will serve on our board following this offering will be affiliated with the Clayton, Dubilier & Rice funds. By virtue of such stock ownership and board representation, these entities will continue to have significant influence over all matters submitted to our shareholders, including the election of our directors, and to exercise significant control over our policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change in control or other business combination that might otherwise be beneficial to our shareholders. Clayton, Dubilier & Rice Fund V Limited Partnership has agreed, pursuant to certain employment agreements with Messrs. Allan M. Kline, our Corporate Vice President, Chief Financial Officer and Treasurer, and John R. Peeler, our Corporate Vice President and President and Chief Executive Officer of our Communications Test Business, to vote its shares to elect both men as directors so long as they are employed by us.

Our common stock has a limited trading history and may be extremely volatile.

   Since May 21, 1998, our common stock has been trading on the over-the-counter market, and the public market for our common stock has been limited. An active public market for our common stock may not develop and continue after this offering. The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology stocks in particular, have experienced extreme volatility and this volatility has often been unrelated to the operating performance of particular companies. Investors may not be able to sell their common stock at or above our public offering price or at all. The market price of our common stock could fluctuate significantly after this offering in response to any of the following:

  . changes in financial estimates or investment recommendations relating to us by securities analysts;

  . our quarterly operating results falling below analysts' or investors' expectations in any given period;

  . changes in economic conditions for companies serving our markets;

  . changes in market valuations of, or earnings and other announcements by, companies serving our markets;

  . declines in the market prices of stocks generally, particularly those of technology companies;

  . announcements by us or our competitors of new products, acquisitions or strategic relationships;

  . changes in business or regulatory conditions; and

  . trading volume of our common stock.

   In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business.

The market price for our common stock could be adversely affected by the large number of additional shares eligible for sale in the future.

   Our officers and directors and some other shareholders who own in the
aggregate approximately         million shares, representing approximately
    % of our total outstanding common stock after this offering have agreed not to sell shares of our common stock until 135 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. In addition, we and the Clayton, Dubilier & Rice funds, which own in the aggregate
153,915,770 shares, representing   % of our total outstanding common stock
after this offering, have agreed not to sell shares of our common stock until 180 days following the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. Upon expiration of these 135-day lock-up agreements, or 180-day in the case of the Clayton, Dubilier & Rice funds, and subject to the volume limitations imposed by Rule 144 of the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act, shares will be available for resale in the public market. In addition, some of our current shareholders including the Clayton, Dubilier & Rice funds have "demand" and/or "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the U.S. Securities Act at our expense. "Piggyback" rights provide for notice to the relevant holders of our stock if we propose to register any of our securities under the U.S. Securities Act, and grant such holders the right to include their shares in the registration statement. Our directors and officers and some of our other shareholders with registration rights have agreed not to exercise their registration rights until 135 days in the case of our directors and officers, or 180 days in the case of the Clayton, Dubilier & Rice Funds, following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

   The sale of a substantial number of shares or the perception that such sales could occur could adversely affect the market price for our common stock because these sales could cause the amount of our stock available for sale in the market to exceed the amount of demand for our stock and could also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations.

Provisions in our charter documents and state law may make it harder for others to obtain control of us even though some shareholders might consider such a change of control to be favorable.

   Provisions in our charter and bylaws, including our staggered board of directors, may have the effect of delaying or preventing a change of control or change in our management that you, as a stockholder, might consider favorable or beneficial. If a change in control or change in management is delayed or prevented, the market price of our common stock could suffer.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors" beginning on page 6. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

  . our outstanding debt and the restrictions imposed by our debt;

  . the cyclical nature of certain of our businesses, and domestic and international economic conditions;

  . the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses;

  . the integration of recent and future acquired businesses with our existing operations in a timely and efficient manner;

  . our ability to divest our ICS Advent and Itronix Corporation subsidiaries, which together comprise our industrial and communications business segment;

  . the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships;

  . future modifications to existing laws and regulations affecting the environment, health and safety;

  . discovery of unknown contingent liabilities, including environmental contamination at our facilities;

  . fluctuations in interest rates and in foreign currency exchange rates;
    and

  . increases in the cost of raw materials and other inputs used to make our products.

   We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and you should not place undue reliance upon them.

                                USE OF PROCEEDS

   We expect to receive net proceeds from the sale of      shares of common
stock offered by us in this offering at a price of     , after deducting
estimated underwriting discounts and commission and estimated expenses, of
approximately $    , if the underwriters' over-allotment is exercised.

   We intend to use the net proceeds to reduce the indebtedness of our subsidiary, Dynatech LLC, under its new Senior Secured Credit Facility. Our Dynatech LLC new Senior Secured Credit Facility provides for borrowings of up to an aggregate principal amount of $860 million and consists of multi-tranche term loans and a revolving credit facility with a final maturity date of March 31, 2006 for the revolving loans, the tranche A term loans and the German term loans, and September 30, 2007 for the tranche B term loans. The loans under this facility bear interest at floating rates based upon the interest rate option we elect from time to time. The overall effective interest rate for the
term loans at June 30, 2000 was    %. See "Description of Indebtedness--Senior
Secured Credit Facility." The new Senior Secured Credit Facility was used to refinance certain existing debt of Dynatech LLC and to finance a portion of the WWG merger.

                                DIVIDEND POLICY

   Since April 1, 1995, we have not declared or paid cash dividends to the holders of our common stock. We intend to retain earnings for use in the operation and expansion of our business. In addition, certain restrictions in our credit agreement and debt securities limit our ability to pay cash dividends.

                          PRICE RANGE OF COMMON STOCK

   Prior to this offering, our common stock was traded in the over-the-counter market under the symbol "DYNA." We have applied to have our common stock traded on The Nasdaq National Market. The following table sets forth the high and low sales prices of our common stock on the over-the-counter market for each quarterly period within our two most recent fiscal years.

                                                                  High    Low
                                                                 ------- ------
     Fiscal Year Ended March 31, 1999
     First Quarter(1)........................................... $ 4.312 $3.125
     Second Quarter.............................................   3.438  2.687
     Third Quarter..............................................   3.000  2.375
     Fourth Quarter.............................................   3.500  2.718
                                                                  High    Low
                                                                 ------- ------
     Fiscal Year Ended March 31, 2000
     First Quarter.............................................. $ 4.062 $3.125
     Second Quarter.............................................   5.031  3.437
     Third Quarter..............................................   8.000  4.875
     Fourth Quarter.............................................  15.937  6.875
                                                                  High    Low
                                                                 ------- ------
     Quarter Ended June 30, 2000................................ $20.250 $8.000
     Quarter Ended September 30, 2000 (through July 17, 2000)...  24.625 22.375

-----------------------
(1) From January 28, 1997 to May 21, 1998, our common stock was traded on the New York Stock Exchange, or the NYSE. After our merger on May 21, 1998 with an entity formed by Clayton, Dubilier & Rice Fund V Limited Partnership, however, our common stock ceased to be listed on the NYSE and became available only in the over-the-counter market. The high and low sales prices of our common stock set forth above are for the periods following May 21, 1998.

   On June 30, 2000, there were 935 registered holders of the common stock and the price of our common stock on the over-the-counter market was $20.250.

                                 CAPITALIZATION

   The following table shows our cash and cash equivalents and actual capitalization at March 31, 2000. The columns captioned "Pro Forma" and "Pro Forma As Adjusted" are defined terms described in the "Unaudited Pro Forma Condensed Consolidated Financial Statements of Dynatech" contained elsewhere in this prospectus. You should read the information set forth below together with the Summary Consolidated and Pro Forma Financial Data of Dynatech and Unaudited Pro Forma Condensed Consolidated Financial Statements herein, as well as our historical consolidated financial statements and the notes thereto.

                                   As of March 31, 2000
                             ----------------------------------
                                                     Pro Forma
                              Actual    Pro Forma   As Adjusted
                             ---------  ----------  -----------
                                      (in thousands)
Cash and cash equivalents... $  33,839  $   69,110    $
                             =========  ==========    =======
Long-term debt, including
 current portion:
  Senior Credit Facility:
    Revolving credit
     facility............... $  70,000  $  100,000    $
    Term loans..............   234,861     685,000
  9 3/4% Senior Subordinated
   Notes Due 2008...........   275,000     275,000
  Other debt................        73      30,631
                             ---------  ----------    -------
    Total debt..............   579,934   1,090,631
Shareholders' equity
 (deficit):
  Common stock..............     1,225       1,856
  Additional paid-in-
   capital..................   344,873     666,674
  Accumulated deficit.......  (623,929)   (735,527)
  Unearned compensation.....   (16,965)    (16,965)
  Other comprehensive loss..    (1,879)     (1,879)
                             ---------  ----------    -------
    Total shareholders'
     equity (deficit).......  (296,675)    (85,841)
                             ---------  ----------    -------
    Total capitalization.... $ 283,259  $1,004,790    $
                             =========  ==========    =======

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF DYNATECH

   The column captioned "Pro Forma" set forth in these Unaudited Pro Forma Condensed Consolidated Financial Statements gives effect to the following:

  . our merger with WWG (after giving effect to the divestitures of WWG's
    Precision Measurement and Test Tools divisions, which occurred in January
    2000);

  . our sale, in connection with the WWG merger, of 43,125,000 newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, and the concurrent establishment of our new Senior Secured Credit Facility;

  . our sale of 4,983,048 newly-issued registered shares of our common stock to shareholders of record on April 20, 2000 (other than CD&R Fund V) in the rights offering completed on June 30, 2000;

  . our probable acquisition of substantially all of the assets and specified liabilities of Superior Electronics Group, Inc., a Florida corporation doing business as Cheetah Technologies (after giving effect to the sale of a building and the exclusion of specified assets and liabilities that will not be acquired);

  . the inclusion of the results of operations for the full period presented relating to our acquisitions of Sierra Design Labs and Applied Digital Access, Inc.; and

  . the exclusion of the results of operations for the full period presented relating to our divestiture of DataViews Corporation.

   The column captioned "Pro Forma As Adjusted" set forth in these Unaudited Pro Forma Condensed Consolidated Financial Statements gives effect to the following:

  . the events described above; and

  . the receipt and application of the estimated net proceeds from the sale of shares of common stock in this offering as described under "Use of Proceeds."

   The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2000 set forth herein was prepared assuming that the above-listed transactions took place on that date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended March 31, 2000 set forth herein was prepared assuming that the above-listed transactions occurred as of the first day of that period.

   The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Dynatech, WWG and Applied Digital Access, Inc. historical Consolidated Financial Statements, which are included elsewhere in this prospectus, as well as Dynatech's "Management Discussion and Analysis of Financial Condition and Results of Operations", also included elsewhere in this prospectus.

   The pro forma adjustments, as described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements herein, are based on currently available information and certain adjustments that management believes are reasonable. This pro forma financial information is presented for informational purposes only and does not necessarily represent what our financial position or results of operations would have been if these transactions had in fact occurred on the dates indicated and is not necessarily indicative of our financial position or results of operations for any future period.

                             Dynatech Corporation
           Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                March 31, 2000
                                (In thousands)

                                      Other                                                 Cheetah
                                   Acquisitions              WWG Purchase                  Purchase      Debt Related
                      Dynatech         and        Pro Forma   Accounting     Pro Forma    Accounting       Pro Forma
                     Corporation Divestitures (a)  WWG (b)  Adjustments (c) Cheetah (d) Adjustments (d) Adjustments (f)
                     ----------- ---------------- --------- --------------- ----------- --------------- ---------------
ASSETS
Current assets:
 Cash and cash
 equivalents.......   $  33,839       $ 700       $ 17,974     $(258,000)     $ 6,565      $(166,000)      $ 287,000
 Accounts
 receivable, net...      78,236        (911)        92,113           --         7,408            --              --
 Inventories.......      30,252         --          71,506        45,000        7,550            --              --
 Other current
 assets............      37,880         (69)        20,464           --           484            --              --
                      ---------       -----       --------     ---------      -------      ---------       ---------
   Total current
   assets..........     180,207        (280)       202,057      (213,000)      22,007       (166,000)        287,000
Property and
equipment, net.....      27,316        (355)        53,066        10,000        1,450            --              --
Net assets from
discontinued
operations.........      72,601         --             --            --           --             --              --
Intangible assets,
net................      58,508         --         136,903       282,175           92        143,345             --
Other assets.......      76,206         (19)         5,457           --         5,803            --            9,670
                      ---------       -----       --------     ---------      -------      ---------       ---------
   Total assets....   $ 414,838       $(654)      $397,483     $  79,175      $29,352      $ (22,655)      $ 296,670
                      =========       =====       ========     =========      =======      =========       =========
LIABILITIES &
SHAREHOLDERS'
EQUITY (DEFICIT)
Current
liabilities:
 Notes payable and
 current portion
 of long-term
 debt..............   $   7,646       $ --        $ 23,755     $     --       $   --       $     --        $ (18,000)
 Other current
 liabilities.......     120,299        (654)       103,506        20,000        6,697            --           15,868
                      ---------       -----       --------     ---------      -------      ---------       ---------
   Total current
   liabilities.....     127,945        (654)       127,261        20,000        6,697            --           (2,132)
Long-term debt.....     572,288         --         199,942           --           --             --          305,000
Pension
liabilities........         --          --          33,455           --           --             --              --
Deferred
compensation.......      11,280         --             --            --           --             --              --
Other long-term
liabilities........         --          --          12,000        54,000          --             --              --
Common stock and
additional paid-in
capital............     346,098         --             --        130,000          --             --              --
Other shareholders'
equity (deficit)...    (642,773)        --          24,825      (124,825)      22,655        (22,655)         (6,198)
                      ---------       -----       --------     ---------      -------      ---------       ---------
   Total
   liabilities and
   shareholders'
   equity
   (deficit).......   $ 414,838       $(654)      $397,483     $  79,175      $29,352      $ (22,655)      $ 296,670
                      =========       =====       ========     =========      =======      =========       =========
                     Equity Related
                        Pro Forma                          Pro Forma
                     Adjustments (h) Pro Forma   Offering As Adjusted
                     --------------- ----------- -------- -----------
ASSETS
Current assets:
 Cash and cash
 equivalents.......     $147,032     $   69,110    $         $
 Accounts
 receivable, net...          --         176,846
 Inventories.......          --         154,308
 Other current
 assets............          --          58,759
                     --------------- ----------- -------- -----------
   Total current
   assets..........      147,032        459,023
Property and
equipment, net.....          --          91,477
Net assets from
discontinued
operations.........          --          72,601
Intangible assets,
net................          --         621,023
Other assets.......          --          97,117
                     --------------- ----------- -------- -----------
   Total assets....     $147,032     $1,341,241    $         $
                     =============== =========== ======== ===========
LIABILITIES &
SHAREHOLDERS'
EQUITY (DEFICIT)
Current
liabilities:
 Notes payable and
 current portion
 of long-term
 debt..............     $    --      $   13,401    $         $
 Other current
 liabilities.......      (40,000)       225,716
                     --------------- ----------- -------- -----------
   Total current
   liabilities.....      (40,000)       239,117
Long-term debt.....          --       1,077,230
Pension
liabilities........          --          33,455
Deferred
compensation.......          --          11,280
Other long-term
liabilities........          --          66,000
Common stock and
additional paid-in
capital............      192,432        668,530
Other shareholders'
equity (deficit)...       (5,400)      (754,371)
                     --------------- ----------- -------- -----------
   Total
   liabilities and
   shareholders'
   equity
   (deficit).......     $147,032     $1,341,241    $         $
                     =============== =========== ======== ===========

         See accompanying notes to the unaudited pro forma statements.

                             Dynatech Corporation
      Unaudited Pro Forma Condensed Consolidated Statement of Operations

                      Twelve Months Ended March 31, 2000
                     (In thousands, except per share data)

                                  Other                                                    Other
                              Acquisitions/   Pro Forma   Pro Forma     Amortization     Pro Forma
                   Dynatech  Divestitures (a)  WWG (b)   Cheetah (d) of Intangibles (e) Adjustments    Pro Forma   Offering
                   --------  ---------------- ---------  ----------- ------------------ -----------    ----------  --------
Net sales........  $453,239      $20,474      $497,351     $46,538        $    --        $    --       $1,017,602    $
Cost of sales....   157,090        9,598       193,828      22,324             --             --          382,840
                   --------      -------      --------     -------        --------       --------      ----------    ----
Gross profit.....   296,149       10,876       303,523      24,214             --             --          634,762
                   --------      -------      --------     -------        --------       --------      ----------    ----
Selling, general
and
administrative
expense..........   156,499        8,317       180,727      17,644           1,667            --          364,854
Product
development
expense..........    61,172        5,285        69,740       5,085             --             --          141,282
Recapitalization-
related costs....    27,942          --            --          --              --             --           27,942
Restructuring and
other non-
recurring
charges..........       --           --          4,400         --              --             --            4,400
Amortization of
intangibles......     8,789          389        18,765         --           82,176            --          110,119
                   --------      -------      --------     -------        --------       --------      ----------    ----
Total operating
expenses.........   254,402       13,991       273,632      22,729          83,843            --          648,597
                   --------      -------      --------     -------        --------       --------      ----------    ----
 Operating income
 (loss)..........    41,747       (3,115)       29,891       1,485         (83,843)           --          (13,835)
Interest
expense..........   (51,916)          (4)      (20,497)        --              --         (30,131)(f)    (102,548)
Interest income..     2,354          346           769         --              --             --            3,469
Other income
(loss), net......       (68)          56         1,584         --              --             --            1,572
                   --------      -------      --------     -------        --------       --------      ----------    ----
Income (loss)
from continuing
operations before
income taxes.....    (7,883)      (2,717)       11,747       1,485         (83,843)       (30,131)       (111,342)
Provision
(benefit) for
income taxes.....    (1,169)         171         9,517         594         (13,890)       (12,052)(g)     (16,829)
                   --------      -------      --------     -------        --------       --------      ----------    ----
Income (loss)
from continuing
operations.......  $ (6,714)     $(2,888)     $  2,230     $   891        $(69,953)      $(18,079)     $  (94,513)   $
                   ========      =======      ========     =======        ========       ========      ==========    ====
                    Pro Forma
                   As Adjusted
                   -----------
Net sales........     $
Cost of sales....
                   -----------
Gross profit.....
                   -----------
Selling, general
and
administrative
expense..........
Product
development
expense..........
Recapitalization-
related costs....
Restructuring and
other non-
recurring
charges..........
Amortization of
intangibles......
                   -----------
Total operating
expenses.........
                   -----------
 Operating income
 (loss)..........
Interest
expense..........
Interest income..
Other income
(loss), net......
                   -----------
Income (loss)
from continuing
operations before
income taxes.....
Provision
(benefit) for
income taxes.....
                   -----------
Income (loss)
from continuing
operations.......     $
                   ===========
Income (loss) per
share from
continuing
operations (i):
 Basic...........  $  (0.05)                                                                           $    (0.51)
                   ========                                                                            ==========
 Diluted.........  $  (0.05)                                                                           $    (0.51)
                   ========                                                                            ==========
Income (loss) per
share from
continuing
operations (i):
 Basic...........     $
                   ===========
 Diluted.........     $
                   ===========
Weighted average
number of shares
(i):
 Basic...........   148,312                                                                               184,646
 Diluted.........   148,312                                                                               184,646
Weighted average
number of shares
(i):
 Basic...........
 Diluted.........

         See accompanying notes to the unaudited pro forma statements.

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
                                 (In thousands)

a. Dynatech Acquisitions and Divestitures

Acquisitions related to Continuing Operations

 Sierra Design Labs

   On September 10, 1999, we, through one of our wholly-owned subsidiaries, purchased the outstanding stock of Sierra Design Labs ("Sierra") for a total purchase price of $6,300 in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $4,900 of goodwill, which is being amortized over ten years. The operating results of Sierra have been included in our consolidated financial statements since September 10, 1999.

 Applied Digital Access, Inc.

   On November 1, 1999, we, through one of our wholly-owned subsidiaries, acquired all the outstanding stock of Applied Digital Access, Inc. ("ADA") for a total purchase price of approximately $81,000 in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $36,000 of goodwill which is being amortized over three years. The operating results of ADA have been included in our consolidated financial statements since November 1, 1999.

Divestitures related to Continuing Operations

 DataViews Corporation

   During June 2000, we sold the stock of DataViews Corporation ("DataViews"), located in Northampton, Massachusetts, for a sale price of approximately $3,500 (before costs related to the divestiture including legal and employee related costs of approximately $2,800). The gain on sale of the business was not material.

                          Notes to Unaudited Pro Forma
            Condensed Consolidated Financial Statements--(Continued)
                                 (In thousands)


b. Pro Forma WWG

   On May 23, 2000, we consummated the merger of one of our subsidiaries with Wavetek Wandel Goltermann, Inc., or WWG, pursuant to which WWG became one of our subsidiaries.

   Set forth below is the unaudited balance sheet of WWG as of March 31, 2000, which includes the effect of the divestitures of WWG's Precision Measurement and Test Tools divisions, which occurred in January 2000.

                                                                   WWG Balance
                                                                   Sheet as of
                                                                  March 31, 2000
                                                                  --------------
ASSETS
Current assets:
  Cash and cash equivalents......................................    $ 17,974
  Accounts receivable, net.......................................      92,113
  Inventories....................................................      71,506
  Other current assets...........................................      20,464
                                                                     --------
    Total current assets.........................................     202,057
Property and equipment, net......................................      53,066
Intangible assets, net...........................................     136,903
Other assets.....................................................       5,457
                                                                     --------
    Total assets.................................................    $397,483
                                                                     ========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion of long-term debt............    $ 23,755
  Other current liabilities......................................     103,506
                                                                     --------
    Total current liabilities....................................     127,261
Long-term debt...................................................     199,942
Pension liabilities..............................................      33,455
Deferred compensation............................................         --
Other long-term liabilities......................................      12,000
Common stock and additional paid-in capital......................         --
Other shareholders' equity ......................................      24,825
                                                                     --------
    Total liabilities and shareholders' equity ..................    $397,483
                                                                     ========

                          Notes to Unaudited Pro Forma
            Condensed Consolidated Financial Statements--(Continued)
                                 (In thousands)


b. Pro Forma WWG--(continued)

   Set forth below are the unaudited pro forma results of operations for WWG for the twelve months ended March 31, 2000. The WWG results have been adjusted to exclude the results of operations for the divestitures of the Precision Measurement and Test Tools divisions, which occurred during January 2000.

   WWG's fiscal year ends on September 30. The WWG historical information for the twelve months ended March 31, 2000 has been derived from the Statement of Operations for the year ended September 30, 1999 included in WWG's Form 10-K for the year ended September 30, 1999, then adding the Statement of Operations for the six months ended March 31, 2000, included in WWG's Form 10-Q for the period ended March 31, 2000, and then subtracting the Statement of Operations for the six months ended March 31, 1999, included in WWG's Form 10-Q for the period ended March 31, 1999.

                                                    Twelve Months Ended
                                                      March 31, 2000
                                             ---------------------------------
                                                WWG         WWG      Pro Forma
                                             Historical Divestitures    WWG
                                             ---------- ------------ ---------
Net sales...................................  $519,059    $(21,708)  $497,351
Cost of sales...............................   205,598     (11,770)   193,828
                                              --------    --------   --------
Gross profit................................   313,461      (9,938)   303,523
                                              --------    --------   --------
Selling, general and administrative
 expense....................................   188,711      (7,984)   180,727
Product development expense.................    71,055      (1,315)    69,740
Restructuring and other non-recurring
 charges....................................     4,400         --       4,400
Amortization of intangibles.................    18,765         --      18,765
                                              --------    --------   --------
Total operating expenses....................   282,931      (9,299)   273,632
                                              --------    --------   --------
  Operating income..........................    30,530        (639)    29,891
Interest expense............................   (20,497)        --     (20,497)
Interest income.............................       769         --         769
Other income, net...........................     1,584         --       1,584
                                              --------    --------   --------
Income from continuing operations before
 income taxes...............................    12,386        (639)    11,747
Provision (benefit) for income taxes........     9,773        (256)     9,517
                                              --------    --------   --------
Income from continuing operations...........  $  2,613    $   (383)  $  2,230
                                              ========    ========   ========

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)


c. Purchase Accounting Related to WWG Acquisition

Aggregate purchase price:
  Cash in exchange for WWG stock..................................... $ 250,000
  Cash in exchange for WWG options...................................     8,000
  Dynatech Common Stock (approximately 14,987 shares)................   130,000
                                                                      ---------
                                                                        388,000
  Add: Estimated acquisition costs...................................    20,000
                                                                      ---------
    Total purchase price.............................................   408,000
Less: Pro Forma WWG net assets acquired (see Note (b))...............   (24,825)
                                                                      ---------
    Total purchase price in excess of net assets acquired............   383,175


Estimated purchase accounting allocations:
  Less: Inventory step-up to fair value..............................   (45,000)
  Less: Fixed assets step-up to fair value...........................   (10,000)
  Less: Incremental completed technology acquired....................   (22,000)
  Less: Incremental assembled workforce acquired.....................   (33,000)
  Less: In-process research and development acquired.................  (100,000)
  Add: Deferred tax liabilities......................................    54,000
  Add: WWG historical debt issuance costs not acquired...............     5,162
                                                                      ---------
    Estimated incremental goodwill from acquisition.................. $ 232,337
                                                                      =========

   The final allocation of the purchase price depends upon certain valuations and other studies that are still in progress. The estimated purchase price allocations are therefore preliminary, and have been presented solely for the purpose of developing these pro forma statements. The final allocation of the purchase price to be ultimately recorded in our historical financial statements may or may not be materially different than what has been presented in these pro forma statements.

   The estimated in-process research and development charge of $100,000 has been included as an adjustment within the Unaudited Pro Forma Condensed Consolidated Balance Sheet, but has not been included as an adjustment within the Unaudited Pro Forma Condensed Consolidated Statement of Operations, as this charge is non-recurring in nature.

   For purposes of these pro forma statements, the estimated life of the WWG related pro forma intangible assets is a blended life of six years. WWG historical and pro forma intangible assets (adjusted as a result of the acquisition) at March 31, 2000 are as follows:

                                                                     Pro Forma
                                                                        WWG
                                                         Purchase   Adjusted for
                                                WWG     Accounting    Purchase
                                             Historical Adjustments  Accounting
                                             ---------- ----------- ------------
   Goodwill.................................  $ 50,423   $232,337     $282,760
   Completed technology.....................    69,766     22,000       91,766
   Assembled work force.....................     6,250     33,000       39,250
   Deferred issuance costs..................     5,162     (5,162)         --
   Other....................................     5,302        --         5,302
                                              --------   --------     --------
                                              $136,903   $282,175     $419,078
                                              ========   ========     ========
     Pro forma amortization expense.........                          $ 69,846
                                                                      ========

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)


c. Purchase Accounting Related to WWG Acquisition--(continued)

   To the extent that the blended life of the intangibles changed from six years to five years, total pro forma annual amortization expense would be $83,816.

   The estimated incremental increase related to the amortization of intangible assets is as follows:

                                                                   Twelve Months
                                                                       Ended
                                                                     March 31,
                                                                       2000
                                                                   -------------
   Pro forma amortization expense.................................   $ 69,846
   Less: WWG historical amortization of intangible assets.........    (18,765)
                                                                     --------
     Incremental pro forma amortization of intangible assets......   $ 51,081
                                                                     ========

d. Pro Forma Cheetah

   On June 27, 2000, we entered an agreement to acquire substantially all of the assets and assume specified liabilities of Superior Electronics Group, Inc., a Florida corporation doing business as Cheetah Technologies. Set forth below is the unaudited summary of assets and liabilities of Cheetah, which assumes the sale of a building and the exclusion of specified assets and liabilities that will not be acquired.

                                                  As of March 31, 2000
                                             -----------------------------------
                                              Cheetah                   Cheetah
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
Cash........................................  $ 1,249    $  5,316 (1)   $ 6,565
Accounts receivable, net....................    7,408                     7,408
Inventories.................................    7,550                     7,550
Other current assets........................      702        (218)(2)       484
Property and equipment, net.................   12,181     (10,731)(1)     1,450
Intangible assets, net......................       92                        92
Other assets................................    6,150        (347)(2)     5,803
                                              -------    --------       -------
  Total assets..............................  $35,332    $ (5,980)      $29,352
                                              =======    ========       =======
Current liabilities.........................  $ 6,817    $   (120)(2)   $ 6,697
Long-term debt..............................   17,369      (5,415)(1)       --
                                                          (11,954)(2)
                                              -------    --------       -------
  Total liabilities.........................  $24,186    $(17,489)       $6,697
                                              =======    ========       =======

-----------------------
(1) Reflects the sale of a building with a net book value of $10,731 for cash proceeds of $5,316 and the assumption by the purchaser of the building of $5,415 of long-term debt. The sale of the building will be completed prior to the consummation of the Cheetah acquisition.
(2) Reflects assets that are not being acquired and liabilities that are not being assumed in the Cheetah acquisition.

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)


d. Pro Forma Cheetah--(continued)

   Set forth below are the unaudited pro forma results of operations for Cheetah for the twelve months ended March 31, 2000. The Cheetah results have been adjusted to reflect the elimination of interest expense on the debt that is not being assumed in the Cheetah acquisition and the recording of an income tax provision at Dynatech's effective statutory rate of 40% as Cheetah was not a tax paying entity prior to the acquisition.

                                                  Twelve Months Ended
                                                    March 31, 2000
                                            ----------------------------------
                                             Cheetah                  Cheetah
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
Net sales..................................  $46,538     $  --        $46,538
Cost of sales..............................   22,324        --         22,324
                                             -------     ------       -------
Gross profit...............................   24,214        --         24,214
Selling, general and administrative ex-
 penses....................................   16,733       (279)(3)    17,644
                                                          1,190 (4)
Product development expense................    5,085        --          5,085
                                             -------     ------       -------
Total operating expenses...................   21,818        911        22,729
                                             -------     ------       -------
  Operating income.........................    2,396       (911)        1,485
Interest expense...........................   (1,825)     1,825 (5)       --
                                             -------     ------       -------
Income from continuing operations before
 income taxes..............................      571        914         1,485
Provision for income taxes.................      --         594 (6)       594
                                             -------     ------       -------
Income from continuing operations..........  $   571     $  320       $   891
                                             =======     ======       =======

-----------------------
(3) Reflects the reduction in annual depreciation expense associated with the building that will be sold prior to the Cheetah acquisition.
(4) Reflects the anticipated annual rental expense associated with the building that will be sold prior to the Cheetah acquisition and then leased back to Dynatech under an operating lease arrangement upon the consummation of the Cheetah acquisition.
(5) Reflects the elimination of interest expense on the debt that is not being assumed in the Cheetah acquisition.
(6) Reflects the application of Dynatech's effective statutory income tax rate of 40% to Cheetah's historical income from continuing operations before income taxes of $571, the net increase in facilities cost of $911 and the elimination in interest expense of $1,825.

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)


d. Pro Forma Cheetah--(continued)

   We intend to account for this acquisition using the purchase method of accounting. Under the purchase method of accounting, the total purchase price will be allocated to the acquired assets and liabilities of Cheetah based on their relative fair values as of the closing date of the Cheetah acquisition. Upon consummation of the Cheetah acquisition, we intend to undertake a study to determine the allocation of the total purchase price to the various assets acquired and the liabilities assumed including the potential allocation of a portion of the purchase price to in-process research and development. Accordingly, the final allocations could be different from the amounts reflected herein and such differences may be significant. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to the assets purchased and liabilities assumed as though the Cheetah acquisition had occurred on March 31, 2000 are as follows:

      Estimated aggregate purchase price:
        Cash paid..................................................... $164,000
        Estimated acquisition costs...................................    2,000
                                                                       --------
      Purchase price to be allocated.................................. $166,000
                                                                       ========
      Net assets acquired............................................. $ 22,655
                                                                       --------
      Purchase price in excess of net assets acquired................. $143,345
                                                                       ========

   We intend to fund the purchase price with borrowings of $100,000 on Dynatech's $860,000 Senior Credit Facility (see Note (f)) and approximately $66,000 from our existing cash balance.

   For purposes of these pro forma statements, the purchase price in excess of the net assets acquired has been allocated to intangible assets and assigned a blended life of six years. Therefore, amortization expense related to the purchase price in excess of net assets acquired is estimated to be $23,891 for the year ended March 31, 2000. Because the transaction is an asset purchase, we are able to deduct the resulting goodwill amortization in computing its taxable income resulting in an estimated annual income tax benefit of $9,556.

   To the extent that the blended life of the intangibles changed from six years to five years, total pro forma annual amortization expense associated with the Cheetah acquisition would be $28,669.

e. Amortization of Intangibles and Depreciation

                                                                  Twelve  Months
                                                                      Ended
                                                                  March 31, 2000
                                                                  --------------
Incremental pro forma amortization of intangible assets from WWG
 acquisition....................................................     $ 51,081
Incremental pro forma amortization of intangible assets from
 Cheetah acquisition............................................       23,891
Adjustments to reflect full year amortization of goodwill to acquisitions consummated during the period, as discussed in
 Note (a) (excludes amortization related to Husky acquisition,
 which is reflected in discontinued operations segment) ........        7,204
                                                                     --------
                                                                       82,176
Tax benefit related to incremental amortization of intangible
 assets and deductible goodwill.................................      (13,223)
                                                                     --------
    Net impact to continuing operations.........................     $ 68,953
                                                                     ========
Incremental depreciation for fixed assets step-up...............     $  1,667
Tax benefit related to incremental depreciation.................         (667)
                                                                     --------
    Net impact to continuing operations.........................     $  1,000
                                                                     ========

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)


f. Restructuring of Debt

   Upon consummation of the WWG merger, we refinanced the existing debt of both Dynatech and WWG, as follows:

                                                  Deferred Debt
                                                    Issuance
                                         Debt         Costs     Interest Expense
                                       ---------  ------------- ----------------
                                         As of        As of      Twelve Months
                                       March 31,    March 31,   Ended March 31,
                                         2000         2000            2000
                                       ---------  ------------- ----------------
Existing debt to be repaid:
  Dynatech bank debt.................  $(305,000)   $    --         $ 21,454
  Dynatech debt issuance costs for
   bank debt.........................        --      (10,330)          3,446
  WWG senior subordinated debt, bank
   debt
   and other debt, current and long-
   term .............................   (193,000)        --           20,497
  WWG debt issuance costs for bank
   and other debt....................                    --              902
                                       ---------    --------        --------
                                        (498,000)    (10,330)         46,299
                                       ---------    --------        --------

New debt:
$860,000 Senior Credit Facility:
  6 year revolving credit facility at
   an assumed interest rate of 2.75%
   plus LIBOR (9.05%)................    100,000         --           (9,050)
  6 year amortizing term loan at an
   assumed interest rate of 2.75%
   plus LIBOR (9.05%)................    175,000         --          (15,838)
  Debt issuance costs (6 year
   amortization).....................        --        5,109            (852)
  7.5 year term loan at an assumed
   interest rate of 3.25% plus LIBOR
   (9.55%)...........................    510,000         --          (48,705)
  Debt issuance costs (7.5 year
   amortization).....................        --       14,891          (1,985)
                                       ---------    --------        --------
                                         785,000      20,000         (76,430)
                                       ---------    --------        --------
Net addition to debt.................  $ 287,000
                                       =========
Net addition to debt issuance costs..               $  9,670
                                                    ========
Net addition to interest expense.....                               $(30,131)
                                                                    ========


   Upon the consummation of the merger with WWG and subsequently the probable acquisition of Cheetah, we will have borrowed approximately $785,000 of the facility, leaving $75,000 available to be drawn under a six year revolving credit facility, with an assumed interest rate of LIBOR plus 2.75% (9.05%). A one percentage point change in LIBOR would result in an annual change in interest expense of $7,850, excluding any effects under our swap contracts.

   In accordance with the terms of the WWG subordinated debt agreement, the Company paid a penalty of approximately $9,000 due to the early termination of the WWG debt. Such amount has been excluded from the Unaudited Pro Forma Condensed Consolidated Statement of Operations as it is non-recurring in nature. For historical financial statement purposes, this $9,000 ($5,400 on an after tax basis) penalty will be presented as an extraordinary item on our statement of operations (see Note (h) for impact to cash).

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)

f. Restructuring of Debt--(continued)

   For historical financial statement purposes, the $10,330 ($6,198, net of a $4,132 tax benefit) of debt issuance costs of Dynatech at March 31, 2000 will be written off and presented as an extraordinary item on our statement of operations. For pro forma purposes, this charge has been excluded from the Unaudited Pro Forma Condensed Consolidated Statement of Operations, as it is non-recurring in nature.

   The impact upon other current liabilities is summarized as follows:

Increase in other current liabilities resulting from debt
 issuance costs on new debt................................       $ 20,000
Reduction in other current liabilities from the income tax
 benefit associated with the write-off of debt issuance
 costs on debt to be repaid................................      $  (4,132)
                                                                 ---------
Net increase in other current liabilities resulting from
 the restructuring of debt.................................       $ 15,868
                                                                 =========
g. Tax Benefit on Interest Expense
                                                            Twelve Months Ended
                                                              March 31, 2000
                                                            -------------------
Tax benefit related to incremental interest expense at
 effective statutory rate of 40% (see Note (f))............      $ (12,052)
                                                                 =========

h. Proceeds from Sale of Stock

   Sale of 12,500 shares of Dynatech common stock
    to CD&R Fund V at $4.00 per share......................       $ 50,000
   Sale of 30,625 shares of Dynatech common stock
    to CD&R Fund VI at $4.00 per share.....................        122,500
   Sale of 4,983 shares of Dynatech common stock
    in Rights Offering to stockholders of record on April
    20, 2000 (other than CD&R Fund V) at $4.00 per share...         19,932
                                                                 ---------
   Gross cash proceeds.....................................        192,432
   Transaction fees and expenses(1)........................         40,000
   Payment, net of tax, for early retirement of WWG senior
    subordinated debt (see Note (f)).......................          5,400
                                                                 ---------
   Net cash proceeds.......................................       $147,032
                                                                 =========

-----------------------
(1) In connection with the WWG merger and the concurrent establishment of our new Senior Secured Credit Facility, we incurred approximately $40,000 of transaction related fees and expenses (as discussed in Notes (c) and (f)), including $6,000 payable to Clayton, Dubilier & Rice, Inc., an investment firm that manages Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, our controlling shareholders, for services provided in connection with the WWG merger and the related financing.

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--
                                  (Continued)
                                 (In thousands)

i. Weighted Average Number of Common Shares

   The unaudited "Pro Forma" and "Pro Forma As Adjusted" per share amounts are based on the weighted average number of common shares as set forth below:

     Our historical weighted average number of common shares for the twelve months ended March 31, 2000 (see Note J to our
      consolidated financial statements)............................  148,312
     Issuance of our common shares in the WWG acquisition (see Note
      (c))..........................................................   14,987
     Sale of our common shares to Clayton, Dubilier & Rice Fund V
      Limited Partnership and Clayton, Dubilier & Rice Fund VI
      Limited Partnership in connection with the WWG acquisition
      (see Note (h))................................................   43,125
     Sale of our common shares in the rights offering (see Note
      (h))..........................................................    4,983
     Elimination of bonus element of rights offering included in the historical weighted average number of common shares for the twelve months ended March 31, 2000 (see Note J to our
      consolidated financial statements)............................  (26,761)
                                                                      -------
     "Pro Forma" weighted average number of shares..................  184,646
                                                                      =======
     Sale of our common shares in the offering......................
                                                                      -------
     "Pro Forma as Adjusted" weighted average number of shares......
                                                                      =======

   All shares issuable upon the exercise of options have been excluded from the calculation of "Pro Forma" and "Pro Forma As Adjusted" income (loss) from continuing operations per common share as their inclusion would be antidilutive.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DYNATECH

   The following tables set forth selected consolidated historical, financial and other data of Dynatech as of and for each of the five fiscal years ended March 31, 2000, which have been derived from, and should be read in conjunction with, the audited historical Consolidated Financial Statements, and related notes thereto, of Dynatech contained elsewhere in this prospectus. The information provided below only reflects the results of operations and financial condition of Dynatech and its subsidiaries as of and for each of the five fiscal years ended March 31, 2000 and does not include the business or results of WWG or Cheetah as the WWG merger occurred after March 31, 2000 and the Cheetah acquisition has not been completed.

                                As of and for the Year Ended March 31,
                            --------------------------------------------------
                              1996      1997      1998      1999       2000
                            --------  --------  --------  ---------  ---------
                                (In thousands, except per share data)
Statement of Operations
 Data:
Net sales.................  $235,123  $284,070  $317,955  $ 329,532  $ 453,239
Cost of sales.............    77,676    90,401   103,923    108,618    157,090
                            --------  --------  --------  ---------  ---------
Gross profit..............   157,447   193,669   214,032    220,914    296,149
Selling, general &
 administrative expense...    82,865    95,203   106,328    113,469    156,499
Product development
 expense..................    35,461    39,037    42,919     42,472     61,172
Recapitalization and other
 related costs............       --        --        --      40,767     27,942
Nonrecurring charges......    16,852     5,063       --         --         --
Amortization of
 intangibles..............     2,785     3,882     2,357      2,726      8,789
                            --------  --------  --------  ---------  ---------
Operating income..........    19,484    50,484    62,428     21,480     41,747
Interest expense..........    (1,723)     (679)   (1,184)   (46,178)   (51,916)
Interest income...........     2,181     2,675     3,013      3,392      2,354
Other income (expense),
 net......................       902       540       551     15,703        (68)
                            --------  --------  --------  ---------  ---------
Income (loss) from
 operations before income
 taxes....................    20,844    53,020    64,808     (5,603)    (7,883)
Provision (benefit) for
 income taxes.............     8,446    24,092    26,521        (69)    (1,169)
                            --------  --------  --------  ---------  ---------
Income (loss) from
 continuing operations....    12,398    28,928    38,287     (5,534)    (6,714)
Discontinued operations,
 net of income taxes......     1,845       921     3,489     11,979     12,726
                            --------  --------  --------  ---------  ---------
Net income................  $ 14,243  $ 29,849  $ 41,776  $   6,445  $   6,012
                            ========  ========  ========  =========  =========
Income (loss) per common
 share--basic:
  Continuing operations...  $   0.57  $   1.38  $   1.87  $   (0.04) $   (0.05)
  Discontinued
   operations.............       .08      0.04      0.17       0.09       0.09
                            --------  --------  --------  ---------  ---------
                            $   0.65  $   1.42  $   2.04  $    0.05  $    0.04
                            ========  ========  ========  =========  =========
Income (loss) per common
 share--diluted:
  Continuing operations...  $   0.55  $   1.32  $   1.80  $   (0.04) $   (0.05)
  Discontinued
   operations.............      0.08      0.04      0.16       0.09       0.09
                            --------  --------  --------  ---------  ---------
                            $   0.63  $   1.36  $   1.96  $    0.05  $    0.04
                            ========  ========  ========  =========  =========
Weighted average number of
 shares:
  Basic...................    21,925    20,987    20,493    129,596    148,312
  Diluted.................    22,347    21,997    21,272    129,596    148,312
Balance Sheet Data:
Cash and cash
 equivalents..............  $ 46,094  $ 39,782  $ 64,904  $  70,362  $  33,839
Total assets..............  $205,189  $249,010  $288,130  $ 348,104  $ 414,838
Long-term debt, including
 current portion..........  $  2,455  $  5,427  $    233  $ 527,342  $ 579,934
Shareholders' equity
 (deficit)................  $160,719  $160,686  $202,119  $(316,440) $(296,675)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF DYNATECH

   The following discussion of our results of operations, financial condition and liquidity should be read in conjunction with the information contained in the consolidated financial statements and notes thereto included elsewhere in this prospectus. These statements have been prepared in conformity with generally accepted accounting principles and require management to make estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from these estimates.

   Unless otherwise noted, the information presented below only reflects the business of Dynatech and its subsidiaries and does not include the business or results of WWG because the WWG merger was consummated after the end of Dynatech's fiscal year.

Overview

General

   We have reported our results of operations in two business segments: communications test and inflight information systems. Our communications test business develops, manufactures and markets instruments, systems, software and services to test, deploy, manage and optimize communications networks, equipment and services. Our inflight information systems segment, through our AIRSHOW, Inc. subsidiary, is the leading provider of systems that deliver real-time news, information and flight data to aircraft passengers. We also have other subsidiaries that, in the aggregate, are not reportable as a segment ("Other Subsidiaries"). These Other Subsidiaries include da Vinci Systems, Inc., which manufactures systems that correct or enhance the accuracy of color during the process of transferring film-based images to videotape; and Dataviews, Inc., which was sold in June 2000. In years prior to fiscal 2000, our consolidated statements of income and the Other Subsidiaries section of Note S. Segment Information and Geographic Areas of our consolidated financial statements included the results of operations of two subsidiaries that have since been divested: ComCoTec, Inc., which was sold in June 1998, and Parallax Graphics, which was liquidated during fiscal 1999.

   In May 2000, the Board of Directors approved a plan to divest the industrial computing and communications segment, which consists of our ICS Advent and Itronix Corporation subsidiaries. That segment's results of operations including net sales, operating costs and expenses, other income and expense and income taxes for fiscal 1998, 1999 and 2000, have been reclassified in the accompanying statements of operations as discontinued operations. Our balance sheet for fiscal 2000 reflects the net assets of the industrial computing and communications segment as net assets held for sale within non-current assets. Our balance sheet for fiscal 1999 and the Statements of Cash Flows for fiscal years 1998, 1999 and 2000 have not been reclassified for the discontinued businesses. Management believes that the net proceeds from the disposition of these companies will exceed the carrying amount of the net assets. In addition, management does not anticipate net operating losses from the discontinued segment through the first quarter of fiscal 2002, at which time we anticipate having sold these businesses. Accordingly, the anticipated gains from the disposal of the segment and the operating results will not be reflected in the statements of operations until they are realized.

   On May 21, 1998, we merged with an entity formed by Clayton, Dubilier & Rice Fund V Limited Partnership in a recapitalization transaction. As a result of the recapitalization, CD&R Fund V became our controlling shareholder.

   On May 23, 2000, we completed the merger of one of our subsidiaries with WWG, a leading developer, manufacturer and marketer of communications test instruments, systems, software and services in Europe. To finance the WWG merger, we sold 12.5 million and 30.625 million newly-issued but unregistered shares of common stock to CD&R Fund V and CD&R Fund VI, respectively, for an aggregate purchase price of $172.5 million. In addition, on June 30, 2000, we sold in a rights offering, 4.983 million newly-issued, registered shares of common stock to shareholders of record on April 20, 2000 (other than CD&R Fund
V) at the same
price per share that was paid by CD&R Fund V and CD&R Fund VI. The rights offering provided such shareholders with the opportunity to reverse the diminution of their percentage equity ownership interest in the Company that resulted from the sale of common stock to CD&R Fund V and CD&R Fund VI. CD&R Fund V and CD&R Fund VI, our controlling shareholders, hold, approximately 66% and 16% respectively, of the outstanding shares of our common stock.

   In connection with the WWG merger, we also entered into a new credit agreement for $860 million with a bank syndicate led by J.P. Morgan Securities Inc. The proceeds were used to finance the merger with WWG, refinance WWG and Dynatech debt and provide for additional working capital and borrowing capacity.

   On May 19, 1999, our then-Chairman, President and Chief Executive Officer, John F. Reno, announced his retirement. Ned C. Lautenbach, a principal of Clayton, Dubilier & Rice, Inc. , was named to replace Mr. Reno as Chairman, President and Chief Executive Officer.

Current and Historical Trends

   During fiscal 2000, the communications test business, our largest segment, experienced a significant increase in new orders received, or bookings, of 65% over fiscal 1999's level. This represents a compound annual growth rate in bookings of 35% since fiscal 1998. This recent trend of bookings was due to increased demand primarily for our high-speed transmission products, which include optical transmission test instruments.

   The bookings for our continuing operations have increased approximately 69% since fiscal 1998, which was primarily due to the communications test segment, but also we experienced an increase in bookings for our inflight information systems segment.

   Our operating income, excluding recapitalization and other related costs, increased 12% from fiscal 1998 to 2000 as sales growth was 43% for the same period. During this period, we increased our spending in product development expense by 43% primarily for the next generation of communications test products. We also amended our compensation plans for our commissioned-based sales personnel during this period. In addition, our gross margin decreased from 67% in fiscal 1998 to 65% in fiscal 2000 primarily as a result of the acquisition of companies that operate at a lower gross margin than the consolidated group in fiscal 1998.

Seasonality

   As a result of purchasing patterns of our telecommunications customers which tend to place large orders periodically typically at the end of our second and fourth fiscal quarters, we expect that our results of operations may vary on a quarterly basis, as they have in the past.

Product Development

   For the year ended March 31, 2000, on a pro forma basis to give effect to the WWG merger and our other acquisitions and divestitures, we invested approximately $141.3 million in research and development activities of which approximately $122.0 million was applied to the communications test segment.

        Recent Acquisitions and Dispositions and Discontinued Operations

Acquisitions

Pacific Systems Corporation

   On June 19, 1998, through one of our indirectly wholly owned subsidiaries, we acquired all of the outstanding stock of Pacific Systems Corporation of Kirkland, Washington for a total purchase price of approximately $20 million in cash, which includes an incentive earnout. The acquisition was accounted for using the purchase method of accounting and resulted in $18 million of goodwill that is being amortized on a straight-line basis over 30 years. The operating results of Pacific have been included in our consolidated financial statements within the inflight information systems segment since June 19, 1998. Pacific designs and manufactures customer-specified avionics and integrated cabin management.

Flight TECH

   In February 1999, through one of our wholly owned subsidiaries, we acquired Flight TECH of Hillsboro, Oregon for $2 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in approximately $1.9 million of goodwill that is being amortized on a straight-line basis over 30 years. The operating results of Flight TECH have been included in our financial statements since February 1999 within the inflight information systems segment. Flight TECH is an inflight entertainment manufacturer specializing in equipment for small and medium jets, and turboprop aircraft.

Sierra Design Labs

   On September 10, 1999, through one of our wholly owned subsidiaries, we purchased the outstanding stock of Sierra Design Labs for a total purchase price of $6.3 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $4.9 million of goodwill that is being amortized on a straight-line basis over ten years. The operating results of Sierra have been included in our consolidated financial statements within Other Subsidiaries as presented in Note S. Segment Information and Geographic Areas of our consolidated financial statements since September 10, 1999. Sierra designs, manufactures, and markets uncompressed, real-time videodisk recorders.

Applied Digital Access, Inc.

   On November 1, 1999, through one of our wholly owned subsidiaries, we acquired all of the outstanding stock of Applied Digital Access, Inc. for a total purchase price of approximately $81 million in cash, (of which $60 million was borrowed to finance this acquisition). The acquisition was accounted for using the purchase method of accounting and resulted in $36 million of goodwill that is being amortized on a straight-line basis over three years. The purchase price allocation for this acquisition is preliminary and further refinements are likely to be made based on the completion of final valuation studies and our analysis of our business plan of integration. The operating results of ADA have been included in our consolidated financial statements within the communications test segment since November 1, 1999. ADA is a provider of network performance management products that include systems, software and services used to manage the quality, performance, availability and reliability of telecommunications service providers' networks.

ICS Advent (Europe) Ltd.

   On January 4, 2000, we purchased the remaining outstanding stock of ICS Advent (Europe) Ltd. for (Pounds)3.0 million (approximately $4.9 million) in cash. We previously owned approximately 25% of ICS UK. The acquisition was accounted for using the purchase method of accounting and generated approximately $4.0 million of goodwill that is being amortized on a straight-line basis over five years. The operating results of ICS UK have been included in our consolidated financial statements within discontinued operations, since January 1, 2000. We intend to sell this acquired company in connection with the sale of the other business units within discontinued operations within the next year. ICS UK is primarily a distributor of mission-critical computer systems to the defense, factory-automation, data and telecommunications markets within Europe as well as a distributor of rack-mounted computers supplied by our ICS Advent subsidiary.

WPI Husky Technology, Inc., WPI Oyster Termiflex Limited, WPI Husky Technology Limited and WPI Husky Technology GmbH

   On February 24, 2000, through one of our wholly owned subsidiaries, we purchased certain assets and liabilities of WPI Husky Technology, Inc., and WPI Oyster Termiflex Limited, and the stock of WPI Husky Technology Limited and WPI Husky Technology GmbH, or collectively Itronix UK, all which were subsidiaries of WPI, Inc. The total purchase price for Itronix UK totaled approximately $34.8 million in cash (of which approximately $15 million was borrowed to finance this acquisition). The acquisition was accounted for using the purchase method of accounting and resulted in approximately $30 million of goodwill that is being amortized on a straight-line basis over five years. The purchase price allocation for this acquisition is preliminary and further refinements are likely to be made based on the completion of final valuation studies and our analysis of our business plan of integration. The operating results of Itronix UK have been included in our consolidated financial statements within discontinued operations since February 23, 2000. We intend to sell this acquired company in connection with the sale of the other business units within discontinued operations within the next year. Itronix UK distributes rugged field computer systems and provides related services for incorporation into customers' specific applications.

Divestitures

ComCoTec, Inc.

   On June 30, 1998, we sold the assets of ComCoTec, Inc. located in Lombard, Illinois to The Potomac Group, Inc. for $21 million. We recorded a pre-tax gain on $15.9 million on the sale of the assets, which was included in other income. Sales and operating results were insignificant for the periods ended March 31, 1999 and 1998.

Parallax Graphics

   During fiscal year 1999, we liquidated the assets and liabilities of Parallax Graphics. The loss from the liquidation activities was immaterial. Sales and operating results were insignificant for the periods ended March 31, 1999 and 1998.

Results of Operations

                                                      Period-to-Period Increase
                          Percent of Net Sales               (Decrease)
                          ------------------------   ---------------------------
                           1998     1999     2000    1999 vs. 1998 2000 vs. 1999
                          ------   ------   ------   ------------- -------------

Net sales...............     100%     100%     100%          4%           38%
Cost of sales...........      33       33       35           5            45
Gross profit............      67       67       65           3            34
Selling, general and
 administrative
 expense................      33       34       35           7            38
Product development
 expense................      13       13       13          (1)           44
Recapitalization and
 other related costs....       0       12        6         N/A           (31)
Operating income........      20        7        9         (66)           94
Interest expense........       0      (14)     (11)        NM            (12)
Income (loss) from
 continuing operations..      12       (2)      (1)       (114)          (21)

Fiscal 2000 Compared to Fiscal 1999 on a Consolidated Basis

Sales

   For the fiscal year ended March 31, 2000, consolidated sales from continuing operations increased $123.7 million or 37.5% to $453.2 million as compared to $329.5 million for the fiscal year ended March 31, 1999. The increase was primarily attributable to increased demand for our communications test products as this business segment experienced a recovery from fiscal 1999's reduced order volume. In addition, we also recognized additional revenue due to the acquisitions of ADA within the communications test segment and Sierra within Other Subsidiaries. These acquisitions contributed approximately 7.5% of the total sales growth.

   International sales (defined as sales outside of North America) from continuing operations were $65.8 million or 14.5% of consolidated sales for the fiscal year ended March 31, 2000, as compared to $63.4 million or 19.2% of consolidated sales for the fiscal year ended March 31, 1999.

Gross Profit

   Consolidated gross profit from continuing operations increased $75.2 million to $296.2 million or 65.3% of consolidated sales for the fiscal year ended March 31, 2000 as compared to $220.9 million or 67.0% of consolidated sales for the fiscal year ended March 31, 1999. The dollar increase was directly related to the increase in sales; the percentage decrease is a result of the change in sales mix due to the shipment of additional lower-margin products in fiscal 2000 than in fiscal 1999 as well as certain purchase accounting effects from the acquisition of ADA.

Operating Expenses

   Operating expenses from continuing operations consist of selling, general and administrative expense; product development expense; recapitalization and other related costs; and amortization of intangibles. Total operating expenses were $254.4 million or 56.1% of consolidated sales for the fiscal year ended March 31, 2000, as compared to $199.4 million or 60.5% of consolidated sales for the fiscal year ended March 31, 1999. Excluding the impact of the recapitalization and other related costs, total operating expenses were $226.5 million or 50.0% of consolidated sales in fiscal 2000, as compared to $158.7 million or 48.1% of consolidated sales in fiscal 1999. The increase in total operating expenses excluding recapitalization and other related costs is due in part to an increase in research and development expenses as we invested in the next generation of communications test equipment. We also incurred additional expenses relating to improvements in our subsidiaries' customer service departments, enterprise resource planning (ERP) implementation, failed acquisitions, and additional consulting costs.

   Included in both cost of sales and operating expenses from continuing operations is the amortization of unearned compensation which relates to the issuance of stock options to employees and non-employee directors at a grant price lower than fair market value (defined as the closing price on the open market at the date of issuance). The amortization of unearned compensation in fiscal 2000 and 1999 was $1.9 million and $1.2 million, respectively, and has been allocated to cost of sales; selling, general and administrative expense; and product development expense.

   Selling, general and administrative expense from continuing operations was $156.5 million or 34.5% of consolidated sales for the fiscal year ended March 31, 2000, as compared to $113.5 million or 34.4% of consolidated sales for the fiscal year ended March 31, 1999. The marginal percentage increase is in part a result of the increase in sales as well as the timing of sales commission expense.

   Product development expense from continuing operations was $61.2 million or 13.5% of consolidated sales for the fiscal year ended March 31, 2000 as compared to $42.5 million or 12.9% of consolidated sales for the same period a year ago. During fiscal 2000, we invested in the next generation of high-speed test equipment as well as data services all within the communications test segment.

   Recapitalization and other related costs from continuing operations during fiscal 2000 was $27.9 million, most of which related to the retirement of John
F. Reno, our former Chairman, President and Chief Executive Officer, as well as other employees.

   Recapitalization and other related costs from continuing operations totaling $40.8 million were incurred during fiscal 1999 in connection with the recapitalization, consisting of cancellation payments of employee stock options, compensation expense due to the acceleration of unvested stock options, and for certain other expenses resulting from the recapitalization.

   Amortization of intangibles from continuing operations was $8.8 million for the fiscal year ended March 31, 2000 as compared to $2.7 million for the same period a year ago. The increase was primarily attributable to increased goodwill amortization related to the acquisitions in fiscal years 1999 and 2000.

Operating Income

   Operating income from continuing operations increased to $41.7 million or 9.2% of consolidated sales for the fiscal year ended March 31, 2000 as compared to $21.5 million or 6.5% of consolidated sales for the same period a year ago. The increase was primarily a result of the recapitalization and other related costs in connection with the recapitalization completed in fiscal 1999. Excluding these expenses, we generated operating income of $69.7 million or 15.3% of consolidated sales in fiscal 2000 as compared to $62.2 million or 18.9% of consolidated sales during fiscal 1999. The percentage decrease was primarily the result of the increase in sales offset by the increase in operating expenses as discussed above.

Interest

   Interest expense, net of interest income from continuing operations was $49.6 million for the fiscal year ended March 31, 2000 as compared to $42.8 million for the same period a year ago. The increase in net interest expense during fiscal 2000 was a result of the debt incurred in connection with the recapitalization which was outstanding for 12 months during fiscal 2000 and outstanding for slightly more than 10 months during fiscal 1999. Also included in interest expense is amortization expense of $3.2 million and $2.7 million in fiscal 2000 and 1999, respectively, related to deferred debt issuance costs which are being amortized over the life of the senior secured credit agreement. See "Debt and equity--Debt."

Other Income

   During fiscal 1999, we sold the net assets of ComCoTec for $21 million in gross proceeds that resulted in a gain of $15.9 million.

Taxes

   The effective tax rate changed for the fiscal year ended March 31, 2000 to (14.9)% as compared to (1.2)% for the fiscal year ended March 31, 1999, primarily due to nondeductible compensation incurred in connection with the recapitalization during fiscal 1999, and lower foreign and state taxes incurred in fiscal 2000.

Net Loss

   Net loss from continuing operations was $7.9 million for the fiscal year ended March 31, 2000 as compared to a net loss of $5.6 million for the same period a year ago. The increase was primarily attributable to the recapitalization and other related expenses and the higher operating expenses described above.

Backlog

   Backlog from continuing operations at March 31, 2000 was $180.4 million, an increase of 98.6% from $90.8 million at March 31, 1999. The increase is a result of additional bookings within the communications test and inflight information systems segments.

Fiscal 1999 Compared to Fiscal 1998 on a Consolidated Basis

Sales

   For the fiscal year ended March 31, 1999 consolidated sales from continuing operations increased $11.6 million or 3.6% to $329.5 million as compared to $318.0 million for the fiscal year ended March 31, 1998. The increase was primarily attributable to increased demand for our aircraft cabin video information services within the inflight information systems segment offset by slightly lower sales of our communications test products.

   International sales from continuing operations (defined as sales outside of North America) were $63.4 million or 19.2% of consolidated sales for the fiscal year ended March 31, 1999, as compared to $62.9 million or 19.8% of consolidated sales for the fiscal year ended March 31, 1998. The slight decrease in international sales is primarily a result of decreased demand for our communications test products due in part to the economic slowdown in Asia.

Gross Profit

   Consolidated gross profit from continuing operations increased $6.9 million to $220.9 million or 67.0% of consolidated sales for the fiscal year ended March 31, 1999 as compared to $214.0 million or 67.3% of consolidated sales for the fiscal year ended March 31, 1998. The slight percentage decrease was attributable to a change in the sales mix within the consolidated group.

Operating Expenses

   Operating expenses from continuing operations consist of selling, general and administrative expense; product development expense; recapitalization and other related costs; and amortization of intangibles. Total operating expenses were $199.4 million or 60.5% for the fiscal year ended March 31, 1999 as compared to $151.6 million or 47.8% of consolidated sales for the fiscal year ended March 31, 1998. Excluding the impact of the recapitalization and other related costs, total operating expenses were $158.7 million or 48.1% of consolidated sales in fiscal 1999.

   Included in both cost of sales and operating expenses is the amortization of unearned compensation which relates to the issuance of stock options to employees and non-employee directors at a grant price lower than fair market value as defined as the closing price on the open market at the date of issuance. The amortization of unearned compensation in fiscal 1999 was $1.2 million and has been allocated to cost of sales; selling, general and administrative expense; and product development expense.

   Selling, general and administrative expense from continuing operations was $113.5 million or 34.4% of consolidated sales for the fiscal year ended March 31, 1999, as compared to $106.3 million or 33.4% of consolidated sales for the fiscal year ended March 31, 1998. The percentage increase is a result of increased selling and marketing expense due to an increase in compensation expense.

   Product development expense from continuing operations was $42.5 million or 12.9% of consolidated sales for the fiscal year ended March 31, 1999 as compared to $42.9 million or 13.5% of consolidated sales for the same period a year prior. The decrease is primarily due to the timing of expenses related to ongoing research and development programs.

   Recapitalization and other related costs from continuing operations totaling $40.8 million were incurred in connection with the recapitalization, consisting of cancellation payments of employee stock options, compensation expense due to the acceleration of unvested stock options, and other expenses resulting from the recapitalization.

   Amortization of intangibles from continuing operations was $2.7 million for the fiscal year ended March 31, 1999 as compared to $2.4 million for the same period a year prior. The increase was primarily attributable to increased goodwill amortization related to the acquisition of Pacific in June 1998.

Operating Income

   Operating income from continuing operations decreased to $21.5 million or 6.5% of consolidated sales for the fiscal year ended March 31, 1999 as compared to $62.4 million or 19.6% of consolidated sales for the same period a year prior. The decrease was primarily a result of the costs in connection with the recapitalization. Excluding these expenses, we generated operating income of $62.2 million or 18.9% of consolidated sales. The percentage decrease was primarily the result of higher operating expenses described above.

Interest

   Interest expense, net of interest income from continuing operations, was $42.8 million for the fiscal year ended March 31, 1999 as compared to interest income, net of interest expense of $1.8 million for the fiscal year ended March 31, 1998. The increase in net interest expense was attributable to the debt incurred in connection with the merger on May 21, 1998. Also included in interest expense is $2.7 million of amortization expense related to deferred debt issuance costs.

Other Income

   Other income from continuing operations was $15.7 million for the fiscal year ended March 31, 1999 as compared to $0.6 million for the same period in the previous year. The increase is a result of the sale of assets of ComCoTec for $21 million in gross proceeds that resulted in a gain of $15.9 million.

Taxes

   The effective tax rate from continuing operations changed to (1.2)% for the fiscal year ended March 31, 1999 as compared to 40.9% for the fiscal year ended March 31, 1998 due to permanent differences arising in connection with the accounting for the recapitalization, and a smaller amount of income before income taxes, which magnified the effect of such permanent differences.

Net Income (Loss)

   Net loss from continuing operations was $5.5 million or ($0.04) per share on a diluted basis for the fiscal year ended March 31, 1999 as compared to net income of $38.3 million or $1.80 per share on a diluted basis for the same period a year prior. The decrease was primarily attributable to the recapitalization and other related expenses, higher interest expense, and an increase in the weighted average number of shares outstanding in connection with the recapitalization, which collectively resulted in a lower earnings per share.

Backlog

   Backlog from continuing operations at March 31, 1999 was $90.8 million, an increase of 50.5% from $60.3 million at March 31, 1998. The increase is a result of additional bookings within the communications test and inflight information systems segments.

Business Segments

   We measure the performance of our subsidiaries by their respective earnings before interest, taxes, amortization of intangibles, non-recurring items, one-time charges and gain on sale of subsidiary, or EBITA. See Note S. Segment Information and Geographic Areas to our consolidated financial statements. The discussion below includes bookings (defined as new orders received) sales and EBITA for the two segments in which we participate in: communications test and inflight information systems as well as Other Subsidiaries.

                                                        Year Ended March 31,
                                                     --------------------------
Segment                                                1998     1999     2000
-------                                              -------- -------- --------
                                                           (In thousands)
Communications test segment:
  Bookings.......................................... $233,934 $260,722 $430,254
  Sales.............................................  240,432  238,942  349,886
  EBITA.............................................   50,614   42,800   62,447
Inflight information systems segment:
  Bookings.......................................... $ 38,758 $ 62,882 $ 71,411
  Sales.............................................   34,797   58,794   70,960
  EBITA.............................................   15,519   22,373   19,314
Other subsidiaries:
  Bookings.......................................... $ 43,627 $ 32,903 $ 32,391
  Sales.............................................   42,726   31,796   32,394
  EBITA.............................................    4,790    7,468    8,404

Fiscal 2000 Compared to Fiscal 1999--Communications Test

   Bookings for the communications test products increased 65.0% to $430.3 million for the fiscal year ended March 31, 2000, as compared to $260.7 million for the same period a year ago. The increase is due to a recovery from fiscal 1999's reduced order volume. We received an increase in orders for our transmission test equipment (transport and loop) as well as an increase in bookings due to the acquisition of ADA. We experienced a decrease in bookings during fiscal 1999 for our core instruments in part due to the Regional Bell Operating Companies, or RBOC's, consolidation of their purchasing practices as well as the economic slowdown in Asia.

   Sales of communications test products increased 46.4% to $349.9 million for the fiscal year ended March 31, 2000, as compared to $238.9 million for the same period a year ago. The increase in sales is a direct result of the increase in bookings. We shipped an increased amount of orders for our transmission test equipment (transport and loop) as well as orders for our training and software development.

   EBITA for the communications test products increased 45.9% to $62.4 million for fiscal 2000 as compared to $42.8 million for the same period a year ago. The increase in EBITA is a direct result of the increase in sales.

Fiscal 2000 Compared to Fiscal 1999--Inflight Information Systems

   Bookings for the inflight information systems increased 13.6% to $71.4 million for the fiscal year ended March 31, 2000 as compared to $62.9 million for the same period a year ago. The increase is due to the increase in our real-time flight information passenger video displays both in the general and commercial aviation markets. In addition, we purchased Pacific in June 1998 that provided a full year of operations during fiscal 2000 as compared to nine months during fiscal 1999.

   Sales of the inflight information systems increased 20.7% to $71.0 million for the fiscal year ended March 31, 2000 as compared to $58.8 million for the same period a year ago. The increase is a direct result of the increase in bookings. The Pacific acquisition contributed approximately 12% to the total sales growth.

   EBITA for inflight information systems decreased 13.7% to $19.3 million for the fiscal year ended March 31, 2000 as compared to $22.4 million for the same period a year ago. The decrease was due primarily to costs associated with potential acquisitions that did not materialize, consulting expenses and expenses relating to the hiring of additional field service technicians.

Fiscal 2000 Compared to Fiscal 1999--Other Subsidiaries

   Bookings for the Other Subsidiaries remained at essentially the same level during fiscal 2000 of $32.4 million as compared to $32.9 million for the same period a year ago. The bookings and the operating results during fiscal 2000 remained essentially the same although the mix differed. During June 1998 we sold ComCoTec, and in September 1999 we purchased Sierra.

   Sales of the Other Subsidiaries increased slightly to $32.4 million for the fiscal year ended March 31, 2000 as compared to $31.8 million for the same period a year ago.

   EBITA for the Other Subsidiaries increased 12.5% to $8.4 million for fiscal 2000 as compared to $7.5 million for the same period a year ago. The increase is due in part to better operating performance by our da Vinci subsidiary.

Fiscal 1999 Compared to Fiscal 1998--Communications Test

   Bookings for communications test products increased 11.5% to $260.7 million for the fiscal year ended March 31, 1999 as compared to $233.9 million for the same period in the previous year.

   Sales of communications test products decreased $1.5 million or 0.6% to $238.9 million for the fiscal year ended March 31, 1999 as compared to $240.4 million for the fiscal year ended March 31, 1998. We had been experiencing a decrease in demand for our core instruments in part due to the RBOC's consolidating their purchasing practices as well as the economic slowdown in Asia. This decrease was partially offset by an increase in demand for our systems and services.

   EBITA for the communications test products decreased $7.8 million to $42.8 million for the fiscal year ended March 31, 1999 as compared to $50.6 million for the same period a year prior. The reduction in EBITA is in part due to the sales volume decrease as well as reorganizing and investing in the our sales force.

Fiscal 1999 Compared to Fiscal 1998--Inflight Information Systems

   Bookings for the inflight information systems increased $24.1 million or 62.2% to $62.9 million for the fiscal year ended March 31, 1999 as compared to $38.8 million for the same period in the previous year. The increase was primarily a result of a continued increased demand for the our real-time flight information passenger video displays, as well as an increase in sales from the acquisition of Pacific.

   Sales for our inflight information systems increased $24.0 million or 69.0% to $58.8 million for the year ended March 31, 1999 as compared to $34.8 million for the same period a year prior. The increase in shipments is a result of the increased order volume as described above. The Pacific Acquisition accounted for approximately 32% of total growth.

   EBITA for the inflight information systems increased $6.9 million or 44.2% to $22.4 million for the fiscal year ended March 31, 1999 as compared to $15.5 million for the fiscal year ended March 31, 1998. The increase in EBITA is a result of the increased shipments as well as reducing redundant functions at Pacific.

Fiscal 1999 Compared to Fiscal 1998--Other Subsidiaries

   Bookings for the Other Subsidiaries decreased $10.7 million to $32.9 million for the fiscal year ended March 31, 1999 as compared to $43.6 million for the same period in the previous year. The decrease was primarily a result of the sale of ComCoTec in June 1998 as well as the shutdown of Parallax.

   Sales for our Other Subsidiaries decreased $10.9 million to $31.8 million for the year ended March 31, 1999 as compared to $42.7 million for the same period a year prior. The decrease in shipments was a result of the decreased order volume as described above.

   EBITA for the Other Subsidiaries increased $2.7 million to $7.5 million for the fiscal year ended March 31, 1999 as compared to $4.8 million for the period ended March 31, 1998. The increase was a result of the shutdown reserve and operating loss at Parallax that was incurred during fiscal 1998 as well as better operating performance by our da Vinci subsidiary.

Liquidity and Capital Resources

   Our liquidity needs arise primarily from debt service on the substantial indebtedness incurred in connection with the recapitalization and the WWG merger and from the funding of working capital and capital expenditures. As of March 31, 2000, we had $579.9 million of indebtedness, primarily consisting of $275.0 million principal amount of our 9 3/4% Senior Subordinated Notes due 2008, or the Senior Subordinated Notes, $234.9 million in borrowings under the term loan facility and $70.0 million borrowings under the revolving credit
facility. As of June 30, 2000, we had $    million of indebtedness, primarily
consisting of $275.0 million principal amount of the Senior Subordinated Notes
and $    in borrowings under the New Term Loans and $    million borrowings
under the New Revolving Credit Facility.

   Our Statement of Cash Flows for fiscal years 1998 through 2000 includes the cash flows from the industrial computing and communications segment on a fully-consolidated basis and has not been restated to reflect discontinued operations.

Cash Flows

   Our cash and cash equivalents decreased $34.6 million during the fiscal year ended March 31, 2000.

Working Capital

   For the fiscal year ended March 31, 2000, our net working capital decreased as our operating assets and liabilities provided a $9.3 million source of cash, excluding acquisitions. Accounts receivable increased, creating a use of cash of $18.2 million, primarily due to the increase in shipments during the last month of the fiscal year. Inventory levels decreased, creating a source of cash of $7.2 million, due primarily to better inventory management throughout the organization. Other current assets increased, creating a use of cash of $7.3 million, primarily due to the prepayment of expenses relating to the merger of TTC and WWG. Accounts payable increased, creating a source of cash of $12.4 million as we continue to manage our working capital. Other current liabilities increased, creating a source of cash of $15.3 million, in part related to an increase in commission and compensation expense as a result of the increase in sales during the last quarter of fiscal 2000.

Investing Activities

   Our investing activities totaled $142.3 million for the fiscal year ended March 31, 2000 in part for the purchase and replacement of property and equipment. The primary use of cash was for the acquisition of four companies during fiscal 2000 for a total purchase price of approximately $113.2 million (approximately $126.9 million in gross purchase price less $13.7 million of cash acquired); Sierra for net $6.2 million; ADA for net $67.2 million; ICS Advent (Europe) Ltd. for net $4.2 million; and Itronix UK for net $35.6 million.

   Our capital expenditures in fiscal 2000 were $21.9 million as compared to $11.3 in fiscal 1999. The increase during fiscal 2000 was primarily due to replacing certain of our ERP systems at the communications test and industrial computing and communications businesses. We are, according to the terms of the Senior Secured Credit Agreement, subject to annual maximum capital expenditures.

Debt and equity

   Our financing activities generated $50.4 million in cash during fiscal 2000, due primarily to revolving credit borrowings for the acquisition of the four companies described above. In addition, we repaid $17.1 million in term loan borrowings.

Debt

   In connection with the recapitalization, we entered into a senior secured credit facility which consisted of a $260 million term loan facility and a $110 million revolving credit facility. In addition, we incurred $275 million of debt through the sale of our 9 3/4% Senior Subordinated Notes. Our weighted-average interest rate on the loans under the senior secured credit facility was 7.85% per annum for fiscal 2000.

   Principal and interest payments under the senior secured credit agreement and interest payments on the senior subordinated notes represented significant liquidity requirements for us. Total interest expense including the amortization of deferred debt issuance costs was $51.9 million in fiscal 2000. In addition, during fiscal 2000 and 1999, we repaid approximately $17.1 million and $8 million, respectively, of term debt and incurred net borrowings under the Revolving Credit Facility of $70 million in fiscal 2000. At March 31, 2000, we had $40 million undrawn under the Revolving Credit Facility.

   To finance the acquisition of WWG, we needed to restructure our current debt and equity. As a result, on May 23, 2000 we entered into a new credit facility with a syndicate of lenders (the "Senior Secured Credit Facility"). Our new senior credit agreement (the "Senior Secured Credit Agreement"), which established the Senior Secured Credit Facility, provides for senior secured credit facilities in an aggregate principal amount of up to $860 million, consisting of:

  . a revolving credit facility available to Dynatech LLC in U.S. dollars or euros, in an aggregate principal amount of up to $175 million, which can also be used to issue letters of credit (the "New Revolving Credit Facility");

  . a Tranche A term loan of $75 million to Dynatech LLC with a six year amortization (the "Tranche A Term Loan");

  . a Tranche B term loan of $510 million to Dynatech LLC with a seven and one-half year amortization (the "Tranche B Term Loan"); and

  . German term loans from certain German banks in an aggregate amount equal to (Euro)108.375 million to our German subsidiaries with six year amortization periods (the "German Term Loans") (all term loans collectively, the "New Term Loans").

   The Senior Secured Credit Facility also provides for the issuance of a letter of credit that the German banks may draw upon in the event of the failure of our German subsidiaries to make payments on the (Euro)108.375 million loans, and our German subsidiaries are required to reimburse the letter of credit issuer for any such issuances. The amount of the letter of credit also may be fully drawn under certain circumstances, and in such event the amount of the draw shall convert into term loans to our German subsidiaries with similar amortization to the German term loans.

   We used the New Term Loans to refinance certain of our existing indebtedness and as part of the financing for the WWG merger. The New Revolving Credit Facility is available to us from time to time for potential acquisitions and other general corporate purposes.

   Principal and interest payments under the Senior Secured Credit Facility and interest payments on the Senior Subordinated Notes represent significant liquidity requirements for us. The Tranche A Term Loan will be amortized in:

  .  four quarterly installments of $750,000 commencing on June 30, 2000;

  .  four quarterly installments of $2.0 million commencing on June 30, 2001;

  . four quarterly installments of $3.75 million commencing on June 30, 2002;

  .  four quarterly installments of $7.5 million commencing on June 30, 2003;

  .  four quarterly installments of $2.5 million commencing on June 30, 2004;
     and

  . four quarterly installments of $2.25 million commencing on June 30, 2005.

  The Tranche B Term Loan will be amortized in:

  .  24 quarterly installments of $2.0 million, commencing on June 30, 2000;

  . four quarterly installments of $77.5 million commencing on June 30, 2006, and

  .  two quarterly installments of $76.0 million commencing on June 30, 2007.

  The German Term Loans will be amortized in:

  . four quarterly installments of (Euro)530,000 commencing on June 30, 2000;

  . twelve quarterly installments of (Euro)790,000 commencing on June 30, 2001;

  . four quarterly installments of (Euro)7.625 million commencing on June 30, 2004;

  . three quarterly installments of (Euro)15.780 million commencing on June 30, 2005; and

  .  one quarterly installment of (Euro)18.935 million on March 31, 2006.

  The $275 million of Senior Subordinated Notes will mature in 2008, and bear interest at 9 3/4% per annum.

   The loans under the Senior Secured Credit Facility bear interest at floating rates based upon the interest rate option elected by us. To fix the interest charged on a portion of the total debt outstanding under the Term Loan Facility and the New Term Loan Facility, we entered into interest rate swaps which are effective for periods ranging from two to three years which began in September 30, 1998. After giving effects to these arrangements, $220 million of the debt outstanding is subject to an effective average annual fixed rate of 5.66% (plus an applicable margin). The terms of one interest rate swap contract provide upon termination for a one-year option to renew 50% of the notional amount at the discretion of the lender. See Note L. Interest Rate Swap Contracts to our consolidated financial statements.

   The obligations of Dynatech LLC under the New Revolving Credit Facility, the Tranche A Term Loan, the Tranche B Term Loan and the reimbursement obligations of the German subsidiaries under the letter of credit relating to the German Term Loan is guaranteed by each active direct or indirect U.S. subsidiary of Dynatech LLC and by Dynatech Corporation. The obligations under the Senior Secured Credit Facility are secured by a pledge of Dynatech Corporation's equity interest in Dynatech LLC, by substantially all of the assets of Dynatech LLC and each active direct or indirect U.S. subsidiary of Dynatech LLC, and by a pledge of the capital stock of each such direct or indirect U.S. subsidiary, and 65% of the capital stock of each subsidiary of Dynatech LLC that acts as a holding company of Dynatech LLC's foreign subsidiaries.

   The Company's Senior Secured Credit Facility generally permits voluntary prepayment of loans thereunder without premium or penalty, subject to specified limitations. Mandatory prepayments are required to be made from (a) 100% of net proceeds from specified asset sales, casualty insurance and condemnation awards or other similar recoveries; (b) 100% of the net proceeds from the issuance of indebtedness by us, other than as permitted by the Senior Secured Credit Facility; and (c) 50% of annual excess cash flow for each fiscal year in which the ratio of our debt on the last day of such fiscal year to our EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for such fiscal year is greater than or equal to
4.0 to 1.0.

Future Financing Sources and Cash Flows

   The amount under the New Revolving Credit Facility that remained undrawn at June 1, 2000 was $175 million. The undrawn portion of this facility will be available to meet our future working capital and other business needs. We believe that cash generated from operations, together with amounts available under the New Revolving Credit Facility and any other available sources of liquidity, will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although we cannot assure that this will be the case. Our future operating performance and ability to service or refinance the Senior Subordinated Notes and to repay, extend or refinance the Senior Secured Credit Facilities (including the New Revolving Credit Facility) will be, among other things, subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Covenant Restrictions

   Our new Senior Secured Credit Facility contains covenants that, among other things, restrict our ability to dispose of assets, incur additional debt, guarantee obligations or incur contingent liabilities, repay our Senior Subordinated Notes, pay dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates. Our Senior Secured Credit Facility contains customary events of default. The indenture governing the Senior Subordinated Notes limits our ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit our ability to respond to market conditions, to meet its capital-spending program, to provide for unanticipated capital investments, or to take advantage of business opportunities. These restrictions, among other things, preclude Dynatech LLC from distributing assets to Dynatech Corporation (which has no independent operations and no significant assets other than its membership interest in Dynatech LLC), except in limited circumstances. In addition, under the Senior Secured Credit Facility, we are required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The New Term Loans under the Senior Secured Credit Facility are governed by negative covenants that are substantially similar to the negative covenants contained in the indenture governing the Senior Subordinated Notes, which also impose restrictions on the operation of our business.

New Pronouncements

   In December 1999 the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summaries the staff's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in our fourth quarter ended March 31, 2001. We evaluated the application of SAB 101 based on the current guidance and interpretations and have determined that it will not have a significant impact.

   In March 2000, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our results of operations or financial position.

   On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 was amended by Statement of Financial Accounting Standards No. 137 which modified the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We are assessing the impact of the adoption of SFAS 133 on our results of operations and its financial position.

Quantitative and Qualitative Disclosures about Market Risk

   We operate both manufacturing facilities and sales offices in over 80 countries. We are subject to business risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign currency exchange rates. We believe the political and economic risks related to our foreign operations are mitigated due to the stability of the countries in which our facilities are located. Our principal currency exposures against the U.S. dollar are in the major European currencies and in Canadian currency. We do not use foreign currency forward exchange contracts to mitigate fluctuations in currency. Our market risk exposure to currency rate fluctuations is not material. We do not hold derivatives for trading purposes.

   We use derivative financial instruments consisting solely of interest rate swap contracts. Our objective in managing our exposure to changes in interest rates (on our variable rate debt) is to limit the impact of such changes on earnings and cash flow and to lower our overall borrowing costs.

   At March 31, 2000, we had $234.9 million of variable rate debt outstanding. We currently have three interest rate swap contracts with notional amounts totaling $220 million which fixed our variable rate debt to a fixed interest rate for periods of two to three years in which we pay a fixed interest rate on a portion of our outstanding debt and receive three-month LIBOR.

   At March 31, 2000, all of our swap contracts had a fixed interest rate lower than the three-month LIBOR quoted by our financial institutions. However, the 3-month LIBOR rate was lower than the fixed interest rate during fiscal 1999 and the first part of fiscal 2000 creating a net additional interest expense (calculated as the difference between the interest rate in the swap contracts and the three-month LIBOR rate) recognized by us during fiscal 2000 and fiscal 1999 which was $0.4 million and $0.5 million, respectively. We performed a sensitivity analysis assuming a hypothetical 10% adverse movement in the floating interest rate on the interest rate sensitive instruments described above. We believe that such a movement is reasonably possible in the near term. As of March 31, 2000, the analysis demonstrated that such movement would cause us to recognize additional interest expense of approximately $1.4 million, and accordingly, would cause a hypothetical loss in cash flows of approximately $1.4 million.

                                    BUSINESS

Overview

   We are the world's second largest developer, manufacturer and marketer of instruments, systems, software and services used to test, deploy, manage and optimize communications networks, equipment and services. In addition to our communications test and management business, we also operate two subsidiaries, AIRSHOW and da Vinci. AIRSHOW is the leading provider of systems that deliver real-time news, information and flight data to aircraft passengers. da Vinci manufactures systems that correct or enhance the accuracy of color during the process of transferring film-based images to videotape.

                        Our Communications Test Business

Industry Background

Growth of Communications

   Over the past decade, telecommunications and data communications networks have undergone dramatic growth and have become a critical part of the global business and economic infrastructure. Numerous forces have contributed to this growth, including:

  . the proliferation of the Internet and corporate intranets;

  . growing demand for converged voice, data, video communications, and other services;

  . increasing use of wireless communications; and

  . worldwide deregulation of the communications industry, enabling a large number of new communications service providers to enter the market.

   To support growth in the number of subscribers and services and the resulting increase in traffic, communications service providers are making substantial investments to expand network capacity and capabilities. A significant portion of this spending is devoted to the purchase and deployment of equipment to increase network bandwidth and efficiency, such as optical networking technology and a variety of broadband access technologies, including digital subscriber line technology, or DSL, expanded cable infrastructure and broadband wireless access.

Need for Reliable Networks

   In today's environment of converging communication technologies, service providers are increasingly supplementing their basic voice transmission offerings, such as local and long distance calling, with high speed data transmission, broadband access, wireless telephony and the delivery of television programming. Responding to the growing demand for communications services and increased competitive pressures, service providers are devoting significant resources to testing and managing their networks to provide the highest levels of reliability in both new and existing service offerings as well as to expedite service deployment.

Growth and Importance of Communications Test and Management Products and
Services

   To help ensure that communications infrastructure equipment is deployed properly and functions reliably, communications service providers, equipment manufacturers and service users employ a number of instruments, systems, software and services to test, deploy, manage and optimize their communications networks, equipment and services. Communications test and management products and services consist of a broad range of instruments, systems, software and services designed to address the development, manufacture, installation, deployment, maintenance, monitoring and servicing of converged communications networks. These products and services are growing in their strategic importance to service providers, equipment manufacturers and service users due to market pressures to:

    Reduce time to revenue. Effective communications test and management products and services decrease the time required for service providers to turn-up new revenue-generating services and for equipment manufacturers to launch new products;

    Improve operational productivity. Test and management products and services can lower operational costs by reducing the need for mobile field service calls and lower training requirements for field technicians; and

    Enhance network reliability. Test and management products and services enable service providers and service users to deliver and maintain more reliable and cost effective communications services.

Challenges of Testing and Managing Modern Networks

   Communications networks were historically based on a limited number of technologies, many of which were designed by a single vendor. Consequently, service providers did not require a wide array of instruments or systems to test and manage their performance.

   With the deployment of new types of communications equipment, such as optical infrastructure, broadband, cable and wireless technologies and the emergence of multi-vendor environments, the process of deploying, testing and managing communications networks has become increasingly complex. In addition to multi-vendor environments and a broad array of technologies, other factors have made provisioning and managing network services more difficult, including:

    Managing all Stages of the Network Lifecycle. All providers must migrate through each phase of the network lifecycle, including network planning and design, equipment installation and commissioning, and service provisioning. Customers need consistency of results and performance through each phase.

    Emergence of Converged Networks. Voice, data and video services delivered on a single network infrastructure are beginning to emerge and require advanced test and management technologies. Communications test and management products and services must be capable of simultaneously evaluating a variety of network elements that use a wide range of physical media and protocols.

    Emphasis on Quality of Service. As customers require communications service providers to guarantee specific levels of bandwidth and network availability, test and management products must enable service providers and their customers to track network and service performance against contractual benchmarks. Increasingly reliant on mission critical applications, service users increasingly depend on the continuous availability of services and the network.

    Need for Automation. Competitive pressures to deploy new equipment and turn-up new services rapidly are creating an increasing demand for simplified, automated test and management products that require less manual labor to operate. In addition, the ease with which customers can switch providers and the proliferation of new equipment and services intensifies the need of service providers to identify and resolve problems rapidly.

    Changing Competitive Environment. Rapid deployment of new technologies and services, as well as the changes brought about by deregulation, dictate that test and management products be capable of administering highly dynamic networks and work across networks of multiple service providers.

    Globalization. As a result of the interconnection of international communications systems and continued worldwide expansion and consolidation of communications service providers, customers increasingly require test and management products that support a variety of standards and protocols.

   To support the rapidly changing needs of service providers, equipment manufacturers and service users, test and management systems must offer high levels of functional integration, automation and flexibility to operate across a variety of network protocols, technologies and architectures. Moreover, integrated test and management systems increasingly must enhance network performance, preemptively identify network faults and offer communications service providers valuable information for business analysis purposes.

Our Solution

   We develop, manufacture and market a broad range of instruments, systems, software and services used by communications service providers, equipment manufacturers and service users to optimize the development, manufacture, deployment and management of advanced communications networks. Our extensive knowledge of communications technologies, combined with the broad capabilities of our test and management products and services enable us to provide integrated test and management systems to our customers. Integrated test and management systems enable our customers to simplify and automate the deployment and maintenance of modern, converged networks by combining multiple functions historically found in discrete instruments into a single platform. Our products, systems and services help to shorten our customers' time to revenue, enable proactive management of customer service levels, reduce costs, and support evolving network architectures and technologies.

   We believe that our primary focus on communications test and management systems enables us to offer the most comprehensive family of products and services available. Our test and management systems currently support a wide array of transmission technologies, protocols and standards, including:

  . optical transmission, including SONET/SDH and DWDM equipment;

  . broadband access technologies, including xDSL and HFC cable;

  . data services, including IP, ATM and frame relay;

  . wireless telephony and wireless broadband access; and

  . traditional voice and time division multiplexed (TDMA) services.

Our Strategy

   Our goal is to be the global leader in helping companies test, deploy, manage, and optimize communications networks, equipment and services. To achieve this goal, we intend to:

    Continue to invest in research and development to address high growth market opportunities. We plan to continue investing in markets and technologies that offer substantial growth prospects. For example, we intend to continue designing and building products for the optical networking market as well as to expand our line of integrated test and management systems and software that enable customers to perform multiple functions on a single platform. In addition, we intend to continue to invest in professional services that enable our products to provide integrated solutions.

    Develop customer-focused solutions that address all phases of the network lifecycle. We design, develop, and manufacture products and provide services that are tailored to the specific needs of our customers with an emphasis on ease of use. We intend to continue to adapt our core technologies to deliver focused products that improve our customers' ability to test and manage increasingly large and complex networks and that are easily used by field technicians.

    Extend our global presence. Our customers' needs evolve through industry consolidation as well as with the deployment of new technologies and services. To support our customers more effectively, we intend to augment our sales, marketing and customer support organizations. In particular, we plan to extend the capabilities of our professional services and customer support operations to provide higher levels of consultative services, enhanced application engineering services and access to a wider array of instrument, systems, software and services.

    Pursue strategic acquisitions. The communications test and management systems market is large and highly fragmented. We plan to extend our market position by acquiring or investing in complementary businesses or technologies. In particular, we will continue to pursue companies or technologies that strengthen our competitive position in high growth areas of our market, such as fiber optics, wireless networks and integrated systems. For example, we recently acquired Applied Digital

   Access, Inc., a leading provider of network management products used to manage the quality, performance, availability and reliability of communications service providers' networks. In addition, we recently entered into an agreement to acquire substantially all of the assets and specified liabilities of Cheetah Technologies, a leading global supplier of automated test, monitoring and management systems for cable television and telecommunications networks.

Products and Markets

   We sell a wide range of communications test and management products. Our products are designed to help communications service providers, equipment manufacturers and service users test, deploy, manage and optimize the performance of their networks and equipment. Our products are based on our extensive technology base, developed during our decades of operating history. All of our products are designed to address our customers' desire to deploy new technologies and provision new services rapidly, decrease operating and maintenance costs and improve service reliability. Our products address the challenges of deploying and managing a variety of technologies and segments of the network including optical transmission systems, data services, voice services, wireless services, cable services, and video delivery.

   We market our products to three primary groups of customers: communications service providers, communications equipment manufacturers and service users. Communications service providers rely on our products and services to configure, test and manage network elements and the traffic that runs across them. Equipment manufacturers rely on our products to shorten the product development phase and verify the proper functioning of their products during final assembly and to monitor the performance of their products during installation and maintenance in their customers' networks. Finally, service users rely on our products to ensure the proper functioning of their communications networks. The instruments, systems, software and services described below offer focused solutions to these customer-specific needs.

Instruments

   Instruments are devices that perform specific communications test and monitoring functions. Designed to be mobile devices, these products assist technicians in assessing the performance of devices and network segments or verifying the integrity of the information being transmitted across the network. Our instruments incorporate high levels of intelligence and have user interfaces that are designed to simplify the operation of our products and decrease the training required to use them. We currently market more than 100 instruments, including products to address the performance of optical transmission equipment, broadband access technologies (xDSL and cable modems), data , voice, wireless and cable networks. Our instruments can be generally grouped into five categories and, in general, are used by service providers, equipment manufacturers and service users.

   Target Markets              Instrument Function             Representative Products
------------------------------------------------------------------------------------------
  Optical Transport Installation, commissioning and            . T-BERD 310
   Networks         maintenance of Optical Networks,             Communications Analyzer
                    currently addressing SONET/SDH (up to      . WWG OSA-155
                    OC-192/STM 64), DWDM and optical           . WWG ANT-20
                    spectrum analysis.                         . T-BERD 2310
                                                                 Communications Analyzer
------------------------------------------------------------------------------------------
  Data Networks     Installation, commissioning, and           . CycloneFrame IP Optimizer
                    maintenance of wide area (WAN) and local   . FIREBERD DNA-323 H.323
                    area (LAN) data networks, currently          Analyzer
                    addressing IP, Frame Relay, ATM, ISDN      . FIREBERD 6000
                    and Ethernet (Fast and Gigabit)              Communications Analyzer
                    technologies and protocols.                . WWG Domino WAN
                                                               . WWG Domino LAN
------------------------------------------------------------------------------------------
  Wireless Networks Testing of mobile phones, base stations    . Wavetek 4400
                    and wireless networks. Support for         . Wavetek 4100 Series
                    analog and digital wireless technologies   . Wavetek 4200 Series
                    including GSM, TDMA, CDMA and GPRS.        . Wavetek 4300 Series
------------------------------------------------------------------------------------------
  Telecom Access    Installation, commissioning and            . TTC 2000 Series
    Networks        maintaining access networks, currently     . TPI 350
                    addressing a wide array of technologies    . WWG Commander
                    including xDSL, El and T1.                 . T-BERD 950
------------------------------------------------------------------------------------------
  Cable Networks    Installation, commissioning and            . Micro Stealth (MS1000,
                    maintenance of advanced cable networks.      MS 1200, MS 1300)
                    Functions include signal level, leakage,   . CLI 1450, CLI 1750
                    spectrum analysis, and a complete set of
                    solutions for DTV and cable modem
                    signals.

--------------------------------------------------------------------------------

Systems

   Our systems are test and management devices that reside in the network. They can be accessed remotely using an intelligent terminal and allow multiple users to simultaneously perform specific communications test and management functions. Typically, our systems consist of hardware and software components that are derived from our core instrument products. Using an integrated test and management system, our customers are able to analyze a variety of network elements, transmission technologies and protocols from a single console, thereby simplifying the process of deploying, provisioning and managing network equipment and services. From a centralized location, technicians in their network operations center can have access to the test systems within the network and perform simultaneous test and monitoring functions on one or more systems, either manually or in an automated fashion. These capabilities decrease the need for technicians to make on-site service calls and allow service providers to respond to potential network faults proactively. Our customers typically begin using our instruments for initial deployments and start using systems within a year of the completion of deployment. By reusing the technology from our instrument products, we are able to enter new markets rapidly with new test and monitoring functionality that is very similar, in scope, to the existing instrument functions. We expect that a growing proportion of our sales will be derived from our systems products.

   The following table summarizes information about a number of our systems.


Representative
    Systems                        Function                                       Target Markets

  CENTEST         The CENTEST BTS is a next-generation      Optical Transport Networks,
  Broadband Test  multi-user remote optical test platform   Data Networks
  System (BTS)    installed in carrier central offices.

                  The BTS is operated remotely to test
                  optical transmission and data services
                  in both backbone and metro networks. The
                  BTS interfaces with optical switches and
                  cross-connects from multiple vendors to
                  gain access to the network for testing.
---------------------------------------------------------------------------------------
  CENTEST 650     The CENTEST 650 is a multi-user remote    Optical Transport Networks,
                  test platform installed in carrier        Data Networks, Wireless
                  central offices or points of presence.    Networks

                  The CENTEST 650 performs voice and data
                  service testing from DS0 subrates up to
                  STS-1.

                  Like the BTS, the CENTEST 650 interfaces
                  with digital cross-connect systems and
                  switches from multiple vendors. These
                  include systems from Cisco Systems,
                  Lucent Technologies, Alcatel, Nortel
                  Networks, Tellabs and Tadiran.
---------------------------------------------------------------------------------------
  Frame Sentry    Frame Sentry is a frame relay monitoring  Data Networks
                  and test system consisting of remote
                  test unit hardware and server software.

                  Frame Sentry enables a service provider
                  to view the performance of its frame
                  relay network from the network
                  operations center in real-time.
---------------------------------------------------------------------------------------
  T3AS            The T3AS is a test and monitoring system  Optical Networks, Data
                  which provides testing of DS0 and DS1     Networks, Wireless Networks
                  services from a DS3 access point,
                  without network or service interruption.

                  The T3AS is used by carriers for remote
                  network troubleshooting in central
                  offices, points of presence or CELEC co-
                  location sites.
---------------------------------------------------------------------------------------
  WWG 8620        A Quality of Service (QoS) and network    Switched Voice Networks,
                  performance test system for assessing     Data Networks, Wireless
                  end-to-end network performance, billing   Networks
                  integrity, and surveillance. This can be
                  performed on PSTN, ISDN, SS#7, and GSM
                  networks.
---------------------------------------------------------------------------------------
  WWG PathTrak    A return path performance monitoring      Cable Networks
                  system that enables users to more
                  efficiently maintain advanced cable
                  networks with high quality of service.
---------------------------------------------------------------------------------------
  ATLAS           Distributed remote fiber optic test       Optical Transport Networks
                  system monitors availability and
                  performance of fiber optic networks.

--------------------------------------------------------------------------------

Software

   After our customers have deployed new networks or network technologies, their focus often shifts to the rapid provisioning, monitoring and management of services carried over those networks. We develop software applications that enable customers to automate their service fulfillment and service assurance processes. Our products assist customers in provisioning network services, monitoring the performance of networks and services, and assessing the quality of the services, or QoS, delivered. QoS refers to the achievement of specific performance benchmarks defined by agreements between communications service providers and the customer. These agreements are commonly called service level agreements, or SLAs, and specify such things as network availability, maximum allowable transmission latencies, guaranteed levels of bandwidth or maximum acceptable data loss. Our software applications allow service providers and users to track SLAs more readily and are capable of integrating with diverse network and transmission technologies, database management systems, order management and customer care applications, and other network management and assessment technologies. Our principal software applications are described below.

  . NetOptimize Service Activator. This product enables automated, or flow through, provisioning by activating new services for specific customers in real-time. Service Activator provides a graphical environment that enables the user to configure the service. Service Activator then automatically selects the most efficient routing for the service and performs the end-to-end activation by interfacing to all of the network elements that are required to provide that service. Service Activator can activate services for multi-vendor transmission networks (TDM and optical), access networks (DSL) and Data/IP networks. Service Activator interfaces with elements from Lucent, Nortel, Fujitsu, Alcatel, Tellabs and Newbridge.

  . NetOptimize Alarm Manager. This fault management product performs real time monitoring and surveillance of transmission on networks. Alarm Manager filters, collects, and categorizes faults/alarms and enables users to manage the resolution of the alarms. Alarm Manager interfaces with over 150 network elements.

  . NetOptimize Capacity Manager. This product enables users to manage the capacity of voice networks. It collects performance data from network switches and identifies current or future capacity problems. Capacity management enables customers to proactively anticipate network bottlenecks and reconfigure the network to avoid capacity problems. With the advent of Voice over IP networks, this product is being used to address capacity management problems for data networks. Capacity Manager interfaces with network elements from Lucent, Nortel, Siemens and Ericsson.

  . NetOptimize Service Monitor. This product enables our customers to monitor, manage and report on the QoS and SLAs for specific customers. This product can monitor end-to-end services for transmission networks (TDM and optical), access networks and Data/IP networks. Service Monitor interfaces with network elements from Lucent, Cisco, Newbridge, Alcatel and Tellabs.

  . NetAnalyst. This is a software system that manages telecommunications testing services throughout a service provider's network. NetAnalyst allows a network control center to perform centralized testing by accessing remote test units, such as the CENTEST BTS. NetAnalyst reduces site visits, accelerates service activation and improves overall network and service quality.

Services

   We offer a range of product support and professional services geared to address comprehensively our customers' requirements. We provide repair, calibration and software support services for our products. We also provide technical assistance on a global basis for a wide array of test equipment. In addition, we provide a complete set of educational services that are aimed at both product and technology areas. These training services are offered through open enrollment or public course offerings. In addition, we consult with customers on their training needs and develop custom curricula for company personnel. Custom on-site and alternative training options are also available to our customers. Project management services are an integral part of our professional services offerings. These services are provided in conjunction with system integration projects that include installation and implementation services. Custom software and interface development are a key offering that builds upon our process consulting and software development expertise. We provide both product and process consulting to our customers. This consulting is tailored to our product offerings and systems.

Customers

   We market our products to three primary groups of customers: communications service providers, equipment manufacturers and service users.

Communications Service Providers

   Communications service providers offer telecommunications, wireless and, increasingly, data communication services to end users, enterprises or other service providers. Typically, communications service providers utilize a variety of network equipment and software to originate, transport and terminate communications sessions. Communications service providers rely on our products and services to configure, test and manage network elements and the traffic that runs across them. Also, our products help to ensure smooth operation of the network and increase the reliability of services to customers.

   We sell our products and services to virtually all inter-exchange carriers, or IXCs; incumbent local exchange carriers, or ILECs; competitive local exchange carriers, or CLECs; internet service providers, or ISPs; integrated communications providers, or ICPs; wireless network operators; cable service providers; international post, telephone and telegraph companies, or PTTs; and other service providers.

Equipment Manufacturers

   Communications equipment manufacturers design, develop, install and maintain voice, data and video communications equipment. These products include switches, routers, voice gateways, cellular base stations, cable headends, optical access and multiplexing devices and other types of communications systems. Network equipment manufacturers rely on our products to verify the proper functioning of their products during final assembly and testing. Increasingly, because communications service providers are choosing to outsource installation and maintenance functions to the equipment manufacturers themselves, equipment manufacturers are using our instruments, systems and software to assess the performance of their products during installation and maintenance of a customer's network.

Service Users

   We also sell our test and management instruments, systems, software, and services to large corporate customers, government operators and educational institutions.

   None of our customers represented more than 10 percent of our sales during fiscal 2000.

Sales, Marketing and Customer Support

   Our products and services are primarily sold through our direct sales force. As of May 31, 2000, on a pro forma basis giving effect to our merger with WWG and our other acquisitions and divestitures, we employed approximately 750 communications test sales personnel throughout North America, Europe, the Middle East, Africa, Latin America and Asia. In addition, we market and sell our products and services through third party distributors and sales representatives in areas where our direct sales efforts are less developed. Through our distributors, sales representatives and direct sales force, we have a presence in over 80 countries. In addition, we use the Internet, advertisements in the trade press, direct mail, seminars, trade shows and quarterly newsletters to raise awareness of our products.

   Our sales and marketing staff consists primarily of engineers and technical professionals. They undergo extensive training and ongoing professional development and education. We believe that the skill level of our sales and marketing staff has been instrumental in building longstanding customer relationships. In addition, our frequent dialogue with our customers provides us with valuable input on systems and features they desire in future products. We believe that our consultative sales approach and our product and market knowledge differentiate our sales force from those of our competitors.

   Our local sales forces are highly knowledgeable of their respective markets, customer operations and strategies, and regulatory environments. In addition, our representatives' familiarity with local languages and customs enables them to build close relationships with our customers.

   We provide installation, repair and training services to enable our customers to improve performance of their networks. We operate service centers that are located near many of our major customers. We also offer on-line support services to supplement our on-site application engineering support. Customers can also access our products remotely through our technical assistance center.

Competition

   The markets for communications test products and services are rapidly evolving and highly competitive. We believe that the principal competitive factors affecting our business include:

  . quality and breadth of product offerings;

  . adaptability to evolving technologies and standards;

  . speed of new product introductions;

  . depth and breadth of customer relationships;

  . price and financing terms;

  . research and design capabilities;

  . scale of installed base;

  . technical support training and customer service and training;

  . strength of distribution channels; and

  . product scalability and flexibility.

   We believe we compete favorably with respect to the above factors. Our principal competitors in the communications test and management markets include Agilent Technologies, Tektronix and Anritsu. We also compete with a number of other companies who offer products that address discrete portions of our markets, including Hekimian Laboratories, Digital Lightwave, Exfo Electro-Optical Engineering and Sunrise Telecom. Some of our competitors may have greater sales, marketing, research and financial resources than we do. In addition, new competitors with significant market presence and financial resources may enter our markets and reduce our market share.

Research and Development

   We believe that our significant commitment to research and development activities has enabled us to offer customers an extensive range of products and services, and we plan to continue investing in research and development activities. For the year ended March 31, 2000, on a pro forma basis to give effect to the WWG merger and our other acquisitions and divestitures, we invested approximately $141.3 million in research and development activities of which approximately $122.0 million was applied to our communications test business.

Other Businesses

   We operate two subsidiaries, AIRSHOW and da Vinci. For the year ended March 31, 2000, AIRSHOW and da Vinci generated $97.5 million in net sales; or approximately 9.6% of our total sales on a pro forma basis giving effect to our merger with WWG and our other acquisitions and divestitures.

AIRSHOW

   Our AIRSHOW subsidiary is the leading supplier of inflight video information systems and services for passengers of private and commercial aircraft. We market AIRSHOW products to airlines, aircraft manufacturers, avionics installation centers and owners and operators of corporate aircraft. AIRSHOW products are installed on over 4,500 general aviation aircraft and on approximately 3,800 aircraft owned by 120 commercial airlines. AIRSHOW's key products are:

  . The Airshow moving map system, which provides passengers with a graphical representation of the aircraft's location, heading, altitude and other information displayed in real time;

  . The Airshow Network, which delivers to passengers of private aircraft text-based network broadcasts of stock quotes, news briefs, business updates, and customized financial reports; AIRSHOW currently has agreements to provide up-to-the-minute content from CNN, Wall Street Journal Interactive, Bloomberg, SportsTicker and Intellicast weather products; and

  . Airshow TV, which provides direct broadcast satellite TV to corporate aircraft.

da Vinci

   Our da Vinci subsidiary manufactures and sells digital color correction systems. da Vinci systems are used by video post-production and commercial production facilities to correct and enhance color saturation levels as video images are transferred from film to video tape for editing and distribution. da Vinci systems are sold worldwide through our direct sales force, as well as in conjunction with manufacturers of related products.

   da Vinci has benefited from the transition from analog to production systems and digital high-definition television, or HDTV, broadcast standards. Many post-production facilities worldwide have begun retooling in advance of the widespread availability of HDTV programming by purchasing new equipment such as HDTV-compatible color enhancement systems such as da Vinci's new "2K" product.

Patents and Proprietary Rights

   We rely primarily on trade secrets, trademark laws, confidentiality procedures and contractual restrictions to establish and protect our proprietary rights. We own a number of U.S. and foreign patents and patent applications that are collectively important to our business. We do not believe, however, that the expiration of any patent or group of patents would materially affect our business.

Manufacturing

   We manufacture a portion of our products and outsource to third parties a portion of our manufacturing activities, such as the assembly of printed circuit boards and the fabrication of some mechanical parts. We generally perform our own final assembly and testing of our products. We operate 14 manufacturing and assembly facilities worldwide. Twelve of these facilities are certified as ISO 9002-compliant, and 10 are certified ISO-9001 facilities. In addition, in 1996, we received ISO 14001 certification, which relates to environmental compliance in Germany.

   The components we use to build our products are generally available from a number of suppliers. We rely on a number of limited-source suppliers for specific components and parts. Although we have entered into long-term purchasing contracts with some of these suppliers, we cannot assure you that these suppliers will be able to meet our needs or that we will not experience component shortages. If we were required to locate new suppliers or additional sources of supply, we could experience a disruption in our operations or incur additional costs in procuring required materials.

Backlog

   On a pro forma basis giving effect to our merger with WWG and our other acquisitions and divestitures, our backlog at March 31, 2000 was approximately $269 million.

Legal Proceedings

   We are a party to various legal actions that arose in the ordinary course of our business. We do not expect that resolution of these legal actions will have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations.

Whistler Litigation

   In 1994, we sold our radar detector business to Whistler Communications of Massachusetts. On June 27, 1996, Cincinnati Microwave, Inc., or CMI, filed an action in the United States District Court for the Southern District of Ohio against us and Whistler Corporation, alleging willful infringement of CMI's patent for a mute function in radar detectors. We, along with Whistler, have asserted in response that we have not infringed CMI's patent, and that, in any event, the patent is invalid and unenforceable. We obtained an opinion from outside counsel that CMI's patent is invalid. We intend to offer that opinion (and other evidence) to demonstrate that any alleged infringement of CMI's patent due to our prior manufacture and sale of the Whistler series radar detectors was not valid.

   On February 14, 1997, CMI filed for bankruptcy in the United States Bankruptcy Court for the Southern District of Ohio. Pursuant to that filing, CMI sold its mute feature patent (and other assets) to Escort Acquisition Corp. CMI, however, retained the right to seek past damages from us.

   On March 24, 1998, CMI and its co-plaintiff Escort filed a motion for summary judgment. We opposed that motion and went on to complete discovery, which closed on June 20, 1998. We then filed our own series of summary judgment motions.

   A hearing on the parties' dispositive motions was held in May 1999. On May 27, 1999, Whistler filed a Chapter 11 bankruptcy petition in the United States District Court for the District of Massachusetts. As a result of that filing, CMI's patent infringement litigation is stayed as to Whistler.

   On February 18, 2000, the United States Magistrate issued a Report and Recommendation on some of the pending motions, recommending that judgment be entered in our favor on half of the claims asserted by CMI. Then, on June 9, 2000, the Magistrate issued a second Report and Recommendation, recommending that the plaintiffs be precluded from recovering any damages for any alleged infringement that occurred prior to June 1996. Because we could not have infringed on CMI's patent after it sold its radar detector business to Whistler in 1994, if this Recommendation is adopted by the District Court Judge, we would have no liability to CMI. The parties have filed (and will file) various objections to the two Report and Recommendations. If necessary, trial in this matter is scheduled for November 2000. We intend to continue to defend this lawsuit vigorously and do not believe that the outcome of this litigation will have a material adverse effect on our financial condition, results of operation, or liquidity.

Employees

   As of March 31, 2000, on a pro forma basis giving effect to our merger with WWG and our other acquisitions and divestitures, we employed approximately 4,600 persons. Of these, approximately 1,200 were employed in engineering, approximately 1,200 in sales and marketing and approximately 1,200 in general and administrative functions. Some of our European employees are members of a workers' council, principally due to applicable legal requirements in the jurisdictions in which they work. However, none of our other employees are represented by labor unions and we believe our employee relations are good.

Properties

   The following table describes our design and manufacturing facilities:

Location                                Square Feet Title
--------                                ----------- ------
Eningen, Germany                          779,000    Owned
Germantown, Maryland                      277,000   Leased
Indianapolis, Indiana                     206,000   Leased
Research Triangle Park, North Carolina     93,100   Leased
Plymouth, United Kingdom                   86,400    Owned
San Diego, California                      62,368   Leased
Tustin, California (AIRSHOW)               52,000   Leased
Munich, Germany                            51,000   Leased
Research Triangle Park, North Carolina     50,800   Leased
Kirkland, Washington (AIRSHOW)             50,500   Leased
Salem, Virginia                            35,900   Leased
Sao Paulo, Brazil                          32,400    Owned
Burnaby, British Columbia                  25,604   Leased
St. Etienne, France                        23,400   Leased
Ft. Lauderdale, Florida (da Vinci)         16,300   Leased
Rennes, France                             16,200    Owned
Zurich, Switzerland                        15,700   Leased
Carson City, Nevada (da Vinci)             15,000   Leased
Burlington, Massachusetts                  14,600   Leased
Terre Haute, Indiana                       12,600   Leased
Milan, Italy                               11,200    Owned
Baden, Austria                             10,800    Owned
Bern, Switzerland                           9,800    Owned
Scarborough, Ontario, Canada                8,200    Owned
Buenos Aires, Argentina                     3,400    Owned

   We believe our facilities are in good operating condition.

Government Regulation and Industry Standards and Protocols

   We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the U.S. Federal Communications Commission and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth our directors and executive officers, their ages as of June 30, 2000, and the position currently held by each person:

 Name                      Age Title
 ----                      --- -----
 Ned C. Lautenbach........  56 Chairman, President and Chief Executive Officer
 Allan M. Kline...........  55 Corporate Vice President, Chief Financial
                               Officer and Treasurer
 John R. Peeler...........  45 Corporate Vice President and President and Chief
                                Executive Officer of our Communications Test
                                Business
 Dennis E. Ferguson.......  55 Corporate Vice President and President of
                               Airshow, Inc.
 Samuel W. Tishler........  62 Corporate Vice President--Corporate Development
 Mark V.B. Tremallo.......  43 Corporate Vice President--General Counsel
 Robert W. Woodbury, Jr...  43 Corporate Vice President and Corporate
                               Controller
 Brian D. Finn............  39 Director (2)
 Marvin L. Mann...........  67 Director (1)
 William O. McCoy.........  66 Director (1)(2)
 Victor A. Pelson.........  63 Director (1)
 Joseph L. Rice, III......  68 Director
 Brian H. Rowe............  69 Director (2)
 Richard J. Schnall.......  30 Director
 Peter M. Wagner..........  47 Director

-----------------------
(1) Member of Audit Committee
(2) Member of Compensation Committee

   Ned C. Lautenbach presently serves as our Chairman, President and Chief Executive Officer and as a Director. He has served as Chairman, President and Chief Executive Officer since May 20, 1999, and as a Director since November 30, 1998. Mr. Lautenbach joined Clayton, Dubilier & Rice, Inc. in 1998 from IBM Corporation where he served as Senior Vice President and Group Executive of Worldwide Sales and Services. During his career at IBM, he held a variety of other senior executive positions in several divisions, including President of the National Distribution Division of the United States, President, Asia Pacific, and Chairman, IBM World Trade Corporation. Mr. Lautenbach received his M.B.A. from Harvard University and his B.A. in economics at the University of Cincinnati. He is a director of Eaton Corporation and Axcelis Technologies, Inc. and a member of the Board of Trustees of Fidelity Investments and the Council on Foreign Relations. He is a limited partner of CD&R Associates V Limited Partnership ("Associates V"), the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership, a Director of CD&R Investment Associates II, Inc. ("Associates II Inc."), the managing general partner of Associates V.
Mr. Lautenbach is also a limited partner of CD&R Associates VI Limited Partnership ("Associates VI"), the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership, and is a Director of CD&R Investment Associates VI, Inc. ("Associates VI Inc."), the managing general partner of Associates VI.

   Allan M. Kline presently serves as our Corporate Vice President, Chief Financial Officer and Treasurer and, since May 21, 1998, as a Director. Mr. Kline joined us in June 1996. From 1995 to 1996, he served as Senior Vice President, Chief Financial Officer of CrossComm Corporation, a manufacturer of networking products. From 1994 to 1995, he was President of TAR Acquisition Corp., a private investment company. From 1989 to 1994, Mr. Kline was also a Director of CrossComm Corporation. From 1990 to 1994, Mr. Kline was Senior Vice President, Chief Financial Officer of Cabot Safety Corporation, a subsidiary of Cabot Corporation. Prior to that, he served at Leggett & Platt, Incorporated and was a partner with Arthur Young & Company.

   John R. Peeler presently serves as Corporate Vice President and President and Chief Executive Officer of our Communications Test Business and, since May 21, 1998, as a Director. Mr. Peeler has been employed by us since 1980 and has held positions of increasing responsibility including Vice President of Engineering, Vice President of Product Development, Division President, and Executive Vice President and Chief Operating Officer. Prior to joining us he was a communications systems design engineer with Hughes Network Systems (formerly M/A Com DCC). Mr. Peeler received a Bachelor of Science degree and a Master of Science degree, both in electrical engineering, from the University of Virginia.

   Dennis E. Ferguson serves as our Corporate Vice President, a position to which he was elected on November 30, 1998, and President of our AIRSHOW, Inc. subsidiary. Mr. Ferguson joined us in 1994. Mr. Ferguson previously served from 1990 to 1994 as General Manager of Intercon Security, Inc., a manufacturer and provider of security systems and services. Prior to 1990 he was employed by Sundstrand Turbomach and served as Vice President and General Manager of Transcom, an in-flight entertainment division of Sundstrand.

   Samuel W. Tishler presently serves as our Corporate Vice President-- Corporate Development. Mr. Tishler joined us in September 1994. From 1988 to 1994, he was Vice President of Raytheon Ventures, the venture capital portfolio of Raytheon Co. From 1986 to 1988, he was Chief Executive Officer of Kloss Video Corporation, a manufacturer of video projectors. From 1977 to 1986, he served as Vice President of ADL Enterprises, a wholly owned subsidiary of Arthur D. Little, Inc. From 1970 to 1977, Mr. Tishler was President of Harnessed Energies, Inc., a manufacturer of scientific instrumentation.

   Mark V.B. Tremallo presently serves as our Corporate Vice President--General Counsel. Mr. Tremallo joined us in May 1997. From 1995 to 1997 he served as Vice President, General Counsel and Secretary of Aearo Corporation (formerly Cabot Safety Corporation), a manufacturer of industrial safety products. From 1990 to 1995 he was General Counsel of Cabot Safety Corporation, a subsidiary of Cabot Corporation.

   Robert W. Woodbury, Jr. presently serves as our Corporate Vice President and Corporate Controller. Mr. Woodbury joined us in January 1996. From 1992 to January 1996, he served as Vice President and Controller for Kollmorgen Corporation, a manufacturer of motion control devices. From 1990 to 1992, he was Chief Financial Officer of Kidde Fenwal, Inc., a manufacturer of fire suppression equipment.

   Brian D. Finn is a principal and Director of Clayton, Dubilier & Rice, Inc. and, since May 21, 1998, one of our Directors. Mr. Finn is also a Director of U.S. Office Products Company, a corporation in which Clayton, Dubilier & Rice Fund V Limited Partnership has an investment and of Baxter International and Telemundo Holdings, Inc. Mr. Finn joined Clayton, Dubilier & Rice, Inc. in 1997 from Credit Suisse First Boston where he was Managing Director and Co-Head of Mergers & Acquisitions. Mr. Finn received his B.S. in Economics from The Wharton School of the University of Pennsylvania. He is a limited partner of Associates V and a Director of Associates II Inc. Mr. Finn is also a limited partner of Associates VI and a Director of Associates VI Inc.

   Marvin L. Mann has served as a Director since February 4, 1999. He also has served since April 1999 as Chairman Emeritus of the Board of Directors of Lexmark International Group, Inc., a corporation in which an affiliate of Clayton, Dubilier & Rice, Inc. had an investment from 1991 through 1998. He served as Chairman of the Board of Lexmark International Group, Inc. from March 1991 through April 1999, as Chief Executive Officer from March 1991 through May 1998, and as President from March 1991 through February 1997. Prior to such time, Mr. Mann held numerous positions with IBM. During his IBM career, Mr. Mann held a number of executive positions including President of the Information Products Division, President of the Service Sector Division and President and Chief Executive Officer of the Satellite Business Systems. He was elected an IBM Vice President in 1985. Mr. Mann also serves as a director of the M.A. Hanna Company and Imation Corporation and is a member of the board of trustees of Fidelity Investments.

   William O. McCoy has served as a Director since July 20, 1999. He is currently the Acting Chancellor of The University of North Carolina at Chapel Hill. He retired in January 1999 as Vice President for Finance of the sixteen-campus University of North Carolina. He joined UNC General Administration in 1995 after a 35-year career with the BellSouth Corporation, where he served as Vice Chairman of the Board of Directors from 1984 through 1994. Mr. McCoy also serves as a director of Kenan Transport Company, Carolina Power and Light Company, Liberty Corporation of Greenville, S.C. and the Weeks Corporation in Atlanta and is a member of the board of trustees of Fidelity Investments and a partner of Franklin Street Partners.

   Victor A. Pelson has served as a Director since September 28, 1999. He presently serves as a Senior Advisor of Warburg Dillon Read. Prior to his affiliation with Warburg Dillon Read, Mr. Pelson held numerous positions at AT&T Corporation. During his AT&T career, Mr. Pelson held a number of executive positions including Chairman of AT&T Global Operations, Group Executive and CEO of AT&T's Communications Services Group. He was also the Chairman of the New Jersey State Chamber of Commerce from 1989 to 1991. Mr. Pelson is also a member of the Board of Directors of United Parcel Services, Eaton Corporation, Dun and Bradstreet and Carrier One International LLC.

   Joseph L. Rice III is a principal and Chairman of Clayton, Dubilier & Rice, Inc. and, since May 21, 1998, one of our Directors. In addition, Mr. Rice is a Director of Uniroyal Holding, Inc., Remington Arms Company, Inc., RACI Holding, Inc. and Thyssen Schulte Bautechnik, corporations in which an investment partnership managed by Clayton, Dubilier & Rice, Inc. has an investment, and serves as a trustee of Williams College and The Manhattan Institute. He is a graduate of Williams College and Harvard Law School. Mr. Rice is a limited partner of Associates V, and is a Director, Chairman and President of Associates II Inc. Mr. Rice is also a limited partner of Associates VI, and is a Director, Chairman and President of Associates VI Inc.

   Brian H. Rowe has served as a Director since November 30, 1998. He is currently Chairman Emeritus of GE Aircraft Engines in Cincinnati, Ohio, where he also served as Chairman from September 1993 through January 1995, and as President and Chief Executive Officer from 1979 through 1993. Mr. Rowe also serves as a director of Atlas Air, Inc., B/E Aerospace, Inc., Fifth Third Bank, Stewart & Stevenson Services, Inc., Convergys Corporation and Textron Inc.

   Richard J. Schnall is a principal of Clayton, Dubilier & Rice, Inc. and since September 28, 1999, a Director. In addition, Mr. Schnall is also a Director of Schulte GmBH & Co. KG. Prior to joining Clayton, Dubilier and Rice, Inc. in 1996, Mr. Schnall worked in the investment banking divisions of Smith Barney & Co. and Donaldson, Lufkin & Jenrette, Inc. He also worked for McKinsey and Company, Inc. Mr. Schnall is a graduate of the Wharton School at the University of Pennsylvania and Harvard Business School. He is a limited partner of Associates V, a Director of Associates II Inc., a limited partner of Associates VI and a Director of Associates VI Inc.

   Peter M. Wagner joined Debitel AG, Stuttgart, Germany, as its President and Chief Executive Officer on May 22, 2000. From September 30, 1998 until May 19, 2000 he served as President, Chief Executive Officer and Director of WWG, and was elected to our Board on March 23, 2000. Mr. Wagner served as President, Chief Executive Officer and Managing Director of Wandel & Goltermann, Inc. from February 1998 to September 1998, as Executive Vice President, Chief Operating Officer and Managing Director of Wandel & Goltermann, Inc. from October 1995 to February 1998 and as Vice President, Sales and Marketing from March 1995 to October 1995. From January 1990 to February 1995, Mr. Wagner was General Manager of the Line Transmission Systems Division of Alcatel SEL AG in Stuttgart, Germany.

Compensation of Directors

   Directors who are not also officers or employees of Dynatech or any subsidiary or a representative of Clayton, Dubilier & Rice Fund V Limited Partnership, Clayton, Dubilier & Rice Fund VI Limited Partnership or any successor investment vehicle managed by Clayton, Dubilier & Rice, Inc. ("Eligible Directors") receive quarterly awards of our common stock in lieu of annual retainer, meeting fees, chairman's fees and any other fees for services as a director under the terms of the Non-Employee Directors Stock Incentive Plan. Our Board of Directors determines the number of shares to be awarded each year based on the recommendation of the

Compensation Committee. The intent is that the number of such shares will have a value (at the time the number of shares subject to quarterly share awards for such year are established) approximately equal to the amount of cash fees that would be payable to each Eligible Director for his or her services based on appropriate competitive practices. For 2000, the quarterly share award has been established at 4,000 shares of our common stock.

   Each Eligible Director also receives a one-time stock option grant for 25,000 shares of common stock upon his or her initial election to the Board of Directors. Each option has a ten year term and an exercise price equal to the grant date fair market value of the common stock, as defined in the Non-Employee Directors Stock Incentive Plan, based on an independent financial appraisal of the common stock's value. Each such option will generally become exercisable in five equal installments over the first five anniversaries of the date of grant, assuming that the person is still a Director on each such date.

   Each Eligible Director also may purchase up to $250,000 of our common stock pursuant to the Directors Stock Purchase Plan at the fair market value on the date of purchase, as defined in such plan, based on an independent financial appraisal of the common stock's value. Our Board of Directors may permit an Eligible Director to purchase a greater amount of our common stock taking into account the scope of the Eligible Director's duties and commitment of time to us, and the extent to which such Eligible Director's actions are expected to affect our performance. In 1999, our Board of Directors permitted Mr. Lautenbach to purchase $1 million of our common stock in the aggregate based on his expected contributions to the Company.

Composition of Board and Committees

   Our Board of Directors is classified in three classes, with members of each class serving for staggered terms. The terms of office of each class expire at different times in annual succession, with one class being elected at each year's annual meeting of shareholders. Messrs. Kline, Schnall, Rowe, Pelson and Wagner are members of Class I and will serve until the 2001 Annual Meeting. Messrs. Peeler, Lautenbach and Mann are members of Class II and will serve until the 2002 Annual Meeting. Messrs. Rice, Finn and McCoy are members of Class III and will serve until the 2000 Annual Meeting.

   Our Board of Directors has three committees, the executive committee, the audit committee and the compensation committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

   The executive committee is vested with the authority of the Board of Directors between meetings of the Board of Directors in most matters (other than with respect to certain fundamental issues). The executive committee is comprised of Messrs. Lautenbach and Finn.

   The audit committee makes recommendations to the Board of Directors regarding the independent auditors to be approved by the shareholders, reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews audit results with the independent auditors. The audit committee is comprised of Messrs. Mann, Pelson and McCoy.

   The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on the compensation of our officers and the adoption and modification of major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and authorization. The compensation committee administers our stock plans and is comprised of Messrs. Finn, Rowe and McCoy.

Executive Compensation

   The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid to our current and former Chief Executive Officers and the four highest compensated executive officers who were serving as executive officers at the end of fiscal 2000, who are collectively referred to as the Named Executive Officers, for services rendered in all capacities with respect to the fiscal years ended March 31, 1998, 1999 and 2000:

                           Summary Compensation Table

                                                          Long-Term
                                                     Compensation Awards
                          Annual Compensation (1)            (2)
                         -------------------------- ---------------------
   Name and Principal    Fiscal                     Securities Underlying      All Other
        Position          Year  Salary($) Bonus($)       Options(#)       Compensation ($)(3)
   ------------------    ------ --------- --------- --------------------- -------------------
Ned C. Lautenbach (4)...  2000         0          0               0                  0
 Chairman, President and
 Chief Executive Officer

John F. Reno (5)........  2000    86,182    152,000               0                  0
 Chairman, President and  1999   507,500  1,130,203               0             61,492
 Chief Executive Officer  1998   481,250    604,053       1,111,320             11,857

John R. Peeler..........  2000   322,500    628,875         150,000             19,269
  Corporate Vice
  President, President
  and Chief Executive
  Officer of              1999   295,000     50,936               0             90,917
  Communications Test
   Business               1998   270,000    383,513         486,080             47,870

Allan M. Kline..........  2000   271,250    365,735          75,000             35,442
 Corporate Vice
  President,              1999   251,250    422,613               0             24,067
 Chief Financial Officer
  and Treasurer           1998   218,750    198,108         313,600             23,060

Samuel W. Tishler.......  2000   207,500    291,530          50,000             25,646
 Corporate Vice
  President-              1999   188,333    255,105          98,000             24,834
 Corporate Development    1998   176,667    145,338         623,280             15,834

Robert W. Woodbury,
 Jr.....................  2000   195,406    277,453          50,000             25,050
 Corporate Vice
  President-              1999   181,481    260,325         196,000             19,385
 Corporate Controller     1998   168,375    121,989         241,080             16,184

-----------------------
(1) Perquisites and other personal benefits paid to each Named Executive Officer in each instance aggregated less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each Named Executive Officer, and accordingly, have been omitted from the table as permitted by the rules of the SEC.

(2) Figures in this column show the number of options for the common stock granted. We did not grant any restricted stock awards or stock appreciation rights to any of the Named Executive Officers during the years shown. Options for the year 1998 have been converted to reflect the May 1998 recapitalization.

(3) Figures in this column represent our contributions on behalf of each of the Named Executive Officers under the 401(k) plan. These figures also include our contributions under a nonqualified deferred compensation plan.

(4) Effective May 20, 1999, Mr. Lautenbach became Chairman, President and Chief Executive Officer of Dynatech. Mr. Lautenbach who is a principal of Clayton, Dubilier & Rice, Inc., or CD&R, has entered into a Loanout Agreement, dated as of May 19, 1999, with us, Dynatech LLC and CD&R pursuant to which he does not receive compensation for his services rendered to us. See "Certain Transactions."

(5) Mr. Reno retired as Chairman, President and Chief Executive Officer of the Company effective May 19, 1999 and remained an employee to assist in the transition of his duties until July 30, 1999.

2000 Option Grants

   The following table sets forth information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended March 31, 2000:

                          Option Grants in Fiscal 2000

                                     Individual Grants (1)
                         ----------------------------------------------
                                                                         Potential Realizable
                                      % of Total                           Value at Assumed
                          Number of    Options                           Annual Rates of Stock
                         Securities   Granted to   Exercise             Price Appreciation for
                         Underlying  Employees in  or Base                  Option Term (2)
                           Options      Fiscal      Price    Expiration -----------------------
Name                     Granted (#)   Year(%)    ($/Sh) (1)    Date      5% ($)      10% ($)
----                     ----------- ------------ ---------- ---------- ----------- -----------
Ned C. Lautenbach.......       --        --           --           --           --          --
John F. Reno............       --        --           --           --           --          --
John R. Peeler..........   150,000       1.6%        3.25    6/15/2009      306,586     776,949
Allan M. Kline..........    75,000       0.8%        3.25    6/15/2009      153,293     388,475
Samuel W. Tishler.......    50,000       0.5%        3.25    6/15/2009      102,195     258,983
Robert W. Woodbury,
 Jr.....................    50,000       0.5%        3.25    6/15/2009      102,195     258,983

-----------------------
(1) Options vest annually in five equal installments beginning on the first anniversary date of grant. The options in this table expire ten years after grant.

(2) These columns show the hypothetical value of the options granted at the end of the option terms if the price of the Dynatech common stock were to appreciate annually by 5% and 10%, respectively, based on the grant date value of Dynatech's stock.

2000 Aggregate Option Exercises and Option Values

   The following table sets forth certain information regarding stock option exercises by the Named Executive Officers during the fiscal year ended March 31, 2000, and stock options held by the Named Executive Officers at March 31, 2000:

   Aggregated Options Exercises in Fiscal Year 2000 and FY-End Option Values

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised         In-the-Money
                                                     Options at FY-End (#)(1)  Options at FY-End ($)(2)
                                                     ------------------------- -------------------------
                           Shares
                         Acquired on      Value
Name                     Exercise(#) Realized ($)(3) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- --------------- ----------- ------------- ----------- -------------
Ned C. Lautenbach.......       --             --            --          --            --          --
John R. Reno............   723,945      2,450,200           --          --            --          --
John R. Peeler..........       --             --      2,696,960     150,000     7,826,548     112,500
Allan M. Kline..........    15,000        106,760     1,278,600      75,000     2,693,859      56,250
Samuel W. Tishler.......    21,000        210,867       621,879     128,400     1,275,477     155,100
Robert W. Woodbury,
 Jr.....................       --             --        811,439     206,800     2,051,530     272,700

-----------------------
(1) Based on the number of shares subject to these options at fiscal year end March 31, 2000.

(2) Calculated on the basis of the fair market value of our common stock as determined by the Board of Directors in accordance with the Amended and Restated 1994 Stock Option Plan on March 31, 2000, $4.00, less the applicable option exercise price.

(3) Calculated on the basis of the fair market value of our common stock on the date of exercise, less the option exercise price.

Employment and Other Agreements

   In May 1998, we entered into employment agreements with Messrs. Kline and Peeler. The employment agreements generally provide for an initial term of five years. Pursuant to their employment agreements, Messrs. Kline and Peeler currently receive an annual base salary of $275,000 and $335,000, respectively, and are entitled to participate in the Company's annual incentive compensation program which provides an annual bonus based on the satisfaction of certain performance targets as determined by our board of directors. In addition, Messrs. Kline and Peeler may participate in all of our pension, deferred compensation and supplemental savings programs, insurance programs, including life, medical, dental and disability, and other special benefit or perquisite programs generally available to our senior executives. The employment agreements further provide for the election of such officers to serve as directors during their employment with us.

   Pursuant to their respective employment agreements, all options to purchase our common stock held by Mr. Kline prior to the May 1998 recapitalization, and a substantial majority of the options held by Mr. Peeler prior to the May 1998 recapitalization, became fully vested and exercisable. In addition, the employment agreements restrict the ability of the executive to transfer shares of common stock beneficially owned by him (other than certain permitted transfers for estate planning purposes and transfers not exceeding in the aggregate 25% of the common stock owned, or subject to options held by the executive at the effective time of the May 1998 recapitalization) during his tenure.

   The employment agreements also provide that, in the event of our termination of the executive's employment during the term of the agreement other than for "Cause" (as defined in the employment agreements) or by the executive for "Good Reason" (as defined in the employment agreements), the executive will be entitled to special termination benefits consisting of (a) continued payments of his average annual base salary and average annual bonus until the second anniversary of the date of termination, (b) continued coverage under our medical insurance plan until his 65th birthday and (c) a pro rata incentive compensation bonus for the portion of the calendar year preceding such termination. The agreements also contain customary indemnification, confidentiality, noncompetition and nonsolicitation provisions.

   In connection with the May 1998 recapitalization, we also entered into certain agreements with Messrs. Tishler and Woodbury. These agreements provide that, in the event of a termination of employment prior to the third anniversary of the effective time of the May 1998 recapitalization by us other than for "Cause" (as defined in the agreements) or by the executive for "Good Reason" (as defined in the agreements), the executive will be entitled to special termination benefits during a salary continuation period ranging from 12 to 18 months, depending on the executive's period of service with us. These salary continuation benefits will consist of continued payments of the executive's average annual base salary, average annual bonus and continued coverage under our medical insurance and other benefit plans. These agreements also contain customary indemnification, confidentiality, noncompetition and nonsolicitation provisions. Pursuant to the agreements, a substantial majority of the options to purchase shares of our common stock held by Messrs. Tishler and Woodbury prior to the May 1998 recapitalization became fully vested and exercisable.

   In connection with his resignation as Chairman, President and Chief Executive Officer as of May 19, 1999, and subsequent retirement on July 30, 1999, we entered into a retirement agreement with Mr. Reno under which he will receive monthly payments until May 31, 2001. Mr. Reno also received a bonus payment of $152,000 for the portion of our fiscal year which elapsed prior to his retirement. In addition, we agreed that Mr. Reno may hold the stock issuable upon the exercise of certain incentive stock options, despite our right to repurchase such shares under Mr. Reno's employment agreement. All of Mr. Reno's other outstanding vested options were cashed out on the effective date of his termination of employment based on the fair market value per share of our common stock as determined by the Board of Directors in accordance with the Amended and Restated 1994 Stock Option Plan.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of June 30, 2000, information regarding the beneficial ownership of our shares of common stock.

   The table sets forth the number of shares beneficially owned and the percentage ownership before the offering and after the completion offering for:

  . each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

  . each executive officer named in our summary compensation table and each director; and

  . all executive officers and directors as a group.

   As of June 30, 2000, our outstanding equity securities consisted of 187,235,650 shares of common stock.

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address c/o Dynatech Corporation, 3 New England Executive Park, Burlington, Massachusetts 01803-5087.

                                                 Amount and  Percent of Common
                      Name                        Nature of      Stock (2)
                      ----                       Beneficial  -----------------
                                                  Ownership   Before   After
                                                     (1)     Offering Offering
                                                 ----------- -------- --------
Principal Shareholders
Clayton, Dubilier & Rice Fund V Limited
 Partnership (3)................................ 123,290,770   65.8%
Clayton, Dubilier & Rice Fund VI Limited
 Partnership (4)................................  30,625,000   16.4%
Directors and Executive Officers
Ned C. Lautenbach...............................     307,692     *       *
John R. Peeler (5)..............................   2,738,907   1.2%      *
Allan M. Kline (6)..............................   1,309,769     *       *
Robert W. Woodbury (7)..........................     860,856     *       *
Samuel W. Tishler (8)...........................     581,088     *       *
Dennis E. Ferguson (9)..........................     522,660     *       *
Mark V.B. Tremallo (10).........................     354,489     *       *
Brian H. Rowe (11)..............................     109,923     *       *
Marvin L. Mann (12).............................     105,923     *       *
William O. McCoy (13)...........................      97,923     *       *
Victor A. Pelson (14)...........................      88,923     *       *
Peter M. Wagner (14)............................      66,500     *       *
All current Directors and Executive Officers as
 a group (15 persons) (15)...................... 161,060,423  73.5%

   The symbol "*" denotes less than 1% of outstanding common stock.
----------------------
 (1) Represents shares of common stock beneficially owned on June 30, 2000. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.

 (2) Based upon 187,235,650 shares of common stock outstanding as of June 30, 2000. Common stock includes all shares of outstanding common stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-1 promulgated pursuant to the U.S. Securities Exchange Act of 1934, as amended), all shares of common stock subject to any right of acquisition by such person, through exercise of conversion of any security, within 60 days of June 30, 2000. The percent of common stock owned by Clayton, Dubilier & Rice Fund V Limited Partnership and by Clayton, Dubilier & Rice Fund VI Limited Partnership is calculated based upon the number of shares outstanding and does not include shares issuable upon the exercise of outstanding options.

 (3) CD&R Associates V Limited Partnership ("Associates V") is the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership ("CD&R Fund V") and has the power to direct CD&R Fund V as to the voting and disposition of shares held by CD&R Fund V. CD&R Investment Associates II, Inc. ("Associates II Inc.") is the managing general partner of Associates V and has the power to direct Associates V as to its direction of CD&R Fund V's voting and disposition of the shares held by CD&R Fund V. No person controls the voting and dispositive power of Associates II Inc. with respect to the shares owned by CD&R Fund V. Each of Associates V and Associates II Inc. expressly disclaims beneficial ownership of the shares owned by CD&R Fund V. The business address of Associates II Inc., Associates V and CD&R Fund V is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

 (4) CD&R Associates VI Limited Partnership ("Associates VI") is the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership ("CD&R Fund VI") and has the power to direct CD&R Fund VI as to the voting and disposition of shares held by CD&R Fund VI. CD&R Investment Associates VI, Inc. ("Associates VI Inc.") is the managing general partner of Associates VI and has the power to direct Associates VI as to its direction of CD&R Fund VI's voting and disposition of the shares held by CD&R Fund VI. No person controls the voting and dispositive power of Associates VI Inc. with respect to the shares owned by CD&R Fund VI. Each of Associates VI and Associates VI Inc. expressly disclaims beneficial ownership of the shares owned by CD&R Fund VI. The business address of Associates VI Inc., Associates VI and CD&R Fund VI is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

 (5) Includes 2,030,866 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

 (6) Includes 1,293,600 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

 (7) Includes 860,639 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

 (8) Includes 580,479 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

 (9) Includes 522,040 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

(10) Includes 338,469 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

(11) Includes 5,000 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

(12) Includes 5,000 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

(13) Includes 5,000 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

(14) Does not include any shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000.

(15) Includes 5,641,093 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of June 30, 2000. Includes 123,290,770 shares of common stock owned by CD&R Fund V and 30,625,000 shares of common stock owned by CD&R Fund VI. Ned C. Lautenbach, Brian D. Finn, Joseph L. Rice, III and Richard J. Schnall may be deemed to share beneficial ownership of the shares owned of record by the Clayton Dubilier & Rice funds by virtue of their status as stockholders of Associates II Inc., and Associates VI Inc., the general partners of Associates V and Associates VI , respectively, the general partners of CD&R Fund V and CD&R Fund VI, respectively, but each expressly disclaims such beneficial ownership of the shares owned by CD&R Fund V and CD&R Fund VI. The voting stockholders of Associates II Inc. and Associates VI Inc. share investment and voting power with respect to securities owned by CD&R Fund V and CD&R Fund VI, respectively, but no individual controls such investment or voting power.

                              CERTAIN TRANSACTIONS

CD&R Fund V and CD&R Fund VI

   Clayton, Dubilier & Rice Fund V Limited Partnership, or CD&R Fund V, is a private investment fund managed by Clayton, Dubilier & Rice, Inc. The general partner of CD&R Fund V is CD&R Associates V Limited Partnership, or Associates V, a Cayman Islands exempted limited partnership. Associates V has three general partners. The managing general partner of Associates V is CD&R Investment Associates II, Inc., or Associates II, Inc., a Cayman Islands exempted company. The other general partners of Associates V are CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company and CD&R Investment Associates, Inc., a Delaware corporation.

   Clayton, Dubilier & Rice Fund VI Limited Partnership, or CD&R Fund VI, is a private investment fund managed by Clayton, Dubilier & Rice, Inc. The general partner CD&R Fund VI is CD&R Associates VI Limited Partnership, or Associates VI, a Cayman Islands exempted limited partnership. The general partner of Associates VI is CD&R Investment Associates VI, Inc., or Associates VI, Inc., a Cayman Islands exempted company.

CD&R

   Clayton, Dubilier & Rice, Inc., or CD&R, is a private investment firm which is organized as a Delaware corporation. It is the manager of a series of investment funds, including CD&R Fund V and CD&R Fund VI, formed to invest in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital coupled with the provision of managerial assistance can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. CD&R generally assists in structuring and arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, it generally provides management and financial consulting services to the companies in which its investment funds have invested during the period of such fund's investment. Such services include helping such companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies in improving the operational, marketing and financial performance of such companies.

   Mr. Lautenbach, who is a principal of CD&R, serves as our Chairman, President and Chief Executive Officer. In May of 1999, we, our wholly-owned subsidiary Dynatech LLC, and CD&R, entered into a Loanout Agreement pursuant to which Mr. Lautenbach will not receive compensation for these services and will continue to be an employee of CD&R and not Dynatech. Mr. Rice, who is a principal and Chairman of CDR, is a Director and the Chairman and President of both Associates II, Inc. and Associates VI, Inc., is a stockholder and Director of CD&R Cayman Investment Associates, Inc., and also serves as one of our directors. Mr. Finn, who is a principal of CD&R and is a Director of Associates II, Inc. and Associates VI, Inc., also serves as one of our directors. Mr. Schnall, who is a principal of CD&R and is a Director of Associates II, Inc. and Associates VI, Inc., also serves as one of our directors.

   At the time of the May 1998 recapitalization, we entered into a consulting agreement with CD&R that provides, for so long as CD&R Fund V has an investment in us and our subsidiaries, for (a) an annual fee initially of $500,000, for providing management and financial consulting services to us and our subsidiaries and (b) reimbursement of out-of-pocket expenses it incurs after the May 1998 recapitalization. At the closing of the May 1998 recapitalization, we paid CD&R a transaction fee of $9.2 million plus reimbursement of out-of-pocket expenses in consideration for arranging the May 1998 recapitalization, arranging and negotiating the financing for the May 1998 recapitalization as well as related services. We also agreed to indemnify CD&R and certain related parties, subject to certain limitations, against all claims and liabilities arising out of or in connection with the U.S. Securities Act, the U.S. Exchange Act or any other applicable securities or other laws in connection with the May 1998 recapitalization and related transactions and the operation of the business following the May 1998 recapitalization, including, without limitation, this offering. In addition, in May 1998, we entered into a registration rights agreement with CD&R Fund V and certain other shareholders that provides that the parties may require us to register their shares of common stock under the U.S. Securities Act.

   In connection with the WWG merger and the concurrent establishment of our new Senior Secured Credit Facility, we incurred approximately $40 million of transaction fees and expenses, including $6 million payable to CD&R for services rendered in connection with the WWG merger and the related financing. We also agreed to indemnify CD&R and certain related parties, subject to certain limitations, against all claims and liabilities arising out of or in connection with the U.S. Securities Act, the U.S. Securities Exchange Act of 1934, as amended, or any other applicable securities or other laws in connection with the WWG merger and related transactions. In addition, the registration rights agreement which we had entered into with CD&R Fund V was amended to include CD&R Fund VI as a party.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock consists of: (a) 350,000,000 shares of common stock, par value $.01 per share and (b) 100,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Voting

   Holders of common stock have exclusive voting rights except as otherwise required by law and to the extent that our Board of Directors may determine that holders of a series of preferred stock have exclusive voting rights or have the right to vote together as a single class with the holders of shares of common stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Approval of matters brought before the shareholders require the affirmative vote of a majority of shares present and voting, except where a greater or lesser voting percentage may otherwise be required by law.

Dividends

   Holders of common stock will be entitled to participate in dividends as and when declared by our Board of Directors out of funds legally available for their payment.

Liquidation Rights

   Subject to the rights of creditors and holders of preferred stock, holders of common stock will be entitled to share ratably in a distribution of our assets upon our liquidation, dissolution or winding up.

Registration Rights of Certain Holders

   Pursuant to an agreement among us, Clayton, Dubilier & Rice Fund V Limited Partnership, Clayton, Dubilier & Rice Fund VI Limited Partnership and certain other holders of shares of common stock, these shareholders are entitled to certain demand registration rights. Pursuant to such agreement, the shareholders may make up to four requests that we file a registration statement under the U.S. Securities Act. Upon such request and subject to certain conditions, we generally will be required to use our best efforts to effect any such registration. In addition, if we propose to register any of our securities, either for our own account or for the account of other shareholders, we are required, with certain exceptions, to notify all holders of registrable stock and, subject to certain limitations, to include in such registration all of the shares of common stock requested to be included by the holders of registrable stock. Our directors and officers and some of our other shareholders with registration rights have agreed not to exercise their registration rights until 135 days in the case of our directors and officers, or 180 days in the case of the Clayton, Dubilier & Rice Funds, following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. We generally are obligated to bear the expenses, other than expenses sellers must pay under applicable law, underwriting discounts and sales commissions, of all of these registrable shares.

Preemptive Rights

   The common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our stock of any class or any other securities convertible into shares of our common stock, with the exception of options to purchase common stock pursuant to our stock option plans.

Classification of the Board of Directors

   Our directors are classified in three staggered classes.

Preferred Stock

General

   Authorized shares of preferred stock may be issued from time to time by our board of directors, without shareholder approval, in one or more series. Subject to the provisions of our certificate of incorporation, as amended, and the limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the shareholders.

   One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the board of directors' authority described above may adversely affect the rights of the holders of common stock. For example, our preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Delaware Anti-Takeover Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

  . a shareholder who owns 15% or more of our outstanding voting stock
    (otherwise known as an "interested shareholder"),

  . an affiliate of an interested shareholder, or

  . an associate of an interested shareholder

for three years following the date that the shareholder became an "interested shareholder." A "business combination" includes a merger or sale of more than 10% of our assets.

   However, the above provisions of Section 203 do not apply if:

  . our board approves the transaction that made the shareholder an "interested shareholder", prior to the date of that transaction;

  . after the completion of the transaction that resulted in the shareholder becoming an "interested shareholder", that shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; or

  . on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our shareholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested shareholder".

   This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our shareholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

   Our bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  . we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, as amended, our bylaws or agreements; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

   The limitation of liability and indemnification provisions in our certificate of incorporation, as amended, and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is                 .

                          DESCRIPTION OF INDEBTEDNESS

   After giving effect to this offering, we and our subsidiary Dynatech LLC will have outstanding debt under our Senior Secured Credit Facility and our senior subordinated notes.

Senior Secured Credit Facility

   Our Senior Secured Credit Agreement provides for senior secured credit facilities in an aggregate principal amount of up to $860 million, consisting of (1) a revolving credit facility available to Dynatech LLC in U.S. dollars or euros, in an aggregate principal amount of up to $175 million, (2) a Tranche A term loan of $75 million to Dynatech LLC with a six year amortization, (3) a Tranche B term loan of $510 million to Dynatech LLC with a seven and one-half year amortization and (4) German term loans from certain German banks in an aggregate amount equal to approximately euro 108 million to our German subsidiaries with six year amortizations. The Senior Secured Credit Facility also provides for the issuance of a letter of credit that the German banks may draw upon in the event of the failure of our German subsidiaries to make payments on the approximately euro 108 million loans, and our German subsidiaries are required to reimburse the letter of credit issuer for any such issuances. The amount of the letter of credit also may be fully drawn under certain circumstances, and in such event the amount of the draw shall convert into term loans to our German subsidiaries with similar amortization to the German term loans.

   Amortization. The Tranche A term loan will be amortized in four quarterly installments of $750,000 commencing on June 30, 2000, four quarterly installments of $2.0 million commencing on June 30, 2001, four quarterly installments of $3.75 million commencing on June 30, 2002, four quarterly installments of $7.5 million commencing on June 30, 2003, four quarterly installments of $2.5 million commencing on June 30, 2004 and four quarterly installments of $2.25 million commencing on June 30, 2005. The Tranche B term loan will be amortized in 24 quarterly installments of $2.0 million, commencing on June 30, 2000, four quarterly installments of $77.5 million commencing on June 30, 2006, and two quarterly installments of $76.0 million commencing on June 30, 2007. The German term loans will be amortized in four quarterly installments of euro 530,000 commencing on June 30, 2000, twelve quarterly installments of euro 790,000 million commencing on June 30, 2001, four quarterly installments of euro 7.625 million commencing on June 30, 2004, three quarterly installments of euro 15.78 million commencing on June 30, 2005 and one quarterly installment of euro 18.935 million on March 31, 2006.

   Use of Facility. We used the term loans to refinance certain existing indebtedness and as part of the financing for the WWG merger. Our revolving credit facility of $175 million is available to us from time to time for potential acquisitions and other general corporate purposes.

   Guarantee; Security. The obligations of Dynatech LLC under our revolving credit facility and the Tranche A and Tranche B term loans and the reimbursement obligations of our German subsidiaries under the letter of credit relating to the German term loan is guaranteed by each active direct or indirect U.S. subsidiary of Dynatech LLC and by Dynatech Corporation. The obligations under our Senior Secured Credit Facility are secured by a pledge of our equity interest in Dynatech LLC, by substantially all of the assets of Dynatech LLC and each active direct or indirect U.S. subsidiary of Dynatech LLC, and by a pledge of the capital stock of each such direct or indirect U.S. subsidiary, and 65% of the capital stock of each subsidiary of Dynatech LLC that acts as a holding company of Dynatech LLC's foreign subsidiaries.

   Interest. The term loans and loans under our revolving credit facility bear interest at floating rates based upon the interest rate option we elect.

   Prepayments. Our Senior Secured Credit Facility generally permits voluntary prepayment of loans thereunder without premium or penalty, subject to specified limitations. Mandatory prepayments are required to be made from (a) 100% of net proceeds from specified asset sales, casualty insurance and condemnation awards or other similar recoveries; (b) 100% of the net proceeds from the issuance of indebtedness by us, other than as permitted by our Senior Secured Credit Facility; and (c) 50% of annual excess cash flow for each fiscal year in which the ratio of our debt on the last day of such fiscal year to our EBITDA for such fiscal year is greater than or equal to 4.0 to 1.0.

   Covenants and Events of Default. Our Senior Secured Credit Facility contains covenants that, among other things, restrict our ability to dispose of assets, incur additional debt, guarantee obligations or incur contingent liabilities, repay our 9 3/4% Senior Subordinated Notes due 2008, pay dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates. Our Senior Secured Credit Facility contains customary events of default.

   This summary of the material provisions of our senior credit facility, is qualified in its entirety by reference to all of its provisions, which have been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information".

Senior Subordinated Notes

   Our senior subordinated notes were issued in an aggregate principal amount of $245 million and will mature on May 15, 2008. The issuer of the senior subordinated notes is Dynatech LLC and the notes are guaranteed on a senior subordinated basis by us. Interest on the senior subordinated notes accrues at the rate of 9 3/4% per annum and is payable semi-annually in arrears on each May 15 and November 15.

   On or after May 15, 2003, the senior subordinated notes may be redeemed at the option of Dynatech LLC, in whole or in part from time to time at a redemption price, expressed as a percentage of principal amount, as set forth below:

                                                                      Redemption
                                  Period                                Price
                                  ------                              ----------
      2003...........................................................  104.875%
      2004...........................................................  103.250%
      2005...........................................................  101.625%
      2006...........................................................  100.000%

   Additionally, at any time prior to May 15, 2001, we may use the proceeds from one or more equity offerings to redeem up to 35% of the senior subordinated notes at a redemption price equal to 109.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, subject to some restrictions.

   This summary of the material provisions of the senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which has been filed as an exhibit to the registration of which this prospectus forms a part. See "Additional information."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Since May 1998, our common stock has been available on the over-the-counter market. However, because it was not listed on a national or regional securities exchange, it has been thinly traded. Future sales of substantial amounts of our common stock in the public market following this offering, including shares issued upon exercise of outstanding options or options that may be granted after this offering, could harm market prices and could impair our ability to raise capital through the sale of our equity securities. Sales of a substantial amount of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Upon the closing of this offering and assuming that none of our outstanding
options are exercised, we will have outstanding         shares of common stock,
or            shares if the underwriters exercise their over-allotment option in full. Of these outstanding shares, all of the shares sold in this offering will be freely tradable without restriction under the U.S. Securities Act, except for shares purchased by our "affiliates", as that term is defined in Rule 144 under the U.S. Securities Act. Any shares purchased by our affiliates generally may be sold in compliance with Rule 144 as described below.

   The remaining           shares outstanding are "restricted securities"
within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the U.S. Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   As of June 30, 2000, options for a total of 31,308,459 shares of common stock had been granted under our 1994 stock option incentive plan, and options for a total of 125,000 shares of common stock had been granted under our other stock option plans. Approximately 15,102,000 of those options are vested and
exercisable. Of those vested shares,       are subject to 135-day lock-up
agreements described below.

   Based on shares outstanding as of June 30, 2000, taking into account the lock-up agreements and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements prior to the expiration of the applicable lock-up periods, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date of the registration statement, the shares sold in this offering will be immediately available for sale in the public market;

  .  beginning 135 days after the date of this prospectus, approximately additional shares will become eligible for sale under Rule 144 or 701, subject to volume restrictions as described below;

  . beginning 180 days after the date of this prospectus, 153,915,770 additional shares will become eligible for sale from time to time thereafter subject to compliance with the U.S. Securities Act; and

  . the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

Lock-up Agreements and Other Contractual Restrictions

   Our officers and directors and some other shareholders who own in the
aggregate approximately       shares, representing approximately     % of our
total outstanding common stock after this offering have entered into lock-up agreements or other contractual restrictions providing that they will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 135 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation.

   In addition, we and the Clayton, Dubilier & Rice funds, which own in the
aggregate 153,915,770 shares, representing   % of our total outstanding common
stock after this offering, have entered into lock-up agreements providing that they will not offer, sell, contract to sell or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation.

   As a result of these lock-up agreements and other contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, none of these shares will be resellable until 136 days or 181 days, in the case of the shares held by the Clayton, Dubilier & Rice funds, after the date of this prospectus. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements or other contractual restrictions. For further details on the lock-up agreements and other contractual restrictions, see "Underwriting."

Rule 144

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding; or

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the six months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights Agreements

   Following this offering, some of our shareholders will, under certain circumstances, have the right to require us to register their shares for future sale. See "Description of Capital Stock --Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 2000 we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives and as joint book-running managers, the following respective numbers of shares of common stock:

                                                                       Number
            Underwriter                                               of Shares
            -----------                                               ---------
   Credit Suisse First Boston Corporation............................
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.................................................
                                                                        -----
       Total.........................................................
                                                                        =====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to     additional shares at the public offering price less the
underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and
 Commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $


   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the U.S. Securities and Exchange Commission a registration statement under the U.S. Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers and directors and some of our shareholders who own in the
aggregate approximately    shares, representing   % of our total outstanding
common stock after this offering, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 135 days after the date of this prospectus.

   The Clayton, Dubilier & Rice funds which own in the aggregate 153,915,770
shares, representing   % of our total outstanding common stock after this
offering, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market, subject to official notice of issuance, under the symbol
"      ".

   The public offering price was determined by negotiation between the underwriters and us. The principal factors considered in determining the public offering price included the following:

  . the information set forth in this prospectus;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   A pricing committee of our board of directors established the public offering price following such negotiations.

   We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the U.S. Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing share in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the issuance of the securities offered in this offering will be passed upon for us by Debevoise & Plimpton, New York, New York. Debevoise & Plimpton also acts and may continue to act as counsel to Clayton, Dubilier & Rice, Inc. and its affiliates and to us and our affiliates. Franci J. Blassberg, Esq., a partner of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is one of our directors and a shareholder of the managing general partners of the general partners of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited partnership, our controlling shareholders. Legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Dynatech Corporation as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000 included in this prospectus and the financial statements schedules included in the Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The audited consolidated financial statements of Wavetek Wandel Goltermann, Inc. and subsidiaries for the fiscal year ended September 30, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Applied Digital Access, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 including exhibits and schedules, under the U.S. Securities Act with respect to the common stock to be sold in this offering. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   We file annual, quarterly, special reports and other information with the U.S. Securities and Exchange Commission. These filings are available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1(800)- SEC-0330 for further information on the public reference rooms and copy charges.

                              DYNATECH CORPORATION

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
Dynatech Corporation:
Report of Independent Accountants........................................    F-2
Consolidated Balance Sheets as of March 31, 2000 and 1999................    F-3
Consolidated Statements of Income for the Years Ended March 31, 2000,
 1999 and 1998...........................................................    F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the Years
 Ended March 31, 2000, 1999 and 1998.....................................    F-5
Consolidated Statements of Cash Flows for the Years Ended March 31, 2000,
 1999 and 1998...........................................................    F-6
Notes to Consolidated Financial Statements...............................    F-7
Report of Independent Accountants on Financial Statement Schedule........   F-33
Financial Statement Schedule, Valuation and Qualifying Accounts for the
 Years Ended March 31, 2000, 1999 and 1998...............................   F-34

Wavetek Wandel Goltermann, Inc.:
Report of Independent Public Accountants.................................   F-35
Consolidated Balance Sheets as of September 30, 1999 and 1998............   F-36
Consolidated Statements of Operations for the Years Ended September 30,
 1999, 1998 and 1997.....................................................   F-37
Consolidated Statements of Stockholders' Equity for the Years Ended
 September 30, 1999, 1998 and 1997.......................................   F-38
Consolidated Statements of Cash Flows for the Years Ended September 30,
 1997, 1998 and 1999.....................................................   F-39
Notes to Consolidated Financial Statements...............................   F-40
Consolidated Balance Sheets as of March 31, 2000 (unaudited) and
 September 30, 1999 .....................................................   F-71
Consolidated Statements of Operations (unaudited) for the Three Months
 Ended March 31, 2000 and 1999, and for the Six Months Ended March 31,
 2000 and 1999...........................................................   F-72
Consolidated Statements of Cash Flows (unaudited) for the Six Months
 Ended March 31, 2000 and 1999...........................................   F-73
Notes to Consolidated Financial Statements (unaudited)...................   F-74

Applied Digital Access, Inc.:
Report of Independent Accountants........................................   F-87
Consolidated Balance Sheets as of December 31, 1997 and 1998.............   F-88
Consolidated Statements of Operations and Comprehensive Loss for the
 Years Ended December 31, 1996, 1997 and 1998............................   F-89
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1996, 1997, 1998...........................................   F-90
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1997 and 1998.....................................................   F-91
Notes to Consolidated Financial Statements...............................   F-92
Condensed Consolidated Balance Sheets as of December 31, 1998 and June
 30, 1999 (unaudited)....................................................  F-110
Condensed Consolidated Statements of Operations and Comprehensive Loss
 (unaudited) for the Three Months Ended June 30, 1998 and 1999 and the
 Six Months Ended June 30, 1998 and 1999.................................  F-111
Condensed Consolidated Statements of Cash Flows (unaudited) for the Six
 Months Ended June 30, 1998 and 1999.....................................  F-112
Notes to Condensed Consolidated Financial Statements.....................  F-113

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dynatech Corporation:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Dynatech Corporation and its subsidiaries (the "Company") at March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note S. to the consolidated financial statements, segment information for the fiscal years 1999 and 1998 has been restated to conform to the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information".

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 21, 2000

                              DYNATECH CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               March 31,
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
                                                              (Amounts in
                                                           thousands except
                                                          share and per share
                                                                 data)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $  33,839  $  70,362
  Accounts receivable (net of allowance of $1,952 and
   $1,634, respectively).................................    78,236     70,996
  Inventories:
    Raw materials........................................    11,085     16,680
    Work in process......................................    12,859     13,644
    Finished goods.......................................     6,308     16,947
                                                          ---------  ---------
      Total inventory....................................    30,252     47,271
                                                          ---------  ---------
  Deferred income taxes..................................    21,548     15,921
  Other current assets...................................    16,332      6,229
                                                          ---------  ---------
      Total current assets...............................   180,207    210,779
                                                          ---------  ---------
Property and equipment:
  Leasehold improvements.................................     5,843      6,170
  Machinery and equipment................................    62,361     51,893
  Furniture and fixtures.................................    18,908     14,748
                                                          ---------  ---------
                                                             87,112     72,811
  Less accumulated depreciation and amortization.........   (59,796)   (47,192)
                                                          ---------  ---------
                                                             27,316     25,619
Other assets:
  Net assets held for sale...............................    72,601        --
  Intangible assets, net.................................    58,508     56,768
  Deferred income taxes..................................    42,689     23,852
  Deferred debt issuance costs, net......................    21,382     24,614
  Other..................................................    12,135      6,472
                                                          ---------  ---------
                                                          $ 414,838  $ 348,104
                                                          =========  =========
          LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Notes payable and current portion of long-term debt.... $   7,646  $  23,191
  Accounts payable.......................................    38,374     34,317
  Accrued expenses:
    Compensation and benefits............................    35,036     24,420
    Deferred revenue.....................................    13,564     27,141
    Warranty.............................................     8,297      7,811
    Interest.............................................    10,055     10,129
    Other................................................     9,270     14,874
  Accrued income taxes...................................     5,703     13,398
                                                          ---------  ---------
      Total current liabilities..........................   127,945    155,281
Long-term debt...........................................   572,288    504,151
Deferred compensation....................................    11,280      5,112
Commitments and contingencies (Note Q)
Shareholders' deficit:
  Serial preference stock, par value $1 per share;
   authorized 100,000 shares; none issued................       --         --
  Common stock, 2000 and 1999, respectively:
   par value $0.01 and $0.00, authorized 200,000,000 and
   50,000,000 shares; issued and outstanding 122,526,750
   and 120,665,048 shares................................     1,225        --
  Additional paid-in capital.............................   344,873    322,746
  Accumulated deficit....................................  (623,929)  (629,941)
  Unearned compensation..................................   (16,965)    (7,563)
  Other comprehensive loss...............................    (1,879)    (1,682)
                                                          ---------  ---------
      Total shareholders' deficit........................  (296,675)  (316,440)
                                                          ---------  ---------
                                                          $ 414,838  $ 348,104
                                                          =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    Years Ended March 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
                                                    (Amounts in thousands
                                                    except per share data)
Net sales........................................ $453,239  $329,532  $317,955
Cost of sales....................................  157,090   108,618   103,923
                                                  --------  --------  --------
Gross profit.....................................  296,149   220,914   214,032
Selling, general and administrative expense......  156,499   113,469   106,328
Product development expense......................   61,172    42,472    42,919
Recapitalization and other related costs.........   27,942    40,767       --
Amortization of intangibles......................    8,789     2,726     2,357
                                                  --------  --------  --------
Total operating expenses.........................  254,402   199,434   151,604
                                                  --------  --------  --------
  Operating income...............................   41,747    21,480    62,428
Interest expense.................................  (51,916)  (46,178)   (1,184)
Interest income..................................    2,354     3,392     3,013
Other income (expense), net......................      (68)   15,703       551
                                                  --------  --------  --------
Income (loss) from continuing operations before
 income taxes....................................   (7,883)   (5,603)   64,808
Provision (benefit) for income taxes.............   (1,169)      (69)   26,521
                                                  --------  --------  --------
Income (loss) from continuing operations.........   (6,714)   (5,534)   38,287
Discontinued operations:
  Operating income, net of income tax provision
   of $7,967 in 2000, $6,903 in 1999, and $2,510
   in 1998.......................................   12,726    11,979     3,489
                                                  --------  --------  --------
Net income....................................... $  6,012  $  6,445  $ 41,776
                                                  ========  ========  ========
Income (loss) per common share--basic:
  Continuing operations.......................... $  (0.05) $  (0.04) $   1.87
  Discontinued operations........................     0.09      0.09      0.17
                                                  --------  --------  --------
                                                  $   0.04  $   0.05  $   2.04
                                                  ========  ========  ========
Income (loss) per common share--diluted:
  Continuing operations.......................... $  (0.05) $  (0.04) $   1.80
  Discontinued operations........................     0.09      0.09      0.16
                                                  --------  --------  --------
                                                  $   0.04  $   0.05  $   1.96
                                                  ========  ========  ========
Weighted average number of common shares
  Basic..........................................  148,312   129,596    20,493
  Diluted........................................  148,312   129,596    21,272


   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                           Total
                         Number of Shares                        Retained              Other              Share-
                         -----------------          Additional  Earnings/   Unearned  Compre-            holders'
                         Common   Treasury Common    Paid-In   (Accumulated Compen-   hensive  Treasury   Equity
                          Stock    Stock    Stock    Capital     Deficit)    sation    Loss     Stock    (Deficit)
                         -------  -------- -------  ---------- ------------ --------  -------  --------  ---------
                                                        (Amounts in thousands)
Balance, March 31,
 1997...................  18,605   (1,812) $ 3,721   $  9,887   $ 195,506   $      0  $(1,247) $(47,181) $ 160,686
 Net income--1998.......                                           41,776                                   41,776
 Translation
  adjustment............                                                                 (353)                (353)
                                                                                                         ---------
 Total comprehensive
  income................                                                                                    41,423
                                                                                                         ---------
 Purchases of treasury
  stock.................             (163)                                                       (5,330)    (5,330)
 Exercise of stock
  options and other
  issuances.............              234              (2,919)                                    7,580      4,661
 Tax benefit from
  exercise of stock
  options...............                                  679                                                  679
                         -------   ------  -------   --------   ---------   --------  -------  --------  ---------
Balance, March 31,
 1998...................  18,605   (1,741)   3,721      7,647     237,282          0   (1,600)  (44,931)   202,119
                         =======   ======  =======   ========   =========   ========  =======  ========  =========
 Net income--1999.......                                            6,445                                    6,445
 Translation
  adjustment............                                                                  (82)                 (82)
                                                                                                         ---------
 Total comprehensive
  income................                                                                                     6,363
                                                                                                         ---------
 Exercise of stock
  options and other
  issuances.............     414       59                (111)                                    1,946      1,835
 Tax benefit from
  exercise of stock
  options...............                                  609                                                  609
 Recapitalization and
  other related costs:
 Common stock
  repurchased........... (18,605)   1,682   (3,721)    (7,269)   (873,668)                       42,985   (841,673)
 Issuance of new stock,
  net of fees........... 120,251                      298,148                                              298,148
 Stock options expense..                               14,640                                               14,640
 Unearned compensation..                                9,082                 (9,082)                          --
 Amortization of
  unearned
  compensation..........                                                       1,519                         1,519
                         -------   ------  -------   --------   ---------   --------  -------  --------  ---------
Balance, March 31,
 1999................... 120,665        0  $     0   $322,746   $(629,941)  $ (7,563) $(1,682) $      0  $(316,440)
                         =======   ======  =======   ========   =========   ========  =======  ========  =========
 Net income--2000.......                                            6,012                                    6,012
 Translation
  adjustment............                                                                 (197)                (197)
                                                                                                         ---------
 Total comprehensive
  income................                                                                                     5,815
                                                                                                         ---------
 Exercise of stock
  options and other
  issuances.............   1,862                11      4,725                                                4,736
 Adjustment to unearned
  compensation..........                               (1,143)                 1,130                           (13)
 Stock option expense...                               12,327                                               12,327
 Redemption of stock
  options...............                               (6,980)                                              (6,980)
 Unearned compensation
  from stock option
  grants................                               12,951                (12,951)                          --
 Change in par value of
  common stock..........                     1,214     (1,214)                                                 --
 Amortization of
  unearned
  compensation..........                                                       2,419                         2,419
 Tax benefit from
  exercise of stock
  options...............                                1,461                                                1,461
                         -------   ------  -------   --------   ---------   --------  -------  --------  ---------
Balance, March 31,
 2000................... 122,527        0  $ 1,225   $344,873   $(623,929)  $(16,965) $(1,879) $      0  $(296,675)
                         =======   ======  =======   ========   =========   ========  =======  ========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Years Ended March 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 ---------  ---------  --------
                                                    (Amounts in thousands)
Operating activities:
 Net income from operations....................  $   6,012  $   6,445  $ 41,776
 Adjustment for noncash items included in net
  income:
 Depreciation..................................     13,082     11,741    12,066
 Amortization of intangibles...................     12,327      6,228     5,835
 Gain on sale of subsidiary....................        --     (15,900)      --
 Recapitalization and other related costs......     12,327     14,640       --
 Amortization of unearned compensation.........      2,419      1,519       --
 Amortization of deferred debt issuance costs..      3,232      2,693       --
 Change in net deferred income tax asset.......     (2,840)   (12,289)    2,638
 Other.........................................      1,517        612       594
 Changes in operating assets and liabilities,
  net of effects of purchase acquisitions and
  divestitures.................................      9,334     51,981   (17,564)
                                                 ---------  ---------  --------
 Net cash flows provided by operating
  activities...................................     57,410     67,670    45,345
                                                 ---------  ---------  --------
Investing activities:
 Purchases of property and equipment...........    (21,859)   (11,323)  (15,879)
 Disposals of property and equipment...........          7        369       219
 Proceeds from sales of businesses.............        --      21,000       507
 Businesses acquired in purchase transactions,
  net of cash acquired.........................   (113,227)   (21,365)      --
 Incentive earnout related to the purchase of
  Advent.......................................        --      (3,845)      --
 Other.........................................     (7,172)    (4,915)      144
                                                 ---------  ---------  --------
 Net cash flows provided by (used in) investing
  activities...................................   (142,251)   (20,079)  (15,009)
                                                 ---------  ---------  --------
Financing activities:
 Borrowings (repayments) under revolving credit
  facility, net................................     70,000        --     (5,000)
 Borrowings of term loan debt..................        --     535,000       --
 Repayment of term loan debt...................    (17,139)    (8,000)      --
 Repayment of notes payable....................        --      (2,192)      --
 Repayment of capital lease obligations........       (212)      (159)     (195)
 Financing fees................................        --     (38,631)      --
 Proceeds from issuance of common stock........      3,257    277,035     4,513
 Proceeds from exercise of stock options.......      1,479      1,800       --
 Purchases of treasury stock, common stock and
  stock options................................     (6,980)  (806,508)   (5,330)
                                                 ---------  ---------  --------
 Net cash flows used in financing activities...     50,405    (41,655)   (6,012)
Effect of exchange rate on cash................       (157)      (478)      798
                                                 ---------  ---------  --------
Increase (decrease) in cash and cash
 equivalents...................................    (34,593)     5,458    25,122
Cash and cash equivalents at beginning of
 year..........................................     70,362     64,904    39,782
                                                 ---------  ---------  --------
Cash and cash equivalents at end of year.......  $  35,769  $  70,362  $ 64,904
                                                 =========  =========  ========
Change in operating asset and liability
 components:
 Decrease (increase) in trade accounts
  receivable...................................  $ (18,176) $  (1,114) $    994
 Decrease (increase) in inventories............      7,185      2,503    (8,739)
 Increase (decrease) in other current assets...     (7,324)     2,089      (887)
 Increase in accounts payable..................     12,397     11,025     6,009
 Increase in accrued expenses, taxes and
  other........................................     15,252     37,478   (14,941)
                                                 ---------  ---------  --------
Change in operating assets and liabilities.....  $   9,334  $  51,981  $(17,564)
                                                 =========  =========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
 Interest......................................  $  48,791  $  33,376  $    934
 Income taxes..................................  $  14,737  $  16,013  $ 24,307

   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. FORMATION AND BACKGROUND

   Dynatech Corporation was formed in 1959 and is a global communications equipment company focused on network technology solutions. The Company's operations are conducted primarily by wholly owned subsidiaries located principally in the United States with other operations, primarily sales offices, located in Europe and the Far East. The Company is managed in two business segments: communications test and inflight information systems.

   The communications test business, through the Company's TTC division, manufactures and markets a broad range of communications test solutions used in the planning, deploying, provisioning, manufacturing, managing and maintaining of communications equipment and networks. The inflight information systems segment, through the Company's AIRSHOW, Inc. subsidiary, provides passenger cabin video information display systems and information services for the general and commercial aviation markets. The Company also has other subsidiaries that, in the aggregate, are not reportable as a segment ("Other Subsidiaries"). These Other Subsidiaries include da Vinci Systems, Inc. which provides digital color enhancement systems used in the production of television commercials and programming; and Dataviews, Inc., which was sold in June 2000. In years prior to fiscal 2000 the Company's consolidated statements of income and the Other Subsidiaries section of Note S. Segment Information and Geographic Areas included the results of operations of two subsidiaries which have since been divested: ComCoTec, Inc. was sold in June 1998, and Parallax Graphics, which was liquidated during fiscal 1999.

   The Company operates on a fiscal year ended March 31 in the calendar year indicated (e.g., references to fiscal 2000 are references to the Company's fiscal year which began April 1, 1999 and ended March 31, 2000).

B. DISCONTINUED OPERATIONS

   In May 2000, the Board of Directors approved a plan to divest the industrial computing and communications segment, which consists of ICS Advent and Itronix Corporation subsidiaries. In connection with its decision, the Board authorized management to retain one or more investment banks to assist the Company with respect to the divestiture. The segment's results of operations including net sales, operating costs and expenses, other income and expense and income taxes for fiscal 1998, 1999 and 2000, have been reclassified in the accompanying statements of operations as discontinued operations. The Company's balance sheet for fiscal 2000 reflects the net assets of the industrial computing and communications segment as net assets held for sale within non-current assets. The balance sheet for fiscal 1999 and the Statements of Cash Flows for fiscal years 1998, 1999 and 2000 have not been reclassified for the discontinued businesses. Management believes that the net proceeds from the disposition of these companies will exceed the carrying amount of the net assets. In addition, management does not anticipate net operating losses from the discontinued segment through the first quarter of fiscal 2002, at which time the Company anticipates to have sold these businesses. Accordingly, the anticipated gains from the disposal of the segment and the operating results will not be reflected in the statements of operations until they are realized.

                             DYNATECH CORPORATION

   Summary operating results and balance sheet information of the discontinued operations are as follows:

                                                      2000      1999     1998
                                                    --------  -------- --------
                                                      (Amounts in thousands)
   Sales........................................... $203,361  $193,322 $154,993
   Operating income................................   21,304    18,638    6,036
   Net income......................................   12,726    11,979    3,489
   Accounts receivable, net........................   23,524
   Inventories.....................................   28,453
   Intangible assets, net..........................   62,464
   Accounts payable................................  (20,054)
   Deferred revenue................................  (28,812)
   Other, net......................................    7,026

C. RECAPITALIZATION

   On May 21, 1998, CDRD Merger Corporation, a nonsubstantive transitory merger vehicle, which was organized at the direction of Clayton, Dubilier & Rice, Inc. ("CDR"), a private investment firm, was merged with and into the Company (the "Recapitalization" or the "Transaction") with the Company continuing as the surviving corporation. In the Recapitalization, (1) each then outstanding share of common stock, par value $0.20 per share, of the Company (the "Old Common Stock") was converted into the right to receive $47.75 in cash and 0.5 shares of common stock, no par value, of the Company (the "Common Stock") and (2) each then outstanding share of common stock of CDRD Merger Corporation was converted into one share of Common Stock.

   Upon consummation of the Recapitalization, Clayton, Dubilier & Rice Fund V Limited Partnership, an investment partnership managed by CDR ("CDR Fund V"), held approximately 91.8% of the Company's Common Stock and other shareholders held approximately 8.2% of the Common Stock. The Transaction was treated as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities were not affected by these transactions. As of March 31, 2000, CDR Fund V holds approximately 90.5% of the Common Stock and other shareholders hold approximately 9.5% of the Common Stock.

   In connection with the Recapitalization, the Company incurred a charge of $40.8 million from continuing operations, for the cancellation payments of employee stock options and compensation expense due to the acceleration of unvested stock options, and $3.5 million for certain other expenses resulting from the Recapitalization, including employee termination expense. The Company incurred an additional $41.3 million in expenses, of which $27.3 million was capitalized and is being amortized over the life of the Senior Secured Credit Facilities and Senior Subordinated Notes. The remaining $14.0 million was charged directly to shareholders' equity. See Note K. Debt.

   Recapitalization and other related costs from continuing operations during fiscal 2000 totaled $27.9 million, most of which related to termination expenses of certain executives including the retirement of John F. Reno, former Chairman, President and Chief Executive Officer of the Company, as well as other employees.

D. FINANCIAL POSITION OF DYNATECH CORPORATION AND DYNATECH LLC

   In connection with the Recapitalization and related transactions, Dynatech LLC (formerly known as Telecommunications Techniques Co., LLC), Dynatech Corporation's wholly owned subsidiary ("Dynatech LLC"), became the primary obligor (and Dynatech Corporation, a guarantor) with respect to indebtedness of Dynatech Corporation, including the 9 3/4% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes") and the Senior Secured Credit Facilities referred to elsewhere in these Notes to the Consolidated Financial Statements.

                              DYNATECH CORPORATION

   Dynatech Corporation has fully and unconditionally guaranteed the Senior Subordinated Notes. Dynatech Corporation, however, is a holding company with no independent operations and no significant assets other than its membership interest in Dynatech LLC. Accordingly, the condensed consolidated financial statements of Dynatech Corporation, presented in this report, are not materially different from those of Dynatech LLC. Management has not included separate financial statements of Dynatech LLC because management has determined that they would not be material to holders of the Senior Subordinated Notes or to the holders of Dynatech Corporation's common stock. Dynatech LLC is subject, under agreements governing its indebtedness, to prohibitions on its ability to make distributions to Dynatech Corporation (with limited exceptions) and other significant restrictions on its operations. See Note K. Debt.

E. RELATED PARTY

   The Company paid an annual management fee to CDR totaling $0.5 million each in fiscal 2000 and in fiscal 1999. In return for the annual management fee, CDR provides management and financial consulting services to the Company and its subsidiaries.

   On May 19, 1999, Ned C. Lautenbach, a principal of CDR, became the Company's Chairman, President and Chief Executive Officer. Mr. Lautenbach does not receive direct compensation from the Company for these services. However, his compensation for any services is covered in the above mentioned management agreement.

F. CHANGE OF JURISDICTION OF INCORPORATION

   On September 8, 1999 the shareholders of the Company approved a proposal to change the jurisdiction of incorporation of the Company from the Commonwealth of Massachusetts to the State of Delaware and the jurisdiction of incorporation changed effective on such date.

   The common stock of the Company, issued when it was incorporated under the laws of the Commonwealth of Massachusetts, had no par value per share. Therefore, the Company did not reflect a value for the common stock on the balance sheet. The common stock issued under the laws of the State of Delaware has a par value of $0.01 per share, and the consolidated balance sheet reflects a reclassification from additional paid-in capital of $1,214 (representing the par value of 121,408,993 outstanding shares at September 30, 1999).

G. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation. The consolidated financial statements include the accounts of the parent company and its wholly owned domestic and international subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates in these financial statements include allowances for accounts receivable, net realizable value of inventories, tax valuation reserves, nonrecurring charges, and the carrying values of discontinued operations. Actual results could differ from those estimates.

   Fair Value of Financial Instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value at March 31, 2000 and 1999. Other financial instruments include debt and interest rate swaps. See Note K. Debt and Note L. Interest Rate Swap Contracts.

                              DYNATECH CORPORATION

   Concentration of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash investments, accounts receivable and interest rate swap contracts.

   The Company maintains its cash accounts primarily with one institution and places its cash investments in prime quality certificates of deposit, commercial paper, or mutual funds.

   Credit risk related to its accounts receivable are limited due to the large number of customers and their dispersion across many business and geographic areas. However, a significant amount of trade receivables are with customers within the telecommunications industry. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has historically incurred insignificant credit losses. In fiscal 2000 the Company provided approximately $0.6 million for doubtful accounts ($0.5 million in fiscal 1999 and $0.4 million in fiscal 1998).

   The Company's counterparties to the agreements relating to the Company's investments and interest rate swap contracts consist of various major corporations and financial institutions of high credit standing. The Company does not believe there is significant risk of non-performance by these counterparties.

   Cash Equivalents. Cash equivalents represent highly liquid debt instruments with an original maturity of three months or less at the time of purchase.

   Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, not in excess of net realizable value.

   Property, Plant and Equipment. Property, plant and equipment is principally recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

   Buildings............................................ 30 years
   Leasehold improvements............................... Remaining life of lease
   Machinery and equipment.............................. 7 to 10 years
   Furniture and fixtures............................... 5 years
   Computer software/hardware........................... 3 years
   Tooling.............................................. 3 years
   Vehicles............................................. 3 years

   Maintenance and repairs' expenditures are expensed when incurred. When a fixed asset is disposed of, the cost of the asset and any related accumulated depreciation is written off and any gain or loss is recognized.

   Intangible Assets. Intangible assets consist primarily of goodwill and product technology acquired in business combinations. The excess of cost over the fair market value of net assets (goodwill) is amortized on a straight-line basis over 3 to 30 years. Product technology and other intangible assets are amortized on a straight-line basis primarily over 2 to 10 years, but in no event longer than their expected useful lives. Amortization expense from continuing operations related to product technology was $1.6 million in fiscal 2000, $1.5 million in fiscal 1999 and $1.5 million in fiscal 1998, and was excluded from cost of sales. Amortization expense from continuing operations related to goodwill was $8.8 million in fiscal 2000, $2.7 million in fiscal 1999, and $2.4 million in fiscal 1998.

   Long-Lived Assets. The Company periodically evaluates the recoverability of long-lived assets, including intangibles, whenever events and changes in circumstances indicate that carrying amount of an asset may not be

                              DYNATECH CORPORATION
fully recoverable. When indicators of impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of the underlying assets is adjusted to fair value if the sum of the expected undiscounted cash flows is less than book value. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

   Deferred Debt Issuance Costs. In connection with the Recapitalization, the Company incurred financing fees that are being amortized over the life of the Senior Secured Credit Facilities and Senior Subordinated Notes. See Note K. Debt and Note R. Subsequent Events.

   Other Comprehensive Income (Loss). The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation from the local foreign currencies to U.S. dollars is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The unrealized gains or losses resulting from such translation are included in shareholders' equity (deficit). The realized gains or losses resulting from foreign currency transactions are included in other income.

   Other comprehensive income (loss) which is shown in the Statement of Shareholders' Equity (Deficit) consists only of foreign currency translation adjustments.

   Stock-Based Compensation. In 1996 the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), which prescribes the recognition of compensation expense based on the fair value of options on the grant date using the Black-Scholes valuation model with compensation costs recognized ratably over the vesting period. The Company has elected footnote disclosure only. See Note O. Stock-Based Compensation.

   Unearned Compensation. Since the time of the Recapitalization, the Company has issued non-qualified stock options to primarily all employees and non-employee directors at an exercise price equal to the fair market value as determined by the Company's board of directors. This price may or may not be equal to the trading price on the open market on the dates of the grants. During fiscal 1999, the Company granted non-qualified stock options to certain key employees to purchase 14.3 million shares of common stock at a price lower than the closing market price. The Company recorded a charge of $9.1 million within shareholder's deficit (under the caption "unearned compensation") related to the difference between the market price and the grant price. This unearned compensation is being charged to expense over a five-year vesting period and is recorded in cost of sales, selling, general and administrative expense, and product development expense as appropriate. During fiscal 1999 the amortization of unearned compensation was $1.2 million for continued operations and $0.3 million related to discontinued operations, all of which related to stock option grants during fiscal years 2000 and 1999.

   During fiscal 2000 the Company granted non-qualified stock options to primarily all employees and non-employee directors to purchase 4.3 million shares of common stock at a price lower than the trading price on the open market. The Company incurred a charge of approximately $13.0 million for the difference between the market price and the fair market value as determined by the Board of Directors and recorded this unearned compensation within shareholders' deficit. This charge will be amortized over the options' vesting periods. During fiscal 2000 the amortization of unearned compensation was $1.9 million for continuing operations and $0.5 million for discontinued operations.

   The Company adjusts unearned compensation for employees and non-employee directors who have terminated employment with the Company whose options, which were granted at an exercise price lower than the trading price on the open market, were not fully vested at the time of departure. The adjustment reverses any amortization recognized for unvested options and eliminates any remaining unearned compensation.

                              DYNATECH CORPORATION

   Revenue Recognition. The Company generally recognizes revenue from product sales upon shipment provided that (1) the shipping terms of the arrangement allow for recognizing revenue upon shipment (products sold with destination terms are recognized upon delivery), (2) no significant post-delivery obligations remain (including installation and acceptance), and (3) collection of the resulting receivable is reasonably assured. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on its experience. Software development and consulting services are recognized when rendered based on contractual arrangements that allow for revenue and billing as actual time and costs are incurred. Service revenue is recognized over the contractual period or as services are rendered. In transactions that include multiple products and/or services, the Company allocates the sales value among each of the deliverables based on their relative fair values.

   Product Development Expense. Costs relating to research and development are expensed as incurred. Internal software development costs that qualify for capitalization are not significant.

   Warranty Costs. The Company generally warrants its products for one to three years after delivery. A provision for estimated warranty costs is recorded at the time revenue is recognized.

   Interest Rate Swap Contracts. The Company uses interest rate swap contracts to effectively fix a portion of its variable rate Term Loan Facility to a fixed rate to reduce the impact of interest rate changes on future income. The Company does not hold or issue financial instruments for trading or speculative purposes. The differential to be paid or received under these agreements is recognized within interest expense. See Note L. Interest Rate Swap Contracts.

   Income Taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which the differences are expected to reverse. See Note M. Income Taxes. Tax credits are generally recognized as reductions of income tax provisions in the year in which the credits arise.

   The Company does not provide for U.S. income tax liability on undistributed earnings of its foreign subsidiaries. The earnings of non-U.S. subsidiaries, which reflect full provision for non-U.S. income taxes, are indefinitely reinvested in non-U.S. operations. Accordingly, no provision has been made for taxes that might be payable upon remittance of such non-U.S. earnings.

 New Pronouncements

   In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the staff's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in the Company's fourth quarter ended March 31, 2001. The Company has evaluated the application of SAB 101 based on the current guidance and interpretations and has determined that it will not have a significant impact.

   In March 2000, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective

                              DYNATECH CORPORATION

July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on results of operations and financial position.

   On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 was amended by Statement of Financial Accounting Standards No. 137 which modified the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction. The Company is assessing the impact of the adoption of SFAS 133 on its results of operations and financial position.

H. ACQUISITIONS AND DIVESTITURES

Acquisitions

 Pacific Systems Corporation

   On June 19, 1998, the Company, through one of its indirectly wholly owned subsidiaries, acquired all of the outstanding stock of Pacific Systems Corporation of Kirkland, Washington ("Pacific") for a total purchase price of approximately $20 million in cash, which includes an incentive earnout. The acquisition was accounted for using the purchase method of accounting and resulted in $18.0 million of goodwill that is being amortized on a straight-line basis over 30 years. The operating results of Pacific have been included in Dynatech's consolidated financial statements within the inflight information systems segment since June 19, 1998. Pacific designs and manufactures customer-specified avionics and integrated cabin management.

 Flight TECH

   In February 1999, the Company, through one of its wholly owned subsidiaries, acquired Flight TECH of Hillsboro, Oregon for $2 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in approximately $1.9 million of goodwill that is being amortized on a straight-line basis over 30 years. The operating results of Flight TECH have been included in the Company's financial statements since February 1999 within the inflight information systems segment. Flight TECH is an inflight entertainment manufacturer specializing in equipment for small and medium jets, and turboprop aircraft.

 Sierra Design Labs

   On September 10, 1999, the Company, through one of its wholly owned subsidiaries, purchased the outstanding stock of Sierra Design Labs ("Sierra"), a Nevada Corporation for a total purchase price of $6.3 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $4.9 million of goodwill that is being amortized on a straight-line basis over 10 years. The operating results of Sierra have been included in the Company's consolidated financial statements within Other Subsidiaries as presented in Note S. Segment Information and Geographic Areas since September 10, 1999. Sierra designs, manufactures, and markets uncompressed, real-time videodisk recorders.

 Applied Digital Access, Inc.

   On November 1, 1999, the Company, through one of its wholly owned subsidiaries, acquired all the outstanding stock of Applied Digital Access, Inc. ("ADA") for a total purchase price of approximately $81 million

                             DYNATECH CORPORATION
in cash, (of which $60 million was borrowed to finance this acquisition). The acquisition was accounted for using the purchase method of accounting and resulted in $36 million of goodwill that is being amortized on a straight-line basis over 3 years. The purchase price allocation for this acquisition is preliminary and further refinements are likely to be made based on the completion of final valuation studies and the Company's analysis of its business plan of integration. The operating results of ADA have been included in the Company's consolidated financial statements within the communications test segment since November 1, 1999. ADA is a provider of network performance management products that include systems, software and services used to manage the quality, performance, availability and reliability of telecommunications service providers' networks.

 ICS Advent (Europe) Ltd.

   On January 4, 2000, the Company purchased the remaining outstanding stock of ICS Advent (Europe) Ltd. ("ICS UK") for (Pounds)3.0 million (approximately $4.9 million) in cash. The Company previously owned approximately 25% of ICS UK. The acquisition was accounted for using the purchase method of accounting and generated approximately $4.0 million of goodwill that is being amortized on a straight-line basis over 5 years. The operating results of ICS UK have been included in the Company's financial statements presented within discontinued operations, since January 1, 2000. The Company intends to sell this acquired company in connection with the sale of the other business units within discontinued operations within the next year. ICS UK is primarily a distributor of mission-critical computer systems to the defense, factory-automation, data and telecommunications markets within Europe as well as a distributor of rack-mounted computers supplied by the Company's ICS Advent subsidiary.

 WPI Husky Technology, Inc., WPI Oyster Termiflex Limited, WPI Husky Technology Limited and WPI Husky Technology GmbH

   On February 24, 2000, the Company, through one of its wholly owned subsidiaries, purchased certain assets and liabilities of WPI Husky Technology, Inc., and WPI Oyster Termiflex Limited, and the stock of WPI Husky Technology Limited and WPI Husky Technology GmbH (collectively "Itronix UK") all which were subsidiaries of WPI, Inc. The total purchase price for Itronix UK totaled approximately $34.8 million in cash (of which approximately $15 million was borrowed to finance this acquisition). The acquisition was accounted for using the purchase method of accounting and resulted in approximately $30 million of goodwill that is being amortized on a straight-line basis over 5 years. The purchase price allocation for this acquisition is preliminary and further refinements are likely to be made based on the completion of final valuation studies and the Company's analysis of its business plan of integration. The operating results of Itronix UK have been included in the Company's consolidated financial statements presented within discontinued operations since February 23, 2000. The Company intends to sell this acquired company in connection with the sale of the other business units within discontinued operations within the next year. Itronix UK distributes rugged field computer systems including the provision of related services for incorporation into customers' specific applications.

                              DYNATECH CORPORATION

   The goodwill generated from these acquisitions was calculated based on the purchase price less the net assets acquired, as follows:

                                                                2000     1999
                                                              --------  -------
   Total purchase price...................................... $126,891  $22,000
                                                              --------  -------
   Less net assets acquired:
     Cash....................................................   13,664      385
     Accounts receivable.....................................   12,638    2,058
     Inventories.............................................   19,684    1,865
     Deferred tax asset......................................   20,099      (46)
     Other assets............................................   11,949    1,914
     Notes payable...........................................     (124)  (2,221)
     Accounts payable........................................  (11,686)    (575)
     Accrued liabilities.....................................  (14,431)    (872)
     Long-term debt..........................................     (139)    (238)
                                                              --------  -------
                                                                51,654    2,270
                                                              --------  -------
   Goodwill.................................................. $ 75,237  $19,730
                                                              ========  =======

   The following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the acquisitions had occurred at the beginning of the fiscal year presented, with pro forma adjustments to give effect to amortization of goodwill and intangibles, interest expense on acquisition debt, and certain other adjustments, together with related income tax effect. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred as of the beginning of the periods presented, or that may be obtained in the future.

                                                               2000      1999
                                                             --------  --------
   Revenue.................................................. $479,535  $369,389
   Net loss from continuing operations......................  (14,687)  (16,881)
   Loss per share from continuing operations:
     Basic..................................................    (0.10)    (0.13)
     Diluted................................................    (0.10)    (0.13)
   Weighted average shares:
     Basic..................................................  148,312   129,596
     Diluted................................................  148,312   129,596

Divestitures

 ComCoTec, Inc.

   On June 30, 1998, the Company sold the assets of ComCoTec, Inc. ("ComCoTec") located in Lombard, Illinois to The Potomac Group, Inc. for $21 million. Dynatech recorded a pre-tax gain on $15.9 million on the sale of the assets, which was included in other income. Sales and operating results were insignificant for the periods ended March 31, 1999 and 1998.

 Parallax, Inc.

   During fiscal year 1999, the Company liquidated the assets and liabilities of Parallax, Inc. ("Parallax"). The loss from the liquidation activities was immaterial. Sales and operating results were insignificant for the periods ended March 31, 1999 and 1998.

                              DYNATECH CORPORATION

I. INTANGIBLE ASSETS

   Intangible assets, acquired primarily from business acquisitions, are summarized as follows (See Note H. Acquisitions and Divestitures):

                                                                2000(a)  1999
                                                                ------- -------
                                                                  (Amounts in
                                                                  thousands)
   Product technology.......................................... $ 9,236 $17,042
   Goodwill....................................................  67,328  55,878
   Other intangible assets.....................................   4,177  13,307
                                                                ------- -------
                                                                 80,741  86,227
   Less accumulated amortization...............................  22,233  29,459
                                                                ------- -------
     Total..................................................... $58,508 $56,768
                                                                ======= =======

-----------------------
(a) Balances as of March 31, 2000 reflect continuing operations only.

                              DYNATECH CORPORATION

J. EARNINGS PER SHARE

   The computation for earnings per share is as follows:

                                                     2000      1999     1998
                                                   --------  --------  -------
Net income (loss):
  Continuing operations..........................  $ (6,714) $ (5,534) $38,287
  Discontinued operations........................    12,726    11,979    3,489
                                                   --------  --------  -------
Net income.......................................  $  6,012  $  6,445  $41,776
                                                   ========  ========  =======
BASIC:
Common stock outstanding, net of treasury stock,
 beginning of period.............................   120,665    16,864   16,793
Weighted average common stock and treasury stock
 issued during the period........................       886   104,331      144
Weighted average common stock and treasury stock
 repurchased.....................................       --    (14,983)    (142)
                                                   --------  --------  -------
                                                    121,551   106,212   16,795
Bonus element adjustment related to rights
 offering........................................    26,761    23,384    3,698
                                                   --------  --------  -------
Weighted average common stock outstanding, net of
 treasury stock, end of period...................   148,312   129,596   20,493
                                                   ========  ========  =======
Net income per common share:
  Continuing operations..........................  $  (0.05) $  (0.04) $  1.87
  Discontinued operations........................      0.09      0.09     0.17
                                                   --------  --------  -------
Net income per common share......................  $   0.04  $   0.05  $  2.04
                                                   ========  ========  =======
DILUTED:
Common stock outstanding, net of treasury stock,
 beginning of period.............................   120,665    16,871   16,803
Weighted average common stock and treasury stock
 issued during the period........................       886   104,324      134
Weighted average common stock equivalents........       --        --       639
Weighted average common stock and treasury stock
 repurchased.....................................       --    (14,983)    (142)
                                                   --------  --------  -------
                                                    121,551   106,212   17,434
Bonus element adjustment related to rights
 offering........................................    26,761    23,384    3,838
                                                   --------  --------  -------
Weighted average common stock outstanding, net of
 treasury stock, end of period...................   148,312   129,596   21,272
                                                   ========  ========  =======
Net income per common share:
  Continuing operations..........................  $  (0.05) $  (0.04) $  1.80
  Discontinued operations........................      0.09      0.09     0.16
                                                   --------  --------  -------
Net income per common share......................  $   0.04  $   0.05  $  1.96
                                                   ========  ========  =======

   On May 23, 2000 in connection with the Wavetek Wandel Goltermann merger, the Company issued 12.5 million and 30.625 million shares of common stock to CDR, CDR Fund V and Clayton, Dubilier & Rice Limited Partnership, an investment partnership managed by CDR ("CDR Fund VI"), respectively at a price of $4.00 per share. See Note R. Subsequent Events. In order to reverse the diminution of all other common shareholders as a result of shares issued in connection with the WWG Merger, the Company granted a rights offering to all its common stock shareholders (including CDR Fund V) of record on April 20, 2000 (the "Offering"). CDR elected to waive its right to participate in this Offering. Thus, 4,983,000 shares of common

                              DYNATECH CORPORATION
stock are covered under the Offering to shareholders other than CDR. As a result of these transactions, the Company has effectively granted a right to all shareholders to purchase 4,983,000 shares of common stock at a price of $4.00 per share. The closing trading price of the common stock on May 22, 2000, immediately prior to the sale of the common stock to CDR, was $11.25.

   For purposes of calculating weighted average shares and earnings per share, the Company has treated the sale of common stock to CDR and the anticipated sale of common stock to all other shareholders as a rights offer. Since the common stock has been offered to all shareholders at a price that is less than that of the market trading price (the "bonus element"), a retroactive adjustment of 1.22 per share has been made to weighted average shares to consider this bonus element.

   In fiscal 2000 and 1999 the Company excluded from its diluted weighted average shares outstanding the effect of the weighted average common stock equivalents (11.4 million in fiscal 2000 and 5.3 million in fiscal 1999) as the Company incurred a net loss from continuing operations. The common stock equivalents has been excluded from the calculation of diluted weighted average shares outstanding as inclusion would result in an antidilutive effect on net loss per common share from continuing operations.

K. DEBT

   Long-term debt is summarized below:

                                                                2000     1999
                                                              -------- --------
                                                                 (Amounts in
                                                                 thousands)
   Senior secured credit facilities.......................... $304,861 $252,000
   Senior subordinated notes.................................  275,000  275,000
   Capital lease obligations(a)..............................       73      342
                                                              -------- --------
     Total debt..............................................  579,934  527,342
                                                              -------- --------
   Less current portion......................................    7,646   23,191
                                                              -------- --------
     Long-term debt.......................................... $572,288 $504,151
                                                              ======== ========

-----------------------
(a) Balances as of March 31, 2000 reflect debt from continuing operations only.

   The book value of the debt under the Senior Secured Credit Facilities represent fair market value at March 31, 2000 and 1999. The fair market value of the Senior Subordinated Notes was $250.3 million and $274.3 million at March 31, 2000 and 1999, respectively.

 Senior Secured Credit Facilities

   In connection with the Recapitalization, the Company entered into a senior secured credit agreement (the "Senior Secured Credit Agreement") consisting of a $260 million term loan facility (the "Term Loan Facility") and a $110 million revolving credit facility (the "Revolving Credit Facility") (collectively, the "Senior Secured Credit Facilities"). In addition, the Company incurred $275 million of debt through the sale of its 9 3/4% Senior Subordinated Notes (the "Senior Subordinated Notes").

   In connection with the Recapitalization and related transactions, Dynatech LLC became the primary obligor with respect to the Senior Secured Credit Facility and the Senior Subordinated Notes. See Note F. Financial Position of Dynatech Corporation and Dynatech LLC. Dynatech Corporation has guaranteed the Senior Secured Credit Facilities and the Senior Subordinated Notes.

                              DYNATECH CORPORATION

   Principal and interest payments under the new Senior Secured Credit Agreement and interest payments on the Senior Subordinated Notes represent significant liquidity requirements for the Company. With respect to the $260 million initially borrowed under the Term Loan Facility (which is divided into four tranches, each of which has a different term and repayment schedule), the Company is required to make scheduled principal payments of the $50 million Tranche A Term Loan thereunder during its six-year term, with substantial amortization of the $70 million Tranche B Term Loan, $70 million Tranche C Term Loan and $70 million Tranche D Term Loan thereunder occurring after six, seven and eight years, respectively. The $275 million of Senior Subordinated Notes will mature in 2008, and bear interest at 9 3/4% per annum.

   The Senior Secured Credit Facilities are subject to mandatory prepayments and reductions in an amount equal to, subject to certain exceptions, (a) 100% of the net proceeds of (1) certain debt offerings by the Company and any of its subsidiaries, (2) certain asset sales or other dispositions by the Company or any of its subsidiaries, and (3) property insurance or condemnation awards received by the Company or any of its subsidiaries, and (b) 50% of the Company's excess cash flow (the "Recapture") (as defined in the Senior Secured Credit Agreement) for each fiscal year in which the Company exceeds a certain leverage ratio. The Senior Subordinated Notes are subject to certain mandatory prepayments under certain circumstances.

   During fiscal 2000 the Company was required, under the terms of the Recapture, to repay $15 million in Term Loan borrowings on June 30, 1999. The Company elected to use the $15 million in part to prepay the mandatory $8 million amortization due in fiscal 2000. Based on the Recapture calculation at March 31, 2000, the Company will not be required to make an additional mandatory principal reduction during fiscal 2001 based on the excess cash flow calculation at March 31, 2000. During fiscal 1999 the Company repaid $8 million of mandatory principal payments and repaid $40 million of indebtedness under its $110 million Revolving Credit Facility.

   The loans under the Senior Secured Credit Agreement bear interest at floating rates based upon the interest rate option elected by the Company. The Company's weighted-average interest rate on the loans under the Senior Credit Agreement was 7.85% per annum for fiscal 2000. The Company has entered into interest rate swaps which are effective for periods ranging from two to three years beginning September 30, 1998 to fix the interest charged on a portion of the total debt outstanding under the Term Loan Facility. After giving effects to these arrangements, approximately $220 million of the debt outstanding is subject to an effective average annual fixed rate of 5.66% (plus an applicable margin). The terms of one interest rate swap contract provide upon termination for a one-year option to renew 50% of the notional amount at the discretion of the lender. See Note L. Interest Rate Swap Contracts.

   At March 31, 2000, the Company had $70 million in borrowings outstanding and $40 million undrawn under the Revolving Credit Facility. The Revolving Credit Facility matures in 2004, with all amounts then outstanding becoming due. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished or accomplished on acceptable terms.

   The mandatory repayment schedule of the Senior Secured Credit Facilities and the Senior Subordinated Notes over the next five years and thereafter is as follows: $8.0 million in fiscal 2001, $11.5 million in fiscal 2002, $14.5 million in fiscal 2003, $82.7 million in fiscal 2004, $64.7 million in fiscal 2005, and $398.5 million in fiscal years subsequent to fiscal 2005.

   The Company is also required, under the terms of the Senior Secured Credit Facility, to pay a commitment fee based on the unused amount of the revolving credit facility. The rate is an annual rate, paid quarterly, and ranges from 0.30% to 0.50%, and is based on the Company's leverage ratio in effect at the beginning of the quarter. The Company paid $0.3 million and $0.4 million in fiscal 2000 and 1999, respectively, in commitment fees.

                              DYNATECH CORPORATION

   Covenant Restrictions. The Senior Secured Credit Agreement imposes restrictions on the ability of the Company to make capital expenditures, and both the Senior Secured Credit Facilities and the indenture governing the Senior Subordinated Notes limit the Company's ability to incur additional indebtedness. The covenants contained in the Senior Secured Credit Agreement also, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indenture governing the Senior Subordinated Notes, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries taken as a whole or engage in certain transactions with affiliates. These restrictions, among other things, preclude Dynatech LLC from distributing assets to Dynatech Corporation (which has no independent operations and no significant assets other than its membership interest in Dynatech LLC), except in limited circumstances. In addition, under the Senior Secured Credit Agreement, the Company is required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The term loans under the Senior Secured Credit Facilities (other than the $50 million Tranche A Term Loan) are governed by negative covenants that are substantially similar to the negative covenants contained in the indenture governing the Senior Subordinated Notes, which also impose restrictions on the operation of the Company's business.

   On May 23, 2000 the Company entered into a new credit facility in connection with the acquisition of Wavetek Wandel Goltermann. See Note R. Subsequent Events.

 Senior Subordinated Notes

   The Senior Subordinated Notes due 2008 will not be redeemable at the option of the Company prior to May 15, 2003 unless a change of control occurs. Should that happen, the Company may redeem the Notes in whole, but not in part, at a price equal to 100% of the principal amount plus the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (a) the present value of
(i) redemption price of such Note plus (ii) all required remaining scheduled interest payments due on such Note through May 15, 2003, over (b) principal amount of such Note on the redemption date.

   Except as noted above, the Notes are redeemable at the Company's option, in whole or in part, anytime on and after May 15, 2003, and prior to maturity at the following redemption prices:

                                                                      Redemption
      Period                                                            Price
      ------                                                          ----------
      2003...........................................................  104.875%
      2004...........................................................  103.250%
      2005...........................................................  101.625%
      2006 and thereafter............................................  100.000%

L. INTEREST RATE SWAP CONTRACTS

   The Company uses interest rate swap contracts to effectively fix a portion of its variable rate Term Loan Facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At March 31, 2000 the Company had three interest rate swap contracts in which the Company pays a fixed interest rate and the Company receives a three-month LIBOR interest rate.

                             DYNATECH CORPORATION

                                                           Fixed
   Swap   Notional                                        Interest  Market
   No.     Amount                   Term                    Rate   Valuation
   ----   --------                  ----                  -------- ---------
                            (Amounts in thousands)
   1      $ 25,000 October 16, 1998--October 16, 2000      4.715%   $  307
   2      $ 65,000 September 30, 1998--September 30, 2001  5.845%   $1,003
   3*     $130,000 September 30, 1998--September 30, 2001  5.755%   $1,980

-----------------------
* This interest rate swap agreement has a one-year option to renew for 50% of the notional amount ($65 million) at the discretion of the lender.

   During fiscal 2000 and 1999, the Company recognized interest expense from the swap contracts of $0.4 million and $0.5 million, respectively.

   The valuations of derivatives transactions are indicative values based on mid-market levels as of the close of business of the date they are provided. These valuations are provided for information purposes only and do not represent (1) the actual terms at which new transactions could be entered into, (2) the actual terms at which existing transactions could be liquidated or unwound, or (3) the calculation or estimate of an amount that would be payable following the early termination of any master trading agreement to which the Company is a party to.

   The provided valuations of derivatives transactions are derived from proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions. The valuations set forth above indicate a net payment from the financial institution to the Company. This valuation reflects a payment to the Company since the fixed interest rates in the contracts is less than the three-month LIBOR interest rate at March 31, 2000.

M. INCOME TAXES

   The components of income (loss) from continuing operations before taxes are as follows:

                                                        2000     1999     1998
                                                       -------  -------  -------
                                                       (Amounts in thousands)
   Domestic........................................... $(8,645) $(5,398) $63,376
   Foreign............................................     762     (205)   1,432
                                                       -------  -------  -------
     Total............................................ $(7,883) $(5,603) $64,808
                                                       =======  =======  =======

   The components of the provision (benefit) for income taxes from continuing operations are as follows:

                                                         2000    1999    1998
                                                        -------  -----  -------
                                                             (Amounts in
                                                             thousands)
   Provision for income taxes:
     United States..................................... $(1,334) $(469) $20,824
     Foreign...........................................     213   (125)     327
     State.............................................     (48)   525    5,370
                                                        -------  -----  -------
       Total........................................... $(1,169) $ (69) $26,521
                                                        =======  =====  =======

                              DYNATECH CORPORATION

   The components of the income tax provision are as follows:

                                                       2000     1999     1998
                                                      -------  -------  -------
   Current:
     Federal......................................... $   346  $ 5,435  $18,847
     Foreign.........................................     213     (125)    (978)
     State...........................................      84      142    5,567
                                                      -------  -------  -------
       Total Current.................................     643    5,452   23,436
                                                      -------  -------  -------
   Deferred:
     Federal.........................................  (1,680)  (5,904)   1,976
     Foreign.........................................     --       --     1,305
     State...........................................    (132)     383     (196)
                                                      -------  -------  -------
       Total deferred................................  (1,812)  (5,521)   3,085
                                                      -------  -------  -------
       Total......................................... $(1,169) $   (69) $26,521
                                                      =======  =======  =======

   Reconciliations between U.S. federal statutory rate and the effective tax rate of continuing operations follow:

                                                            2000    1999   1998
                                                           ------  ------  ----
   Tax at U.S. federal statutory rate....................  (35.0)% (35.0)% 35.0%
   Increases (reductions) to statutory tax rate resulting
    from:
     Foreign income subject to tax at a rate different
      than U.S. rate.....................................    (2.9)    8.3   0.6
     State income taxes, net of federal income tax
      benefit............................................    (0.4)    6.1   5.4
     Research and development tax credit.................     --      --   (1.4)
     Nondeductible amortization..........................    31.7     7.6   0.5
     Nondeductible compensation..........................     1.4    13.9   --
     Foreign sales corporation tax benefit...............   (12.1)  (14.2)  (.7)
     Non-deductible meals and entertainment expenses.....     4.0     4.1   0.5
     Other...............................................    (1.6)    8.0   1.0
                                                           ------  ------  ----
       Effective tax rate before certain charges.........  (14.9)%  (1.2)% 40.9%
                                                           ======  ======  ====

                              DYNATECH CORPORATION

   The principal components of the deferred tax assets and liabilities follow:

                                                                2000     1999
                                                               -------  -------
                                                                 (Amounts in
                                                                 thousands)
Deferred tax assets:
  Corporate severance......................................... $ 2,567  $   571
  Net operating loss and credit carryforwards.................  15,931    4,758
  Vacation benefits...........................................   1,264    1,109
  Depreciation and amortization...............................  23,979   16,349
  Other accruals..............................................   4,328    8,174
  Deferred revenue............................................   9,797    6,705
  Compensation related to stock options.......................   9,708    5,126
  Other deferred assets.......................................   3,616    2,755
                                                               -------  -------
                                                                71,190   45,547
Valuation allowance...........................................  (5,681)  (4,758)
                                                               -------  -------
                                                                65,509   40,789
Deferred tax liabilities:
  Depreciation and amortization...............................     256      --
  Other deferred liabilities..................................   1,016    1,016
                                                               -------  -------
                                                                 1,272    1,016
                                                               -------  -------
Net deferred tax assets....................................... $64,237  $39,773
                                                               =======  =======

   The valuation allowance applies to state and foreign net operating loss carryforwards that may not be fully utilized by the Company. The increase in the valuation reserve relates to the net increase in these loss carryforwards.

   On March 31, 2000, the Company had foreign and state net operating loss carryforwards of $8.5 million and $43.8 million, respectively. The foreign loss carryforwards begin to expire in the year ending March 31, 2003, and the state net operating losses begin to expire in the year ending March 31, 2004. In addition, as a result of certain acquisitions, the Company had at March 31, 2000, U.S. federal net operating loss carryforwards of approximately $19.8 million and $2.8 million of research credits, which begin to expire in the years ending March 31, 2006 and March 31, 2003, respectively. The utilization of these carryforwards is subject to a yearly limitation of approximately $4 million under Internal Revenue Code Section 382. The realization of the remaining net deferred tax assets is considered more likely than not.

   U.S. income taxes have not been provided for unremitted foreign earnings of approximately $13.8 million. These earnings are considered to be permanently invested in non-U.S. operations. The residual U.S. tax liability, if such amounts were remitted, would be approximately $2.4 million.

N. EMPLOYEE RETIREMENT PLANS

   The Company has a trusteed employee 401(k) savings plan for eligible U.S. employees. The Plan does not provide for stated benefits upon retirement. Employees outside the U.S. are covered principally by government-sponsored plans that are deferred contribution plans. The cost of Company-provided plans is not material.

   The Company has a nonqualified deferred compensation plan that permits certain key employees to annually elect to defer a portion of their compensation for their retirement. The amount of compensation deferred and related investment earnings have been placed in an irrevocable rabbi trust and recorded within

                              DYNATECH CORPORATION
other assets in the Company's balance sheet, as this trust will be available to the general creditors of the Company in the event of the Company's insolvency. An offsetting deferred compensation liability, which equals the total value of the trust at March 31, 2000 and 1999 of $11.3 million and $5.1 million, respectively, reflect amounts due the key employees who contribute to the plan. The change in the valuation is due to employee contributions, the Company match on the contributions, and the change in the market valuation of the fund.

   Corporate contributions to employee retirement plans were $6.2 million in fiscal 2000, $4.9 million in fiscal 1999 and $4.5 million in fiscal 1998.

O. STOCK-BASED COMPENSATION

   The Company maintains two Stock Option plans in which common stock is available for grant to key employees at prices not less than fair market value (110% of fair market value for employees holding more than 10% of the outstanding common stock) at the date of grant determined by the Board of Directors. Incentive or nonqualified options may be issued under the plans and are exercisable from one to ten years after grant.

   The Company maintains a third Stock Option plan in which common stock is available for grant to non-employee directors. Each eligible director is automatically granted a stock option to purchase 25,000 shares of stock when he or she is first elected to the Board of Directors.

   Stock options for all three plans vest primarily between three and five years.

   At the time of the Recapitalization, primarily all Company stock options became fully vested and exercisable. Any Company stock option that was outstanding immediately prior to the effective time of the Recapitalization was cancelled and each holder received an option cancellation payment. Stock options held by certain key executives were converted into equivalent options to purchase shares of Common Stock and were not cancelled.

   A summary of activity in the Company's option plans is as follows:

                                        2000                 1999                1998
                                      Weighted             Weighted            Weighted
                                      Average              Average             Average
                             2000     Exercise    1999     Exercise   1998     Exercise
                            Shares     Price     Shares     Price    Shares     Price
                          ----------  -------- ----------  -------- ---------  --------
Shares under option,
 beginning of year......  33,903,244   $1.85    2,135,719   $26.33  1,770,560   $21.87
Impact of converting
 shares on date of
 Recapitalization.......         --            18,479,093
Options granted (at an
 exercise price of $3.25
 to $4.00 in 2000, $2.50
 to $3.187 in 1999 and
 $35 to $44 in 1998)....   9,537,781    3.29   16,439,511     2.54    634,800    36.25
Options exercised.......  (1,194,318)   1.24     (860,120)   15.15   (148,941)   17.20
Options canceled........  (8,862,596)   1.36   (2,290,959)    9.68   (120,700)   24.26
                          ----------           ----------           ---------
Shares under option, end
 of year................  33,384,111   $2.40   33,903,244   $ 1.85  2,135,719   $26.33
                          ==========           ==========           =========
Shares exercisable......  13,178,441   $1.66   18,420,794   $ 1.30    512,999   $18.79

   As of March 31, 2000 and 1999, the Company issued approximately 4.3 million and 14.3 million stock options, respectively, at a weighted-average exercise price of $3.33 and $2.50, respectively, which was below the quoted market price on the day of grant. Options available for future grants under the plans were
3.9 million, 4.2 million and 497 thousand at March 31, 2000, 1999, and 1998, respectively.

                              DYNATECH CORPORATION

   The following table summarizes information about currently outstanding and exercisable stock options at March 31, 2000:

                                                             Weighted
                                                 Number of    Average   Weighted
                                                  Options    Remaining  Average
                                                Outstanding Contractual Exercise
   Range of Exercise Price                      At 3/31/00     Life      Price
   -----------------------                      ----------- ----------- --------
   $0.00 - $1.00...............................  2,563,680     4.800      .775
   $1.00 - $2.00...............................  7,753,303     6.558     1.634
   $2.00 - $3.00............................... 12,892,247     8.159     2.497
   $3.00 - $4.00............................... 10,174,881     9.448     3.284
                                                ----------
     Total..................................... 33,384,111     7.922     2.404
                                                ==========

   The fair market value of each option granted during 2000, 1999, and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                          2000    1999    1998
                                                         ------  ------  ------
   Expected volatility..................................  70.00%  45.00%  40.00%
   Risk-free rate of return.............................   6.13%   5.38%   6.00%
   Expected life (in years).............................  5 yrs   5 yrs   5 yrs
   Weighted average fair value.......................... $3.274  $1.673  $19.20
   Dividend yield.......................................   0.00%   0.00%   0.00%

   Had compensation cost for the Company's stock-based compensation plans been recorded based on the fair value of awards or grant date consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would approximate the pro forma amounts indicated below:

                                  2000             1999              1998
                             --------------- ----------------  ----------------
                                As     Pro      As      Pro       As      Pro
                             Reported Forma  Reported  Forma   Reported  Forma
                             -------- ------ -------- -------  -------- -------
                                  (Amounts in thousands except per share)
   Net income...............  $6,012  $2,579  $6,445  $(7,510) $41,776  $38,441
   Net income per share:
     Basic..................  $ 0.04  $ 0.02  $ 0.05  $ (0.06) $  2.04  $  1.88
     Diluted................  $ 0.04  $ 0.02  $ 0.05  $ (0.06) $  1.96  $  1.81

   The effect of applying FAS123 in this pro forma disclosure is not indicative of future amounts. FAS123 does not apply to awards prior to 1995. Additional awards in future years are anticipated.

P. SHAREHOLDER RIGHTS PLAN

   In February 1989 the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of Dynatech's common stock. The Plan as amended entitled a qualifying shareholder to buy shares of Dynatech junior participating cumulative preferred stock in the case of an acquisition of, or tender offer for, more than a specified percentage of Dynatech's common stock.

   All outstanding Rights issued and outstanding under the Rights Agreement and the Rights Agreement terminated immediately prior to the effective time of the Recapitalization and no shares of Common Stock issued on or after the effective time of the Recapitalization have or will have any Rights associated with them under the Rights Agreement.

                              DYNATECH CORPORATION

Q. COMMITMENTS AND CONTINGENCIES

   The Company has operating leases from continuing operations covering plant, office facilities, and equipment that expire at various dates through 2006. Future minimum annual fixed rentals required during the years ending in fiscal 2001 through 2005 under noncancelable operating leases having an original term of more than one year are $12.1 million, $10.7 million, $8.0 million, $6.6 million, and $3.5 million, respectively. The aggregate obligation subsequent to fiscal 2005 is $2.9 million. Rent expense was approximately $7.3 million, $7.1 million and $6.6 million in fiscal 2000, 1999 and 1998, respectively.

   The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's counsel and management are of the opinion that the final outcome should not have a material adverse effect on the Company's operations or financial position.

   In 1994, the Company sold its radar detector business to Whistler Corporation of Massachusetts. On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action against the Company and Whistler in the United States District Court for the Southern District of Ohio alleging infringement of CMI's patent for a mute function in radar detectors. The Company responded that it did not infringe CMI's patent and that, in any event, the patent was invalid and unenforceable.

   The Company obtained an opinion from outside counsel that CMI's patent is invalid. The Company intends to offer that opinion (and other evidence) to demonstrate that any alleged infringement of CMI's patent due to the Company's prior manufacture and sale of the Whistler series radar detectors was not valid.

   On February 14, 1997, CMI filed for bankruptcy in the United States Bankruptcy Court for the Southern District of Ohio. Pursuant to that filing, CMI sold its mute feature patent (and other assets) to Escort Acquisition Corp. CMI, however, retained the right to seek past damages from the Company.

   On March 24, 1998, CMI and its co-plaintiff Escort filed a motion for summary judgment. The Company opposed that motion and went on to complete discovery, which closed on June 20, 1998. The Company then filed its own series of summary judgment motions.

   A hearing on the parties' dispositive motions was held in May 1999. On May 27, 1999, Whistler filed a Chapter 11 bankruptcy petition in the United States District Court for the District of Massachusetts. As a result of that filing, CMI's patent infringement litigation is stayed as to Whistler.

   On February 18, 2000, the United States Magistrate issued a Report and Recommendation on some of the pending motions, recommending that judgment be entered in the Company's favor on half of the claims asserted by CMI. Then, on June 9, 2000, the Magistrate issued a second Report and Recommendation, recommending that the plaintiffs be precluded from recovering any damages for any alleged infringement that occurred prior to June 1996. Because the Company could not have infringed on CMI's patent after it sold its radar detector business to Whistler in 1994, if this Recommendation is adopted by the District Court Judge, the Company would have no liability to CMI. The parties have filed (and will file) various objections to the two Report and Recommendations. If necessary, trial in this matter is scheduled for November 2000. The Company intends to continue to defend this lawsuit vigorously and does not believe that the outcome of this litigation will have a material adverse effect on its financial condition, results of operation, or liquidity.

                              DYNATECH CORPORATION

R. SUBSEQUENT EVENTS

 Increase in Authorized Shares of Common Stock

   On April 28, 2000 the Company amended its Certificate of Incorporation of the Company to increase the number of shares of authorized common stock to be issued from 200,000,000 to 350,000,000.

 Acquisition of WWG

   On May 23, 2000, the Company and its wholly owned subsidiary DWW Acquisition Corporation, a Delaware corporation ("MergerCo"), completed their merger (the "Merger") with Wavetek Wandel Goltermann, Inc., a Delaware corporation ("WWG"), pursuant to which WWG became an indirect, wholly owned subsidiary of Dynatech.

   The Merger was consummated pursuant to an Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), among Dynatech, MergerCo and WWG. In connection with the Merger, Dynatech paid the former WWG stockholders approximately $250 million in cash and issued approximately 15 million newly-issued shares of Dynatech common stock, valued at approximately $130 million. In addition, Dynatech paid approximately $8 million in cash in exchange for all outstanding WWG options and paid approximately $200 million of WWG outstanding debt.

   Dynatech financed the Merger with the proceeds from the issuance of debt and common stock. The Company issued 43.125 million newly-issued, but unregistered shares of the Company's common stock to funds managed by CDR for $4.00 per share. The Company also intends to sell 4.983 million newly-issued shares of common stock at $4.00 per share to its shareholders of record of April 20, 2000 under a rights offering. See Note J. Earning Per Share.

   In addition to the issuance of common stock, the Company entered into a new credit facility with a syndicate of lenders (the "New Credit Facility"). The Company's new senior credit agreement (the "New Senior Credit Agreement"), which established the New Credit Facility, provided for senior secured credit facilities in an aggregate principal amount of up to approximately $860 million, consisting of (1) a revolving credit facility available to Dynatech LLC in U.S. dollars or euros, in an aggregate principal amount of up to $175 million, which can also be used to issue letters of credit (the "New Revolving Credit Facility"), (2) a Tranche A term loan of $75 million to Dynatech LLC with a six year amortization (the "Tranche A Term Loan"), (3) a Tranche B term loan of $510 million to Dynatech LLC with a seven and one-half year amortization (the "Tranche B Term Loan"), and (4) German term loans from certain German banks in an aggregate amount equal to (Euro)108.375 million to the Company's German subsidiaries with six-year amortization periods (the "German Term Loans") (all term loans collectively, the "New Term Loans"). The New Credit Facility also provides for the issuance of a letter of credit that the German banks may draw upon in the event of the failure of the Company's German subsidiaries to make payments on the (Euro)108.375 million loans, and the Company's German subsidiaries are required to reimburse the letter of credit issuer for any such issuances. The amount of the letter of credit also may be fully drawn under certain circumstances, and in such event the amount of the draw shall convert into term loans to the Company's German subsidiaries with similar amortization to the German term loans.

   The loans under the New Credit Facility bear interest at floating rates based upon the interest rate option elected by the Company.

   The Company collectively used the New Term Loans to refinance certain existing indebtedness of the Company and as part of the financing for the WWG merger. The New Revolving Credit Facility is available to the Company from time to time for potential acquisitions and other general corporate purposes. Principal and interest payments under the New Credit Facility and interest payments on the Senior Subordinated Notes

                              DYNATECH CORPORATION
represent significant liquidity requirements for the Company. The Tranche A Term Loan will be amortized in four quarterly installments of $750 thousand commencing on June 30, 2000; four quarterly installments of $2.0 million commencing on June 30, 2001; four quarterly installments of $3.75 million commencing on June 30, 2002; four quarterly installments of $7.5 million commencing on June 30, 2003; four quarterly installments of $2.5 million commencing on June 30, 2004 and four quarterly installments of $2.25 million commencing on June 30, 2005. The Tranche B Term Loan will be amortized in 24 quarterly installments of $2.0 million, commencing on June 30, 2000; four quarterly installments of $77.5 million commencing on June 30, 2006, and two quarterly installments of $76.0 million commencing on June 30, 2007. The German Term Loans will be amortized in four quarterly installments of (Euro)530 thousand commencing on June 30, 2000; twelve quarterly installments of
(Euro)790 thousand commencing on June 30, 2001; four quarterly installments of
(Euro)7.625 million commencing on June 30, 2004; three quarterly installments of (Euro)15.780 million commencing on June 30, 2005 and one quarterly installment of (Euro)18.935 million on March 31, 2006.

   Covenant Restrictions. The Company's New Credit Facility contains covenants that, among other things, restrict the Company's ability to dispose of assets, incur additional debt, guarantee obligations or contingent liabilities, repay its 9 3/4% Senior Subordinated Notes due 2008, pay dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates. The Company's New Credit Facility contains customary events of default. In addition, under the New Credit Facility, the Company is required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The Term Loans under the New Credit Facility are governed by negative covenants that are substantially similar to the negative covenants contained in the indenture governing the Senior Subordinated Notes, which also impose restrictions on the operation of the Company's business.

   The following unaudited pro forma condensed consolidated financial statements give effect to the following assuming that these transactions occurred on the first day in the fiscal year presented:

  . The merger with WWG (after giving effect to the divestitures of the
    Precision Measurement and Test Tools divisions, which occurred in January
    2000)

  . The acquisition of Pacific Systems Corporation

  . The acquisition of Flight TECH

  . The acquisition of Sierra Design Labs

  . The acquisition of Applied Digital Access, Inc.

  . The acquisition of ICS Advent (Europe) Ltd.

  . The acquisition of WPI Husky Technology, Inc., WPI Oyster Termiflex
    Limited, WPI Husky Technology Limited and WPI Husky Technology GmbH

   The condensed, unaudited pro forma statement of operations data listed below is for informational purposes only and does not necessarily represent what the Company's results of operations would have been if the above listed transactions had in fact occurred at the beginning of the fiscal periods presented and are not necessarily indicative of the results of operations for any future period.

                                                             2000      1999
                                                           --------  --------
   Net sales.............................................. $972,381  $803,816
   Loss from operations before income taxes from
    continuing operations.................................  (79,991) (147,670)
   Loss per common share from continuing operations:
     Basic................................................    (0.43)    (0.87)
     Diluted..............................................    (0.43)    (0.87)

                              DYNATECH CORPORATION

 Extraordinary Charge

   In connection with the merger and related financing of debt, the Company will incur a pretax extraordinary charge of approximately $10.3 million during the first quarter of fiscal 2001 for the writeoff of unamortized debt discount fees relating to the early extinguishment of debt that originated from the Recapitalization.

S. SEGMENT INFORMATION AND GEOGRAPHIC AREAS

 Segment Information.

   The Company is currently managed in two business segments: communications test and inflight information systems. The largest segment, communication test, develops, manufactures and markets instruments, systems, software and services which test, deploy, manage and optimize communications networks and equipment. The Company offers products that test and manage the performance of equipment found in modern, converged networks, including optical transmission systems for data communications, voice services, wireless voice and data services, cable services, and video delivery. The inflight information systems segment, which is operated by the Company's AIRSHOW, Inc. subsidiary, is a provider of systems that deliver real-time news, information and flight data to aircraft passengers. AIRSHOW's systems are marketed to commercial airlines and private aircraft owners. The Company also has other subsidiaries that, in the aggregate, are not reportable as a segment ("Other Subsidiaries"). These Other Subsidiaries include da Vinci Systems, Inc. ("da Vinci") and Dataviews, Inc. ("Dataviews"). da Vinci provides digital color enhancement systems used in the production of television commercials and programming. da Vinci's products are sold to post-production and video production professionals and producers of content for standard- and high-definition television market. Dataviews, Inc., was sold in June 2000. In years prior to fiscal 2000, the Company's consolidated statements of income and the Other Subsidiaries section of this
Note included the results of operations of two subsidiaries which have since been divested: ComCoTec, Inc. was sold in June 1998, and Parallax Graphics, which was liquidated during fiscal 1999.

   The Company measures the performance of its subsidiaries by the their respective earnings before interest, taxes and amortization ("EBITA"), which excludes non-recurring and one-time charges. Included in each segment's EBITA is an allocation of corporate expenses. The information below includes sales and EBITA for the two segments the Company operates in.

   Corporate EBITA is comprised of corporate general and administrative expense that has not been allocated to each segment. Corporate assets are comprised primarily of cash, deferred financing fees, and deferred taxes.

   The Company is a multi-national corporation with continuing operations outside the United States consisting of distribution and sales offices in Germany, England, France and the Pacific Rim.

   The accounting policies for the segments are the same as those described in the summary of significant accounting policies. See Note G. Summary of Significant Accounting Policies. In order to conform to the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", the operating segment information for the fiscal years 1999 and 1998 has been restated.

                              DYNATECH CORPORATION

   No single customer accounted for more than 10% of sales from continuing operations during fiscal 2000, 1999, and 1998.

                        Segment                       2000     1999     1998
                        -------                      -------  -------  -------
   Communications test segment:
     Sales.......................................... 349,886  238,942  240,432
     Depreciation and amortization..................  15,441    8,845    9,345
     EBITA..........................................  62,447   42,800   50,614
     Total assets................................... 179,338   71,453   78,586
     Capital expenditures...........................  13,629    5,147    8,898
   Inflight information systems segment:
     Sales..........................................  70,960   58,794   34,797
     Depreciation and amortization..................   2,102    1,477      399
     EBITA..........................................  19,314   22,373   15,519
     Total assets...................................  39,728   36,583    8,012
     Capital expenditures...........................   1,743    2,230      740
   Other subsidiaries:
     Sales..........................................  32,394   31,796   42,726
     Depreciation and amortization..................   1,218    1,114    1,731
     EBITA..........................................   8,404    7,468    4,790
     Total assets...................................  13,061    5,165    8,857
     Capital expenditures...........................     761      799    1,609
   Discontinued operations:
     Net assets held for sale.......................  72,601      N/A      N/A
     Total assets...................................     N/A  $93,753  $94,724
     Capital expenditures...........................     N/A    2,967    4,586
   Corporate:
     Depreciation and amortization..................      95       93      125
     Loss before interest, taxes and amortization...  (4,941)  (6,638)  (5,586)
     Total assets................................... 110,110  141,150   97,951
     Capital expenditures...........................      31      180       46
   Total Company:
     Sales.......................................... 453,239  329,532  317,955
     Depreciation and amortization..................  18,856   11,529   11,610
     EBITA(a).......................................  85,224   66,003   65,337
     Total assets................................... 414,838  348,104  288,130
     Capital expenditures...........................  16,164   11,323   15,879

-----------------------
(a) Non-recurring charges of $33,241, $24,867, and $0 and amortization of unearned compensation of $1,515, $1,228 and $0, in fiscal 2000, 1999, and 1998 have been excluded from EBITA.

                              DYNATECH CORPORATION

   Geographic Information. Information by geographic areas for the years ended March 31, 2000, 1999, and 1998 is summarized below:

                                                         Outside U.S.
                                                United   (principally
                                                States     Europe)    Combined
                                               --------  ------------ --------
                                                   (Amounts in thousands)
   Sales to unaffiliated customers
     2000....................................  $432,216*   $21,023    $453,239
     1999....................................  $310,724*   $18,808     329,532
     1998....................................  $298,907*    19,048     317,955
   Income (loss) before taxes from continuing
    operations
     2000....................................  $ (7,957)   $    74    $ (7,883)
     1999....................................  $ (5,398)   $  (205)   $ (5,603)
     1998....................................  $ 63,773    $ 1,035    $ 64,808
   Long-lived assets at
     March 31, 2000..........................  $ 85,122    $   702    $ 85,824
     March 31, 1999..........................  $ 81,662    $   725    $ 82,387
     March 31, 1998..........................  $ 65,134    $   826    $ 65,960

-----------------------
*  Includes export sales of $44,798, $44,567, and $43,865 in 2000, 1999, and
   1998, respectively.

   Currency Income. Net income in fiscal 2000, 1999, and 1998 included currency gains (losses) of approximately $54,500, $9,800, and $12,600, respectively.

T. SUMMARY OF OPERATIONS BY QUARTER (UNAUDITED)

                                                  FY 2000
                                ---------------------------------------------
                                 First    Second   Third    Fourth     Year
                                -------  -------- -------- --------  --------
                                  (Amounts in thousands except per share
                                                   data)
Sales.......................... $90,794  $103,789 $122,225 $136,431  $453,239
Gross profit...................  60,080    69,730   81,409   84,930   296,149
Net income (loss) from
 continuing operations.........  (6,066)    5,642    3,934  (10,224)   (6,714)
Net income (loss)..............   2,551     9,566    4,754  (10,859)    6,012
Income (loss) per common
 share--basic:
  Continuing operations........ $ (0.04) $   0.04 $   0.02 $  (0.07) $  (0.05)
  Net income (loss)............    0.02      0.06     0.03    (0.07)     0.04
Income (loss) per common
 share--diluted:
  Continuing operations........ $ (0.04) $   0.04 $   0.02 $  (0.07) $  (0.05)
  Net income (loss)............    0.02      0.06     0.03    (0.07)     0.04
Market Share Price(b)--High.... $ 4.062  $  5.031 $  8.000 $ 15.937
         --Low.................   3.125     3.437    4.875    6.875

                              DYNATECH CORPORATION

                                                    FY 1999
                                   -------------------------------------------
                                    First    Second   Third  Fourth     Year
                                   --------  ------- ------- -------  --------
Sales............................  $ 75,192  $84,429 $90,219 $79,692  $329,532
Gross profit.....................    50,214   57,050  60,744  52,906   220,914
Net income (loss) from continuing
 operations......................   (11,983)   2,463   4,564    (578)   (5,534)
Net income (loss)................   (11,933)   3,662   6,949   7,767     6,445
Income (loss) per common share--
 basic:
  Continuing operations..........  $  (0.15) $  0.02 $  0.03 $  0.00  $  (0.04)
  Net income (loss)..............     (0.15)    0.02    0.05    0.05      0.05
Income (loss) per common share--
 diluted:
  Continuing operations..........  $  (0.15) $  0.02 $  0.03 $  0.00  $  (0.04)
Net income (loss)................     (0.15)    0.02    0.04    0.05      0.05
Market Share Price(a)--High......  $  4.312  $ 3.438 $ 3.000 $ 3.500
         --Low...................     3.125    2.687   2.375   2.718

-----------------------
(a) From January 28, 1997 to May 21, 1998, shares of Common Stock of the Company were traded on the New York Stock Exchange. No cash dividends were paid on shares of Common Stock of the Company. As a result of the Recapitalization on May 21, 1998, trading in the Old Common Stock was halted and the Common Stock is traded only in the over-the-counter market. The market share prices reflect the high and low close prices after May 21, 1998.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of Dynatech Corporation:

   Our audits of the consolidated financial statements referred to in our report dated June 21, 2000 appearing in this Registration Statement on Form S-1 of Dynatech Corporation also included an audit of the financial statement schedule, Valuation and Qualifying Accounts for the years ended March 31, 2000, 1999 and 1998. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 21, 2000

                              DYNATECH CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

               For the years ended March 31, 2000, 1999 and 1998

Reserve for Doubtful Accountants (in thousands)
Balance, March 31, 1997................................................. $1,872
  Additions charged to income...........................................    425
  Writeoff of uncollectible accounts, net...............................   (533)
                                                                         ------
Balance March 31, 1998..................................................  1,764
  Additions charged to income...........................................    483
  Writeoff of uncollectible accounts, net...............................   (613)
                                                                         ------
Balance, March 31, 1999................................................. $1,634
  Additions charged to income...........................................    620
  Writeoff of uncollectible accounts, net...............................    (22)
Balance acquired by acquisition.........................................    247
Adjustments for discontinued operations.................................   (527)
                                                                         ------
Balance, March 31, 2000................................................. $1,952
                                                                         ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Wavetek Wandel Goltermann, Inc.

   We have audited the accompanying consolidated balance sheets of Wavetek Wandel Goltermann, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wavetek Wandel Goltermann, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Raleigh, North Carolina,
December 2, 1999.

                        WAVETEK WANDEL GOLTERMANN, INC.

                          CONSOLIDATED BALANCE SHEETS
            (Dollars and Shares in Thousands, Except Per Share Data)

                                                                September 30,
                                                              ------------------
                                                                1999      1998
                                                              --------  --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 17,089  $ 35,544
  Accounts receivable (less allowance for doubtful accounts
   of $4,608 in 1999 and $4,432 in 1998).....................  102,532    92,281
  Inventories................................................   62,515    74,886
  Deferred income taxes......................................    8,922    17,095
  Other current assets.......................................   13,636    12,736
                                                              --------  --------
    Total current assets.....................................  204,694   232,542
Property, plant and equipment, net...........................   60,575    66,597
Intangible assets, net.......................................  162,482   178,675
Other non-current assets.....................................    6,982     6,710
                                                              --------  --------
    Total assets............................................. $434,733  $484,524
                                                              ========  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................. $ 17,510  $113,085
  Current portion of long-term obligations...................    6,202    30,222
  Current portion of long-term obligations to related
   parties...................................................   10,721    11,746
  Trade payables.............................................   31,549    37,612
  Accrued compensation.......................................   26,626    25,907
  Income taxes payable.......................................    4,250     5,956
  Other current liabilities..................................   38,838    41,848
                                                              --------  --------
    Total current liabilities................................  135,696   266,376
Long-term obligations, net of current portion................  228,083   121,595
Pension liabilities..........................................   35,671    35,511
Deferred income taxes........................................    7,957    25,582
Other non-current liabilities................................    9,389    10,046
                                                              --------  --------
    Total liabilities........................................  416,796   459,110
                                                              --------  --------
Commitments and contingencies (Notes 1, 3, 4, 5, 6, and 11)
Stockholders' equity:
  Common stock, par value $.01, 50,000 shares authorized,
   13,202 shares issued and outstanding......................      132       132
  Additional paid-in capital.................................   72,948    72,948
  Accumulated deficit........................................  (65,641)  (57,645)
  Other comprehensive income.................................   10,498     9,979
                                                              --------  --------
    Total stockholders' equity...............................   17,937    25,414
                                                              --------  --------
    Total liabilities and stockholders' equity............... $434,733  $484,524
                                                              ========  ========

                See Notes to Consolidated Financial Statements.

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (Dollars and Shares in Thousands, Except Per Share Data)

                                                  Years Ended September 30,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
Net sales........................................ $497,258  $327,888  $281,887
Cost of goods sold...............................  204,733   130,863   113,812
                                                  --------  --------  --------
  Gross margin...................................  292,525   197,025   168,075
Operating expenses:
  Marketing and selling..........................  146,387    95,338    82,687
  Research and development.......................   71,439    47,730    37,322
  General and administrative.....................   42,074    24,837    24,263
  Amortization of intangible assets..............   19,967     1,182     1,346
  Acquired in-process research and development...      --     32,925     1,743
  Provisions for restructuring operations and
   other
   non-recurring charges.........................    2,379     9,369       --
                                                  --------  --------  --------
    Total operating expenses.....................  282,246   211,381   147,361
                                                  --------  --------  --------
  Operating income (loss)........................   10,279   (14,356)   20,714
  Other (income) expense, net:
   Interest income...............................     (677)     (977)   (1,610)
   Interest expense..............................   20,965     7,629     8,509
   Other, net....................................    1,069     4,814      (790)
                                                  --------  --------  --------
    Other (income) expense, net..................   21,357    11,466     6,109
                                                  --------  --------  --------
Income (loss) before provision (benefit) for
 income taxes
 and minority interest in income (loss)..........  (11,078)  (25,822)   14,605
Provision (benefit) for income taxes.............   (3,082)    6,541     7,362
Minority interest in income (loss)...............      --     (5,096)      185
                                                  --------  --------  --------
Net income (loss)................................ $ (7,996) $(27,267) $  7,058
                                                  ========  ========  ========
Basic and diluted earnings (loss) per share...... $  (0.61) $  (3.28) $   0.85
                                                  ========  ========  ========
Weighted average number of shares outstanding....   13,202     8,317     8,317
                                                  ========  ========  ========


                See Notes to Consolidated Financial Statements.

                        WAVETEK WANDEL GOLTERMANN, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years Ended September 30, 1997, 1998 and 1999
                       (Dollars and Shares in Thousands)

                         Common Stock  Additional                 Other         Total
                         -------------  Paid-in   Accumulated Comprehensive Stockholders'
                         Shares Amount  Capital     Deficit      Income        Equity
                         ------ ------ ---------- ----------- ------------- -------------
Balance, September 30,
 1996...................  8,317  $ 83   $32,930    $(31,856)     $ 8,251      $  9,408
  Sales of stock by
   subsidiaries.........    --    --        505         --           --            505
  Dividends.............    --    --        --       (1,987)         --         (1,987)
  Net income............    --    --        --        7,058          --          7,058
  Foreign currency
   translation
   adjustments..........    --    --        --          --         3,623         3,623
                         ------  ----   -------    --------      -------      --------
Balance, September 30,
 1997...................  8,317    83    33,435     (26,785)      11,874        18,607
  Sales of stock by
   subsidiaries.........    --    --        662         --           --            662
  Shares issued in
   connection with the
   Exchange Transaction
   with Wavetek
   Corporation..........  4,885    49    38,851         --           --         38,900
  Dividends.............    --    --        --       (3,593)         --         (3,593)
  Net loss..............    --    --        --      (27,267)         --        (27,267)
  Foreign currency
   translation
   adjustments..........    --    --        --          --        (1,895)       (1,895)
                         ------  ----   -------    --------      -------      --------
Balance, September 30,
 1998................... 13,202   132    72,948     (57,645)       9,979        25,414
  Net loss..............    --    --        --       (7,996)         --         (7,996)
  Foreign currency
   translation
   adjustments..........    --    --        --          --           519           519
                         ------  ----   -------    --------      -------      --------
Balance, September 30,
 1999................... 13,202  $132   $72,948    $(65,641)     $10,498      $ 17,937
                         ======  ====   =======    ========      =======      ========


                See Notes to Consolidated Financial Statements.

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                  Years Ended September 30,
                                                 -----------------------------
                                                   1999       1998      1997
                                                 ---------  --------  --------
OPERATING ACTIVITIES:
 Net income (loss).............................  $  (7,996) $(27,267) $  7,058
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
   Minority interest in net income (loss)......        --     (5,096)      185
   Depreciation and amortization expense.......     35,468    10,214     9,704
   Acquired in-process research and
    development................................        --     32,925     1,743
   Restructuring and other non-recurring
    charges....................................      2,379     2,937       --
   Deferred income taxes.......................    (12,985)    1,978     4,600
   Changes in operating assets and liabilities,
    net of effect of purchased businesses:
     Accounts receivable.......................    (14,083)   (4,415)   (6,520)
     Inventories...............................     16,995     2,282    (8,239)
     Other current assets......................     (1,610)    1,876    (3,643)
     Accounts payable and accrued expenses.....    (15,024)    2,174    10,051
     Income taxes payable, net.................     (2,342)    1,572     2,383
     Pension liabilities.......................        484     3,180       698
     Other, net................................      3,025      (438)     (507)
                                                 ---------  --------  --------
      Net cash provided by operating
       activities..............................      4,311    21,922    17,513
INVESTING ACTIVITIES:
   Purchase of businesses, net of cash acquired
    of $1,363 and $1,312 in 1998 and 1997,
    respectively...............................        --    (45,207)   (6,658)
   Cash acquired in connection with Exchange
    Transaction................................        --     31,329       --
   Proceeds from sale of investments in
    affiliates.................................        --      1,757     1,890
   Purchase of property, equipment, and
    intangibles................................    (16,760)  (10,416)   (9,356)
   Proceeds from sale of property, plant and
    equipment..................................      1,977       --      3,999
   Purchase of short-term investments,
    available for sale.........................        --    (41,100)  (76,160)
   Sale of short-term investments, available
    for sale...................................        --     41,100    76,160
   Payments received for notes receivable from
    related parties............................        --      6,042       740
   Increases in notes receivable from related
    parties....................................        --     (1,081)   (1,607)
                                                 ---------  --------  --------
      Net cash used in investing activities....    (14,783)  (17,576)  (10,992)
FINANCING ACTIVITIES:
   Proceeds from revolving lines of credit and
    long-term obligations......................    212,711    56,241     1,961
   Principal payments on revolving lines of
    credit and long-term obligations...........   (218,659)  (35,647)  (12,084)
   Cash dividends paid to stockholders.........        --     (2,043)   (1,188)
   Proceeds from long-term obligations to
    related parties............................        --      3,364        63
   Principal payments on long-term obligations
    to related parties.........................        --       (258)      --
   Other, net..................................       (672)      --        --
                                                 ---------  --------  --------
      Net cash provided by (used in) financing
       activities..............................     (6,620)   21,657   (11,248)
   Effect of exchange rate changes on cash and
    cash equivalents...........................     (1,363)      141      (289)
                                                 ---------  --------  --------
   Increase (decrease) in cash and cash
    equivalents................................    (18,455)   26,144    (5,016)
   Cash and cash equivalents at beginning of
    year.......................................     35,544     9,400    14,416
                                                 ---------  --------  --------
   Cash and cash equivalents at end of year....  $  17,089  $ 35,544  $  9,400
                                                 =========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
   Cash paid for interest......................  $  14,028  $  7,103  $  8,314
                                                 =========  ========  ========
   Cash paid for income taxes, net of income
    tax refunds received.......................  $   5,444  $  2,038  $  3,346
                                                 =========  ========  ========

                See Notes to Consolidated Financial Statements.

                        WAVETEK WANDEL GOLTERMANN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

   On September 30, 1998, Wavetek Corporation, a Delaware corporation ("Wavetek"), and Wandel & Goltermann Management Holding GmbH, a German limited liability company ("WG"), consummated an exchange transaction whereby the stockholders of WG became stockholders of Wavetek, and WG became a subsidiary of Wavetek (the "Exchange Transaction"). Following the Exchange Transaction, Wavetek was ultimately renamed Wavetek Wandel Goltermann, Inc. (the "Company"). The Exchange Transaction was accounted for as a purchase of Wavetek by WG in accordance with Accounting Principles Board Opinion ("APB") No. 16, Business Combinations. Accordingly, the financial statements of the Company included herein as of any date or for any period prior to September 30, 1998, are the historical financial statements of WG.

   The Company is a leading global designer, manufacturer and marketer of a broad range of communications test instruments used to develop, manufacture, install and maintain communications networks and equipment. The Company conducts its business in two principle business areas, communications test business and other test products. The Company conducts its communications test business, which addresses most sectors of the communications test market, in four product areas: (1) Telecom Networks (traditional voice/data transmissions and new multi-service networks), (2) Enterprise Networks (local and wide-area network infrastructures), (3) Multimedia (cable television and digital video broadcast) and (4) Wireless (mobile telephony and data). These products provide comprehensive testing solutions to a wide range of end users. The Company's high-end instruments are used during the product development phase to stress test product functionality and performance. Other products are used during the production process to verify conformance to manufacturing specifications, while the Company's enhanced portable field service tools enable field technicians to quickly install, repair and maintain complex network infrastructure as well as validate service levels. The Company also provides distributed remote test systems to many of its service provider customers, which allow such customers to more efficiently utilize their network engineers to monitor and test service levels, and designs, manufactures and sells precision measurement instruments and general-purpose handheld test tools. In addition, the Company provides repair, upgrade and calibration services, as well as value-added professional services such as consulting, training and rental services on a worldwide basis.

   The Company's operating expenses are substantially impacted by marketing and selling activities as well as by research and development activities. Marketing and selling expenses are primarily driven by: (1) sales volume, with respect to sales force expenses and commission expenses; (2) the extent of market research activities for new product design efforts; (3) advertising and trade show activities and (4) the number of new products launched in the period. In recent periods, the Company has increased its spending on research and development activities primarily to accelerate the timing of new product introductions. General and administrative expenses primarily include costs associated with the Company's administrative employees, facilities and functions. The Company incurs expenses in foreign countries primarily in the functional currencies of such locations. As a result of the Company's substantial international operations, the United States dollar amount of its expenses is impacted by changes in foreign currency exchange rates. The Company's ability to maintain and grow its sales depends on a variety of factors including its ability to maintain its competitive position in areas such as technology, performance, price, brand identity, quality, reliability, distribution and customer service and support, and its ability to continue to introduce new products that respond to technological change and market demand in a timely manner.

   The accompanying consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain items in the prior years have been reclassified to conform with the current year presentation.

                        WAVETEK WANDEL GOLTERMANN, INC.

 Foreign Currency

   The accounts of foreign subsidiaries consolidated herein have been translated from their respective functional currencies into U.S. dollars based on the current exchange rates at the end of the period for the balance sheet and an average rate for the period on the statements of operations. Cumulative translation adjustments are included as a separate component of stockholders' equity as "Other Comprehensive Income." Exchange gains and losses from foreign currency transactions are included in "Other (income) expense, net" in the accompanying consolidated statements of operations.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates include, among other things, assessing the collectibility of accounts receivable, the use and recoverability of inventory, costs of future product returns under warranty and provisions for contingencies expected to be incurred. Actual results could differ from those estimates.

 Cash, Cash Equivalents and Short-term Investments, Available for Sale

   The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair values. As part of the Company's cash management program, the Company invests in highly liquid investments, primarily investment grade commercial paper, U.S. Treasury Securities, guaranteed obligations of the U.S. government or its agencies, mutual funds which invest in U.S. Treasury Securities, preferred stock and municipal bonds. The interest and dividend rates on these securities are reset on a frequent basis. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, these securities are classified as "available-for-sale" securities. The Company held no available-for-sale securities as of September 30, 1999 and 1998. For purposes of financial statement presentation, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company evaluates the financial strength of the institutions in which significant investments are made and believes that related credit risk is limited to an acceptable level.

 Inventories

   Inventories are valued at cost determined on the first-in, first-out basis, not in excess of market. Costs include direct material, labor and manufacturing overhead.

   Inventories consist of the following:

                                                                  September 30,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
                                                                 (In Thousands)
      Materials................................................. $13,997 $19,217
      Work-in-progress..........................................  18,172  21,469
      Finished goods............................................  30,346  34,200
                                                                 ------- -------
                                                                 $62,515 $74,886
                                                                 ======= =======

 Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. Depreciation for financial statement purposes is computed using the straight-line method based upon the estimated useful lives of the various classes of assets which range from 3 to 50 years for buildings and improvements and from 3 to 10 years for fixtures and equipment.

                        WAVETEK WANDEL GOLTERMANN, INC.

   Property, plant and equipment consists of the following:

                                                               September 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                              (In Thousands)
      Land.................................................. $  4,750  $  6,073
      Building and improvements.............................   47,468    52,699
      Fixtures and equipment................................  104,178   107,626
                                                              156,396   166,398
      Less: accumulated depreciation and amortization.......  (95,821)  (99,801)
                                                             --------  --------
                                                             $ 60,575  $ 66,597
                                                             ========  ========

 Intangible Assets

   The Company has various intangible assets which include the excess of purchase price over net tangible assets of businesses acquired (goodwill), acquired core technologies, as well as other intangible assets. All the values and lives were based on independent appraisals.

   Goodwill represents the amount by which the purchase price of businesses acquired exceeds the fair market value of the net tangible and identifiable intangible assets acquired under the purchase method of accounting associated with three acquisitions: the Exchange Transaction, WGTI (See Note 3), and STS (See Note 3). Goodwill associated with these acquisitions is being amortized on a straight-line basis over fifteen (15) years for the Exchange Transaction and five (5) years for WGTI and STS.

   Acquired core technologies was recorded in connection with the acquisitions of WGTI ($3.3 million) and STS ($2.6 million) as well as the Exchange Transaction ($84.1 million). The amortization period in connection with the acquisitions of WGTI and STS is five (5) years and for the Exchange Transaction is ten (10) years.

   Other intangible assets include assembled work force associated with the Exchange Transaction and WGTI, deferred financing costs associated with the multi-currency and senior subordinated notes described in Note 5, and a patent license. These intangible assets are being amortized over five (5) to fifteen
(15) years.

   Intangible assets consist of the following:

                                                               September 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                              (In Thousands)
      Goodwill.............................................. $ 71,016  $ 69,802
        Less accumulated amortization.......................   (7,187)     (739)
      Acquired core technologies............................   90,032    90,032
        Less accumulated amortization.......................  (10,277)     (660)
      Other.................................................   36,648    29,537
        Less accumulated amortization.......................  (17,750)   (9,297)
                                                             --------  --------
                                                             $162,482  $178,675
                                                             ========  ========

   The Company, at each balance sheet date, evaluates the recoverability of the carrying amount of its intangible assets if circumstances suggest that it has been impaired. If this review indicates that the value of the intangible assets is not recoverable, as principally determined based on the estimated undiscounted cash flows of the entity which gave rise to the intangible asset, over the remaining amortization period, then the Company's carrying value of the intangible asset would be reduced by the estimated shortfall in cash flows.

                        WAVETEK WANDEL GOLTERMANN, INC.

 Impairment of Long-lived Assets

   The Company, at each balance sheet date, evaluates the recoverability of the carrying amount of its long-lived assets in accordance with SFAS no. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." If this review indicates that the value of such assets is not recoverable over the remaining amortization period, then the Company's carrying value of the asset would be reduced based upon the estimated fair value.

 Debt Instruments

   The carrying amounts of the Company's debt instruments approximate their fair values. The fair value of the Company's debt instruments is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

 Revenue and Credit Risk

   The Company recognizes revenues when the following four criteria are met as specified in the AICPA's Statement of Position No. 97-2, "Software Revenue Recognition": (1) Persuasive evidence of an arrangement exists, (2) Delivery has occurred, (3) The vendor's fee is fixed or determinable, and (4) Collectibility is probable. These criteria are normally met at the time of shipment to the customer. Service revenues are recognized as services are performed. The Company accrues related product return reserves and warranty expenditures, as products shipped include a one-year warranty, at the time of sale.

   The Company grants credit to its customers based on an evaluation of the customers' financial condition and generally collateral is not required. Credit losses have traditionally been minimal and within management's expectations.

 Net Income (loss) Per Share

   Effective October 1, 1997 the Company adopted SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 replaced the calculation of primary and fully diluted net income (loss) per share with basic and diluted net income (loss) per share. Net income (loss) per share--basic is based only on net income (loss) of the Company and the weighted average number of common shares outstanding. Net income (loss) per share--diluted includes the dilutive effect of the Company's outstanding stock options in the calculation of the number of weighted average number of common shares outstanding. The Company has a simple capital structure and, accordingly, the only difference in the Company's computations of basic and diluted net income (loss) per share is the dilutive effect of outstanding stock options. For the fiscal year ended September 30, 1999, the effect of outstanding stock options would have been anti-dilutive and, therefore, was not considered in the computation of diluted loss per share for such periods. All net income (loss) per share amounts for all periods have been presented, and where necessary, restated to conform to the requirements of SFAS No. 128.

 Stock-Based Compensation

   In 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but requires pro forma disclosure in the footnotes to the consolidated financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has continued accounting for its stock-based compensation in accordance with the provisions of APB 25. See Note 6 for discussion of SFAS No. 123 disclosures.

                        WAVETEK WANDEL GOLTERMANN, INC.

 Derivative Financial Instruments

   The Company uses derivative financial instruments, primarily forward exchange contracts and collars, in the ordinary course of business to mitigate its exposure to changes in foreign currency exchange rates relating to cash, accounts receivable, accounts payable, significant transactions and anticipated future sales denominated in foreign currencies. The terms of these contracts are generally less than one year. The Company also uses interest rate cap agreements to mitigate its exposure to changes in interest rates on variable interest rate debt instruments. The terms of such agreements are generally in excess of one year. The Company's risk management policies prohibit financial instruments to be used for trading purposes. Gains and losses on financial instruments that qualify as hedges of existing assets or liabilities or firm commitments are recognized in income as adjustments of carrying amounts when the hedged transaction occurs. Financial instruments that are not designated as hedges of specific assets, liabilities, firm commitments or anticipated transactions are marked to market and any resulting unrealized gains or losses are recorded in "other (income) expense, net" in the accompanying consolidated statements of operations. At September 30, 1999 and 1998, the Company had foreign exchange contracts outstanding in an aggregate notional amount of $18.4 million and $25.8 million, respectively. While it is not the Company's intention to terminate any of these contracts, the estimated fair value of these contracts indicated that termination of the forward currency exchange contracts at September 30, 1999 and 1998 would have resulted in a gain of $0.1 million and a loss of $0.6 million, respectively. Due to the volatility of currency exchange rates, these estimated results may or may not be realized. At September 30, 1999 and 1998, the Company had interest rate cap agreements outstanding with notional values of $10.9 million and $8.9 million, respectively, which had carrying values that approximated fair value.

 Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 137, an amendment to SFAS No. 133. This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. These statements are not expected to have a material impact on the Company's consolidated financial statements. This statement is effective for fiscal years beginning after June 15, 2000, with earlier adoption encouraged. The Company will adopt this accounting standard in fiscal 2001.

2. EXCHANGE TRANSACTION

   On September 30, 1998, Wavetek and WG consummated the Exchange Transaction whereby the stockholders of WG received 8,317,463 shares of Common Stock of Wavetek valued by an independent appraisal at $38.7 million plus cash of 2.0 million Deutsche marks ($1.2 million) and WG became a subsidiary of Wavetek. Following the Exchange Transaction, Wavetek was ultimately renamed Wavetek Wandel Goltermann, Inc. The Exchange Transaction was accounted for as a purchase of Wavetek by WG. Accordingly, the financial statements of the Company included herein as of any date or for any period prior to September 30, 1998, are the historical financial statements of WG. In addition, the historical stockholders' equity of the Company has been retroactively restated to reflect the equivalent number of shares issued in connection with the Exchange Transaction.

   The purchase price of Wavetek, including expenses of the transaction, was deemed to be $41.5 million and was allocated to the assets acquired and liabilities assumed, based on their estimated fair values as determined by an independent valuation. The fair value of assets acquired was $271.1 million, including $56.7 million of goodwill which is being amortized over 15 years, and liabilities assumed was $229.6 million. The Company allocated $11.8 million of the purchase price to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of the Exchange Transaction.

                        WAVETEK WANDEL GOLTERMANN, INC.

   In connection with the Exchange Transaction and related restructuring activities, the Company recorded approximately $4.5 million of restructuring and other non-recurring charges in fiscal 1998. This expense included elimination of one duplicate product line, costs of consolidation of certain sales and service operations, accounting and tax consulting charges and severance payments.

3. ACQUISITIONS

 Purchase Of The Minority Interest In Wandel & Goltermann Technologies, Inc.

   During fiscal 1997, the Company's ownership interests in its then publicly-traded U.S. subsidiary, Wandel & Goltermann Technologies, Inc. ("WGTI"), was increased by the repurchases of common shares of WGTI on the open market. The Company's ownership interest was increased from 57% as of September 30, 1996, to 62% as of September 30, 1997. The total purchase cost of shares acquired was $4.5 million and was accounted for as a purchase. The Company allocated $1.4 million of the purchase price to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of acquisition. In addition, $1.2 million of the purchase price was allocated to goodwill and other intangibles and is being amortized over five years.

   On September 18, 1998, the Company purchased the remaining outstanding minority interest in WGTI for $15.90 per share, or $32.3 million. The Company allocated $14.3 million of the purchase price to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of acquisition. In addition, $11.5 million of the purchase price was allocated to goodwill and other intangibles and is being amortized over five years. In connection with the acquisition of WGTI, the Company incurred non-recurring charges of $4.8 million in fiscal 1998. These costs included $3.4 million of stock option compensation, $0.9 million of severance expenses and $0.5 million of legal and consulting expenses incurred by WGTI.

 Purchase Of Digital Transport Systems, Inc.

   On September 30, 1998, Wavetek U.S. Inc., a U.S. subsidiary of the Company, acquired privately-held Digital Transport Systems, Inc. ("DTS"), a digital broadcast test equipment company based in San Diego, California. Under the terms of the acquisition, Wavetek U.S. Inc. acquired all of the outstanding stock of DTS for an initial payment of $1.1 million, plus subsequent fixed and contingent payments for four years after the acquisition. The Company accounted for the transaction as a purchase and the assets acquired and the liabilities assumed were recorded at their estimated fair values aggregating $0.5 million and $0.9 million, respectively. In addition, $1.5 million of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility, which the Company charged to expense on the acquisition date. Fixed payments are due November 15, 1999, 2000, 2001 and 2002 of $0.5 million, $0.4 million, $0.4 million and $0.4 million, respectively. Contingent payments, based upon future annual sales of DTS, are also due annually for the next four years in amounts between $0.2 million and $0.5 million. All subsequent payments are being expensed as incurred and are not material to the Company.

 Purchase Of Switching Test Solutions AG

   In fiscal 1997, the Company purchased 40% of the outstanding capital stock of Switching Test Solutions AG, ("STS") for $2.0 million. The Company allocated $0.3 million of the purchase price to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of acquisition. In addition, $0.6 million of the purchase price was allocated to goodwill and other intangibles and is being amortized over five years. This investment was accounted for using the equity method of accounting in fiscal 1997.

                        WAVETEK WANDEL GOLTERMANN, INC.

   At the beginning of fiscal 1998, the Company purchased the remaining 60% interest in STS for a purchase price of $6.5 million. The Company allocated $1.4 million of the purchase price to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of acquisition. In addition, $3.3 million of the purchase price was allocated to goodwill and other intangibles and is being amortized over five years. The accounts and results of STS have been included in the Company's consolidated financial statements from the date of the acquisition of the remaining 60% interest.

   In February 1998, the Company sold 400 shares, or 10%, of the common stock of STS to the new CEO of the Company for a purchase price of $0.8 million, which was paid in April 1998. In connection with this transaction, the CEO and two principal owners and directors of the Company entered into put and call options related to the shares sold to the CEO. In September 1998, the two shareholders exercised the call options and purchased the shares of common stock of STS held by the CEO. Subsequently, the Company purchased these shares from the two principal owners for $0.8 million in cash. The Company allocated $0.1 million of the purchase price to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of acquisition. In addition, $0.3 million of the purchase price has been allocated to goodwill and other intangibles and is being amortized over five years.

 Other Acquisitions

   In January 1998, the Company acquired privately-held Tinwald Networking Technologies Inc. ("Tinwald"), an Ontario Canada-based developer of software analysis tools. Under the terms of the transaction, the Company acquired all of the outstanding common stock of Tinwald for an initial payment of approximately $5.0 million, plus the possibility of contingent payments for up to three years after the acquisition. The Company accounted for the transaction as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by an independent valuation. The fair value of tangible assets acquired was approximately $1.6 million and liabilities assumed was approximately $0.3 million. In addition, approximately $3.9 million of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of the acquisition. The remainder of the purchase price, including expenses related to the purchase, of $0.3 million has been allocated to goodwill and is being amortized over five years.

   In March 1998, the Company acquired the assets of privately held Network Intelligence, Inc. ("NI"), a California-based developer of network performance management software. Under the terms of the transaction, the Company acquired all of the assets of NI for an initial payment of $1.3 million. The Company accounted for the transaction as a purchase. The total purchase price of approximately $1.5 million, including expenses related to the purchase, was allocated to in-process research and development projects that had not reached technological feasibility, which the Company expensed at the date of the acquisition.

   The following unaudited pro forma information presents a summary of consolidated results of operations as if the Exchange Transaction and the acquisitions of WGTI, STS, Tinwald and NI had all occurred as of the beginning of each period presented:

                                                              For The Year
                                                             Ended September
                                                                   30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                             (In Thousands)
      Revenues............................................. $469,773  $437,485
      Loss before extraordinary items......................  (51,542)  (45,781)
      Net loss.............................................  (56,053)  (50,292)
      Net loss per share................................... $  (4.25) $  (3.81)

                        WAVETEK WANDEL GOLTERMANN, INC.

   The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and other intangible assets. They do not purport to be indicative of the results of operations which would have resulted had the combinations been consummated on the first day of each period presented. In addition, the pro forma results are not intended to be a projection of future results of operations of the consolidated entities.

4. NOTES PAYABLE

   Notes payable are as follows:

                                                                 September 30,
                                                                ----------------
                                                                 1999     1998
                                                                ------- --------
                                                                  (Dollars In
                                                                   Thousands)
      Notes payable -- banks................................... $17,148 $112,685
      Notes payable -- other...................................     362      400
                                                                ------- --------
        Total.................................................. $17,510 $113,085
                                                                ======= ========

   At September 30, 1998, $59.6 million of the notes payable to banks was outstanding, as described in Note 5 below, in connection with the Bank Pooling Agreement. These amounts were repaid in January 1999.

   On September 30, 1998, the Company borrowed money from two German banks, aggregating $29.7 million, at interest rates ranging from 5.0625% to 6.7%, on an unsecured basis in order to repay the New Credit Agreement, as defined below. These amounts were repaid on January 4, 1999.

   Certain of the Company's foreign subsidiaries have agreements with banks providing for short-term revolving advances and overdraft facilities in an aggregate total amount of approximately $17.9 million. At September 30, 1999 and 1998, aggregate amounts of $6.0 million and $19.0 million, respectively, had been borrowed under these facilities. Revolving borrowings under these agreements bear interest at variable rates ranging from 2.1875% to 7.0% as of September 30, 1999. Certain of these bank agreements also provide for long-term borrowings and are generally secured by the assets of the local subsidiary and the guarantee of the Company. Most of these agreements do not have stated expiration dates, but are cancelable by the banks at any time. At September 30, 1999, the Company was contingently liable for outstanding letters of credit and bank guarantees aggregating $7.4 million.

                        WAVETEK WANDEL GOLTERMANN, INC.

5. LONG-TERM BORROWINGS

   Long-term obligations are as follows:

                                                               September 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                                (Dollars In
                                                                Thousands)
Senior Subordinated Notes; total principal balance due June
15, 2007; interest payable semi-annually on June 15 and
December 15 at 10.125%.....................................  $ 85,000  $ 85,000


Multi-Currency Revolving Credit Facility and Bilateral
Ancillary Facilities due December 2000; interest payable
over variable periods at LIBOR plus 1.5% (7.58% and 7.46%
for three and six month loans, respectively, at September
30, 1999)..................................................   118,352       --


Term loan payable to banks, interest was payable at LIBOR
plus 2.5% (8.125%).........................................       --     24,000


Term loans payable to banks under Bank Pooling Agreement;
payable in quarterly installments through 2011; interest
payable at rates set on dates of borrowing ranging from
5.5% to 7.75%; secured by certain inventories, trade
Receivables, fixed assets and other assets of the Company
and the share capital of certain subsidiaries..............       --     20,906


Term loans payable to banks; payable in semi-annual
installments through 2007; interest ranging from 3.5% to
6.95%; secured by mortgages on certain facilities..........    23,840    12,617


Credit facilities with banks with various maturity dates;
interest rates ranging from 4.12% to 10.5% payable semi-
annually...................................................     3,524     4,735


Other obligations..........................................       625       874
                                                             --------  --------
Unsecured non-interest bearing promissory note recorded at
present value on issuance date at implied interest rate of
8.1875%; issued in connection with license of technology;
payable in six annual installments of $0.8 million
commencing January 1999....................................     2,944     3,685



Less: current maturities...................................    (6,202)  (30,222)
                                                             --------  --------

Total long-term obligations................................   234,285   151,817


Long-term obligations, less current maturities.............  $228,083  $121,595
                                                             ========  ========

                        WAVETEK WANDEL GOLTERMANN, INC.

   As of September 30, 1999, the future annual principal payments on long-term obligations outstanding at September 30, 1999, were as follows (in thousands):

        2000.......................................................... $  6,202
        2001..........................................................  118,049
        2002..........................................................    4,326
        2003..........................................................    4,259
        2004..........................................................    3,029
        Thereafter....................................................   98,420
                                                                       --------
          Total long-term obligations.................................  234,285
        Less: current portion.........................................  (6,202)
                                                                       --------
                                                                       $228,083
                                                                       ========

   On June 11, 1997, Wavetek issued $85.0 million in aggregate principal amount of Senior Subordinated Notes (the "Notes") pursuant to an Indenture (the "Indenture") between the Company and the Bank of New York, as trustee. The Notes bear interest at 10.125%, payable semi-annually on each June 15 and December 15. The total principal balance of the Notes is due June 15, 2007. On or after June 15, 2002, the Notes will be redeemable at the option of the Company, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any; 105.063% if redeemed during the twelve-month period beginning on June 15, 2002; 103.375% if redeemed during the twelve-month period beginning on June 15, 2003; 101.688% if redeemed during the twelve month period beginning of June 15, 2004, and 100% thereafter. Notwithstanding the foregoing, during the first three years following the issue date of the Notes, the Company may redeem up to 33 1/3% of the aggregate principal amount of the Notes with the proceeds of one or more public equity offerings, as defined in the Indenture, at a redemption price of 110.125% of the principal amount thereof, in each case plus accrued and unpaid interest and liquidated damages, if any. The Notes are guaranteed on a senior subordinated basis by the Company's current and future subsidiaries in the United States. The Indenture requires the Company to comply with various affirmative and negative covenants. The Company believes it was in compliance with all such covenants at September 30, 1999. The fair market value of the Notes was $71.0 million as of December 20, 1999.

   In June 1997, Wavetek also entered into a credit agreement with a group of five lending banks (the "Lenders") including DLJ Capital Funding Inc. as Syndication Agent and Fleet National Bank as Administrative Agent. The Company had $24.0 million outstanding under the term facility and $4.8 million outstanding under the revolving credit facility at September 30, 1998; which was repaid on October 2, 1998 with the proceeds from the proceeds of unsecured short-term loans from two German banks (see Note 4). Accordingly, all such amounts were classified as current liabilities in the accompanying consolidated balance sheet as of September 30, 1998. This facility was superceded by the Credit Facility described below.

   In November 1997, WG and one of its German subsidiaries entered into a collateral pooling agreement with six banks (the "Bank Pooling Agreement"). The collateral pooling agreement had an indefinite term, however, it could be terminated by either party with a notice period of three months prior to the end of any calendar quarter, but not before December 31, 1998. In January 1999, the Company repaid the outstanding amounts with proceeds from the issuance of the Credit Facility, defined below. The Bank Pooling Agreement provided for term loans and revolving credit facilities up to a maximum of approximately $116 million at terms and interest rates negotiated at the date of each borrowing. Under the Bank Pooling Agreement, the Company had short-term borrowings outstanding of $59.6 million at September 30, 1998 which has been classified as "Notes payable to banks." The short-term borrowings bore interest rates ranging from 5.5% to 7.75% at

                        WAVETEK WANDEL GOLTERMANN, INC.

September 30, 1998. The Bank Pooling Agreement was secured by certain inventories, trade receivables, fixed assets and other assets of WG and the share capital of certain of its subsidiaries. This facility was superceded by the Credit Facility described below.

   In December 1998, the Company entered into a Facilities Agreement, due December 2000, in relation to a Multi-Currency Revolving Credit Facility and Bilateral Ancillary Facilities (the "Credit Facility") with a syndicate of four German banks, providing for revolving borrowings, letters of credit and bank guarantees aggregating up to a maximum amount of 280 million Deutsche marks ($152.7 million at September 30, 1999). The Credit Facility, which was amended on May 28, 1999 to reduce the interest coverage ratio, as defined in the Credit Facility, includes a commitment fee of 0.25% of the daily average unutilized portion of the Credit Facility, and requires proceeds from certain transactions to repay the Exceeding Amount, as defined in the Credit Facility. The Credit Facility has a two-year term and all borrowings thereunder bear interest at LIBOR plus 0.9% through May 31, 1999 and at LIBOR plus 1.5% thereafter. Borrowings under the Credit Facility are secured by the pledge of 65% of the shares of Wavetek Wandel Goltermann GmbH, a subsidiary of the Company. In addition, a $45.0 million tranche of the Credit Facility, which refinanced and replaced the previously existing bank credit facility of Wavetek, is guaranteed by a U.S. subsidiary of the Company. The Credit Facility, as amended, requires the Company to comply with certain covenants and maintain certain minimum financial ratios. The Company was in compliance with all requirements of the Credit Facility, as amended, at September 30, 1999. The Company pledged 65% of WG shares and $45.0 million related to WGTI as guarantees. At September 30, 1999, the Company had drawn $118.3 million under the Credit Facility, as amended, and $33.2 million was available for future borrowings. In January 1999, additional amounts were borrowed under the Credit Facility to refinance certain bank debt at the Company's subsidiaries, and certain bank guarantees were provided under the Credit Facility to secure other subsidiary bank borrowings.

6. STOCKHOLDERS' EQUITY

   In September 1998, the Company increased its authorized capital stock to 55 million shares, of which 50 million shares were designated as Common Stock and 5 million shares were designated as Preferred Stock. Previously, the Company had authorized capital stock of 15 million shares, all of which was designated as Common Stock. All authorized shares have a par value of $.01 per share. No preferred stock has been issued by the Company.

   No dividends were declared or paid in fiscal 1999. In fiscal 1998, the Company declared dividends of $3.6 million of which $2.0 million was paid in cash, $0.7 million was paid as a decrease to notes receivable from related parties and $0.9 million was paid as an increase to long-term obligations to related parties. In fiscal 1997, the Company declared dividends of $2.0 million of which $1.2 million was paid in cash, $0.4 million was paid as a decrease to notes receivable from related parties and $0.4 million was paid as an increase to long-term obligations to related parties.

   Prior to the Exchange Transaction, Wavetek had, and immediately following the Exchange Transaction, the Company had 513,298 options outstanding under the Company's Amended and Restated Stock Option Plan ("the Stock Option Plan") at prices ranging from $1.25 to $17.91 per share and which expire through 2009. Under the Stock Option Plan, options to purchase an aggregate of up to 1,320,232 shares of Common Stock may be issued at an exercise price equal to the fair value of the shares at the date of grant. The Stock Option Plan provides for the issuance of both incentive and non-qualified stock options. Options may be granted under the Stock Option Plan through August 1, 2008, generally vest and become exercisable over three to four years, and have a ten
(10) year term.

                        WAVETEK WANDEL GOLTERMANN, INC.

   A summary of stock option activity is as follows:

                                                                   Weighted
                                                                   Average
                                                       Shares   Exercise Price
                                                      --------  --------------
      Outstanding at September 30, 1997..............      --          --
      Options of Wavetek.............................  513,298      $10.48
      Grants.........................................      --          --
      Exercises......................................      --          --
      Cancellations..................................      --          --
                                                      --------
      Outstanding at September 30, 1998..............  513,298       10.48
      Grants.........................................  477,263       14.50
      Exercises......................................      --          --
      Cancellations.................................. (110,352)      13.51
                                                      --------
      Outstanding at September 30, 1999..............  880,209       12.28
                                                      ========
      Weighted average fair value of options granted
       during 1999...................................   $ 2.92

   Exercise prices and weighted average remaining contractual lives for the options outstanding under the Stock Option Plan as of September 30, 1999 are as follows:

                     Options Outstanding                   Options Exercisable
   ----------------------------------------------------------------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                           Number of  Contractual Average   Number of  Average
                            Options      Life     Exercise   Options   Exercise
     Exercisable Prices   Outstanding   (years)    Price   Exercisable  Price
     ------------------   ----------- ----------- -------- ----------- --------
   $1.25--$2.57..........   121,750      3.86      $ 1.71    121,750    $ 1.71
   $5.21.................   105,750      5.77      $ 5.21     60,500    $ 5.21
   $12.50--$14.50........   472,493      9.24      $14.44     82,752    $14.31
   $17.91................   180,216      7.95      $17.91     93,658    $17.91
                            -------      ----      ------    -------    ------
   $1.25--$17.91.........   880,209      7.82      $12.28    358,660    $ 9.44
                            =======      ====      ======    =======    ======

   As of September 30, 1999, options have a weighted average remaining contractual life of approximately 7.82 years. Options to purchase 358,660 shares were exercisable and 420,023 shares are available for future grant under the Stock Option Plan.

   The Company uses APB Opinion No. 25 to account for all stock-based employee compensation arrangements, however, SFAS No. 123 requires pro forma information to be disclosed regarding the amount of net income (loss) determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. For the purpose of determining such pro forma net income, the fair value of these options was estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions for 1999: risk-free interest rate of 4.49%, no annual dividends and an expected option life of five years. The pro forma effects of applying SFAS No. 123 to options granted in fiscal 1999 on the Company's net loss and basic and diluted net loss per share, are $(0.3) million and $(0.02), respectively. There are no pro forma effects of applying SFAS No. 123 to net income (loss) and net income (loss) per share in fiscal 1998 and 1997.

                        WAVETEK WANDEL GOLTERMANN, INC.

7. OTHER COMPREHENSIVE INCOME (LOSS)

   On October 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which established standards for reporting and displaying comprehensive loss and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss includes net loss and other comprehensive income (loss). The Company's current and accumulated other comprehensive income (loss) as of the year ended September 30, 1999, 1998 and 1997 is comprised solely of foreign currency translation adjustments and is included in the Statements of Stockholders' Equity.

   Comprehensive income (loss) is as follows:

                                               Years Ended September 30,
                                              -------------------------------
                                                1999       1998        1997
                                              --------   ---------   --------
                                                    (in thousands)
      Net income (loss)......................  $(7,996)   $(27,267)   $ 7,058
      Foreign currency translation
       adjustments...........................      519      (1,895)     3,623
                                              --------   ---------   --------
      Comprehensive income (loss)............  $(7,477)   $(29,162)   $10,681
                                              ========   =========   ========

8. INCOME TAXES

   The provision (benefit) for income taxes is comprised as follows:

                                                           Years Ended
                                                          September 30,
                                                      ------------------------
                                                       1999     1998     1997
                                                      -------  -------  ------
                                                          (in thousands)
      Federal:
        Current...................................... $   --   $  (866) $ (123)
        Deferred.....................................  (3,818)  (2,151)     57
                                                      -------  -------  ------
                                                       (3,818)  (3,017)    (66)
                                                      -------  -------  ------
      State:
        Current......................................     191      --       73
        Deferred.....................................     132      --       (7)
                                                      -------  -------  ------
                                                          323      --       66
                                                      -------  -------  ------
      Foreign:
        Current......................................   6,179    5,429   2,812
        Deferred.....................................  (5,766)   4,129   4,550
                                                      -------  -------  ------
                                                          413    9,558   7,362
                                                      -------  -------  ------
          Total provision (benefit) for income
           taxes..................................... $(3,082) $ 6,541  $7,362
                                                      =======  =======  ======

                        WAVETEK WANDEL GOLTERMANN, INC.

   The reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax provision (benefit) is as follows:

                                                           Years Ended
                                                          September 30,
                                                         --------------------
                                                         1999    1998    1997
                                                         -----   -----   ----
      Federal income tax at statutory rate.............. (35.0)% (35.0)% 35.0%
      State income taxes, net of federal tax benefit....   7.8     --     0.5
      Foreign tax rate differential..................... (10.2)    6.3   10.3
      Benefit from foreign sales corporation............   --      --    (1.1)
      Acquired in-process research and development and
       amortization of goodwill.........................  28.5    45.8    --
      Recognition of tax loss carryforwards............. (19.8)    --     --
      Other, net........................................   4.3    (1.6)  (0.5)
                                                         -----   -----   ----
                                                         (24.4)   15.5   44.2
      Changes in valuation allowance....................  (3.4)    9.8    6.2
                                                         -----   -----   ----
      Effective income tax rate......................... (27.8)%  25.3%  50.4%
                                                         =====   =====   ====

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1999 and 1998 are set forth in the following table.

   The significant components of deferred tax assets and liabilities at September 30, 1999 and 1998 result from:

                                                              1999      1998
                                                            --------  --------
                                                             (In Thousands)
      Deferred tax assets:
        Inventories........................................ $  5,908  $  6,845
        Accrued and unpaid expenses........................    2,426     6,508
        Property, plant and equipment......................    2,641     1,138
        Intangible assets..................................    1,870     3,089
        Pension plans......................................    2,414     3,253
        Tax credit carryforwards...........................    3,562     3,179
        Net operating loss carryforwards...................   32,543    24,707
        Other..............................................      377       946
                                                            --------  --------
          Total deferred tax assets........................   51,741    49,665
      Deferred tax liabilities:
        Intangible assets..................................  (34,847)  (39,736)
        Property, plant and equipment......................   (1,157)   (1,480)
        Pension plans......................................      --     (1,551)
        Other..............................................      --       (233)
                                                            --------  --------
          Total deferred tax liabilities...................  (36,004)  (43,000)
                                                            --------  --------
          Valuation allowance..............................  (14,772)  (15,152)
                                                            --------  --------
          Net deferred tax assets (liabilities)............ $    965  $ (8,487)
                                                            ========  ========

                        WAVETEK WANDEL GOLTERMANN, INC.

   As of September 30, 1999, the Company's German subsidiaries had net operating loss carryforwards of approximately $56.2 million, which can be used indefinitely. The Company's U.S. subsidiaries had net operating loss carryforwards of approximately $16.2 million and tax credit carryforwards of approximately $2.6 million which can be used through 2019, subject to certain restrictions on amounts which may be used in each year. The Company's French subsidiaries had net operating loss carryforwards of approximately $4.4 million which expire on various dates during the next five years. The Company's other various worldwide subsidiaries have net operating loss carryforwards of approximately $8.6 million which expire on various dates beyond the next five years.

   The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Management believes sufficient uncertainty exists regarding the realizability of deferred tax assets that a valuation allowance is required. The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

9. RETIREMENT BENEFITS

 Defined Benefit Plans

   The Company sponsors several qualified and non-qualified pension plans for its employees. For those Company employees participating in defined benefit plans, benefits are generally based upon years of service and compensation or stated amounts for each year of service. Assets of the various pension plans consist primarily of managed funds that have underlying investments in stocks and bonds. The Company's policy for funded plans is to make contributions equal to or greater than the requirements prescribed by law in each country.

   The following table provides a reconciliation of the changes in the plans' benefits obligations for the years ended September 30, 1999 and 1998:

                                                            September 30,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
                                                       (Dollars in Thousands)
      Obligation at October 1......................... $    49,743  $    40,557
      Service cost....................................       1,688        3,116
      Interest cost...................................       3,024        2,739
      Actuarial gain/loss.............................       2,656          912
      Foreign currency exchange rate changes..........         111        2,466
      Benefits paid...................................      (2,204)      (1,785)
      Plan amendments.................................         --         1,738
      Business combinations...........................          72          --
                                                       -----------  -----------
      Obligation at September 30......................     $55,090      $49,743
                                                       ===========  ===========

                        WAVETEK WANDEL GOLTERMANN, INC.

   The following table provides a reconciliation of the changes in the fair value of assets under the benefits plans for the years ended September 30, 1999 and 1998:

                                                      September 30,
                                                    -------------------
                                                      1999      1998
                                                    --------- ---------
                                                    (Dollars in Thousands)
      Fair value of plan assets at October 1....... $ 10,984  $ 11,603
      Actual return on plan assets.................    3,462      (623)
      Foreign currency exchange rate changes.......      113      (384)
      Employer contributions.......................      775       640
      Benefits paid................................     (347)     (252)
      Business combinations........................       73       --
      Divestitures.................................     (101)      --
                                                    --------  --------
      Fair value of plan assets at September 30.... $ 14,959  $ 10,984
                                                    ========  ========

   The following table represents a statement of the funded status for the years ended September 30, 1999 and 1998:

                                                           September 30,
                                                         ------------------
                                                           1999      1998
                                                         --------  --------
                                                              (Dollars in
                                                              Thousands)
      Net amount recognized............................. $(35,671) $(35,511)
      Unrecognized net gain/loss........................   (4,459)   (3,248)
                                                         --------  --------
      Funded status..................................... $(40,130) $(38,759)
                                                         ========  ========

   The following table provides the amounts recognized in the consolidated balance sheets as of September 30, 1999 and 1998:

                                                           September 30,
                                                         ------------------
                                                           1999      1998
                                                         --------  --------
                                                              (Dollars in
                                                              Thousands)
      Prepaid benefit cost.............................. $    805  $    736
      Accrued benefit liability.........................  (36,476)  (36,247)
                                                         --------  --------
      Net amount recognized............................. $(35,671) $(35,511)
                                                         ========  ========

   The following table provides the components of the net periodic benefit cost for the plans for the years ended September 30, 1999 and 1998:

                                                        September 30,
                                                      --------------------
                                                        1999       1998
                                                      ---------  ---------
                                                       (Dollars in Thousands)
      Service cost................................... $   1,688  $  3,116
      Interest cost..................................     3,024     2,739
      Expected return of plan assets.................    (1,097)     (623)
      Amortization of net gain/loss..................       179       --
                                                      ---------  --------
      Net periodic pension cost...................... $   3,794  $  5,232
                                                      =========  ========

                        WAVETEK WANDEL GOLTERMANN, INC.

   The assumptions used in the measurement of the Company's benefit obligation are shown in the following table as of September 30, 1999 and 1998:

   Weighted average assumptions as of:

                                                               September 30,
                                                               ---------------
                                                                1999     1998
                                                               ------   ------
                                                                (Dollars in
                                                                Thousands)
      Discount rate...........................................    6.5%     6.3%
      Expected return on plan assets..........................    7.5      7.5
      Rate of compensation increase...........................    1.0      3.9

 Defined Contribution Plans

   In certain countries, the Company's employees participate in Company sponsored defined contribution plans. Contributions by the Company to these plans were $1.4 million, $0.8 million and $0.7 million in fiscal 1999, 1998 and 1997, respectively.

10. SEGMENT AND GEOGRAPHIC INFORMATION

   The Company adopted SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," as of September 30, 1999. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segment and related disclosures about its products, services, geographic areas and major customers.

   Based on its organizational structure, the Company operates in two reportable segments: communications test and other test products. The Company's reportable segments represent business units that primarily offer similar products and services. The Company's communications test business includes Telecom Networks, Enterprise Networks, Multimedia, Wireless and the Service business. Other test products include Test Tools, Precision Measurement Instruments and electromagnetic measurement instruments.

   The Company's chief operating decision makers utilize revenue and operating income (loss) information, as defined below, in assessing performance and making overall operating decisions and resource allocations.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                        WAVETEK WANDEL GOLTERMANN, INC.

   Information about the Company's operating segments for the fiscal year ended September 30, 1999 is as follows (in thousands):

                                 Communications Other Test
                                      Test       Products  Corporate    Total
                                 -------------- ---------- ---------  ---------
Revenues:
  Revenues from external
   customers...................     $468,231     $29,011   $      16  $ 497,258
  Intersegment revenues........      225,662      32,282         --     257,944
  Elimination of intersegment
   revenues....................     (225,662)    (32,282)        --    (257,944)
                                    --------     -------   ---------  ---------
      Total revenues...........     $468,231     $29,011   $      16  $ 497,258
                                    ========     =======   =========  =========
Operating income (loss):
  Operating income (loss) on
   reportable segments(1)......     $ 36,486     $ 2,261    $ (5,837) $  32,910
  Amortization of intangible
   assets......................        2,488         154      17,325     19,967
  Restructuring and other non-
   recurring charges...........          --          --        2,379      2,379
  Elimination of intersegment
   profits.....................          --          --          285        285
                                    --------     -------   ---------  ---------
    Operating income (loss)
     (2).......................       33,998       2,107     (25,826)    10,279
  Net interest expense:
    Interest (revenue).........         (615)        (38)        (24)      (677)
    Interest expense...........        4,682         290      15,993     20,965
                                    --------     -------   ---------  ---------
      Net interest expense.....        4,067         252      15,969     20,288
  Other expense, net...........          --        1,368        (299)     1,069
                                    --------     -------   ---------  ---------
Income (loss) before provision
 (benefit) for income taxes and
 minority interest in income
 (loss)........................     $ 29,931     $   487   $ (41,496) $ (11,078)
                                    ========     =======   =========  =========
Assets:
  Total assets from reportable
   segments....................     $187,502     $10,351   $ 154,905  $ 352,758
  Elimination of receivables
   from corporate..............      (58,076)     (3,602)        --     (61,678)
                                    --------     -------   ---------  ---------
                                     129,426       6,749     154,905    291,080
  Unallocated goodwill.........          --          --       53,860     53,860
  Unallocated acquired core
   technologies................          --          --       74,290     74,290
  Unallocated other
   intangibles.................          --          --       15,503     15,503
                                    --------     -------   ---------  ---------
      Total assets.............     $129,426     $ 6,749   $ 298,558  $ 434,733
                                    ========     =======   =========  =========
Capital expenditures...........     $ 15,382     $   954   $     424  $  16,760
Depreciation and amortization:
  Depreciation.................       11,596         719         687     13,002
  Amortization of intangible
   assets......................        5,306         329      16,831     22,466

-----------------------
Notes:
(1) Operating income (loss) on reportable segments is defined by management as operating income (loss), including intersegment profits, and excluding amortization of intangible assets and restructuring and other non-recurring charges.
(2) Per consolidated statement of operations.

                        WAVETEK WANDEL GOLTERMANN, INC.

   Information about the Company's operating segments for the fiscal year ended September 30, 1998 is as follows (in thousands):

                                 Communications Other Test
                                      Test       Products  Corporate    Total
                                 -------------- ---------- ---------  ---------
REVENUES:
  Revenues from external
   customers...................     $318,745     $ 9,061   $      82  $ 327,888
  Intersegment revenues........       37,289         --          --      37,289
  Elimination of intersegment
   revenues....................      (37,289)        --          --     (37,289)
                                    --------     -------   ---------  ---------
    Total revenues.............     $318,745     $ 9,061   $      82  $ 327,888
                                    ========     =======   =========  =========
OPERATING INCOME (LOSS):
  Operating income (loss) on
   reportable segments(1)......     $ 28,464     $  (200)  $   1,972  $  30,236
  Amortization of intangible
   assets......................        1,182         --          --       1,182
  Acquired in-process research
   and development.............       21,125         --       11,800     32,925
  Restructuring and other non-
   recurring charges...........        9,369         --          --       9,369
  Elimination of intersegment
   profits.....................          --          --        1,116      1,116
                                    --------     -------   ---------  ---------
    Operating income (loss)
     (2).......................       (3,212)       (200)    (10,944)   (14,356)
  Net interest expense:
    Interest (revenue).........         (580)        (16)       (381)      (977)
    Interest expense...........        3,938         112       3,579      7,629
                                    --------     -------   ---------  ---------
    Net interest expense.......        3,358          96       3,198      6,652
  Other (income) expense, net..       (1,969)       (126)      6,909      4,814
                                    --------     -------   ---------  ---------
Income (loss) before provision
 (benefit) for income taxes and
 minority interest in income
 (loss)........................     $ (4,601)    $  (170)  $ (21,051) $ (25,822)
                                    ========     =======   =========  =========
ASSETS:
  Total assets from reportable
   segments....................     $218,421     $ 9,856   $ 145,335  $ 373,612
  Elimination of receivables
   from corporate..............      (43,759)     (1,242)        --     (45,001)
                                    --------     -------   ---------  ---------
                                     174,662       8,614     145,335    328,611
  Unallocated goodwill.........          --          --       56,789     56,789
  Unallocated acquired core
   technologies................          --          --       84,100     84,100
  Unallocated other
   intangibles.................          --          --       15,024     15,024
                                    --------     -------   ---------  ---------
    Total assets...............     $174,662     $ 8,614   $ 301,248  $ 484,524
                                    ========     =======   =========  =========
Capital expenditures...........     $  9,902     $   514       $ --   $  10,416


DEPRECIATION AND AMORTIZATION:
  Depreciation.................        7,434         211         --       7,645
  Amortization of intangible
   assets......................        1,182         --          --       1,182

-----------------------
Notes:
(1) Operating income (loss) on reportable segments is defined by management as operating income (loss), including intersegment profits, and excluding amortization of intangible assets, acquired in-process research and development and restructuring and other non-recurring charges.
(2) Per consolidated statement of operations.

                        WAVETEK WANDEL GOLTERMANN, INC.

   Information about the Company's operating segments for the fiscal year ended September 30, 1997 is as follows (in thousands):

                                           Communications Other Test
                                                Test       Products   Total
                                           -------------- ---------- --------
REVENUES:
  Revenues from external customers........    $274,135      $7,752   $281,887
  Intersegment revenues...................      29,944         847     30,791
  Elimination of intersegment revenues....     (29,944)       (847)   (30,791)
                                              --------      ------   --------
      Total revenues......................    $274,135      $7,752   $281,887
                                              ========      ======   ========
OPERATING INCOME (LOSS):
  Operating income (loss) on reportable
   segments (1)...........................    $ 23,233      $  570   $ 23,803
  Amortization of intangible assets.......       1,346         --       1,346
  Acquired in-process research and devel-
   opment.................................       1,743         --       1,743
                                              --------      ------   --------
    Operating income (loss) (2)...........      20,144         570     20,714
  Net interest expense:
    Interest (revenue)....................      (1,566)        (44)    (1,610)
    Interest expense......................       8,275         234      8,509
                                              --------      ------   --------
      Net interest expense................       6,709         190      6,899
  Other (income) expense, net.............        (768)        (22)      (790)
                                              --------      ------   --------
Income (loss) before provision (benefit)
 for income taxes and minority
  interest in income (loss)...............    $ 14,203      $  402   $ 14,605
                                              ========      ======   ========
ASSETS:
  Total assets from reportable segments...    $211,752      $5,988   $217,740
  Unallocated goodwill....................       4,345         123      4,468
                                              --------      ------   --------
      Total assets........................    $216,097      $6,111   $222,208
                                              ========      ======   ========
  Capital expenditures....................    $  9,099      $  257   $  9,356
DEPRECIATION AND AMORTIZATION:
  Depreciation............................       8,689         246      8,935
  Amortization of intangible assets.......       1,346         --       1,346

-----------------------
Notes:
(1) Operating income (loss) on reportable segments is defined by management as operating income (loss), excluding amortization of intangible assets and acquired in-process research and development.
(2) Per consolidated statement of operations.

                        WAVETEK WANDEL GOLTERMANN, INC.

   Information about the Company's operations by geographic areas is shown in the table below. The Company manages its operations in two primary geographic areas: (i) North American operations which includes the United States, Canada, Mexico, Central and South America, and (ii) European Operations which includes Europe and Asia-Pacific.

   Net sales represents the locations of sales to the Company's customers. Income (loss) before provision (benefit) for income taxes and total assets is reported based on the location of the Company's facilities. Intercompany transfers are made at arm's length between the various geographic areas.

                                                 Years Ended September 30,
                                               -------------------------------
                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                  (Dollars in Thousands)
Net sales:
  Europe...................................... $ 231,494  $ 176,437  $ 148,037
  Canada, Mexico, Central and South America...    76,281     69,725     62,922
  Asia-Pacific................................    71,933     44,258     40,417
  United States...............................   117,550     37,468     30,511
                                               ---------  ---------  ---------
Consolidated net sales........................ $ 497,258  $ 327,888  $ 281,887
                                               =========  =========  =========
  Income (loss) before provision (benefit) for
   income taxes and minority interest in
   income (loss):
  Europe...................................... $  17,361  $  14,871  $  28,056
  Canada, Mexico, Central and South America...      (232)       131      1,668
  Asia-Pacific................................       726        864       (203)
  United States...............................   (28,090)   (38,495)    (1,329)
  Eliminations................................      (843)    (3,193)   (13,587)
                                               ---------  ---------  ---------
Consolidated income (loss) before provision
 (benefit) for income taxes and minority
 interest in income (loss).................... $ (11,078) $ (25,822) $  14,605
                                               =========  =========  =========
Total assets:
  Europe...................................... $ 421,078  $ 515,203  $ 364,722
  Canada, Mexico, Central and South America...    24,927     26,174     12,786
  Asia-Pacific................................    21,493     14,341     14,095
  United States...............................   424,741    263,101     42,432
  Eliminations................................  (457,506)  (334,295)  (211,827)
                                               ---------  ---------  ---------
Consolidated total assets..................... $ 434,733  $ 484,524  $ 222,208
                                               =========  =========  =========

   For fiscal 1999, no one customer accounted for more than 5% of the Company's sales, and the top ten customers, each of which is a global company with global affiliates, represented approximately 18% of the Company's sales.

                        WAVETEK WANDEL GOLTERMANN, INC.

11. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

   The Company rents certain facilities under operating leases. The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased property. Certain leases include renewal options and/or options to purchase the leased property. The Company also rents equipment and other facilities on a month-to-month basis. Total rent expense was $8.2 million, $5.8 million, and $4.4 million for fiscal 1999, 1998 and 1997, respectively.

   In 1991, Wavetek entered into a sale/leaseback arrangement for its San Diego manufacturing facility with an affiliate of a major stockholder. The lease runs through June 2006 with the minimum annual rental of $0.6 million, subject to annual consumer price index adjustments. The original gain on the transaction was deferred and is being amortized over the original ten-year lease term.

   The Company's U.S. corporate headquarters located in North Carolina and the office and manufacturing facilities of two of the Company's U.S. subsidiaries are leased from a partnership affiliated with certain major stockholders of the Company. Under these leases, which expire on September 30, 2005 and 2010, annual rent of $1.2 million is payable in monthly installments and is adjusted annually for changes in the consumer price index.

   At September 30, 1999, the annual future minimum lease payments under noncancelable operating leases and the future minimum annual lease receipts under noncancelable subleases are as follows:

                                                                Lease    Lease
                                                               Payments Receipts
                                                               -------- --------
                                                                (In Thousands)
      2000.................................................... $ 8,989   $  484
      2001....................................................   7,890      492
      2002....................................................   5,084      492
      2003....................................................   4,420      492
      2004....................................................   4,306      492
      Later years.............................................  18,872       82
                                                               -------   ------
        Total minimum lease payments.......................... $49,561   $2,534
                                                               =======   ======

 Litigation and Other Claims

   The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. It is management's opinion that the likely outcome of any such proceedings and claims would not have a material adverse effect on the Company's future results of operations or financial position.

   In May 1999, the Company resolved its dispute with certain beneficial owners of the Company's 10.125% Senior Subordinated Notes due 2007 arising from the Exchange Transaction. The Company made a cash payment to the holders of the Notes and entered into a supplemental indenture with the Trustee providing for amendments to the Indenture under which the Notes were issued. In connection with such agreement, the Company will become obligated to pay $2.125 million to certain holders of the Notes on June 30, 2000, in cash or additional notes, in the event that the Company does not consummate an initial public offering producing gross cash proceeds in excess of $75 million by such date.

   The Company hired a new chief financial officer as of October 1, 1999 and terminated his employment on December 14, 1999. The individual has disputed the basis for his termination and is claiming that he is entitled

                        WAVETEK WANDEL GOLTERMANN, INC.

to his compensation for the remainder of the two year term of his employment contract. The Company does not believe the magnitude of this dispute is material to the Company.

12. RELATED PARTY TRANSACTIONS

   At September 30, 1999 and 1998, the Company had unsecured notes payable to stockholders of $10.7 million and $12.3 million, respectively. These obligations bear interest at 7.75%, payable quarterly, and are due at the earlier of an initial public offering of the Company's Common Stock or December 2000. The Company recorded interest expense related to these obligations of $0.8 million, $0.8 million and $0.9 million, in 1999, 1998 and 1997, respectively.

   The Company leases its facility in Research Triangle Park, North Carolina, including its corporate headquarters and the facilities of its subsidiaries Wandel & Goltermann Technologies, Inc. and Wandel & Goltermann ATE Systems, Inc., from a partnership which is owned by a member of the Company's board of directors and his children, who are all also shareholders of the Company, and certain other family members. Under the leases, which expire in September 2005 and September 2010, annual rent of $1.5 million is payable in monthly installments and is adjusted annually for changes in the consumer price index.

   The Company leases its headquarters for its local area network and Test Tools business in San Diego, California from a corporation controlled by the co-chairman of the Company's board of directors for an annual rent of $0.6 million, plus annual consumer price index adjustments, not to exceed 3% per annum. The lease expires in June 2006.

   The Company leases certain offices and manufacturing facilities in Eningen, Germany for one of its German subsidiaries from the mother of the co-chairman of the Company's board of directors. The Company paid annual rent of $0.3 million under the lease, which was terminated in July 1999.

   In February 1998, the Company sold 400 shares, or 10%, of the common stock of its then wholly-owned subsidiary Switching Test Solutions AG ("STS") to the Company's president and chief executive officer for a purchase price of $0.8 million, which was paid in April 1998. In connection with this transaction, the president and chief executive officer, a member of the Company's board of directors, and a co-chairman of the Company's board of directors and shareholder, entered into put and call options related to the shares sold to the president and chief executive officer. In September 1998, a member of the Company's board of directors and a co-chairman of the Company's board of directors exercised the call options and purchased the shares of STS held by the Company's president and chief executive officer. Subsequently, the Company purchased these shares from a member of the Company's board of directors and a co-chairman of the Company's board of directors for $0.8 million.

13. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL DATA

   The Company's payment obligations under the Notes are guaranteed by all of the Company's current and future domestic subsidiaries (collectively, the "Subsidiary Guarantors"). WGTI and Wandel & Goltermann ATE Systems, Inc., which became Subsidiary Guarantors upon completion of the Exchange Transaction, are shown as Subsidiary Guarantors for all periods presented. Wavetek U.S. Inc. and its subsidiary, Digital Transport Systems, Inc., are also Subsidiary Guarantors. Such guarantees are full and unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has deemed that they would not be material to investors. The following supplemental condensed consolidating financial data sets forth, on an unconsolidated basis, balance sheets, statements of operations and statements of cash flows data for (i) the Company (Wavetek Wandel Goltermann, Inc., formerly Wavetek Corporation, issuer of the Notes),
(ii) the current Subsidiary Guarantors and (iii) the Company's foreign subsidiaries (the "Foreign Subsidiaries"). The supplemental financial data reflects the investments of the Company in the Subsidiary Guarantors and the Foreign Subsidiaries using the equity method of accounting.

                        WAVETEK WANDEL GOLTERMANN, INC.

                          CONSOLIDATING BALANCE SHEETS

                            As of September 30, 1999
                             (Dollars in Thousands)

                           Wavetek Wandel  Subsidiary   Foreign
                          Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                          ---------------- ---------- ------------ ------------ ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........      $     11      $  4,578    $ 12,500    $      --     $ 17,089
  Accounts receivable
   (less allowance for
   doubtful accounts of
   $4,608)..............        42,956        46,715      87,312       (74,451)    102,532
  Inventories...........           --         13,884      52,388        (3,757)     62,515
  Deferred income
   taxes................           561         4,482       3,879           --        8,922
  Other current assets..           156         1,917      11,563           --       13,636
                              --------      --------    --------    ----------    --------
Total current assets....        43,684        71,576     167,642       (78,208)    204,694
Property, plant and
 equipment, net.........         1,361         8,013      51,201           --       60,575
Intangible assets, net..         5,617       110,170      46,695           --      162,482
Investment in
 subsidiaries...........       167,992           --          --       (167,992)        --
Other non-current
 assets.................             6         1,988       4,988           --        6,982
                              --------      --------    --------    ----------    --------
    Total assets........      $218,660      $191,747    $270,526    $ (246,200)   $434,733
                              ========      ========    ========    ==========    ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.........      $    --       $    --     $ 17,510    $      --     $ 17,510
  Long-term
   obligations--
   current..............           --            685       5,517           --        6,202
  Long-term obligations
   to related parties--
   current..............           --            --       10,721           --       10,721
  Trade payables........        17,236        17,322      61,873       (64,882)     31,549
  Accrued compensation..           396         6,734      19,496           --       26,626
  Income taxes payable..       (18,986)       18,978       4,258           --        4,250
  Other current
   liabilities..........         4,516         5,786      28,536           --       38,838
                              --------      --------    --------    ----------    --------
    Total current
     liabilities........         3,162        49,505     147,911       (64,882)    135,696
Long-term obligations--
 non-current............       198,080         7,784      31,695        (9,476)    228,083
Pension liabilities.....           --            --       35,671           --       35,671
Deferred income taxes...          (519)       19,953     (11,477)          --        7,957
Other non-current
 liabilities............           --          4,088       5,301           --        9,389
                              --------      --------    --------    ----------    --------
    Total liabilities...       200,723        81,330     209,101       (74,358)    416,796
                              --------      --------    --------    ----------    --------
Commitments and
 contingencies
Stockholders' equity:
  Common stock..........           132           --          --            --          132
  Additional paid-in
   capital..............        72,948       171,121      87,187      (258,308)     72,948
  Accumulated deficit...       (65,641)      (60,682)    (36,282)       96,964     (65,641)
  Other comprehensive
   income (loss)........        10,498           (22)     10,520       (10,498)     10,498
                              --------      --------    --------    ----------    --------
    Total stockholders'
     equity.............        17,937       110,417      61,425      (171,842)     17,937
                              --------      --------    --------    ----------    --------
    Total liabilities
     and stockholders'
     equity.............      $218,660      $191,747    $270,526    $ (246,200)   $434,733
                              ========      ========    ========    ==========    ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                          CONSOLIDATING BALANCE SHEETS

                            As of September 30, 1998
                             (Dollars in Thousands)

                             Wavetek Wandel  Subsidiary   Foreign
                            Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                            ---------------- ---------- ------------ ------------ ------------
          ASSETS
Current assets:
  Cash and cash
   equivalents............      $     19      $ 31,143    $  4,382    $     --      $ 35,544
  Accounts receivable
   (less allowance for
   doubtful accounts of
   $4,432)................         8,710        27,364      81,907      (25,700)      92,281
  Inventories.............           --         18,033      59,942       (3,089)      74,886
  Deferred income taxes...         3,592         4,408       9,095          --        17,095
  Other current assets....         1,244         1,884       9,608          --        12,736
                                --------      --------    --------    ---------     --------
    Total current assets..        13,565        82,832     164,934      (28,789)     232,542
Property, plant and
 equipment, net...........         1,611         8,015      56,971          --        66,597
Intangible assets, net....         7,953       120,428      50,294          --       178,675
Investment in
 subsidiaries.............       143,579           --       29,932     (173,511)         --
Other assets..............           213         2,763       3,794          (60)       6,710
                                --------      --------    --------    ---------     --------
    Total assets..........      $166,921      $214,038    $305,925    $(202,360)    $484,524
                                ========      ========    ========    =========     ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable...........      $ 34,463      $    373    $ 78,249    $     --      $113,085
  Long-term obligations--
   current................        24,000           741       5,481          --        30,222
  Long-term obligations to
   related parties--
   current................           --            --       11,746          --        11,746
  Trade payables..........         4,003        20,322      35,845      (22,558)      37,612
  Accrued compensation....           714         5,478      19,715          --        25,907
  Income taxes payable....       (10,839)        9,978       6,817          --         5,956
  Other current
   liabilities............         3,683         8,967      30,986       (1,788)      41,848
                                --------      --------    --------    ---------     --------
    Total current
     liabilities..........        56,024        45,859     188,839      (24,346)     266,376
Long-term obligations--
 non-current..............        85,000         4,299      33,711       (1,415)     121,595
Pension liabilities.......           --            --       35,511          --        35,511
Deferred income taxes.....           238        25,156         188          --        25,582
Other non-current
 liabilities..............           245         2,142       7,659          --        10,046
                                --------      --------    --------    ---------     --------
    Total liabilities.....       141,507        77,456     265,908      (25,761)     459,110
                                --------      --------    --------    ---------     --------
Commitments and
 contingencies
 Stockholders' equity:
  Common stock............           132           --          --           --           132
  Additional paid-in
   capital................        72,948       168,071      85,153     (253,224)      72,948
  Accumulated deficit.....       (57,645)      (31,463)    (55,115)      86,578      (57,645)
  Other comprehensive
   income (loss)..........         9,979           (26)      9,979       (9,953)       9,979
                                --------      --------    --------    ---------     --------
    Total stockholders'
     equity...............        25,414       136,582      40,017     (176,599)      25,414
                                --------      --------    --------    ---------     --------
    Total liabilities and
     stockholders' equity..     $166,921      $214,038    $305,925    $(202,360)    $484,524
                                ========      ========    ========    =========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                     For The Year Ended September 30, 1999
                             (Dollars In Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                         Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                         ---------------- ---------- ------------ ------------ ------------
Net sales...............     $    --       $158,576    $392,999    $ (54,317)    $497,258
Cost of goods sold......           39        76,419     181,924      (53,649)     204,733
                             --------      --------    --------    ---------     --------
Gross margin............          (39)       82,157     211,075         (668)     292,525
Operating expenses:
  Marketing and
   selling..............        1,801        38,574     106,012          --       146,387
  Research and
   development..........          --         22,506      48,933          --        71,439
  General and
   administrative.......        2,809        11,218      28,047          --        42,074
  Amortization of
   intangible assets....          136        12,189       7,642          --        19,967
  Provisions for
   restructuring and
   other non-recurring
   charges..............          286           296       1,797          --         2,379
                             --------      --------    --------    ---------     --------
    Total operating
     expenses...........        5,032        84,783     192,431          --       282,246
                             --------      --------    --------    ---------     --------
Operating income
 (loss).................       (5,071)       (2,626)     18,644         (668)      10,279
Other (income) expense,
 net:
  Interest income.......       (1,187)         (227)       (450)       1,187         (677)
  Interest expense......       14,468           737       6,947       (1,187)      20,965
  Equity in net income
   (loss) of
   subsidiaries.........       (4,866)          --          --         4,866          --
  Other, net............         (563)           79       1,553          --         1,069
                             --------      --------    --------    ---------     --------
    Total other (income)
     expense, net               7,852           589       8,050        4,866       21,357
                             --------      --------    --------    ---------     --------
  Income (loss) before
   provision (benefit)
   for income taxes.....      (12,923)       (3,215)     10,594       (5,534)     (11,078)
Provision (benefit) for
 income taxes...........       (4,927)        3,745      (1,633)        (267)      (3,082)
                             --------      --------    --------    ---------     --------
Net income (loss).......     $ (7,996)     $ (6,960)   $ 12,227     $ (5,267)    $ (7,996)
                             ========      ========    ========    =========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                     For The Year Ended September 30, 1998
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                         Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                         ---------------- ---------- ------------ ------------ ------------
Net sales...............      $ --         $ 59,261    $305,916     $(37,289)    $327,888
Cost of goods sold......        --           32,278     137,680      (39,095)     130,863
                              -----        --------    --------     --------     --------
Gross margin............        --           26,983     168,236        1,806      197,025
Operating expenses:
  Marketing and
   selling..............        --           17,181      78,157          --        95,338
  Research and
   development..........        --           13,891      33,839          --        47,730
  General and
   administrative.......        --            5,281      19,556          --        24,837
  Amortization of
   intangible assets....        --              --        1,182          --         1,182
  Acquired in-process
   research
   and development......        --           24,342       8,583          --        32,925
  Provisions for
   restructuring and
   other non-recurring
   charges..............        --            4,820       4,549          --         9,369
                              -----        --------    --------     --------     --------
    Total operating
     expenses...........        --           65,515     145,866          --       211,381
                              -----        --------    --------     --------     --------
Operating income
 (loss).................        --          (38,532)     22,370        1,806      (14,356)
Other (income) expense,
 net:                                           --
  Interest income.......        --             (351)       (807)         181         (977)
  Interest expense......        --              181       7,629         (181)       7,629
  Other, net............        --              133       4,681          --         4,814
                              -----        --------    --------     --------     --------
    Total other (income)
     expense, net.......        --              (37)     11,503          --        11,466
                              -----        --------    --------     --------     --------
  Income (loss) before
   provision (benefit)
   for income taxes and
   minority interest in
   income (loss)........        --          (38,495)     10,867        1,806      (25,822)
Provision (benefit) for
 income taxes...........        --           (3,017)      9,558          --         6,541
Minority interest in
 income (loss)..........        --              --          124       (5,220)      (5,096)
                              -----        --------    --------     --------     --------
Net income (loss).......      $ --         $(35,478)   $  1,185     $  7,026     $(27,267)
                              =====        ========    ========     ========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                     For The Year Ended September 30, 1997
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                         Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                         ---------------- ---------- ------------ ------------ ------------
Net sales...............      $ --         $61,302     $258,945     $(38,360)    $281,887
Cost of goods sold......        --          27,311      125,944      (39,443)     113,812
                              -----        -------     --------     --------     --------
Gross margin............        --          33,991      133,001        1,083      168,075
Operating expenses:
  Marketing and
   selling..............        --          15,870       66,817          --        82,687
  Research and
   development..........        --          12,510       24,812          --        37,322
  General and
   administrative.......        --           5,324       18,939          --        24,263
  Amortization of
   intangible assets....        --             --         1,346          --         1,346
  Acquired in-process
   research and
   development..........        --           1,401          342          --         1,743
                              -----        -------     --------     --------     --------
    Total operating
     income.............        --          35,105      112,256          --       147,361
                              -----        -------     --------     --------     --------
Operating income
 (loss).................        --          (1,114)      20,745        1,083       20,714
Other (income) expense,
 net:
  Interest income.......        --            (639)      (1,094)         123       (1,610)
  Interest expense......        --             123        8,509         (123)       8,509
  Other, net............        --             217       (1,007)         --          (790)
                              -----        -------     --------     --------     --------
    Total other (income)
     expense, net.......        --            (299)       6,408          --         6,109
                              -----        -------     --------     --------     --------
  Income (loss) before
   provision for income
   taxes and minority
   interest in income...        --            (815)      14,337        1,083       14,605
Provision for income
 taxes..................        --             --         7,362          --         7,362
Minority interest in
 income.................        --             --           --           185          185
                              -----        -------     --------     --------     --------
Net income (loss).......      $ --         $  (815)    $  6,975     $    898     $  7,058
                              =====        =======     ========     ========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                     For the Year Ended September 30, 1999
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                         Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                         ---------------- ---------- ------------ ------------ ------------
NET CASH PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES.............    $ (26,343)     $20,955     $  9,699      $ --        $  4,311
INVESTING ACTIVITIES
  Purchase of property,
   plant and equipment..         (483)      (3,928)     (12,349)       --         (16,760)
  Proceeds from sale of
   property, plant and
   equipment............          --           --         1,977        --           1,977
  Transfer of
   subsidiaries.........      (28,536)         --        28,536        --             --
                            ---------      -------     --------      -----       --------
    Net cash provided by
     (used in) investing
     activities.........      (29,019)      (3,928)      18,164        --         (14,783)
FINANCING ACTIVITIES
  Proceeds from
   revolving lines of
   credit and long-term
   obligations..........      126,475        6,464       79,772        --         212,711
  Principal payments on
   revolving lines of
   credit and long-term
   obligations..........      (71,859)      (6,837)    (139,963)       --        (218,659)
  Dividend from
   subsidiary to Wavetek
   Wandel Goltermann,
   Inc..................       22,000      (22,000)         --         --             --
  Capital contribution
   from Wavetek Wandel
   Goltermann, Inc. to
   subsidiary...........       (4,215)         --         4,215        --             --
  Loans to subsidiaries
   from Wavetek Wandel
   Goltermann, Inc......      (62,195)       8,738       53,457        --             --
  Repayment of loan from
   subsidiary to Wavetek
   Wandel Goltermann,
   Inc..................       53,320      (29,196)     (24,124)       --             --
  Repayment of loans
   from subsidiaries....       (7,500)      (1,818)       9,318        --             --
  Other, net............         (672)       1,057       (1,057)       --            (672)
                            ---------      -------     --------      -----       --------
    Net cash provided by
     (used in) financing
     activities.........       55,354      (43,592)     (18,382)       --          (6,620)
Effect of exchange rate
 changes on cash and
 cash equivalents.......          --           --        (1,363)       --          (1,363)
                            ---------      -------     --------      -----       --------
Increase (decrease) in
 cash and cash
 equivalents............          (8)      (26,565)       8,118        --         (18,455)
Cash and cash
 equivalents at
 beginning of period....           19       31,143        4,382        --          35,544
                            ---------      -------     --------      -----       --------
Cash and cash
 equivalents at end of
 period.................    $      11      $ 4,578     $ 12,500      $ --        $ 17,089
                            =========      =======     ========      =====       ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                     For the Year Ended September 30, 1998
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                         Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                         ---------------- ---------- ------------ ------------ ------------
NET CASH PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES.............      $ --         $ (7,100)   $ 20,522     $ 8,500      $ 21,922
INVESTING ACTIVITIES:
  Purchases of
   businesses, net of
   cash acquired........        --          (39,182)     (6,025)        --        (45,207)
  Cash acquired in
   connection with the
   Exchange
   Transaction..........         19          30,438         872         --         31,329
  Purchase of short-term
   investments..........        --          (41,100)        --          --        (41,100)
  Proceeds from sale of
   short-term
   investments..........        --           41,100         --          --         41,100
  Purchase of property,
   plant and equipment..        --           (1,779)     (8,637)        --        (10,416)
  Other, net............        --              302       6,416         --          6,718
                              -----        --------    --------     -------      --------
      Net cash provided
       by (used in)
       investing
       activities.......         19         (10,221)     (7,374)        --        (17,576)
FINANCING ACTIVITIES:
  Proceeds from
   revolving lines of
   credit and long-term
   obligations..........        --            1,455      54,786         --         56,241
  Principal payments on
   revolving lines of
   credit and long-term
   obligations..........        --           (1,087)    (34,560)        --        (35,647)
  Capital contributions
   from the Company to
   subsidiaries.........        --           34,695     (34,695)        --            --
  Cash dividends paid to
   stockholders.........        --              --       (2,043)        --         (2,043)
  Other, net............        --              --        3,106         --          3,106
                              -----        --------    --------     -------      --------
      Net cash provided
       by (used in)
       financing
       activities.......        --           35,063     (13,406)        --         21,657
Effect of exchange rate
 changes on cash and
 cash equivalents.......        --              --          141         --            141
                              -----        --------    --------     -------      --------
Increase (decrease) in
 cash and cash
 equivalents............         19          17,742        (117)      8,500        26,144
Cash and cash
 equivalents at
 beginning of year......        --           13,401       4,499      (8,500)        9,400
                              -----        --------    --------     -------      --------
Cash and cash
 equivalents at end of
 year...................      $  19        $ 31,143    $  4,382       $ --       $ 35,544
                              =====        ========    ========     =======      ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                     For The Year Ended September 30, 1997
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                         Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                         ---------------- ---------- ------------ ------------ ------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES..       $ --         $  3,411    $ 22,602     $(8,500)     $ 17,513
INVESTING ACTIVITIES:
  Purchase of
   businesses, net of
   cash acquired.......                                  (6,658)                   (6,658)
  Purchase of short-
   term investments....         --          (76,160)        --          --        (76,160)
  Proceeds from sale of
   short-term
   investments.........         --           76,160         --          --         76,160
  Purchase of property,
   plant and
   equipment...........         --           (1,728)     (7,628)        --         (9,356)
  Other, net...........         --            1,413       3,609         --          5,022
                              -----        --------    --------     -------      --------
    Net cash used in
     investing
     activities........         --             (315)    (10,677)        --        (10,992)
FINANCING ACTIVITIES:
  Proceeds from
   revolving lines of
   credit and long-term
   obligations.........         --              --        1,961         --          1,961
  Principal payments on
   revolving lines of
   credit and long-term
   obligations.........         --              --      (12,084)        --        (12,084)
  Cash dividends paid
   to stockholders.....                         --       (1,188)        --         (1,188)
  Other, net...........         --              --           63         --             63
                              -----        --------    --------     -------      --------
    Net cash used in
     financing
     activities........         --              --      (11,248)        --        (11,248)
Effect of exchange rate
 changes on cash and
 cash equivalents......         --              --         (289)        --           (289)
                              -----        --------    --------     -------      --------
Increase (decrease) in
 cash and cash
 equivalents...........         --            3,096         388      (8,500)       (5,016)
Cash and cash
 equivalents at
 beginning of year.....         --           10,305       4,111         --         14,416
                              -----        --------    --------     -------      --------
Cash and cash
 equivalents at end of
 year..................       $ --         $ 13,401    $  4,499     $(8,500)     $  9,400
                              =====        ========    ========     =======      ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                          CONSOLIDATED BALANCE SHEETS
            (Dollars and Shares In Thousands, Except Per Share Data)

                                                       March 31,  September 30,
                                                         2000         1999
                                                      ----------- -------------
                                                      (unaudited)    (note)
                       ASSETS
Current assets:
  Cash and cash equivalents .........................  $ 17,974     $ 17,089
  Accounts receivable (less allowance for doubtful
   accounts of $4,071 at March 31, 2000 (unaudited)
   and $4,608 at September 30, 1999) ................    92,113      102,532
  Inventories .......................................    71,506       62,515
  Deferred income taxes .............................     6,467        8,922
  Other current assets ..............................    13,997       13,636
                                                       --------     --------
    Total current assets ............................   202,057      204,694
Property, plant and equipment, net ..................    53,066       60,575
Intangible assets, net ..............................   136,903      162,482
Other non-current assets ............................     5,457        6,982
                                                       --------     --------
    Total assets ....................................  $397,483     $434,733
                                                       ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks ............................  $  9,094     $ 17,510
  Current portion of long-term obligations ..........     5,079        6,202
  Current portion of long-term obligations to related
   parties ..........................................     9,582       10,721
  Trade payables ....................................    34,307       31,549
  Accrued compensation ..............................    22,811       26,626
  Income taxes payable ..............................     4,105        4,250
  Other current liabilities .........................    42,283       38,838
                                                       --------     --------
    Total current liabilities .......................   127,261      135,696
  Long-term obligations, net of current portion .....   199,942      228,083
  Pension liabilities ...............................    33,455       35,671
  Deferred income taxes .............................     4,418        7,957
  Other non-current liabilities .....................     7,582        9,389
                                                       --------     --------
    Total liabilities ...............................   372,658      416,796
                                                       --------     --------
  Commitments and contingencies
  Stockholders' equity:
  Common stock, par value $.01, 50,000 shares
   authorized, 13,320 shares at March 31, 2000 and
   13,202 shares at September 30, 1999 issued and
   outstanding ......................................       133          132
  Additional paid-in capital ........................    73,222       72,948
  Accumulated deficit ...............................   (59,387)     (65,641)
  Other comprehensive income ........................    10,857       10,498
                                                       --------     --------
    Total stockholders' equity ......................    24,825       17,937
                                                       --------     --------
    Total liabilities and stockholders' equity ......  $397,483     $434,733
                                                       ========     ========

---------------------
Note: The balance sheet at September 30, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  The Accompanying Notes to Consolidated Financial Statements are an Integral
                         Part of these Balance Sheets.

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (Dollars and Shares in Thousands, Except Per Share Data)
                                  (Unaudited)

                                           Three Months         Six Months
                                          Ended March 31,     Ended March 31,
                                         ------------------  ------------------
                                           2000      1999      2000      1999
                                         --------  --------  --------  --------
Net sales .............................  $127,155  $114,466  $262,731  $240,931
Cost of goods sold ....................    50,434    47,927   103,428   102,562
                                         --------  --------  --------  --------
Gross margin ..........................    76,721    66,539   159,303   138,369
Operating expenses:
  Marketing and selling ...............    35,974    34,915    73,042    70,437
  Research and development ............    18,454    18,771    36,231    36,615
  General and administrative ..........    10,634    11,538    21,270    23,626
  Amortization of intangible assets ...     4,049     4,874     8,488     9,690
  Provisions for restructuring
   operations and other non-recurring
   charges ............................     1,652       --      2,020
                                         --------  --------  --------  --------
    Total operating expenses ..........    70,763    70,098   141,051   140,368
                                         --------  --------  --------  --------
Operating income (loss) ...............     5,958    (3,559)   18,252    (1,999)
Other (income) expense, net:
  Interest income .....................      (307)     (242)     (567)     (475)
  Interest expense ....................     4,606     5,244     9,968    10,435
  Other, net ..........................    (3,834)      370    (2,522)      131
                                         --------  --------  --------  --------
    Other (income) expense, net .......       465     5,372     6,879    10,091
                                         --------  --------  --------  --------
Income (loss) before provision
 (benefit) for income taxes............     5,493    (8,931)   11,373   (12,090)
Provision (benefit) for income taxes ..     2,471    (5,716)    5,119    (7,738)
                                         --------  --------  --------  --------
Net income (loss) .....................  $  3,022  $ (3,215) $  6,254  $ (4,352)
                                         ========  ========  ========  ========
Basic net income (loss) per share .....  $    .23  $  (0.24) $    .47  $  (0.33)
                                         ========  ========  ========  ========
Weighted average number of shares
 outstanding-basic ....................    13,313    13,202    13,288    13,202
                                         ========  ========  ========  ========
Diluted net income (loss) per share ...  $    .22  $  (0.24) $    .46  $  (0.33)
                                         ========  ========  ========  ========
Weighted average number of shares
 outstanding--diluted .................    13,653    13,202    13,567    13,202
                                         ========  ========  ========  ========

  The Accompanying Notes to Consolidated Financial Statements are an Integral
                    Part of these Statements of Operations.

                        WAVETEK WANDEL GOLTERMANN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)
                                  (Unaudited)

                                                          Six Months Ended
                                                              March 31,
                                                         --------------------
                                                           2000       1999
                                                         ---------  ---------
OPERATING ACTIVITIES:
Net income (loss) ...................................... $   6,254   $ (4,352)


Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation and amortization expense ................    14,428     17,308
  Restructuring and other non-recurring charges ........     2,020        --
  Deferred income taxes ................................    (1,082)    (7,984)
  Changes in operating assets and liabilities:
    Accounts receivable ................................    10,462      1,989
    Inventories ........................................    (8,958)     5,558
    Other current assets ...............................       488          6
    Accounts payable and accrued expenses ..............    (1,425)   (16,267)
    Income taxes payable, net ..........................      (144)        14
    Pension liabilities ................................    (2,200)     2,033
    Gain on sale of assets .............................    (3,229)       --
    Other, net .........................................     1,890      1,278
                                                         ---------  ---------
Net cash provided by (used in) operating activities ....    18,504       (417)


INVESTING ACTIVITIES:
Purchase of property, plant and equipment ..............    (6,365)    (7,642)
Exercise of stock options ..............................       275        --
Proceeds from sale of assets ...........................    29,400        --
                                                         ---------  ---------
Net cash provided (used in) by investing activities ....    23,310     (7,642)


FINANCING ACTIVITIES:
Proceeds from long-term obligations ....................   107,477    139,059
Principal payments on long-term obligations ............  (147,407)  (145,702)
Other, net .............................................       --        (672)
                                                         ---------  ---------
Net cash used in financing activities ..................   (39,930)    (7,315)
Effect of exchange rate changes on cash and cash
 equivalents ...........................................      (999)    (3,047)
                                                         ---------  ---------
Increase (decrease) in cash and cash equivalents .......       885    (18,421)
Cash and cash equivalents at beginning of period .......    17,089     35,544
                                                         ---------  ---------
Cash and cash equivalents at end of period ............. $  17,974  $  17,123
                                                         =========  =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest ................................. $  10,406  $   9,067
                                                         =========  =========
Cash paid for income taxes ............................. $   3,223  $   3,653
                                                         =========  =========

  The Accompanying Notes to Consolidated Financial Statements are an Integral
                    Part of these Statements of Cash Flows.

                        WAVETEK WANDEL GOLTERMANN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

   Wavetek Wandel Goltermann, Inc., (the "Company") is a leading global designer, manufacturer, and marketer of a broad range of communications test instruments used to develop, manufacture, install, and maintain communications networks and equipment. The Company conducts its communications test business, which addresses most sectors of the communications test market, in four product areas: (1) telecom networks (traditional voice/data transmissions and new multi-service networks), (2) enterprise networks (local and wide-area network infrastructures), (3) multimedia (cable television and digital video broadcast), and (4) wireless (mobile telephony and data). These products provide comprehensive testing solutions to a wide range of end users. The Company's high-end instruments are used during the product development phase to stress test product functionality and performance. Other products are used during the production process to verify conformance to manufacturing specifications, while the Company's enhanced portable field service tools enable field technicians to quickly install, repair and maintain complex network infrastructures, as well as validate service levels. The Company also provides distributed remote test systems to many of its service provider customers, which allow such customers to more efficiently utilize their network engineers to monitor and test service levels. In addition, the Company provides repair, upgrade, and calibration services, as well as value-added professional services such as consulting and training on a worldwide basis.

   The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The consolidated balance sheet as of September 30, 1999 has been taken from the audited financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report on Form 10-K for the fiscal year ended September 30, 1999.

   The consolidated financial statements included herein reflect all adjustments (none of which are other than normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the information included. All significant intercompany accounts and transactions have been eliminated in consolidation. Interim results are not necessarily indicative of results to be expected for the full year. For comparative purposes, certain amounts have been reclassified to conform with the fiscal 2000 presentation.

2. NET INCOME (LOSS) PER SHARE

   The Company computes earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE ("SFAS 128"). Basic net income (loss) per share is based only on average common shares outstanding and excludes the dilutive effects of the Company's outstanding stock options. Diluted net income (loss) per share includes the dilutive effect of the Company's outstanding stock options. The Company has a simple capital structure and, accordingly, the only difference in the Company's computations of basic and diluted net income (loss) per share is the dilutive effect of outstanding stock options. For the three and six months ended March 31, 1999, the effect of outstanding stock options would have been anti-dilutive and, therefore, was not considered in the computation of diluted loss per share for such periods. All net income (loss) per share amounts for all periods have been presented in accordance with the requirements of SFAS 128.

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)

3. FINANCIAL STATEMENT DETAILS

   Inventories consist of the following:

                                                         March 31, September 30,
                                                           2000        1999
                                                         --------- -------------
                                                         (dollars in thousands)
     Materials .........................................  $17,919     $13,997
     Work-in-progress ..................................   14,718      18,172
     Finished goods ....................................   38,869      30,346
                                                          -------     -------
                                                          $71,506     $62,515
                                                          =======     =======

4. OTHER COMPREHENSIVE INCOME (LOSS)

   On October 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and displaying comprehensive income (loss) and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). The Company's current and accumulated other comprehensive income (loss) as of and for the three and six month periods ended March 31, 2000 and 1999 is comprised solely of foreign currency translation adjustments.

   Comprehensive income (loss) is as follows:

                                        Three Months Ended   Six Months Ended
                                            March 31,           March 31,
                                        -------------------  ----------------
                                          2000      1999      2000     1999
                                        --------- ---------  ----------------
                                              (dollars in thousands)
   Net income (loss) .................. $  3,022    $(3,215) $ 6,254  $(4,352)
   Foreign currency translation
    adjustments........................     (764)      (345)     360     (671)
                                        --------  ---------  ------- --------
   Comprehensive income (loss) ........ $  2,258    $(3,560) $ 6,614  $(5,023)
                                        ========  =========  ======= ========

5. SEGMENT INFORMATION

   Based on its organizational structure prior to January 2000, the Company previously operated in two reportable segments: communications test and other test products. The Company's communications test business includes telecom networks, enterprise networks, multimedia, wireless and the service business. In the second quarter of 2000, the Company divested itself of its other test products business, which included test tools, precision measurement instruments, and electromagnetic measurement instruments.

   The Company's chief operating decision makers utilize revenue and operating income (loss) information, as defined below, in assessing performance and making overall operating decisions and resource allocations.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)

   Information about the Company's operating segments for the three months ended March 31, 2000 and 1999 is as follows (in thousands):

                                   Communications Other Test Corporate/
                                        Test       Products    Other     Total
                                   -------------- ---------- ---------- --------
      Revenues:
        2000 .....................    $124,592     $ 2,563    $    --   $127,155
        1999 .....................     106,825       7,641         --    114,466
      Operating income (loss):
        2000(1) ..................      10,764         333         562    11,659
        1999(1) ..................       2,846         204      (1,735)    1,315

   Information about the Company's operating segments for the six months ended
March 31, 2000 and 1999 is as follows (in thousands):

                                   Communications Other Test Corporate/
                                        Test       Products    Other     Total
                                   -------------- ---------- ---------- --------
      Revenues:
        2000 .....................    $250,564     $12,167    $    --   $262,731
        1999 .....................     226,090      14,841         --    240,931
      Operating income (loss):
        2000 (1) .................      28,423         287          51    28,760
        1999(1) ..................      14,176         937      (7,422)    7,691

   Information about the Company's operating segments as of March 31, 2000 and September 30, 1999 is as follows (in thousands):

                                   Communications Other Test Corporate/
                                        Test       Products   Other(2)   Total
                                   -------------- ---------- ---------- --------
      Total Assets:
        March 31, 2000 ...........    $117,619     $ 3,934    $275,931  $397,483
        September 30, 1999 .......     129,426       6,749     298,558   434,733

-----------------------
Notes:
(1) Operating income (loss) on reportable segments is defined by management as operating income (loss), including intersegment profits, and excluding amortization of intangible assets and restructuring and other non-recurring charges.
(2) Corporate/Other assets include purchased intangible assets and investments in subsidiaries at March 31, 2000 and September 30, 1999 totaling $203,433 and $237,499, respectively.

6. SALE OF PRECISION MEASUREMENT AND TEST TOOLS DIVISIONS

   In January 2000, the Company completed the sale of its precision measurement and test tools divisions to Fluke Electronics Corporation, a subsidiary of Danaher Corporation. It was determined that these businesses were not a strategic fit with the Company's core communications test business. Sales for the three months ended December 31, 1999 amounted to $8.8 million and fiscal year 1999 sales totaled $25.8 million. There were no significant gains or losses realized on the sale of these two divisions.

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)

7. SALE OF SAFETY TEST SOLUTION BUSINESS

   In February 2000, the Company completed the sale of its safety test solution business to L-3 Communications Corporation. It was determined that this business was not a strategic fit with the Company's core communications test business. Sales for the three months ended December 31, 1999 amounted to $.8 million and fiscal year 1999 sales totaled $4.4 million. Sales from January 1, 2000 to the closing date of the sale were immaterial. The gain realized on the sale was approximately $3.2 million.

8. MERGER WITH DYNATECH CORPORATION

   On February 14, 2000, the Company, Dynatech corporation, a Delaware corporation ("Dynatech"), and DWW Acquisition Corporation, a Delaware corporation and indirect subsidiary of Dynatech ("Mergerco"), entered into an Agreement and Plan of Merger pursuant to which Mergerco would merge with the Company, with the Company as the surviving corporation. The merger is subject to customary closing conditions, including obtaining applicable competition law approvals. In the merger, at the election of holders of the Company's common stock, such holders will be entitled to receive with respect to each share of common stock of the Company (i) $25.00 or (ii) 4.49 shares of common stock of Dynatech. The aggregate transaction value is approximately $600 million, which includes approximately $224 million of the Company's indebtedness.

   The merger will constitute a change in control with respect to the Company's 10.125% Senior Subordinated Notes due June 14, 2007. As a result, the Company will be obligated to send to the holders of the notes within ten days following the closing of the merger an offer to purchase the notes at 101% of their principal amount. Such offer must specify a day not less than 30 and not more than 60 days from the date the Company's notice mailed on which the Company will purchase all notes tendered to the Company. On March 14, 2000, the Company launched a tender offer to repurchase all of the outstanding notes. The tender offer for the notes is conditioned upon the closing of the merger.

   In connection with the merger, Dynatech intends to enter into a new multi-currency senior credit facility with a syndicate of banks for an aggregate principal amount of approximately $860 million including revolver and term loans, and to sell newly-issued common stock to Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V"), Dynatech's controlling stockholder, and Clayton Dublier & Rice Fund VI Limited Partnership ("Fund VI"), an affiliate of Dynatech's controlling stockholder, at a price per share of $4.00. In addition, Dynatech expects to make a rights offering to the Company's other stockholders to purchase newly issued shares at the same price per share offered to Fund V and Fund VI.

   The Company anticipates the customary closing conditions, including obtaining applicable competition law approvals will be finalized by late May 2000 and the Company estimates that the closing of the merger will occur shortly thereafter.

   Peter Wagner, the Company's Chief Executive Officer, has indicated that he will remain with the Company through the closing of the Merger with Dynatech. However, Mr. Wagner has accepted employment with another company as of June 1, 2000. In the event that the Merger is not consummated by such time, the Company will appoint an interim Chief Executive Officer or make other interim arrangements.

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL DATA

   The Company's payment obligations under its 10.125% Senior Subordinated Notes are guaranteed by all of the Company's current and future domestic subsidiaries (collectively, the "Subsidiary Guarantors"). WGTI,

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
Wandel & Goltermann ATE Systems, Inc., and Wavetek U.S. Inc. and its subsidiary, Digital Transport Systems, Inc. are shown as Subsidiary Guarantors for all periods presented. Such guarantees are full and unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has deemed that they would not be material to investors. The following supplemental condensed consolidating financial data sets forth, on an unconsolidated basis, balance sheets, statements of operations, and statements of cash flows data for (i) the Company (Wavetek Wandel Goltermann, Inc., formerly Wavetek Corporation, the issuer of the Notes), (ii) the current Subsidiary Guarantors, and (iii) the Company's foreign subsidiaries (the "Foreign Subsidiaries"). The supplemental financial data reflects the investments of the Company in the Subsidiary Guarantors and the Foreign Subsidiaries using the equity method of accounting.

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
                          CONSOLIDATING BALANCE SHEETS

                              As of March 31, 2000
                       (Dollars and Shares in Thousands)

                          Wavetek Wandel
                            Goltermann   Subsidiary   Foreign
                               Inc.      Guarantors Subsidiaries Eliminations Consolidated
                          -------------- ---------- ------------ ------------ ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........     $    663     $  4,424    $ 12,887    $     --      $ 17,974
  Accounts receivable
   (less allowance for
   doubtful accounts of
   $4,071)..............       44,998       62,503      79,405      (94,793)      92,113
  Inventories...........          --        19,161      57,564       (5,219)      71,506
  Deferred income
   taxes................        2,912        3,932        (876)         499        6,467
  Other current assets..           57        1,009      12,931          --        13,997
                             --------     --------    --------    ---------     --------
Total current assets....       48,630       91,029     161,911      (99,513)     202,057
Property, plant and
 equipment, net.........        1,322        7,266      44,478          --        53,066
Intangible assets, net..        5,922      100,875      30,106          --       136,903
Investment in
 subsidiaries...........      166,712          --          --      (166,712)         --
Other non-current
 assets.................            3         (434)      2,618        3,270        5,457
                             --------     --------    --------    ---------     --------
    Total assets........     $222,589     $198,736    $239,113    $(262,955)    $397,483
                             ========     ========    ========    =========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.........     $    --      $    --     $  9,094    $     --      $  9,094
  Current portion of
   long-term obligations
   .....................          --           633       4,446          --         5,079
  Current portion of
   long-term obligations
   to related parties ..          --           --        9,582          --         9,582
  Trade payables........       31,105       28,127      62,870      (87,795)      34,307
  Accrued compensation..        1,195        4,551      17,065          --        22,811
  Income taxes payable..      (21,650)      21,419       4,336          --         4,105
  Other current
   liabilities..........        3,814        8,122      32,667       (2,320)      42,283
                             --------     --------    --------    ---------     --------
Total current
 liabilities............       14,464       62,852     140,060      (90,115)     127,261
Long-term obligations,
 net of current
 portion................      172,565        1,626      29,323       (3,572)     199,942
Pension liabilities.....          --           203      33,252          --        33,455
Deferred income taxes...         (519)      22,662     (15,696)      (2,029)       4,418
Other non-current
 liabilities............          --         2,140       5,442          --         7,582
                             --------     --------    --------    ---------     --------
    Total liabilities         186,510       89,483     192,381      (95,716)     372,658
                             --------     --------    --------    ---------     --------
Commitments and
 contingencies
 Stockholders' equity:
  Common stock..........          133          --       (1,466)       1,466          133
  Additional paid-in
   capital..............       73,222      171,122      85,506     (256,628)      73,222
  Accumulated deficit...      (59,386)     (61,841)    (33,946)      95,786      (59,387)
  Other comprehensive
   income (loss)........       22,110          (28)     (3,362)      (7,863)      10,857
                             --------     --------    --------    ---------     --------
    Total stockholders'
     equity.............       36,079      109,253      46,732     (167,239)      24,825
                             --------     --------    --------    ---------     --------
    Total liabilities
     and stockholders'
     equity.............     $222,589     $198,736    $239,113    $(262,955)    $397,483
                             ========     ========    ========    =========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
                          CONSOLIDATING BALANCE SHEETS

                            As of September 30, 1999
                             (Dollars in Thousands)

                           Wavetek Wandel  Subsidiary   Foreign
                          Goltermann, Inc. Guarantors Subsidiaries Eliminations Consolidated
                          ---------------- ---------- ------------ ------------ ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........      $     11      $  4,578    $ 12,500    $     --      $ 17,089
  Accounts receivable
   (less allowance for
   doubtful accounts of
   $4,608)..............        42,956        46,715      87,312      (74,451)     102,532
  Inventories...........           --         13,884      52,388       (3,757)      62,515
  Deferred income
   taxes................           561         4,482       3,879          --         8,922
  Other current assets..           156         1,917      11,563          --        13,636
                              --------      --------    --------    ---------     --------
    Total current
     assets.............        43,684        71,576     167,642      (78,208)     204,694
Property, plant and
 equipment, net.........         1,361         8,013      51,201          --        60,575
Intangible assets, net..         5,617       110,170      46,695          --       162,482
Investment in
 subsidiaries...........       167,992           --          --      (167,992)         --
Other non-current
 assets.................             6         1,988       4,988          --         6,982
                              --------      --------    --------    ---------     --------
    Total assets........      $218,660      $191,747    $270,526    $(246,200)    $434,733
                              ========      ========    ========    =========     ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.........      $    --       $    --     $ 17,510    $     --      $ 17,510
  Current portion of
   long-term
   obligations..........           --            685       5,517          --         6,202
  Current portion of
   long-term obligations
   to related parties...           --            --       10,721          --        10,721
  Trade payables........        17,236        17,322      61,873      (64,882)      31,549
  Accrued compensation..           396         6,734      19,496          --        26,626
  Income taxes payable..       (18,986)       18,978       4,258          --         4,250
  Other current
   liabilities..........         4,516         5,786      28,536          --        38,838
                              --------      --------    --------    ---------     --------
    Total current
     liabilities........         3,162        49,505     147,911      (64,882)     135,696
Long-term obligations,
 net of current
 portion................       198,080         7,784      31,695       (9,476)     228,083
Pension liabilities.....           --            --       35,671          --        35,671
Deferred income taxes...          (519)       19,953     (11,477)         --         7,957
Other non-current
 liabilities............           --          4,088       5,301          --         9,389
                              --------      --------    --------    ---------     --------
    Total liabilities...       200,723        81,330     209,101      (74,358)     416,796
                              --------      --------    --------    ---------     --------
Commitments and
 contingencies
 Stockholders' equity:
  Common stock..........           132           --          --           --           132
  Additional paid-in
   capital..............        72,948       171,121      87,187     (258,308)      72,948
  Accumulated deficit...       (65,641)      (60,682)    (36,282)      96,964      (65,641)
  Other comprehensive
   income (loss)........        10,498           (22)     10,520      (10,498)      10,498
                              --------      --------    --------    ---------     --------
    Total stockholders'
     equity.............        17,937       110,417      61,425     (171,842)      17,937
                              --------      --------    --------    ---------     --------
    Total liabilities
     and stockholders'
     equity.............      $218,660      $191,747    $270,526    $(246,200)    $434,733
                              ========      ========    ========    =========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
                     CONSOLIDATING STATEMENTS OF OPERATIONS

                   For The Three Months Ended March 31, 2000
                             (Dollars in Thousands)

                          Wavetek Wandel
                            Goltermann   Subsidiary   Foreign
                               Inc.      Guarantors Subsidiaries Eliminations Consolidated
                          -------------- ---------- ------------ ------------ ------------
Net sales...............     $   --       $46,224     $100,851     $(19,920)    $127,155
Cost of goods sold......         --        21,908       47,534      (19,008)      50,434
                             -------      -------     --------     --------     --------
Gross margin............         --        24,316       53,317         (912)      76,721
Operating expenses:
  Marketing and
   selling..............         552        9,764       25,658          --        35,974
  Research and
   development..........         --         5,881       12,573          --        18,454
  General and
   administrative.......          17        3,148        7,469          --        10,634
  Amortization of
   intangible assets....         (52)       2,993        1,108          --         4,049
  Provisions for
   restructuring
   operations and other
   non-recurring
   charges..............         521          779          641         (289)       1,652
                             -------      -------     --------     --------     --------
    Total operating
     expenses...........       1,038       22,565       47,449         (289)      70,763
                             -------      -------     --------     --------     --------
Operating income
 (loss).................      (1,038)       1,751        5,868         (623)       5,958
Other (income) expense,
 net:
  Interest income.......        (514)        (174)        (133)         514         (307)
  Interest expense......       3,260          264        1,596         (514)       4,606
  Equity in net (income)
   loss of
   subsidiaries.........
  Other, net............        (386)          85       (5,321)       1,788       (3,834)
                             -------      -------     --------     --------     --------
    Other (income)
     expense, net.......       2,360          175       (3,858)       1,788          465
                             -------      -------     --------     --------     --------
Income (loss) before
 provision (benefit) for
 income taxes ..........      (3,398)       1,576        9,726       (2,411)       5,493
Provision (benefit) for
 income taxes...........      (6,420)        (128)       6,800        2,219        2,471
                             -------      -------     --------     --------     --------
Net income (loss).......       3,022        1,704        2,926       (4,630)       3,022
                             =======      =======     ========     ========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                   For the Three Months Ended March 31, 1999
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                          Goltermann Inc. Guarantors Subsidiaries Eliminations Consolidated
                          --------------- ---------- ------------ ------------ ------------
Net sales...............      $   --       $36,025     $94,383      $(15,942)    $114,466
Cost of goods sold......           11       17,274      47,122       (16,480)      47,927
                              -------      -------     -------      --------     --------
Gross margin............          (11)      18,751      47,261           538       66,539
Operating expenses:
  Marketing and
   selling..............          487        8,994      25,434           --        34,915
  Research and
   development..........            2        5,846      12,923           --        18,771
  General and
   administrative.......        1,824        2,388       7,326           --        11,538
  Amortization of
   intangible assets....           85        3,008       1,781           --         4,874
                              -------      -------     -------      --------     --------
    Total operating
     expenses...........        2,398       20,236      47,464           --        70,098
                              -------      -------     -------      --------     --------
Operating income
 (loss).................       (2,409)      (1,485)       (203)          538       (3,559)
Other (income) expense,
 net:
  Interest income.......         (305)         (85)       (157)          305         (242)
  Interest expense......        3,694          153       1,702          (305)       5,244
  Equity in net (income)
   loss of
   subsidiaries.........         (439)         --          --            439          --
  Other, net............         (558)         (35)        963           --           370
                              -------      -------     -------      --------     --------
    Other (income)
     expense, net.......        2,392           33       2,508           439        5,372
                              -------      -------     -------      --------     --------
Income (loss) before
 provision (benefit) for
 income taxes ..........       (4,801)      (1,518)     (2,711)           99       (8,931)
Provision (benefit) for
 income taxes...........       (1,586)        (112)      2,024        (6,042)      (5,716)
                              -------      -------     -------      --------     --------
Net income (loss).......      $(3,215)     $(1,406)    $(4,735)     $  6,141     $ (3,215)
                              =======      =======     =======      ========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)

                     CONSOLIDATING STATEMENTS OF OPERATIONS

                    For the Six Months Ended March 31, 2000
                             (dollars In Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                          Goltermann Inc. Guarantors Subsidiaries Eliminations Consolidated
                          --------------- ---------- ------------ ------------ ------------
Net sales...............      $   --       $92,877     $209,460     $(39,606)    $262,731
Cost of goods sold......          --        43,587       97,985      (38,144)     103,428
                              -------      -------     --------     --------     --------
Gross margin............          --        49,290      111,475       (1,462)     159,303
Operating expenses:
  Marketing and
   selling..............        1,082       19,502       52,458          --        73,042
  Research and
   development..........          --        11,566       24,665          --        36,231
  General and
   administrative.......          306        6,497       14,467          --        21,270
  Amortization of
   intangible assets....          (73)       6,080        2,481          --         8,488
  Provisions for non-
   recurring charges....          521          783        1,005         (289)       2,020
                              -------      -------     --------     --------     --------
    Total operating
     expenses...........        1,836       44,428       95,076         (289)     141,051
                              -------      -------     --------     --------     --------
Operating income
 (loss).................       (1,836)       4,862       16,399       (1,173)      18,252
Other (income) expense,
 net:
  Interest income.......       (1,031)        (199)        (368)       1,031         (567)
  Interest expense......        7,201          541        3,257       (1,031)       9,968
  Equity in net (income)
   loss of
   subsidiaries.........       (5,105)         --           --         5,105          --
  Other, net............           87          338       (4,735)       1,788       (2,522)
                              -------      -------     --------     --------     --------
    Other (income)
     expense, net.......        1,152          680       (1,846)       6,893        6,879
                              -------      -------     --------     --------     --------
Income (loss) before
 provision (benefit) for
 income taxes ..........       (2,988)       4,182       18,245       (8,066)      11,373
Provision (benefit) for
 income taxes...........       (9,242)       1,567       11,572        1,222        5,119
                              -------      -------     --------     --------     --------
Net income (loss).......      $ 6,254      $ 2,615     $  6,673     $ (9,288)    $  6,254
                              =======      =======     ========     ========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
                     CONSOLIDATING STATEMENTS OF OPERATIONS
                    For The Six Months Ended March 31, 1999
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                          Goltermann Inc. Guarantors Subsidiaries Eliminations Consolidated
                          --------------- ---------- ------------ ------------ ------------
Net sales...............      $   --       $74,859     $198,864     $(32,792)    $240,931
Cost of goods sold......           39       38,032       95,829      (31,338)     102,562
                              -------      -------     --------     --------     --------
Gross margin............          (39)      36,827      103,035       (1,454)     138,369
Operating expenses:
  Marketing and
   selling..............        1,512       18,054       50,871          --        70,437
  Research and
   development..........            2       11,189       25,424          --        36,615
  General and
   administrative.......        2,885        5,377       15,364          --        23,626
  Amortization of
   intangible assets....          121        6,016        3,553          --         9,690
                              -------      -------     --------     --------     --------
    Total operating
     expenses...........        4,520       40,636       95,212          --       140,368
                              -------      -------     --------     --------     --------
Operating income
 (loss).................       (4,559)      (3,809)       7,823       (1,454)      (1,999)
Other (income) expense,
 net:
  Interest income.......         (339)        (135)        (306)         305         (475)
  Interest expense......        6,563          293        3,884         (305)      10,435
  Equity in net (income)
   loss of
   subsidiaries.........       (2,451)         --         1,452          999          --
  Other, net............         (693)        (288)       1,112          --           131
                              -------      -------     --------     --------     --------
    Other (income)
     expense, net.......        3,080         (130)       6,142          999       10,091
                              -------      -------     --------     --------     --------
Income (loss) before
 provision (benefit) for
 income taxes...........       (7,639)      (3,679)       1,681       (2,453)     (12,090)
Provision (benefit) for
 income taxes...........       (3,287)         119        5,979      (10,549)      (7,738)
                              -------      -------     --------     --------     --------
Net income (loss).......      $(4,352)     $(3,798)    $ (4,298)    $  8,096     $ (4,352)
                              =======      =======     ========     ========     ========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                    For The Six Months Ended March 31, 2000
                             (Dollars in Thousands)

                          Wavetek Wandel
                            Goltermann   Subsidiary   Foreign
                               Inc.      Guarantors Subsidiaries Eliminations Consolidated
                          -------------- ---------- ------------ ------------ ------------
OPERATING ACTIVITIES
Net cash provided by
 (used in) operating
 activities.............    $    (764)    $ 6,795     $ 12,473      $ --       $  18,504


INVESTING ACTIVITIES
Purchase of property and
 equipment..............         (230)     (1,209)      (4,926)       --          (6,365)
                            ---------     -------     --------      -----      ---------
Net cash provided by
 (used in) investing
 activities.............       25,345      (8,024)       5,989        --          23,310


FINANCING ACTIVITIES
Proceeds from long-term
 obligations............       95,077         --        12,400        --         107,477
Principal payments on
 long-term obligations..     (119,007)        --       (28,400)       --        (147,407)
Capital contribution
 from Wavetek Wandel
 Goltermann, Inc. to
 subsidiary.............          --          650         (650)       --             --
Loans to subsidiaries
 from Wavetek Wandel
 Goltermann, Inc. ......       (1,461)        --         1,461        --             --
Repayment of loan from
 subsidiary to Wavetek
 Wandel Goltermann, Inc.
 .......................          297         (26)        (271)       --             --
Repayment of loans from
 subsidiaries...........       (1,575)        --         1,575        --             --
Other, net..............        2,739         451       (3,190)       --             --
                            ---------     -------     --------      -----      ---------
Net cash provided by
 (used in) financing
 activities ............      (23,930)      1,075      (17,075)       --         (39,930)
Effect of exchange rate
 changes on cash and
 cash equivalets .......          --          --          (999)       --            (999)
                            ---------     -------     --------      -----      ---------
Increase (decrease) in
 cash and cash
 equivalents ...........          651        (154)         388        --             885
Cash and cash
 equivalents at
 beginning of period ...           11       4,578       12,500        --          17,089
                            ---------     -------     --------      -----      ---------
Cash and cash
 equivalents at end of
 period.................    $     662     $ 4,424     $ 12,888      $ --       $  17,974
                            =========     =======     ========      =====      =========

                        WAVETEK WANDEL GOLTERMANN, INC.

                                  (Unaudited)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                    For the Six Months Ended March 31, 1999
                             (Dollars in Thousands)

                          Wavetek Wandel  Subsidiary   Foreign
                          Goltermann Inc. Guarantors Subsidiaries Eliminations Consolidated
                          --------------- ---------- ------------ ------------ ------------
OPERATING ACTIVITIES
Net cash provided by
 (used in) operating
 activities ............     $(23,865)     $ 22,301    $  1,147      $ --       $    (417)
INVESTING ACTIVITIES
Purchase of property and
 equipment..............         (264)       (1,588)     (5,790)       --          (7,642)
Transfer of
 subsidiaries...........      (28,536)          --       28,536        --             --
                             --------      --------    --------      -----      ---------
Net cash provided by
 (used in) investing
 activities ............      (28,800)       (1,588)     22,746        --          (7,642)
FINANCING ACTIVITIES
Proceeds from long-term
 obligations............      107,352         1,402      30,305        --         139,059
Principal payments on
 long-term obligations..      (59,408)       (1,775)    (84,519)       --        (145,702)
Dividend from subsidiary
 to Wavetek Wandel
 Goltermann, Inc. ......       22,000       (22,000)
Capital contribution
 from Wavetek Wandel
 Goltermann, Inc. to
 subsidiary ............       (2,034)          --        2,034        --             --
Loans to subsidiaries
 from Wavetek Wandel
 Goltermann, Inc. ......      (36,078)        6,203      29,875        --             --
Repayment of loan from
 subsidiary to Wavetek
 Wandel Goltermann, Inc.
 .......................       28,996       (28,996)        --         --             --
Repayment of loans from
 subsidiaries...........       (7,500)       (1,818)      9,318        --             --
Other, net..............         (672)          --          --         --            (672)
                             --------      --------    --------      -----      ---------
Net cash provided by
 (used in) financing
 activities ............       52,656       (46,984)    (12,987)       --          (7,315)
Effect of exchange rate
 changes on cash and
 cash equivalents ......          --            --       (3,047)       --          (3,047)
                             --------      --------    --------      -----      ---------
Increase (decrease) in
 cash and cash
 equivalents ...........           (9)      (26,271)      7,859        --         (18,421)
Cash and cash
 equivalents at
 beginning of period ...           19        31,143       4,382        --          35,544
                             --------      --------    --------      -----      ---------
Cash and cash
 equivalents at end of
 period.................     $     10      $  4,872    $ 12,241      $ --       $  17,123
                             ========      ========    ========      =====      =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders ofApplied Digital Access, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of changes in stockholder(s) equity and of cash flows present fairly, in all material respects, the financial position of Applied Digital Access, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

San Diego, California
January 28, 1999, except as to Note 10which is as of March 31, 1999

                          APPLIED DIGITAL ACCESS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                               (Dollars in
                                                            thousands, except
                                                             per share data)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  4,400  $ 12,513
  Investments..............................................    8,779       --
  Trade accounts receivable, net...........................   12,981     6,111
  Inventory, net...........................................    5,859     5,679
  Deferred income taxes....................................      130       130
  Prepaid expenses and other current assets................    3,775     1,700
                                                            --------  --------
    Total current assets...................................   35,924    26,133
Property and equipment, net................................    6,165     5,466
Intangible assets, net.....................................    2,822     1,247
Deferred income taxes......................................    1,372     1,426
                                                            --------  --------
    Total assets........................................... $ 46,283  $ 34,272
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  3,478  $  2,922
  Accrued expenses.........................................    2,846     2,333
  Accrued warranty expense.................................    1,323     1,264
  Current portion of capital lease obligations.............       18        41
  Deferred revenue.........................................    1,471     2,817
                                                            --------  --------
    Total current liabilities..............................    9,136     9,377
Capital lease obligations, net of current portion..........       15       --
                                                            --------  --------
    Total liabilities......................................    9,151     9,377
                                                            --------  --------
Commitments and contingencies (Note 4)
Shareholders' equity:
  Preferred stock, no par value; 7,500,000 shares
   authorized; no shares issued............................      --        --
  Common stock, $.001 par value; 30,000,000 shares
   authorized; 12,605,082 and 12,909,315 shares issued and
   outstanding at December 31, 1997 and 1998,
   respectively............................................       13        13
  Additional paid-in capital...............................   54,089    54,897
  Accumulated other comprehensive income...................       84       163
  Accumulated deficit......................................  (17,054)  (30,178)
                                                            --------  --------
    Total shareholders' equity.............................   37,132    24,895
                                                            --------  --------
    Total liabilities and shareholders' equity............. $ 46,283  $ 34,272
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                          APPLIED DIGITAL ACCESS, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                              Years Ended December 31,
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                          (Dollars in thousands, except per
                                                     share data)
Revenue................................. $    24,422  $    34,050  $    29,217
Cost of revenue.........................      12,609       15,116       13,587
                                         -----------  -----------  -----------
  Gross profit..........................      11,813       18,934       15,630
                                         -----------  -----------  -----------
Operating expenses:
  Research and development..............       7,356        9,164       14,313
  In-process research and development
   related to acquisitions..............       3,286        1,578          --
  Sales and marketing...................       6,312        7,995        9,801
  General and administrative............       3,529        5,252        5,129
                                         -----------  -----------  -----------
    Total operating expenses............      20,483       23,989       29,243
                                         -----------  -----------  -----------
    Operating loss......................      (8,670)      (5,055)     (13,613)
Interest income.........................       1,673          904          675
                                         -----------  -----------  -----------
    Loss before income taxes............      (6,997)      (4,151)     (12,938)
                                         -----------  -----------  -----------
Provision for income taxes..............         123          132          186
                                         -----------  -----------  -----------
    Net loss............................      (7,120)      (4,283)     (13,124)
Other comprehensive income (loss)
  Foreign currency translation
   adjustments..........................          (1)          68           91
  Unrealized gains (losses) on
   securities...........................        (121)          (9)         (12)
                                         -----------  -----------  -----------
  Other comprehensive income (loss).....        (122)          59           79
                                         -----------  -----------  -----------
Comprehensive loss...................... $    (7,242) $    (4,224) $   (13,045)
                                         ===========  ===========  ===========
    Net loss per share, basic and
     diluted............................ $      (.59) $      (.34) $     (1.03)
                                         ===========  ===========  ===========
    Shares used in per share
     computations.......................  12,084,242   12,459,511   12,711,203
                                         ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                          APPLIED DIGITAL ACCESS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                     Accumulated
                            Common Stock    Additional                  Other
                          -----------------  Paid-In     Deferred   Comprehensive Accumulated
                            Shares   Amount  Capital   Compensation Income (Loss)   Deficit    Total
                          ---------- ------ ---------- ------------ ------------- ----------- --------
                                                     (Dollars in thousands)
Balance, December 31,
 1995...................  11,899,216  $ 12   $51,480      $(101)        $ 147      $ (5,651)  $ 45,887
                          ----------  ----   -------      -----         -----      --------   --------
Net loss................         --    --        --         --            --         (7,120)    (7,120)
Foreign currency
 translation
 adjustment.............         --    --        --         --             (1)          --          (1)
Unrealized loss on
 investments............         --    --        --         --           (121)          --        (121)
Amortization of deferred
 compensation for stock
 options................         --    --        --          51           --            --          51
Issuance of common stock
 upon exercise of stock
 options................     149,261   --        115        --            --            --         115
Issuance of common stock
 under stock purchase
 plan...................      56,857   --        428        --            --            --         428
Issuance of common stock
 in connection with
 acquisition............     150,000   --      1,088        --            --            --       1,088
                          ----------  ----   -------      -----         -----      --------   --------
Balance, December 31,
 1996...................  12,255,334    12    53,111        (50)           25       (12,771)    40,327
Net loss................         --    --        --         --            --         (4,283)    (4,283)
Foreign currency
 translation
 adjustment.............         --    --        --         --             68           --          68
Unrealized loss on
 investments............         --    --        --         --             (9)          --          (9)
Amortization of deferred
 compensation for stock
 options................         --    --        --          50           --            --          50
Issuance of common stock
 upon exercise of stock
 options................     221,235     1       380        --            --            --         381
Issuance of common stock
 under stock purchase
 plan...................     128,513   --        598        --            --            --         598
                          ----------  ----   -------      -----         -----      --------   --------
Balance, December 31,
 1997...................  12,605,082    13    54,089        --             84       (17,054)    37,132
Net loss................         --    --        --         --            --        (13,124)   (13,124)
Foreign currency
 translation
 adjustment.............         --    --        --         --             91           --          91
Unrealized loss on
 investments............         --    --        --         --            (12)          --         (12)
Issuance of common stock
 upon exercise of stock
 options................      91,649   --        192        --            --            --         192
Issuance of common stock
 under stock purchase
 plan...................     212,584   --        616        --            --            --         616
                          ----------  ----   -------      -----         -----      --------   --------
Balance, December 31,
 1998...................  12,909,315  $ 13   $54,897      $ --          $ 163      $(30,178)  $ 24,895
                          ==========  ====   =======      =====         =====      ========   ========

   The accompanying notes are an integral part of these financial statements.

                          APPLIED DIGITAL ACCESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
                                                     (Dollars in thousands)
Cash flows from operating activities:
 Net loss........................................  $ (7,120) $ (4,283) $(13,124)
 Adjustments to reconcile net loss to net cash
  used by operating activities:
  Depreciation and amortization..................     1,819     3,089     3,703
  Amortization of discount (accretion of premium)
   on investments................................        95      (119)       41
  Amortization of deferred compensation..........        51        50       --
  Acquired in-process research and development...     3,286     1,578       --
  Change in inventory reserves...................       (68)      101       104
  Changes in operating assets and liabilities:
   Trade accounts receivable.....................    (1,440)   (6,183)    6,870
   Inventory.....................................      (723)    1,403        76
   Deferred taxes................................       --        --        (54)
   Prepaid expenses and other current assets.....       207    (2,686)    2,075
   Accounts payable..............................       300     1,358      (556)
   Accrued expenses..............................       648     1,355      (513)
   Accrued warranty expense......................        93       (75)      (59)
   Deferred revenue..............................       587       884     1,346
                                                   --------  --------  --------
    Net cash used by operating activities........    (2,265)   (3,528)      (91)
                                                   --------  --------  --------
Cash flows from investing activities:
 Purchases of investments........................   (20,923)  (18,517)  (10,903)
 Maturities of investments.......................    30,923    29,792    19,640
 Purchases of property and equipment.............    (1,709)   (2,432)   (1,806)
 Purchase costs related to asset acquisitions....    (6,356)   (3,382)      --
 Reimbursement of costs related to acquisition...       --        --        500
 Purchase of license agreement...................      (350)      --        --
                                                   --------  --------  --------
    Net cash provided by investing activities....     1,585     5,461     7,431
                                                   --------  --------  --------
Cash flows from financing activities:
 Principal payments on capital lease
  obligations....................................       (32)      (16)      (35)
 Proceeds from exercise of stock options and
  warrants.......................................       115       381       192
 Proceeds from issuance of common stock..........       428       598       616
                                                   --------  --------  --------
    Net cash provided by financing activities....       511       963       773
                                                   --------  --------  --------
    Net increase (decrease) in cash and cash
     equivalents.................................      (169)    2,896     8,113
Cash and cash equivalents at beginning of year...     1,673     1,504     4,400
                                                   --------  --------  --------
 Cash and cash equivalents at end of year........  $  1,504  $  4,400  $ 12,513
                                                   ========  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest..........  $      7  $      4  $      2
 Cash paid during the year for income taxes......       --        229       104
Noncash investing and financing activities:
 Issuance of common stock in connection with
  acquisition....................................     1,088       --        --
 Assets acquired under capital lease.............       --        --         43

   The accompanying notes are an integral part of these financial statements.

                          APPLIED DIGITAL ACCESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

   Applied Digital Access, Inc. (the "Company") designs, engineers and manufactures network test and performance monitoring systems and software and provides services for the management and testing of telecommunications circuits. The Company has two core business segments: Network Systems and Network Management. The Network Systems business unit provides test and performance management products and services whereas the Network Management business unit focuses on the design and manufacture of operations systems software.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Applied Digital Access Canada ("ADA Canada"). All significant intercompany transactions and balances have been eliminated in consolidation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

 Segment Reporting

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131 DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION during the year ended December 31, 1998. This Statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. Disclosures required under this Statement include information about products and services, geographic areas and major customers. The presentation of segment information in prior periods has been reclassified to conform to the current year presentation.

 Revenue Recognition

   The Company's revenues are primarily derived from hardware product sales, software product sales and perpetual license fees. In addition, the Company also derives revenues from installation and implementation services, maintenance agreement sales and software royalties.

   Revenue from sales of hardware and software products is generally recognized upon shipment. For shipments of products involving significant acceptance requirements, revenue is recognized when the Company has met substantially all its performance requirements and acceptance criteria have been met.

   Revenue from perpetual license arrangements is recognized upon delivery of the related software and customer acceptance when the Company has no significant continuing obligations and collection is probable.

                         APPLIED DIGITAL ACCESS, INC.

                       December 31, 1996, 1997 and 1998
                            (Dollars in Thousands)

   Revenue from installation and implementation services is recognized as the services are performed while revenue from maintenance contracts is recognized ratably over the related contract terms.

   Royalty revenue is generally recognized as earned in accordance with the terms of respective license agreements. For certain of the Company's license agreements, royalty revenue is recognized when reasonable estimates of such amounts can be made.

   Amounts received on uncompleted contracts in excess of incurred costs are classified depending upon the nature of the contract as either deferred revenue or payments in excess of billings on contracts.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less when purchased. At December 31, 1998, cash in excess of daily requirements was invested in marketable securities consisting of obligations of the U.S. Government and commercial paper with original maturities of less than 90 days.

 Investments

   The Company determines the appropriate classification of its debt securities at the time of purchase and assesses such designations at each balance sheet date. Realized gains and losses are determined using the specific identification method and are included in other income. Gross unrealized holding gains or losses are excluded from earnings and reported, net of the related tax effect, as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Fair value is determined based on quoted market prices.

 Inventory

   Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 Property and Equipment

   Property and equipment are stated at cost. Significant renewals and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation is computed over estimated useful lives using the straight-line method.

   Useful lives for property and equipment are as follows:

   Computer equipment................................................. 3-6 years
   Machinery and equipment............................................ 3-6 years
   Office furniture and equipment..................................... 3-7 years
   Purchased computer software........................................ 3-6 years

   Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of such improvements.

   Upon retirement or other disposition, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in income.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

 Intangible Assets

   Intangible assets consist of goodwill, purchased technology, customer contracts and license agreement fees. Goodwill represents the excess of the purchase price over net assets of businesses acquired. Purchased technology, customer contracts and license agreement fees are stated at cost. Intangible assets are amortized on a straight-line basis over periods of three to five years.

   The carrying value of intangible assets is periodically reviewed by the Company and impairment recognized if events indicate that the expected future cash flows from such intangibles are less than their carrying value. The Company did not recognize any impairment on its intangible assets during the years ended December 31, 1996, 1997, and 1998.

   During the year ended December 31, 1998, the Company received amounts determined to be contingent consideration related to an acquisition in the prior period. Accordingly, goodwill related to the acquisition was decreased by the amount of $500 representing contingent consideration received.

 Advertising

   Advertising costs are expensed as incurred. Advertising expense was approximately $217, $250 and $302 for the years ended December 31, 1996, 1997 and 1998, respectively.

 Stock-Based Compensation

   The Company measures compensation cost for its stock-based employee and non-employee director compensation plans using the intrinsic value method. Pro forma disclosures of net loss and net loss per common share are provided as if the fair value method had been applied in measuring compensation expense.

 Foreign Currency Translation

   The local currency is the functional currency for ADA Canada. Assets and liabilities are translated at the exchange rate on the balance sheet date while revenues and expenses are translated at average rates of exchange prevailing during the year. Adjustments resulting from translating ADA Canada's financial statements into U.S. dollars are reported as a separate component of shareholders' equity and classified as other comprehensive income (loss). For the years ended December 31, 1996, 1997 and 1998, the effect of exchange rate changes on cash has not been significant.

 Concentrations

   The market for the Company's products is characterized by rapid technological advances, evolving industry transmission standards, changes in customer requirements and frequent new product introductions and enhancements. The introduction of telephone network test and performance monitoring products involving superior technologies or the evolution of alternative technologies or new industry transmission standards could render the Company's existing products, as well as products currently under development, obsolete and unmarketable.

   The Company operates in an environment significantly affected by recent merger and acquisition activity among its customers. Such activity may substantially reduce the number of customers for the Company's products and may have a material and adverse effect upon the Company's results of operations and financial position.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   A significant portion of the Company's revenues and trade receivables are concentrated with a limited number of telecommunications service providers or affiliated companies in the United States and Canada.

   The Company's customers consist primarily of Regional Bell Operating Companies, long distance carriers, local exchange carriers and independent telephone companies. Sales are typically made on credit with varying terms depending upon the customer and nature of the product. The Company does not hold collateral to secure payment as the Company considers its customers to be large companies with substantial financial resources. Although the Company deems its reserve for uncollectible receivables to be adequate, a default on payment of a significant customer receivable could materially and adversely affect the Company's operating results and financial position.

   From time to time, the Company may have cash in excess of federally insured limits held at certain banks. The Company has not experienced any losses on its cash or cash equivalents to date.

   All the Company's investments at December 31, 1997 consisted of obligations of the U.S. Government and its agencies.

   The Company currently buys certain key components of its products from a limited number of suppliers. Although there are a limited number of suppliers of the components, management believes that other suppliers could provide similar key components on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results.

 Income Taxes

   The Company's current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities ("temporary differences") and their financial reporting amounts at each year end based on enacted tax laws and statutory rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Earnings (Loss) Per Share

   Basic earnings (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding during the period using the treasury stock method. For the years ended December 31, 1996, 1997, and 1998, the weighted average number of common shares outstanding for both basic and diluted earnings (loss) per common share is comparable as the inclusion of potential common shares for diluted earnings (loss) per share would have been antidilutive due to the Company's losses from continuing operations. There are no reconciling items in calculating the numerator and denominator for basic and diluted earnings (loss) per share for any periods presented.

 Comprehensive Income

   The Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME during the year ended December 31, 1998. This Statement requires the Company to report all changes in equity from non-owner sources, including unrealized gains and losses on certain investments in debt and equity securities and foreign currency translation adjustments, as components of other comprehensive income. Such amounts are presented

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)
as a separate component of equity entitled "Accumulated Other Comprehensive Income" in the statement of financial position. The individual components of other comprehensive income are also reported with net income (loss) as "Comprehensive Income" in the results of operations. The income tax expense (benefit) related to items of other comprehensive income is not significant for the years ended December 31, 1996, 1997, and 1998. Financial statements for earlier periods have been reclassified for comparative purposes.

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement establishes accounting and reporting standards for derivatives and hedging activities. In accordance with this Statement, all derivatives must be recognized as assets or liabilities and measured at fair value. This Statement will be effective for the Company's fiscal year 2000. The Company has not yet determined the impact of the adoption of this new accounting pronouncement on its consolidated financial position or results of operations.

 Reclassifications

   Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2. INVESTMENTS

   At December 31, 1997, all marketable debt securities consisted of obligations of the U.S. Government and its agencies and were classified as available-for-sale. The estimated fair value of such investments approximated its amortized cost and, therefore, there were no significant unrealized gains or losses.

3. COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                 December 31
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Inventories:
     Raw materials............................................ $ 3,419  $ 3,266
     Work-in-process..........................................   2,223    2,389
     Finished goods...........................................     787      698
                                                               -------  -------
                                                                 6,429    6,353
     Less reserves............................................    (570)    (674)
                                                               -------  -------
                                                               $ 5,859  $ 5,679
                                                               =======  =======
   Property and equipment:
     Computer equipment....................................... $ 5,655  $ 6,031
     Machinery and equipment..................................   2,967    4,062
     Office furniture and equipment...........................   1,815    1,166
     Purchased computer software..............................   1,371    2,136
     Leasehold improvements...................................     911    1,129
                                                               -------  -------
                                                                12,719   14,524
     Less accumulated depreciation and amortization...........  (6,554)  (9,058)
                                                               -------  -------
                                                               $ 6,165  $ 5,466
                                                               =======  =======

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   Depreciation expense was $1,368, $1,904 and $2,629 for the years ended December 31, 1996, 1997 and 1998, respectively. Of these amounts, $140, $194 and $412 related to amortization of purchased software costs for the years ended December 31, 1996, 1997 and 1998, respectively.

                                                                 December 31
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Intangible Assets:
     Goodwill................................................. $ 3,619  $ 3,119
     Technology and customer contracts........................     337      337
     Licenses.................................................     350      350
                                                               -------  -------
                                                                 4,306    3,806
     Less accumulated amortization............................  (1,484)  (2,559)
                                                               -------  -------
                                                               $ 2,822  $ 1,247
                                                               =======  =======
   Accrued expenses:
     Accrued payroll and related costs........................ $   902  $   287
     Accrued vacation.........................................     583      773
     Accrued income taxes.....................................     388      425
     Accrued contract costs...................................     --       448
     Payments in excess of billings on contracts..............     --       250
     Acquisition costs payable................................     867      --
     Other accrued liabilities................................     106      150
                                                               -------  -------
                                                               $ 2,846  $ 2,333
                                                               =======  =======

4. COMMITMENTS AND CONTINGENCIES

 Purchase Commitments

   The Company had unconditional purchase obligations under contracts for inventory purchases. The portion of such obligations not completed at year end represent unrecorded commitments of approximately $2,500 and $3,003 at December 31, 1997 and 1998, respectively.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

 Leases

   The Company leases certain facilities and equipment under both operating and capital leases.

   Commitments for minimum lease payments under non-cancelable leases with the initial or remaining terms greater than twelve months as of December 31, 1998 are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year Ending December 31,
     1999.....................................................   $43    $1,203
     2000.....................................................   --        897
     2001.....................................................   --        789
     2002.....................................................   --      1,047
     2003.....................................................   --        859
     Thereafter...............................................             269
                                                                 ---    ------
                                                                  43    $5,064
                                                                        ======
     Less amounts representing interest.......................    (2)
                                                                 ---
     Present value of net minimum lease payments..............   $41
                                                                 ===

   Property and equipment includes the following amounts for capitalized leases:

                                                                   December 31
                                                                   ------------
                                                                   1997   1998
                                                                   -----  -----
   Machinery and equipment........................................ $ --   $  43
   Office furniture and equipment.................................    67     67
   Leasehold improvements.........................................   149    149
                                                                   -----  -----
                                                                     216    259
   Less accumulated amortization..................................  (140)  (182)
                                                                   -----  -----
                                                                   $  76  $  77
                                                                   =====  =====

   Capital lease agreements of certain equipment contain bargain purchase options whereby the Company has the option to purchase the equipment for a nominal amount at the end of the lease term.

   Certain of the Company's operating leases contain purchase options and renewal options. Rent expense incurred under such leases was approximately $613, $673 and $1,259 for the years ended December 31, 1996, 1997 and 1998, respectively.

 Litigation

   Various claims arising in the ordinary course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

5. COMMON STOCK WARRANTS

   In conjunction with an acquisition in June 1997, the Company issued three year warrants to purchase 150,000 shares of common stock at $12 per share.

6. SEGMENT REPORTING

   In accordance with SFAS No. 131, information regarding the Company's business segments is reported for financial statement purposes consistently with the manner in which these segments are evaluated for internal reporting and management's assessment of performance. The Company evaluates the performance of its segment and allocates resources to them based on segment earnings before allocation of corporate costs.

   The Company is organized primarily on the basis of products which are broken down into Network Systems and Network Management. Network Systems products include T3AS products and services, including CTS and PAAS, as well as the Remote Module product. Network Management products focus on Operating System ("OS") software products which include .Provisioner, TDC&E, FMS and OS design services.

   The table below presents information about revenues, operating income (loss) and total assets for reportable segments for the years ended December 31:

                                                             Operating
                                                              Income     Total
                                                    Revenues  (Loss)    Assets
                                                    -------- ---------  -------
   1996:
     Network Systems............................... $18,144  $   (782)  $14,565
     Network Management............................   6,278    (2,603)    4,533
                                                    -------  --------   -------
       Total for reportable segments...............  24,422    (3,385)   19,098
     Reconciling items.............................     --     (5,285)   26,874
                                                    -------  --------   -------
     Consolidated totals........................... $24,422  $ (8,670)  $45,972
                                                    =======  ========   =======
   1997:
     Network Systems............................... $17,061  $ (3,209)  $18,573
     Network Management............................  16,989     4,961     6,432
                                                    -------  --------   -------
       Total for reportable segments...............  34,050     1,752    25,005
     Reconciling items.............................     --     (6,807)   21,278
                                                    -------  --------   -------
     Consolidated totals........................... $34,050  $ (5,055)  $46,283
                                                    =======  ========   =======
   1998:
     Network Systems............................... $16,455  $ (7,186)  $13,312
     Network Management............................  12,762     1,556     3,944
                                                    -------  --------   -------
       Total for reportable segments...............  29,217    (5,630)   17,256
     Reconciling items.............................     --     (7,983)   17,016
                                                    -------  --------   -------
     Consolidated totals........................... $29,217  $(13,613)  $34,272
                                                    =======  ========   =======

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   The table below presents the reconciliation of operating income (loss) for reportable segments to consolidated loss before income taxes for the years ended December 31:

                                                   1996     1997      1998
                                                  -------  -------  --------
   Operating income (loss) for reportable
    segments..................................... $(3,385) $ 1,752  $ (5,630)
   Other segment expenses........................  (5,285)  (6,807)   (7,983)
   Other unallocated income......................   1,673      904       675
                                                  -------  -------  --------
     Consolidated loss before income taxes....... $(6,997) $(4,151) $(12,938)
                                                  =======  =======  ========

   Operating income (loss) for reportable segments includes segment revenues with deductions made for related selling costs and certain expenses controllable by segment managers. Other segment expenses consist of corporate selling, general and administrative expenses allocated to each segment based on segment revenues. Other unallocated income consists of interest income on investments held at the corporate level.

   The table below presents the reconciliation of total assets for reportable segments to consolidated total assets at December 31:

                                                         1996    1997    1998
                                                        ------- ------- -------
   Total assets for reportable segments................ $19,098 $25,005 $17,256
   Other segment assets................................   3,525   6,492   2,925
   Other unallocated assets:
     Cash..............................................   1,504   4,400  12,513
     Investments.......................................  19,956   8,779     --
     Other.............................................   1,889   1,607   1,578
                                                        ------- ------- -------
       Consolidated total assets....................... $45,972 $46,283 $34,272
                                                        ======= ======= =======

   Total assets for reportable segments includes amounts attributable to trade accounts receivable, inventory and property and equipment. Other segment assets consist primarily of intangible assets obtained in conjunction with certain acquisitions. Other unallocated assets consists principally of deferred taxes and prepaid expenses.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   The table below presents information about other significant items included in segment operating income and segment assets as of and for the years ended December 31:

                                                               Expenditures for
                                            Depreciation and     Additions to
                                          Amortization Expense Long-Lived Assets
                                          -------------------- -----------------
   1996:
     Network Systems.....................        $1,024             $1,239
     Network Management..................           344                374
     Reconciling items...................           451                 96
                                                 ------             ------
     Consolidated totals.................        $1,819             $1,709
                                                 ======             ======
   1997:
     Network Systems.....................        $1,131             $1,573
     Network Management..................           773                694
     Reconciling items...................         1,185                165
                                                 ------             ------
     Consolidated totals.................        $3,089             $2,432
                                                 ======             ======
   1998:
     Network Systems.....................        $1,595             $1,449
     Network Management..................         1,033                284
     Reconciling items...................         1,075                 73
                                                 ------             ------
     Consolidated totals.................        $3,703             $1,806
                                                 ======             ======

   Depreciation expense on segment property and equipment included as a component of total segment assets utilized by management in assessing segment operating performance is included in operating income for reportable segments. For each of the years ended December 31, 1996, 1997, and 1998, the reconciling item to arrive at consolidated depreciation and amortization expense consists of amortization expense related to intangible assets.

   The table below presents information about revenue and long-lived assets by geographic area as of and for the years ended December 31:

                                                          1996    1997    1998
                                                         ------- ------- -------
   Revenues:
     United States...................................... $20,071 $24,189 $25,571
     Canada.............................................   4,351   9,861   3,646
                                                         ------- ------- -------
       Consolidated totals.............................. $24,422 $34,050 $29,217
                                                         ======= ======= =======
   Long-lived assets:
     United States...................................... $ 4,109 $ 4,515 $ 4,156
     Canada.............................................     827   1,650   1,310
                                                         ------- ------- -------
       Consolidated totals.............................. $ 4,936 $ 6,165 $ 5,466
                                                         ======= ======= =======

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   The table below presents information about segment revenues from major customers as a percentage of total revenues for the years ended December 31:

                                                                  1996 1997 1998
                                                                  ---- ---- ----
   Network Systems:
     US WEST..................................................... 31%   4%   3%
     Bell Atlantic (NYNEX)....................................... 23%   8%  12%
     BellSouth...................................................  7%  17%  26%
     MCI WorldCom................................................ --   18%   7%
   Network Management:
     Northern Telecom, Inc. ..................................... 15%  20%  --
     MCI WorldCom................................................ --   10%  16%

7. EMPLOYEE BENEFIT PLANS

 Employee Savings and Retirement Plan

   The Company has a 401(k) defined contribution plan that allows eligible employees who have been employed by the Company for a minimum of one month to contribute up to 15% of their salary, subject to annual limits. The Company may also elect to make discretionary contributions to the accounts of employees who have completed 1,000 hours of service during the plan year. Such discretionary employer contributions vest ratably over a four year period. The Company did not make any contributions related to this Plan for the years ended December 31, 1996, 1997, or 1998.

 Profit Sharing Plan

   The Company has a profit sharing plan available to all employees which provides compensation to employees when the Company exceeds certain targeted performance objectives. Employees are eligible to participate in the first full quarter after their employment with the Company begins. The Compensation Committee of the Board of Directors determines the annual amount allocable to the Plan and such amount expensed was $418 for the year ended December 31, 1997. No amounts were expensed under the Plan for either of the years ended December 31, 1996 or 1998.

 Stock Option Plans

   Options to purchase common stock of the Company have been granted to employees and non-employee Directors under the 1994 Stock Option/Stock Issuance Plan, as amended (the "1994 Plan"), and to non-officer, non-director employees and consultants under the 1996 Non-Qualified Stock Option Plan, as amended (the "1996 Plan"), which collectively comprise the "Stock Option Plans." A description of each plan follows.

  . The 1994 Plan superceded and consolidated the 1988 Stock Option Plan and
    Restricted Stock Purchase Plan (the "1988 Plan"). Outstanding stock options and unvested share issuances under the 1988 Plan were incorporated into and assumed in the 1994 Plan.

  . The 1994 Plan authorizes up to 4,100,000 shares to be granted no later than February 2004. The 1994 Plan provides for the grant of both incentive and non-qualified stock options which are exercisable for up to ten years from the grant date. The 1994 Plan has three components as follows:

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   . The Discretionary Option Grant Program for selected employees and consultants has both incentive and non-qualified components. Non-qualified options granted under the Discretionary Option Grant Program may be purchased at not less than 85% of fair market value of the stock at the date of grant whereas incentive options may be purchased at fair market value. Such options generally vest over a period not exceeding five years.

   . The Automatic Option Grant Program provides for non-qualified stock options to be granted to non-employee directors at fair market value. Options generally vest over a period not exceeding five years.

   . The Stock Issuance Program provides for the issuance of shares of common stock which may be purchased by eligible employees and certain other qualified individuals at a price not less than 85% of fair market value. Such options may be immediately exercisable or may vest over a period not exceeding five years.

  . The 1996 Plan authorizes up to 1,450,000 shares to be granted no later than September 2008. Under terms of the 1996 Plan, the Company may grant options to selected non-officer non-director employees and consultants. The options are generally exercisable at not less than 85% of fair market value. Options generally vest over periods not exceeding five years and have a maximum term of ten years.

  . Additionally, a fully-exercisable non qualified option to purchase 17,087 shares of common stock at an exercise price of $0.14 was outstanding at December 31, 1995, 1996, 1997, and 1998. This option was not issued pursuant to any of the Company's stock option plans. This option expires in May 2001.

   In September 1998, the Compensation Committee of the Company's Board of Directors authorized a program to cancel and regrant option grants made under the 1994 and 1996 Plans that were granted at exercise prices exceeding the fair market value of common stock as of the effective date of the program, October 23, 1998. The exercise price of each regranted option was $2.75, based on the closing market price of the Company's common stock on October 23, 1998. Each optionee holding such an option had the opportunity to (i) elect to retain the old option or (ii) accept a new option with an exercise price equal to the fair market value of the Company's common stock on the effective date and cancel the older, higher-priced option. Each regranted option covered the same number of shares subject to the higher-priced option at the time of cancellation and maintained the same vesting period as the previously cancelled option. The regranted option is subject to the condition that the options cannot be exercised, and employment is not terminated, prior to April 23, 1999. Any employee voluntarily leaving the Company during the suspended vesting period will lose the affected options, including previously vested portions of those options.

   In October 1998, the Compensation Committee of the Company's Board of Directors authorized a program to cancel and regrant option grants made under the 1994 Plan to officer employees of the Company that were granted at exercise prices exceeding the fair market value of common stock as of the effective date of the program, November 3, 1998. The exercise price of each regranted option was $2.75, based on the closing market price of the Company's common stock on November 3, 1998. Each optionee holding such an option had the opportunity to
(i) elect to retain the old option or (ii) accept new options with exercise prices equal to the fair market value of the Company's common stock on the effective date and cancel the older, higher-priced option. Each regranted option covered one half the number of shares subject to the higher-priced option at the time of cancellation. One of the regranted options maintained the same vesting period as the previously cancelled option. The other regranted option vests in equal monthly installments over a 48 month period beginning on the effective date of the program. The regranted options are subject to the condition that the

                         APPLIED DIGITAL ACCESS, INC.

                       December 31, 1996, 1997 and 1998
                            (Dollars in Thousands)
options cannot be exercised, and employment is not terminated, prior to May 3, 1999. Any officer employee voluntarily leaving the Company during the suspended vesting period will lose the affected options, including previously vested portions of those options.

   A summary of stock option transactions for the 1994 and 1996 Plans described above is as follows:

                                           1994 and 1996 Stock Option Plans
                                        ---------------------------------------
                                                                  Options
                                        Options Outstanding     Exercisable
                                        -------------------- ------------------
                                                    Weighted           Weighted
                                                    Average            Average
                                          Number    Exercise  Number   Exercise
                                        of Shares    Price   of Shares  Price
                                        ----------  -------- --------- --------
   Balance at December 31, 1995........  1,671,309   $ 5.63    787,291  $2.17
     Options granted...................    874,887     9.01
     Options exercised.................   (149,261)     .77
     Options canceled..................   (598,732)   18.30
                                        ----------   ------  ---------  -----
   Balance at December 31, 1996........  1,798,203     5.54    813,939   2.49
     Options granted...................  1,404,976     6.58
     Options exercised.................   (252,337)    6.34
     Options canceled..................   (299,984)    7.65
                                        ----------   ------  ---------  -----
   Balance at December 31, 1997........  2,650,858     6.20  1,185,372   5.02
     Options granted...................  2,990,941     3.49
     Options exercised.................    (91,649)    5.23
     Options canceled.................. (2,571,217)    7.32
                                        ----------   ------  ---------  -----
   December 31, 1998...................  2,978,933   $ 2.60    675,253  $1.52
                                        ==========   ======  =========  =====

   The following table summarizes information about all stock options outstanding at December 31, 1998:

                                      Options Outstanding           Options Exercisable
                               --------------------------------- --------------------------
                               Weighted Average
      Range of        Number      Remaining     Weighted Average  Number   Weighted Average
   Exercise Prices   of Shares Contractual Life  Exercise Price  of Shares  Exercise Price
   ---------------   --------- ---------------- ---------------- --------- ----------------
        $0.14
         to
        $2.69          496,526       3.77            $0.36        475,713       $0.27
        $2.75        2,295,415       8.71             2.75        142,525        2.75
        $3.00
         to
       $16.13          204,079       9.00             6.34         57,015        8.81
                     ---------       ----            -----        -------       -----
                     2,996,020       7.91            $2.60        675,253       $1.52
                     =========       ====            =====        =======       =====

 Employee Stock Purchase Plans

   The Company has three Employee Stock Purchase Plans which provide eligible employees the opportunity to purchase the Company's common stock through payroll deductions. The Company's employees in the United States are eligible to participate in the 1994 Employee Stock Purchase Plan, as amended and the 1998 Employee Stock Purchase Plan whereas the Company's Canadian employees are eligible to participate in a separate 1998 Employee Stock Purchase Plan. Each of the Plans has substantially identical terms. Under the terms of the Plans, employees qualify if they have been employed at least 20 hours per week for more than five months. After three months of service, qualifying employees are eligible to participate in the Plans in the quarter following the period in which the eligibility requirement is fulfilled. Employees may elect to have up to

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)
15% of their regular compensation withheld through regular payroll deductions. At each quarter-end, amounts accumulated in the participant's account are used to purchase shares of the Company's common stock at the lower of 85% of the fair market value of the stock at either the date of the participant's entry into the Plan or the last day of the quarter. The initial option period for each of the Plans is generally twelve to twenty-four months with subsequent option periods covering one twelve month period. Each Plan terminates either at the end of the respective option periods or when the maximum number of shares available for issuance under the Plan have been issued. Under these Plans, 56,857, 128,513, and 212,584 shares of common stock were issued during the years ended December 31, 1996, 1997, and 1998, respectively. At December 31, 1998, 218,443 shares of common stock were available for future purchases. No shares remained available for future purchases under the 1994 Employee Stock Purchase Plan, as amended.

 Accounting for Stock-Based Compensation

   The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25 ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related Interpretations. Under the provisions of APB 25, the Company measures compensation cost using the intrinsic value method rather than the fair value method prescribed by SFAS No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation cost has been recognized in the Company's results of operations. The Company has adopted the disclosure-only provisions of SFAS No. 123 which require the presentation of pro forma information related to net income (loss) and net income (loss) per share as if the Company accounted for its stock-based compensation plans using the fair value method. Such pro forma information is as follows:

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Net loss:
     As reported................................... $(7,120) $(4,283) $(13,124)
     Pro forma.....................................  (8,352)  (6,830)  (15,979)
   Net loss per common share:
     As reported, basic and diluted................ $  (.59) $  (.34) $  (1.03)
     Pro forma, basic and diluted.................. $  (.69) $  (.55) $  (1.26)

   The fair value of options granted under the Stock Option Plans and shares issued under the Employee Stock Purchase Plans reported below have been estimated at the date of grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

                                         Stock Option        Employee Stock
                                             Plans           Purchase Plans
                                       -------------------  -------------------
                                       1996   1997   1998   1996   1997   1998
                                       -----  -----  -----  -----  -----  -----
   Risk-free interest rate............  6.21%  6.17%  5.10%  6.21%  6.17%  4.69%
   Dividend yield.....................     0%     0%     0%     0%     0%     0%
   Expected volatility................ 65.09% 69.76% 74.17% 65.09% 69.76% 74.17%
   Expected life (in years)...........     5      5      5    .25    .25    .25

   The estimated fair value of options granted under the Stock Option Plans at December 31, 1996, 1997 and 1998 was $4.22, $3.40, and $2.33 per share, respectively. The estimated fair value of shares issued under the Employee Stock Purchase Plans at December 31, 1996, 1997, and 1998 was $9.56, $6.58, and $1.05 per share, respectively.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

8. ACQUISITIONS

   In February 1996, the Company acquired certain assets of Applied Computing Devices, Inc. ("ACD"), a company that developed and marketed operations systems software used primarily by independent telephone companies to manage certain functions in their networks. The customer set and products of ACD complement those of the Company and the Company intends to continue to market and enhance these products. The Company acquired the assets for $1,700 in cash and incurred approximately $200 in related costs. The assets were acquired at an auction held in Federal Bankruptcy Court, Southern District of Indiana. The transaction, which was accounted for as a purchase, included the acquisition of in-process research and development valued at approximately $1,200, property and equipment valued at approximately $377 and purchased technology valued at approximately $337. The Company recorded a one-time charge in the first quarter of 1996 for approximately $1,186 associated with purchased research and development costs.


   In July 1996, the Company acquired certain assets of MPR Teltech, a subsidiary of British Columbia Telecom, Inc. The assets acquired were part of MPR Teltech's operating unit commonly known as the Special Services Network division ("SSN"). The Company and its Canadian subsidiary, ADA Canada, acquired the assets for $4,200 in cash, 150,000 shares of the Company's common stock and incurred approximately $200 in related costs. SSN was an operations systems software development group with expertise in the development of network management systems for public carriers. SSN developed operations systems software primarily for Northern Telecom ("Nortel"). SSN has become part of ADA Canada and will develop network performance management operations systems software products for the Company and its customers, including Nortel. The transaction, which was accounted for as a purchase, included the acquisition of in-process research and development valued at approximately $2,100, property and equipment valued at approximately $900 and goodwill and know-how valued at approximately $2,588. The Company recorded a one-time charge in the third quarter of 1996 for the $2,100 associated with purchased research and development costs.

   In June 1997, the Company acquired an exclusive worldwide license to Nortel's Digital Support System II-TM- ("DSSII") operations system software product, subject to certain residual rights retained by Nortel. The Company acquired the license and certain assets related to the DSSII product for a purchase price of $3,100. Of this amount, $3,100 was paid in cash. The Company recorded a charge of approximately $1,578 for purchased research and development associated with the acquisition of the license and the assets. As part of the transaction, the Company also issued Nortel three-year warrants to purchase 150,000 shares of the Company common stock at an exercise price of $12 per share.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   The following condensed pro forma results of operations information has been presented to give effect to the acquisitions as if such transactions had occurred at the beginning of each of the periods presented. The historical results of operations have been adjusted to reflect additional depreciation and amortization expense based upon the value allocated to assets acquired in the purchases. The pro forma results of operations information is presented for information purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.

                   Condensed Pro Forma Results of Operations
                                  (Unaudited)

                                                                 Year Ended
                                                                 December 31
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Revenue.................................................... $29,660  $34,050
   Net loss...................................................  (7,474)  (4,283)
   Net loss per share, basic and diluted......................    (.61)    (.34)
   Weighted average shares used in computation................  12,165   12,605

9. INCOME TAXES

   The provision for income taxes for the years ended December 31, 1996, 1997 and 1998 consists of current taxes for foreign operations.

   Differences between the statutory rate and the effective tax rate for the year ended December 31, 1996, 1997 and 1998 are as follows:

                                                        1996    1997    1998
                                                        -----   -----   -----
   Taxes at federal statutory rate..................... (34.0%) (34.0%) (34.0%)
   Foreign income taxes................................   1.8%    3.2%    1.4%
   Net operating loss carryforwards and research and
    development tax credits (utilized) not utilized....  33.0%   33.0%   33.0%
   Other...............................................   1.0%    1.0%    1.0%
                                                        -----   -----   -----
   Provision for income taxes..........................   1.8%    3.2%    1.4%
                                                        =====   =====   =====

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

   The components of the deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                 Year Ended
                                                                December 31
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Allowances and reserves................................... $   780  $    818
   Vacation accrual..........................................     178       250
   Capitalized research and development......................   2,577     2,982
   Net operating loss carryforwards..........................   5,908    10,383
   Tax credits...............................................   1,991     2,691
   Accelerated depreciation..................................    (287)     (145)
   Other.....................................................      10        10
                                                              -------  --------
     Total gross deferred tax asset..........................  11,157    16,989
   Less valuation allowance..................................  (9,655)  (15,433)
                                                              -------  --------
                                                              $ 1,502  $  1,556
                                                              =======  ========

   Realizability of the deferred tax asset is dependent on the Company generating sufficient taxable income or utilizing tax planning strategies available to the Company prior to expiration of the net operating loss carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

   At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $27,642, of which $5,458 is attributable to disqualifying dispositions of stock options. The Company also has net operating loss carryforwards for California tax purposes of approximately $13,796 at December 31, 1998, of which $2,804 is attributable to disqualifying dispositions of stock options. The amount attributable to the disposition of stock options will not impact the Company's effective tax rate in future periods as the impact will be reflected as a component of equity when recognized.

   The Company also has research and development tax credit carryforwards of approximately $2,162 for federal and $802 for California tax purposes at December 31, 1998. These carryforwards will begin expiring, if unused, in 2003.

   The Internal Revenue Code imposes limits on the availability of net operating loss carryforwards and certain tax credits that arose prior to certain cumulative changes in a corporation's ownership resulting in a change of control of the Company. The Company's use of approximately $1,166 of its federal net operating loss carryforwards and $408 of its federal and $105 of its California tax credit carryforwards are significantly limited because the Company underwent "ownership-changes" in January 1989 and March 1991. In each year following the change, the Company will be able to offset taxable income by a limited amount of the pre-ownership change carryforwards. This limitation is determined by the value of the Company immediately prior to the ownership change multiplied by the long-term tax-exempt rate. Net operating losses and tax credits that are unavailable in any year as a consequence of this limitation may be carried forward for future use subject to certain restrictions.

                          APPLIED DIGITAL ACCESS, INC.

                        December 31, 1996, 1997 and 1998
                             (Dollars in Thousands)

10. SUBSEQUENT EVENTS

 Termination of Joint Development Agreement

   On March 3, 1999, the Company's Joint Development Agreement (the "Agreement") with Nortel was terminated. The Agreement, dated September 29, 1997, was for the development of SONET network element products for the telecommunications industry. Under the terms of the Agreement, the Company and Nortel each contributed technology and resources and shared development costs related to the project. Nortel is obligated to continue providing funding for the project for three months after the termination date. While the Company has retained the intellectual property rights associated with the jointly developed technology, Nortel has the right to receive royalties to recover its portion of development costs paid to the Company should the Company sell products utilizing the jointly developed technology. The amount potentially reimbursable to Nortel was $6,117 at December 31, 1998.

   On March 31, 1999 the Company announced a reduction in its workforce of approximately 65 people, or 22% of its total workforce. Of the reduction in workforce, 23 were temporary positions. The Company determined the reduction was necessary in order to align its current operations with the Company's objectives of focusing on market opportunities in its core business, reducing expenses including expenses related to its recently terminated JDA with Nortel and improving operating results. The majority of the reduction in workforce were engineers focused on development conducted under JDA. As a result of the reduction in workforce, the Company will close its office in Richardson, Texas. The Company will incur a significant one-time charge in the first quarter ending March 31, 1999, related to the reduction in workforce. The Company's restructuring plan includes the identification of the affected personnel, facility closures, asset write downs, and lease terminations. The Company has not completed its analysis of the total dollar amount associated with the restructuring charge, but will complete this process prior to issuing its first quarter operating results.

                          APPLIED DIGITAL ACCESS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         December 31, June 30,
                                                             1998       1999
                                                         ------------ ---------
                                                                      Unaudited
                                                         (Dollars in thousands,
                                                         except per share data)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................   $ 12,513   $  9,465
  Investments...........................................        --       4,867
  Trade accounts receivable, net........................      6,111      5,161
  Inventory, net........................................      5,679      4,227
  Deferred income taxes.................................        130        130
  Prepaid expenses and other current assets.............      1,700      1,365
                                                           --------   --------
    Total current assets................................     26,133     25,215
Property and equipment, net.............................      5,466      3,472
Intangible assets, net..................................      1,247        681
Deferred income taxes...................................      1,426      1,510
                                                           --------   --------
    Total assets........................................   $ 34,272   $ 30,878
                                                           ========   ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................   $  2,922   $  3,089
  Accrued expenses......................................      2,374      1,491
  Accrued warranty expense..............................      1,264      1,149
  Deferred revenue......................................      2,817      3,003
                                                           --------   --------
    Total current liabilities...........................      9,377      8,732
                                                           ========   ========
Shareholders' equity:
  Preferred stock, no par value; 7,500,000 shares
   authorized; no shares issued.........................        --         --
  Common stock, $.001 par value; 30,000,000 shares
   authorized; 13,118,571 and 12,909,315 shares issued
   and outstanding at June 30, 1999 and December 31,
   1998 respectively....................................         13         13
  Additional paid-in capital............................     54,897     55,289
  Accumulated other comprehensive income................        163        191
  Accumulated deficit...................................    (30,178)   (33,347)
                                                           --------   --------
    Total shareholders' equity..........................     24,895     22,146
                                                           --------   --------
    Total liabilities and shareholders' equity..........   $ 34,272   $ 30,878
                                                           ========   ========

    The accompanying notes are an integral part of the financial statements.

                          APPLIED DIGITAL ACCESS, INC.

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                             For the Three Months       For the Six Months
                                Ended June 30,            Ended June 30,
                            ------------------------  ------------------------
                               1998         1999         1998         1999
                            -----------  -----------  -----------  -----------
                            (Dollars in thousands,    (Dollars in thousands,
                            except per share data)    except per share data)
                                  (Unaudited)               (Unaudited)
Revenue.................... $     8,580  $     8,863  $    13,852  $    16,065
Cost of revenue............       3,741        3,531        7,405        6,425
                            -----------  -----------  -----------  -----------
  Gross profit.............       4,839        5,332        6,447        9,640
                            -----------  -----------  -----------  -----------
Operating expenses:
  Research and
   development.............       3,777        2,761        7,320        5,946
  Restructuring charge.....         --           --           --         1,335
  Engineering
   Reimbursement...........         --           --           --        (1,361)
  Sales and marketing......       2,551        2,147        4,831        4,426
  General and
   administrative..........       1,295        1,353        2,414        2,614
                            -----------  -----------  -----------  -----------
    Total operating
     expenses..............       7,623        6,261       14,565       12,960
                            -----------  -----------  -----------  -----------
    Operating loss.........      (2,784)        (929)      (8,118)      (3,320)
Interest income............         168          134          342          254
Other expense, net.........          (6)          (7)         (16)          (8)
                            -----------  -----------  -----------  -----------
    Loss before income
     taxes.................      (2,622)        (802)      (7,792)      (3,074)
Provision for income
 taxes.....................          36           41           73           95
                            -----------  -----------  -----------  -----------
    Net loss............... $    (2,658) $      (843) $    (7,865) $    (3,169)
                            ===========  ===========  ===========  ===========
Other comprehensive income
 (loss):
  Foreign currency
   translation
   adjustments.............         (93)          67          (12)          28
                            -----------  -----------  -----------  -----------
    Comprehensive loss..... $    (2,751) $      (776) $    (7,877) $    (3,141)
                            -----------  -----------  -----------  -----------
    Net loss per share,
     basic and diluted..... $      (.21)        (.06) $      (.62) $      (.24)
                            -----------  -----------  -----------  -----------
    Shares used in per
     share computations....  12,675,219   13,037,132   12,649,983   12,977,203
                            -----------  -----------  -----------  -----------


    The accompanying notes are an integral part of the financial statements.

                          APPLIED DIGITAL ACCESS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                For the Six
                                                               Months Ended
                                                                 June 30,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
                                                                (Dollars in
                                                                thousands)
                                                                (Unaudited)
Cash flows from operating activities:
 Net loss.................................................... $(7,865) $(3,169)
 Adjustments to reconcile net loss to net cash provided
  (used) by operating activities:
  Depreciation and amortization..............................   1,853    1,783
  Writeoff of assets associated with restructuring...........     --       866
  Other......................................................    (101)     108
  Changes in operating assets and liabilities:
   Trade accounts receivable.................................   3,978      950
   Inventory.................................................     (65)   1,452
   Prepaid expenses and other current assets.................   1,340      251
   Accounts payable..........................................   1,647      167
   Acquisition payments due licensor.........................    (867)     --
   Accrued expenses..........................................    (743)    (851)
   Accrued warranty expense..................................      (8)    (115)
   Deferred revenue..........................................   1,047      186
                                                              -------  -------
    Net cash provided by operating activities................     216    1,628
                                                              -------  -------
Cash flows from investing activities:
 Purchases of investments....................................  (7,854)  (4,867)
 Maturities of investments...................................   6,835      --
 Purchases of property and equipment.........................  (1,370)    (169)
 Purchase costs related to asset acquisition.................     500      --
                                                              -------  -------
    Net cash used by investing activities....................  (1,889)  (5,036)
                                                              -------  -------
Cash flows from financing activities:
 Principal payments on capital lease obligations.............      (9)     (32)
 Proceeds from issuance of common stock......................     416      392
                                                              -------  -------
    Net cash provided by financing activities................     407      360
                                                              -------  -------
    Net decrease in cash and cash equivalents................  (1,266)  (3,048)
  Cash and cash equivalents at beginning of period...........   4,400   12,513
                                                              -------  -------
  Cash and cash equivalents at end of period................. $ 3,134  $ 9,465
                                                              =======  =======


    The accompanying notes are an integral part of the financial statements.

                          APPLIED DIGITAL ACCESS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

           For the Three and Six Months Ended June 30, 1999 And 1998
                             (Dollars in Thousands)

1. BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements include the accounts of Applied Digital Access, Inc. (the "Company" or "ADA") and its wholly owned subsidiary: Applied Digital Access--Canada, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. These financial statements have been prepared in accordance with the interim reporting requirements of Form 10-Q, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

   In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These financial statements should be read in conjunction with the Company's audited financial statements and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations, and Risks and Uncertainties, contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC.

2. NEW ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative and hedging activities. In accordance with SFAS No. 133 all derivatives must be recognized as assets or liabilities and measured at fair value. This Statement will be effective for the Company's fiscal year 2001. The Company has not yet determined the impact of the adoption of this new accounting pronouncement on its consolidated financial position or results of operations.

3. INVENTORY

   Inventory is valued at the lower of cost (determined using the first-in, first-out method) or market. Inventory was as follows:

                                                           December 31, June 30,
                                                               1998       1999
                                                           ------------ --------
   Inventories:
     Raw materials........................................    $3,266     $2,649
     Work-in-process......................................     2,389      1,641
     Finished goods.......................................       698        667
                                                              ------     ------
                                                               6,353      4,957
     Less reserves........................................      (674)      (730)
                                                              ------     ------
                                                              $5,679     $4,227
                                                              ======     ======

4. RESTRUCTURING CHARGE FOR TERMINATION OF JOINT DEVELOPMENT AGREEMENT

   On March 3, 1999, the Company announced the termination of its joint development agreement ("JDA") with Northern Telecom, Inc. ("Nortel"). The Company and Nortel entered into the JDA in September 1997 to

                          APPLIED DIGITAL ACCESS, INC.

           For the Three and Six Months Ended June 30, 1999 and 1998
                             (Dollars in Thousands)
develop Synchronous Optical Network ("SONET") network element products for the telecommunications industry. The intellectual property rights associated with the jointly developed technology will become the property of the Company. Under the JDA, the Company and Nortel each contributed technology and development resources to the project and shared the development costs. The Company's development costs associated with the JDA have been expensed as incurred.

   For the six months ended June 30, 1999, the Company incurred a one-time restructuring charge of $1,435, of which $1,335 is included as a separate component of operating expenses and $100 is included in costs of revenue. Cash expenditures are estimated to be $469 which consists of employee severance costs, a facility closure in Richardson, Texas and other costs. The significant components of the restructuring charge are:

                                   Amounts incurred as of Estimated amounts to be
          Component         Amount     June 30, 1999        paid in the future
          ---------         ------ ---------------------- -----------------------
   Severance and related
    personnel costs........ $  264         $  264                  $  0
   Capital asset
    writeoffs..............    866            866                     0
   Facility closure........    152             72                    80
   Excess inventory
    writedown..............    100            100                     0
   Other costs.............     53             10                    43
                            ------         ------                  ----
     Total restructuring
      costs................ $1,435         $1,312                  $123
                            ======         ======                  ====

   Severance costs related to the termination of approximately 65 people, the majority of which were engineers focused on the JDA. The capital asset writeoffs related to software development tool kits acquired specifically for the JDA that had no on-going business use. The facility in Richardson, Texas is a leased facility which the Company has the ability to sub-lease. The Company has estimated the costs associated with leasing the facility until a sub-lessee can be found. The inventory write down related to excess quantities of components used in the JDA product design that were purchased in advance. Other costs are associated with legal services and other professional services required to complete the termination of the JDA. The majority of the expenditures have been concluded however, there may be costs associated with the closure of the leased facility in Richardson, Texas that could continue in to the future.

5. PER SHARE INFORMATION

   Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants for all periods. There are no reconciling items in the numerator and denominator for basic and diluted EPS.

6. SEGMENTS

   In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", information regarding the Company's business segments is reported for financial statement purposes consistently with the manner in which these segments are evaluated for internal reporting and management's assessment of performance. The Company evaluates the performance of its segment and allocates resources to them based on segment earnings before allocation of corporate costs.

                          APPLIED DIGITAL ACCESS, INC.

           For the Three and Six Months Ended June 30, 1999 and 1998
                             (Dollars in Thousands)

   The Company has two business units, Network Systems and Network Management, that are organized around the Company's product lines. The Network Systems business unit is formed around the Company's network test and performance monitoring products and services, including its T3AS Test and Performance Monitoring System ("T3AS"), Centralized Test System ("CTS"), Remote Module, a network interface unit ("NIU"), OPTIS (previously named Test OS), Network Embedded Protocol Access System ("NEPA"), and Sectionalizer. The Network Management business unit focuses on the Company's Operations Support System ("OSS") software products including Provisioner, Traffic Data Collection and Engineering System ("TDC&E"), Fault Management System ("FMS"), and OS design services.

   The table below presents information about revenues and operating loss for reportable segments for the three and six months ended June 30:

                                     Three Months Ended    Six Months Ended
                                          June 30,             June 30,
                                     --------------------  ------------------
                                       1998       1999       1998      1999
                                     ---------  ---------  --------  --------
   Revenues:
     Network Systems................ $   5,437  $   5,821  $  8,929  $ 10,616
     Network Management.............     3,143      3,042     4,923     5,449
                                     ---------  ---------  --------  --------
       Consolidated totals.......... $   8,580  $   8,863  $ 13,852  $ 16,065
                                     =========  =========  ========  ========
   Operating loss:
     Network Systems................ $  (2,342) $     (36) $ (5,934) $ (1,265)
     Network Management.............       861        354       164       373
                                     ---------  ---------  --------  --------
       Total for reportable
        segments....................    (1,481)       318    (5,770)     (892)
     Reconciling items..............    (1,303)    (1,247)   (2,348)   (2,428)
                                     ---------  ---------  --------  --------
       Consolidated totals.......... $  (2,784) $    (929) $ (8,118) $ (3,320)
                                     =========  =========  ========  ========

   The table below presents the reconciliation of operating loss for reportable segments to consolidated loss before income taxes for the three and six months ended June 30:

                                      Three Months Ended    Six Months Ended
                                           June 30,             June 30,
                                      --------------------  ------------------
                                        1998       1999       1998      1999
                                      ---------  ---------  --------  --------
   Operating loss for reportable
    segments........................  $  (1,481) $     318  $ (5,770) $   (892)
   Other unallocated segment
    expenses........................     (1,309)    (1,254)   (2,364)   (2,436)
   Other unallocated income.........        168        134       342       254
                                      ---------  ---------  --------  --------
     Consolidated loss before income
      taxes.........................  $  (2,622) $    (802) $ (7,792) $ (3,074)
                                      =========  =========  ========  ========

   Operating loss for reportable segments includes segment revenues with deductions made for related development and selling costs and certain expenses controllable by segment managers. Other unallocated segment expenses consist of corporate selling, general and administrative expenses allocated to each segment based on segment revenues. Other unallocated income consists of interest income on investments held at the corporate level.

                          APPLIED DIGITAL ACCESS, INC.

           For the Three and Six Months Ended June 30, 1999 and 1998
                             (Dollars in Thousands)
   The table below presents the reconciliation of total assets for reportable segments to consolidated total assets at:

                                                           December 31, June 30,
                                                               1998       1999
                                                           ------------ --------
     Total assets for reportable segments.................   $17,256    $12,859
     Other unallocated assets:
       Cash and investments...............................    12,513     14,332
       Other..............................................     4,503      3,687
                                                             -------    -------
         Consolidated total assets........................   $34,272    $30,878
                                                             =======    =======

   Total assets for reportable segments includes amounts attributable to trade accounts receivable, inventory and property and equipment. Other unallocated assets principally consists of deferred taxes, intangible assets obtained in conjunction with certain acquisitions and prepaid expenses.

                               [LOGO OF DYNATECH]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of common stock being registered, all of which will be paid by the Registrant. All amounts are estimates except for the registration fee, The Nasdaq National Market listing fee and the NASD filing fee.

Registration fee.................................................... $   30,360
Nasdaq National Market listing fee..................................     35,000
NASD filing fee.....................................................     30,500
Accounting fees and expenses........................................    500,000
Printing and engraving expenses.....................................    200,000
Legal fees and expenses (other than Blue Sky).......................    500,000
Blue Sky fees and expenses..........................................     15,000
Transfer agent and registrar fees...................................     25,000
Miscellaneous expenses..............................................     25,000
                                                                     ----------
  Total............................................................. $1,360,860
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Dynatech Corporation is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and Subsection (e) of Article Sixth of Dynatech's Certificate of Incorporation provides for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of Dynatech for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by Dynatech on behalf of officers, directors, employees and agents of Dynatech and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of Section 145 and the text of Subsection (e) of Article Sixth of Dynatech's Certificate of Incorporation.

   Section 145 of the Delaware Corporation Law, as amended, provides as follows:

     "SECTION 145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if this person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises' shall include employee benefit plans; references to "fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation' as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees)."

   Subsection (e) of Article Sixth of the Amended and Restated Certificate of Incorporation of Dynatech provides as follows:

     (e) No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
  Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

   As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, Dynatech has purchased and maintains insurance providing for reimbursement to elected directors and officers of Dynatech and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

Item 15. Recent Sales of Unregistered Securities

   To finance the WWG Merger, on May 23, 2000 we sold 12.5 million and 30.625 million newly-issued but unregistered shares of Common Stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for an aggregate purchase price of $172.5 million.

   Pursuant to the Dynatech Corporation Directors Stock Purchase Plan, the following directors purchased unregistered shares of Common Stock on the dates, in the amounts, and for the consideration set forth below:

                                                 Date of  Number   Consideration
     Director                                     Sale   of Shares     Paid
     --------                                    ------- --------- -------------
     Ned C. Lautenbach.......................... 10/1/99  307,692   $1,000,000
     Marvin L. Mann............................. 10/1/99   76,923   $  250,000
     William O. McCoy........................... 10/1/99   76,923   $  250,000
     Victor A. Pelson........................... 10/1/99   76,923   $  250,000
     Brian H. Rowe.............................. 10/1/99   76,923   $  250,000
     Peter M. Wagner............................  6/5/00   62,500   $  250,000

Item 16. Exhibits and Financial Statement Schedules

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
  1      Form of Underwriting Agreement. (1)

  2.1 Agreement and Plan of Merger, dated as of December 20, 1997, by and between CDRD Merger Corporation and Dynatech Corporation. (2)

  2.2 Agreement and Plan of Merger, dated as of September 7, 1999, by and among Dynatech Corporation, Dynatech Acquisition Corporation and
         Applied Digital Access, Inc. (3)

  2.3 Agreement and Plan of Merger, dated as of February 14, 2000, by and among Dynatech Corporation, DWW Acquisition Corporation and Wavetek
         Wandel Goltermann, Inc. (4)

  2.4    Agreement for the Sale and Purchase of Shares in WPI Husky Technology
         Ltd., dated February 23, 2000, by and among Dynatech Nominees Limited,
         WPI Group (UK), and WPI Group, Inc. (5)

  2.5    Asset Purchase Agreement, dated as of June 27, 2000, among Dynatech
         Corporation, Superior Electronics Group, Inc. d/b/a Cheetah
         Technologies and the shareholders of Superior Electronics Group, Inc.
         party thereto. (1)

  3.1    Amended and Restated Certificate of Incorporation of Dynatech
         Corporation. (5)

  3.2    Amended and Restated Bylaws of Dynatech Corporation. (6)

  4.1    Indenture, dated May 21, 1998, among Dynatech Corporation, TTC Merger
         Co. LLC (now known as Dynatech LLC) and State Street Bank and Trust
         Company, as Trustee. (7)

  4.2    Form of 9 3/4% Senior Subordinated Note due 2008 (included in Exhibit
         4.1).

  4.3    First Supplemental Indenture, dated May 21, 1998, between
         Telecommunications Techniques Co., LLC and State Street Bank and Trust
         Company, as Trustee. (7)

  4.4    Registration Rights Agreement, dated May 21, 1998, by and among
         Dynatech Corporation, Telecommunications Techniques Co., LLC, Credit
         Suisse First Boston Corporation and J.P. Morgan Securities Inc. (7)

  4.5    Registration Rights Agreement, dated as of May 21, 1998, among
         Dynatech Corporation, Clayton, Dubilier & Rice Fund V Limited
         Partnership, Mr. John F. Reno, The John F. Reno 1997 Qualified Annuity
         Trust, under Trust Agreement, dated as of the 28th day of November
         1997, between John F. Reno as Grantor and John F. Reno and John D.
         Hamilton, Jr. as Trustees, and The Suzanne D. Reno 1997 Qualified
         Annuity Trust, under Trust Agreement, dated as of the 28th day of November 1997, between Suzanne D. Reno as Grantor and John F. Reno and
         John D. Hamilton, Jr. as Trustees. (7)

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
  4.6    Amendment No. 1, dated as of May 23, 2000, among Dynatech Corporation
         ("Dynatech"), Clayton, Dubilier & Rice Fund V Limited Partnership
         ("Fund V") and Clayton, Dubilier & Rice Fund VI Limited Partnership,
         to the Registration Rights Agreement, dated as of May 21, 1998, among
         Dynatech, Fund V and the other parties thereto. (5)

  4.7    Form of Piggyback Registration Rights Agreement, dated as of February
         29, 2000, by and among Wavetek Wandel Goltermann, Inc. ("WWG"),
         Dynatech Corporation and each stockholder of WWG party thereto. (5)

  4.8    Form of Subscription Warrant to Subscribe for Shares of Dynatech
         Corporation Common Stock. (8)

  5.0 Opinion of Debevoise & Plimpton as to the legality of the securities being registered. (1)

 10.1    Credit Agreement, dated May 23, 2000, among Dynatech LLC, Wavetek
         Wandel Goltermann GmbH and Dynatech Subworld Holdings GmbH, the lenders named therein, Morgan Guaranty and Trust Company of New York
         ("Morgan Guaranty") as administrative agent, Morgan Guaranty as German
         Term Loan Servicing Bank, Credit Suisse First Boston as syndication agent and The Chase Manhattan Bank and Bankers Trust Company as co-documentation agents. (5)

 10.2    Guarantee and Collateral Agreement, dated as of May 23, 2000, among
         Dynatech LLC, certain of its subsidiaries and Morgan Guaranty and Trust Company of New York as administrative agent. (5)

 10.3    Indemnification Agreement, dated May 21, 1998, among Dynatech
         Corporation, Telecommunications Techniques Co., LLC, Clayton, Dubilier
         & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.
         (7)

 10.4 Indemnification Agreement, dated as of May 23, 2000, by and among Dynatech Corporation, Clayton, Dubilier & Rice Fund VI Limited
         Partnership and Clayton, Dubilier & Rice, Inc. (5)

 10.5    Consulting Agreement, dated May 21, 1998, by and among Dynatech
         Corporation, Telecommunications Techniques Co., LLC and Clayton,
         Dubilier & Rice, Inc. (7)

 10.6    Agreement, dated as of May 23, 2000, by and between Clayton, Dubilier
         & Rice, Inc. and Dynatech Corporation. (5)

 10.7    Tax Sharing Agreement, dated May 21, 1998, between Dynatech
         Corporation and Telecommunications Techniques Co., LLC. (7)

 10.8    Form of Letter Agreement by and between Dynatech Corporation
         ("Dynatech") and certain officers of Dynatech. (9)

 10.9    Form of Management Equity Agreement among Dynatech Corporation,
         Clayton, Dubilier & Rice Fund V Limited Partnership and Messrs. Kline and Peeler. (9)

 10.10   Form of Management Equity Agreement among Dynatech Corporation
         ("Dynatech"), Clayton, Dubilier & Rice Fund V Limited Partnership and certain officers of Dynatech. (9)

 10.11   Amended and Restated Employment Agreement, entered into on November 1,
         1998, by and between Dynatech Corporation and Allan M. Kline. (10)

 10.12   Amended and Restated Employment Agreement, entered into on November 1,
         1998, by and between Dynatech Corporation and John R. Peeler. (10)

 10.13 Form of Nondisclosure, Noncompetition and Nonsolicitation Agreement by and between Dynatech Corporation ("Dynatech") and certain executives of Dynatech. (9)

 10.14   Dynatech Corporation 1992 Stock Option Plan. (7)

 10.15   Dynatech Corporation Amended and Restated 1994 Stock Option and
         Incentive Plan. (11)

 10.16   Dynatech Corporation Non-Employee Directors Stock Incentive Plan. (11)

 10.17   Dynatech Corporation Directors Stock Purchase Plan. (6)

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
 10.18   Form of Non-Employee Director Stock Subscription Agreement between
         Dynatech Corporation ("Dynatech") and non-employee directors of
         Dynatech. (12)

 10.19   Loanout Agreement, dated as of May 19, 1999, by and among Dynatech
         Corporation, Dynatech LLC and Clayton, Dubilier & Rice, Inc. (13)

 21      Subsidiaries of Dynatech Corporation. (5)

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Arthur Andersen LLP.

 23.3    Consent of PricewaterhouseCoopers LLP.

 23.4    Consent of Debevoise & Plimpton (included in Exhibit 5). (1)

 24      Powers of Attorney (included on signature page).

-----------------------
 (1)  To be filed by amendment.
 (2) Incorporated by reference to Dynatech Corporation's Report on Form 8-K (File No. 0-7438).
 (3) Incorporated by reference to Dynatech Corporation's Schedule 14D-1 (File No. 5-44783).
 (4) Incorporated by reference to Dynatech Corporation's Report on Form 8-K (File No. 1-12657), filed May 31, 2000.
 (5) Incorporated by reference to Dynatech Corporation's Report on Form 10-K for the year ended March 31, 2000.
 (6) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended September 30, 1999.
 (7) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-4 (Registration No. 333-60893).
 (8) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-3 (Registration No. 333-35476).
 (9) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-4 (File No. 333-44933).
(10) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended December 31, 1998.
(11) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-8 (File No. 333-75797).
(12) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended December 31, 1999.
(13) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended June 30, 1999.

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

     (a) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

     (b) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (c) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Dynatech Corporation has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlington, Massachusetts, on the 18th day of July, 2000.

                                          DYNATECH CORPORATION

                                                   /s/ Mark V.B. Tremallo
                                          By: _________________________________
                                                  Name: Mark V.B. Tremallo
                                              Title: Corporate Vice President
                                                     -- General Counsel

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Allan M. Kline and Mark V.B. Tremallo, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, in his name, place and stead to execute on his behalf, as an officer and/or director of Dynatech Corporation ("Dynatech"), the Registration Statement of Dynatech on Form S-1 (the "Registration Statement"), for the registration of shares of newly issued common stock of Dynatech, and any and all supplements and amendments (including, without limitation, post-effective amendments and any subsequent registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to the Registration Statement, and file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), and any and all other instruments which either of said attorneys-in-fact and agents deem necessary or advisable to enable Dynatech to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any state or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorney-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

/s/ Ned C. Lautenbach                  Chairman, President and       July 18, 2000
______________________________________  Chief Executive Officer
Ned C. Lautenbach

/s/ Allen M. Kline                     Director, Corporate Vice      July 18, 2000
______________________________________  President, Chief
Allen M. Kline                          Financial Officer and
                                        Treasurer

/s/ John R. Peeler                     Director, Corporate Vice      July 18, 2000
______________________________________  President
John R. Peeler

              Signature                          Title                   Date
              ---------                          -----                   ----

/s/ Joseph L. Rice, III                Director                      July 18, 2000
______________________________________
Joseph L. Rice, III

/s/ Brian D. Finn                      Director                      July 18, 2000
______________________________________
Brian D. Finn

/s/ Marvin L. Mann                     Director                      July 18, 2000
______________________________________
Marvin L. Mann

/s/ Brian H. Rowe                      Director                      July 18, 2000
______________________________________
Brian H. Rowe

/s/ William O. McCoy                   Director                      July 18, 2000
______________________________________
William O. McCoy

/s/ Peter M. Wagner                    Director                      July 18, 2000
______________________________________
Peter M. Wagner

/s/ Victor A. Pelson                   Director                      July 18, 2000
______________________________________
Victor A. Pelson

/s/ Richard J. Schnall                 Director                      July 18, 2000
______________________________________
Richard J. Schnall

        /s/ Mark V.B. Tremallo
By: __________________________________
          Mark V.B. Tremallo
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
  1      Form of Underwriting Agreement. (1)

  2.1 Agreement and Plan of Merger, dated as of December 20, 1997, by and between CDRD Merger Corporation and Dynatech Corporation. (2)

  2.2 Agreement and Plan of Merger, dated as of September 7, 1999, by and among Dynatech Corporation, Dynatech Acquisition Corporation and
         Applied Digital Access, Inc. (3)

  2.3 Agreement and Plan of Merger, dated as of February 14, 2000, by and among Dynatech Corporation, DWW Acquisition Corporation and Wavetek
         Wandel Goltermann, Inc. (4)

  2.4    Agreement for the Sale and Purchase of Shares in WPI Husky Technology
         Ltd., dated February 23, 2000, by and among Dynatech Nominees Limited,
         WPI Group (UK), and WPI Group, Inc. (5)

  2.5    Asset Purchase Agreement, dated as of June 27, 2000, among Dynatech
         Corporation, Superior Electronics Group, Inc. d/b/a Cheetah
         Technologies and the shareholders of Superior Electronics Group, Inc.
         party thereto. (1)

  3.1    Amended and Restated Article of Organization of Dynatech Corporation.
         (5)

  3.2    Amended and Restated Bylaws of Dynatech Corporation. (6)

  4.1    Indenture, dated May 21, 1998, among Dynatech Corporation, TTC Merger
         Co. LLC (now known as Dynatech LLC) and State Street Bank and Trust
         Company, as Trustee. (7)

  4.2    Form of 9 3/4% Senior Subordinated Note due 2008 (included in Exhibit
         4.1).

  4.3    First Supplemental Indenture, dated May 21, 1998, between
         Telecommunications Techniques Co., LLC and State Street Bank and Trust
         Company, as Trustee. (7)

  4.4    Registration Rights Agreement, dated May 21, 1998, by and among
         Dynatech Corporation, Telecommunications Techniques Co., LLC, Credit
         Suisse First Boston Corporation and J.P. Morgan Securities Inc. (7)

  4.5    Registration Rights Agreement, dated as of May 21, 1998, among
         Dynatech Corporation, Clayton, Dubilier & Rice Fund V Limited
         Partnership, Mr. John F. Reno, The John F. Reno 1997 Qualified Annuity
         Trust, under Trust Agreement, dated as of the 28th day of November
         1997, between John F. Reno as Grantor and John F. Reno and John D.
         Hamilton, Jr. as Trustees, and The Suzanne D. Reno 1997 Qualified
         Annuity Trust, under Trust Agreement, dated as of the 28th day of November 1997, between Suzanne D. Reno as Grantor and John F. Reno and
         John D. Hamilton, Jr. as Trustees. (7)

  4.6    Amendment No. 1, dated as of May 23, 2000, among Dynatech Corporation
         ("Dynatech"), Clayton, Dubilier & Rice Fund V Limited Partnership
         ("Fund V") and Clayton, Dubilier & Rice Fund VI Limited Partnership, to the Registration Rights Agreement, dated as of May 21, 1998, among Dynatech, Fund V and the other parties thereto. (5)

  4.7    Form of Piggyback Registration Rights Agreement, dated as of February
         29, 2000, by and among Wavetek Wandel Goltermann, Inc. ("WWG"),
         Dynatech Corporation and each stockholder of WWG party thereto. (5)

  4.8    Form of Subscription Warrant to Subscribe for Shares of Dynatech
         Corporation Common Stock. (8)

  5.0 Opinion of Debevoise & Plimpton as to the legality of the securities being registered. (1)

 10.1    Credit Agreement, dated May 23, 2000, among Dynatech LLC, Wavetek
         Wandel Goltermann GmbH and Dynatech Subworld Holdings GmbH, the lenders named therein, Morgan Guaranty and Trust Company of New York
         ("Morgan Guaranty") as administrative agent, Morgan Guaranty as German
         Term Loan Servicing Bank, Credit Suisse First Boston as syndication agent and The Chase Manhattan Bank and Bankers Trust Company as co-documentation agents. (5)

 10.2    Guarantee and Collateral Agreement, dated as of May 23, 2000, among
         Dynatech LLC, certain of its subsidiaries and Morgan Guaranty and Trust Company of New York as administrative agent. (5)

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
 10.3    Indemnification Agreement, dated May 21, 1998, among Dynatech
         Corporation, Telecommunications Techniques Co., LLC, Clayton, Dubilier
         & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.
         (7)

 10.4 Indemnification Agreement, dated as of May 23, 2000, by and among Dynatech Corporation, Clayton, Dubilier & Rice Fund VI Limited
         Partnership and Clayton, Dubilier & Rice, Inc. (5)

 10.5    Consulting Agreement, dated May 21, 1998, by and among Dynatech
         Corporation, Telecommunications Techniques Co., LLC and Clayton,
         Dubilier & Rice, Inc. (7)

 10.6    Agreement, dated as of May 23, 2000, by and between Clayton, Dubilier
         & Rice, Inc. and Dynatech Corporation. (5)

 10.7    Tax Sharing Agreement, dated May 21, 1998, between Dynatech
         Corporation and Telecommunications Techniques Co., LLC. (7)

 10.8    Form of Letter Agreement by and between Dynatech Corporation
         ("Dynatech") and certain officers of Dynatech. (9)

 10.9    Form of Management Equity Agreement among Dynatech Corporation,
         Clayton, Dubilier & Rice Fund V Limited Partnership and Messrs. Kline and Peeler. (9)

 10.10   Form of Management Equity Agreement among Dynatech Corporation
         ("Dynatech"), Clayton, Dubilier & Rice Fund V Limited Partnership and certain officers of Dynatech. (9)

 10.11   Amended and Restated Employment Agreement, entered into on November 1,
         1998, by and between Dynatech Corporation and Allan M. Kline. (10)

 10.12   Amended and Restated Employment Agreement, entered into on November 1,
         1998, by and between Dynatech Corporation and John R. Peeler. (10)

 10.13 Form of Nondisclosure, Noncompetition and Nonsolicitation Agreement by and between Dynatech Corporation ("Dynatech") and certain executives of Dynatech. (9)

 10.14   Dynatech Corporation 1992 Stock Option Plan. (7)

 10.15   Dynatech Corporation Amended and Restated 1994 Stock Option and
         Incentive Plan. (11)

 10.16   Dynatech Corporation Non-Employee Directors Stock Incentive Plan. (11)

 10.17   Dynatech Corporation Directors Stock Purchase Plan. (6)

 10.18   Form of Non-Employee Director Stock Subscription Agreement between
         Dynatech Corporation ("Dynatech") and non-employee directors of Dynatech. (12)

 10.19   Loanout Agreement, dated as of May 19, 1999, by and among Dynatech
         Corporation, Dynatech LLC and Clayton, Dubilier & Rice, Inc. (13)

 21      Subsidiaries of Dynatech Corporation. (5)

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Arthur Andersen LLP.

 23.3    Consent of PricewaterhouseCoopers LLP.

 23.4    Consent of Debevoise & Plimpton (included in Exhibit 5). (1)

 24      Powers of Attorney (included on signature page).

-----------------------
 (1)  To be filed by amendment.
 (2) Incorporated by reference to Dynatech Corporation's Report on Form 8-K (File No. 0-7438).
 (3) Incorporated by reference to Dynatech Corporation's Schedule 14D-1 (File No. 5-44783).
 (4) Incorporated by reference to Dynatech Corporation's Report on Form 8-K (File No. 1-12657), filed May 31, 2000.

 (5) Incorporated by reference to Dynatech Corporation's Report on Form 10-K for the year ended March 31, 2000.
 (6) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended September 30, 1999.
 (7) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-4 (Registration No. 333-60893).
 (8) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-3 (Registration No. 333-35476).
 (9) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-4 (File No. 333-44933).
(10) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended December 31, 1998.
(11) Incorporated by reference to Dynatech Corporation's Registration Statement on Form S-8 (File No. 333-75797).
(12) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended December 31, 1999.
(13) Incorporated by reference to Dynatech Corporation's Form 10-Q for the quarter ended June 30, 1999.